As filed with the Securities and Exchange Commission on July 15, 2024.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
ALERUS FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	6021 (Primary Standard Industrial Classification Code Number)	45-0375407 (I.R.S. Employer Identification Number)
401 Demers Avenue
Grand Forks, North Dakota 58201
(701) 795-3200
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Katie A. Lorenson
President and Chief Executive Officer
Alerus Financial Corporation
401 Demers Avenue
Grand Forks, North Dakota 58201
(701) 795-3200
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Joseph T. Ceithaml Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 W. Madison Street, Suite 3900 Chicago, Illinois 60606 (312) 984-3100	Scott Coleman Ballard Spahr LLP 2000 IDS Center 80 South 8th Street Minneapolis, Minnesota 55402 (612) 371-3211

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as reasonably practicable after the Registration Statement becomes effective and after the conditions to the completion of the proposed transaction described in the proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:
Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not offer or sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY COPY — SUBJECT TO COMPLETION, DATED JULY 15, 2024

PROSPECTUS OF ALERUS FINANCIAL CORPORATION

JOINT PROXY STATEMENT OF ALERUS FINANCIAL CORPORATION AND HMN FINANCIAL, INC.

Merger Proposal — Your Vote Is Important
DEAR ALERUS FINANCIAL CORPORATION AND HMN FINANCIAL, INC. STOCKHOLDERS:
The boards of directors of Alerus Financial Corporation (“Alerus”) and HMN Financial, Inc. (“HMNF”) have each unanimously approved a transaction that will result in the merger of HMNF with and into Alerus (the “merger”). Alerus will be the surviving bank holding company in the merger. If the merger is consummated, each issued and outstanding share of HMNF common stock (other than any shares owned by Alerus or HMNF) will be converted into the right to receive 1.25 shares (the “exchange ratio”) of Alerus common stock, with cash paid in lieu of fractional shares. The exchange ratio is subject to potential downward adjustment, as described in the merger agreement. A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/prospectus and is incorporated by reference herein. After the merger is consummated, based on the number of issued and outstanding shares of Alerus common stock and shares of HMNF common stock on March 31, 2024, we expect that current Alerus stockholders will own approximately 78.0%, and current HMNF stockholders will own approximately 22.0%, of the outstanding shares of common stock of the combined company.
Alerus’ common stock currently trades on the Nasdaq Capital Market (“Nasdaq”) under the symbol “ALRS.” HMNF’s common stock currently trades on Nasdaq under the symbol “HMNF.” Based on the closing price of Alerus common stock reported on Nasdaq of $20.69 as of May 14, 2024, the trading day immediately preceding the public announcement of the merger, the implied merger consideration that an HMNF stockholder would be entitled to receive for each share of HMNF common stock owned would be $25.86, with an aggregate transaction value of approximately $116.4 million. Based on the closing price of Alerus common stock reported on Nasdaq of $[•] as of [•], 2024, the latest practicable date before the date of the accompanying joint proxy statement/prospectus, the implied merger consideration that an HMNF stockholder would be entitled to receive for each share of HMNF common stock owned would be $[•], with an aggregate transaction value of approximately $[•] million. We urge you to obtain current market quotations of both Alerus common stock and HMNF common stock.
We cannot consummate the merger unless we obtain the necessary governmental approvals and unless the stockholders of both Alerus and HMNF approve the merger agreement and the transactions contemplated therein, including, in the case of Alerus stockholders, the issuance of Alerus common stock pursuant to the merger agreement. Whether or not you plan to attend the applicable virtual special meeting, please take the time to vote by following the voting instructions included in the enclosed proxy card. Submitting a proxy now will not prevent you from being able to vote in person during the virtual special meeting. If you do not vote your shares as instructed in the enclosed proxy card, or if you do not instruct your broker how to vote any shares held for you in “street name,” the effect will be a vote against the merger agreement and the transactions contemplated therein. Your vote is important, regardless of the number of shares that you own.
The date, time and place of the virtual Alerus special meeting are:	The date, time and place of the virtual HMNF special meeting are:
Date: [•], 2024 Time: [•], local time Access Link: https://web.lumiconnect.com/288140204	Date: [•], 2024 Time: [•], local time Registration Link: http://register.proxypush.com/hmnf
Password: alerus2024

The accompanying joint proxy statement/prospectus contains a more complete description of the virtual special meetings of Alerus and HMNF stockholders and the terms of the merger. We urge you to review this entire document carefully. You may also obtain information about Alerus and HMNF from documents that Alerus and HMNF have filed with the Securities and Exchange Commission (the “SEC”). Alerus’ board of directors recommends that Alerus’ stockholders vote “FOR” the proposal to approve the merger agreement and the transactions contemplated therein, including the issuance of Alerus common stock pursuant to the merger agreement, and “FOR” the other matters to be considered at the virtual Alerus special meeting. HMNF’s board of directors recommends that HMNF’s stockholders vote “FOR” the proposal to approve the merger agreement and the transactions contemplated therein, “FOR” the proposal to approve, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid to HMNF named executive officers and “FOR” the other matters to be considered at the virtual HMNF special meeting.
Sincerely,	Sincerely,
Katie A. Lorenson President and Chief Executive Officer Alerus Financial Corporation	Bradley C. Krehbiel President and Chief Executive Officer HMN Financial, Inc.
You should read this entire joint proxy statement/prospectus carefully because it contains important information about the merger. In particular, you should read carefully the information under the section entitled “Risk Factors” beginning on page 21.
Neither the SEC nor any state securities regulatory body has approved or disapproved of the securities to be issued under the accompanying joint proxy statement/prospectus or determined if the accompanying joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities to be issued in connection with the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The accompanying joint proxy statement/prospectus is dated [•], 2024, and is first being mailed to Alerus’ and HMNF’s respective stockholders on or about [•], 2024.

Alerus Financial Corporation
401 Demers Avenue
Grand Forks, ND 58201
(701) 795-3200
Notice of Virtual Special Meeting of Stockholders
Date:
[•], 2024

Time:
[•], local time

Access Link:
https://web.lumiconnect.com/288140204

Password:
alerus2024

TO ALERUS FINANCIAL CORPORATION STOCKHOLDERS:
NOTICE IS HEREBY GIVEN that Alerus Financial Corporation (“Alerus”) will hold a virtual special meeting of its stockholders on [•], 2024 at [•], local time, which can be accessed virtually only, via live webcast, by visiting https://web.lumiconnect.com/288140204 and entering (i) passcode: alerus2024; and (ii) the 11-digit control number found on the proxy card distributed to each Alerus stockholder entitled to vote as of the record date. The Alerus special meeting will be held virtually only and, because there will not be a physical location for the Alerus special meeting, you will not be able to attend in person. The purpose of the virtual Alerus special meeting is to consider and vote on the following matters:
•
a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 14, 2024, between Alerus and HMN Financial, Inc. (“HMNF”), pursuant to which HMNF will merge with and into Alerus (the “merger”), and the transactions contemplated therein, including the issuance of Alerus common stock pursuant to the merger agreement (the “Alerus merger proposal”); and

•
a proposal to approve the adjournment of the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the Alerus merger proposal (the “Alerus adjournment proposal”).

Holders of record of Alerus common stock at the close of business on [•], 2024, are entitled to receive this notice and to vote at the virtual special meeting and any adjournments or postponements thereof. The presence, in person or by proxy, of a majority of the shares of Alerus common stock entitled to vote on the merger agreement is necessary to constitute a quorum for the special meeting. Approval of the Alerus merger proposal requires the affirmative vote, in person or by proxy, of the holders of a majority of the outstanding shares of Alerus common stock entitled to vote. Approval of the Alerus adjournment proposal requires the affirmative vote of a majority of the shares represented at the Alerus special meeting, in person or by proxy, and entitled to vote. A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/prospectus, and a summary of the terms of the merger agreement is included in the accompanying joint proxy statement/prospectus under the heading “Description of the Merger Agreement” beginning on page 91; both are incorporated by reference herein. Under Delaware law, appraisal rights are not available to Alerus stockholders with respect to the merger.
The board of directors of Alerus unanimously recommends that you vote “FOR” approval of the Alerus merger proposal, including the issuance of Alerus common stock pursuant to the merger agreement, and “FOR” the Alerus adjournment proposal.
Your vote is important. Whether or not you plan to attend the meeting, please act promptly to vote your shares. You may vote your shares by completing, signing and dating a proxy card and returning it in the accompanying postage paid envelope. Please review the instructions for each of your voting options described in the accompanying joint proxy statement/prospectus. If you attend the meeting, you may vote your shares in person during the virtual special meeting, even if you have previously submitted a proxy in writing. Submitting a proxy will ensure that your shares are represented at the meeting.
If you have any questions regarding the accompanying joint proxy statement/prospectus, you may contact Alerus’ proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Bank and Brokers Call Collect: (212) 269-5550
All Others, Please Call Toll-Free: (888) 605-1957
Email: alrs@dfking.com
By Order of the Alerus Board of Directors
Nicholas Brenckman
Corporate Secretary
Grand Forks, North Dakota
[•], 2024

HMN Financial, Inc.
1016 Civic Center Drive Northwest
Rochester, MN 55901
(507) 535-1200
Notice of Virtual Special Meeting of Stockholders
Date:
[•], 2024

Time:
[•], local time

Registration Link:
http://register.proxypush.com/hmnf

TO HMN FINANCIAL, INC. STOCKHOLDERS:
NOTICE IS HEREBY GIVEN that HMN Financial, Inc. (“HMNF”) will hold a virtual special meeting of its stockholders on [•], 2024 at [•], local time, virtually, via live webcast only. To attend the virtual meeting, HMNF stockholders must register in advance at http://register.proxypush.com/hmnf. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the virtual HMNF special meeting. The HMNF special meeting will be held virtually only and, because there will not be a physical location for the HMNF special meeting, you will not be able to attend in person. The purpose of the virtual HMNF special meeting is to consider and vote on the following matters:
•
a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 14, 2024, between Alerus Financial Corporation (“Alerus”) and HMNF, pursuant to which HMNF will merge with and into Alerus (the “merger”), and the transactions contemplated therein (“HMNF merger proposal”);

•
a proposal to approve, on an advisory (non-binding) basis, the compensation payments that will or may be paid to HMNF named executive officers in connection with the merger (the “merger-related compensation proposal”); and

•
a proposal to approve the adjournment of the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the HMNF merger proposal (the “HMNF adjournment proposal”).

Holders of record of HMNF common stock at the close of business on [•], 2024, are entitled to receive this notice and to vote at the virtual special meeting and any adjournments or postponements thereof. The presence, in person or by proxy, of a majority of the shares of HMNF common stock entitled to vote on the merger agreement is necessary to constitute a quorum for the special meeting. Approval of the HMNF merger proposal requires the affirmative vote, in person or by proxy, of the holders of a majority of the outstanding shares of HMNF common stock entitled to vote. Approval, on an advisory (non-binding) basis, of the merger-related compensation proposal requires the affirmative vote of a majority of the shares for which votes are cast at the HMNF special meeting, in person or by proxy. Approval of the HMNF adjournment proposal requires the affirmative vote of a majority of the shares for which votes are cast at the HMNF special meeting, in person or by proxy. A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/prospectus, and a summary of the terms of the merger agreement is included in the accompanying joint proxy statement/prospectus under the heading “Description of the Merger Agreement” beginning on page 91; both are incorporated by reference herein. Under Delaware law, appraisal rights are not available to HMNF stockholders with respect to the merger.
The board of directors of HMNF unanimously recommends that you vote “FOR” approval of HMNF merger proposal, “FOR” the approval, on an advisory (non-binding) basis, of the merger-related compensation proposal, and “FOR” the HMNF adjournment proposal.
Your vote is important. Whether or not you plan to attend the meeting, please act promptly to vote your shares. You may vote your shares by completing, signing and dating a proxy card and returning it in the accompanying postage paid envelope. Please review the instructions for each of your voting options described in the accompanying joint proxy statement/prospectus. If you attend the meeting, you may vote your shares in person during the virtual special meeting, even if you have previously submitted a proxy in writing. Submitting a proxy will ensure that your shares are represented at the meeting.
We will send you a letter of transmittal separately on a later date with instructions informing you how to send in your stock certificates to the exchange agent to receive your portion of the merger consideration. Please do not send in your stock certificates at this time.
If you have any questions regarding the accompanying joint proxy statement/prospectus, you may contact HMNF’s proxy solicitor at:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Bank and Brokers Call Collect: (212) 269-5550
All Others, Please Call Toll-Free: (866) 620-2536
Email: hmnf@dfking.com
By Order of the HMNF Board of Directors
Cindy K. Hamlin
Corporate Secretary
Rochester, Minnesota
[•], 2024

REFERENCES TO ADDITIONAL INFORMATION
This joint proxy statement/prospectus incorporates important business and financial information about Alerus Financial Corporation (“Alerus”) and HMN Financial, Inc. (“HMNF”) from documents filed with the Securities and Exchange Commission (the “SEC”) that are not included in or delivered with this joint proxy statement/prospectus. For a listing of the documents incorporated by reference into this joint proxy statement/prospectus, please see the section entitled “Where You Can Find More Information.” You can obtain any of the documents filed with or furnished to the SEC by Alerus and HMNF at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this joint proxy statement/prospectus, at no cost by requesting them in writing or by telephone at the following addresses and telephone numbers:
For Alerus stockholders:	For HMNF stockholders:
Alerus Financial Corporation 401 Demers Avenue Grand Forks, North Dakota 58201 (701) 795-3200	HMN Financial, Inc. 1016 Civic Center Drive Northwest Rochester, MN 55901 (507) 535-1200
D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 Bank and Brokers Call Collect: (212) 269-5550 All Others, Please Call Toll-Free: (888) 605-1957 Email: alrs@dfking.com	D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 Bank and Brokers Call Collect: (212) 269-5550 All Others, Please Call Toll-Free: (866) 620-2536 Email: hmnf@dfking.com
The section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” has additional information about obtaining copies of documents that Alerus and HMNF have filed with the SEC.
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the applicable special meeting. This means that stockholders requesting documents must do so by [•], 2024, to receive them before the virtual Alerus special meeting, and must do so by [•], 2024, to receive them before the virtual HMNF special meeting.
ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form S-4 filed with the SEC by Alerus (File No. 333-[•]), constitutes a prospectus of Alerus under Section 5 of the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” with respect to the shares of common stock, par value $1.00 per share, of Alerus, which we refer to as “Alerus common stock,” to be issued pursuant to the Agreement and Plan of Merger, dated as of May 14, 2024, by and between Alerus and HMNF, as it may be amended from time to time, which we refer to as the “merger agreement.” This document also constitutes a joint proxy statement of Alerus and HMNF under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” It also constitutes a notice of meeting with respect to the virtual special meeting at which Alerus stockholders will be asked to consider and vote upon the approval of the merger agreement and the transactions contemplated therein, including the issuance of Alerus common stock pursuant to the merger agreement, and a notice of meeting with respect to the virtual special meeting at which HMNF stockholders will be asked to consider and vote upon the approval of the merger agreement and the transactions contemplated therein.
Alerus has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to Alerus, and HMNF has supplied all information contained in this joint proxy statement/prospectus relating to HMNF.
You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated [•], 2024, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document. None of the mailing of this document to Alerus stockholders, the mailing of this document to HMNF stockholders or the issuance by Alerus of shares of Alerus common stock pursuant to the merger agreement will create any implication to the contrary.
This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER
The following questions and answers are intended to briefly address some commonly asked questions regarding the merger, the merger agreement, the virtual Alerus Financial Corporation (“Alerus”) special meeting and the virtual HMN Financial, Inc. (“HMNF”) special meeting. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document. See “Where You Can Find More Information.”
Q:
Why am I receiving this joint proxy statement/prospectus?

A:
You are receiving this joint proxy statement/prospectus because Alerus and HMNF have entered into an Agreement and Plan of Merger, dated as of May 14, 2024 (the “merger agreement”), pursuant to which HMNF will be merged with and into Alerus, with Alerus continuing as the surviving company (the “merger”). Immediately following the merger, Home Federal Savings Bank (“Home Federal”), a wholly-owned banking subsidiary of HMNF, will merge with and into Alerus’ wholly-owned banking subsidiary, Alerus Financial, National Association (“Alerus Financial”), with Alerus Financial continuing as the surviving bank under the name “Alerus Financial, National Association” (the “bank merger”). A copy of the merger agreement is included as Appendix A to this joint proxy statement/prospectus. In this joint proxy statement/prospectus, we refer to the date on which the consummation of the transactions contemplated by the merger agreement occurs as the “closing date,” and the time at which the merger will occur as the “effective time.”

In order to complete the merger, among other things:
•
Alerus stockholders must approve and adopt the merger agreement, pursuant to which HMNF will merge with and into Alerus, and the transactions contemplated therein, including the issuance of Alerus common stock pursuant to the merger agreement (the “Alerus merger proposal”); and

•
HMNF stockholders must approve and adopt the merger agreement, pursuant to which HMNF will merge with and into Alerus (the “HMNF merger proposal”).

Alerus is holding a virtual special meeting of its stockholders to obtain approval of the Alerus merger proposal. Alerus stockholders will also be asked to approve a proposal to adjourn the Alerus special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the Alerus merger proposal (the “Alerus adjournment proposal”).
HMNF is holding a virtual special meeting of its stockholders to obtain approval of the HMNF merger proposal. HMNF stockholders will also be asked to: (i) approve, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid to HMNF named executive officers (the “merger-related compensation proposal”), and (ii) approve a proposal to adjourn the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the HMNF merger proposal (the “HMNF adjournment proposal”).
This joint proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the Alerus and HMNF special meetings, and you should read it carefully. It is a joint proxy statement because Alerus’ board of directors (the “Alerus Board”) and HMNF’s board of directors (the “HMNF Board”) are soliciting proxies from their respective stockholders. It is a prospectus because, if the merger is consummated, Alerus will issue shares of Alerus common stock to holders of HMNF common stock in connection with the merger. The enclosed materials allow you to have your shares voted by proxy without attending the virtual Alerus special meeting or virtual HMNF special meeting, as appropriate. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q:
What will HMNF stockholders be entitled to receive in the merger?

A:
If the merger is consummated, each share of HMNF common stock issued and outstanding immediately prior to the effective time (other than any shares owned by Alerus or HMNF) will be converted into the right to receive 1.25 shares of Alerus common stock (the “exchange ratio”), with cash paid in lieu of fractional shares.

Q:
Will the exchange ratio adjust based on the trading price of Alerus common stock prior to closing?

A:
No, the exchange ratio is fixed and will not increase or decrease due to changes in the trading price of Alerus common stock prior to the closing of the merger. The exchange ratio is, however, subject to potential downward adjustment, as described in the merger agreement, if certain financial metrics of HMNF are not met at closing. See “Description of the Merger Agreement — Consideration to be received in the merger.”

Q:
What is the value of the per share merger consideration?

A:
The value of the merger consideration to be received by HMNF stockholders will fluctuate as the market price of Alerus common stock fluctuates before the consummation of the merger. This price will not be known at the time of the virtual Alerus special meeting or the virtual HMNF special meeting, and may be more or less than the current price of Alerus common stock or the price of Alerus common stock at the time of the virtual Alerus special meeting and the virtual HMNF special meeting. Based on the closing price of Alerus common stock on the Nasdaq Capital Market (“Nasdaq”) as of May 14, 2024, the trading day immediately preceding the public announcement of the merger, of $20.69, the implied merger consideration that an HMNF stockholder would be entitled to receive for each share of HMNF common stock owned would be $25.86 with an aggregate transaction value of approximately $116.4 million. Based on the closing price of Alerus common stock as reported on Nasdaq of $[•] as of [•], 2024, the latest practicable date before the date of this joint proxy statement/prospectus, the implied merger consideration that an HMNF stockholder would be entitled to receive for each share of HMNF common stock owned would be $[•] with an aggregate transaction value of approximately $[•] million. After the merger is consummated, based on the number of issued and outstanding shares of Alerus common stock and shares of HMNF common stock on March 31, 2024, we expect that current Alerus stockholders will own approximately 78.0% of the outstanding shares of common stock of the combined company, and current HMNF stockholders will own approximately 22.0% of the outstanding shares of common stock of the combined company. We urge you to obtain current market quotations of both Alerus common stock and HMNF common stock.

Q:
Why do HMNF and Alerus want to engage in the merger?

A:
HMNF believes that the merger will provide HMNF stockholders with substantial benefits, and Alerus believes that the merger will further its strategic growth plans and provide Alerus stockholders with substantial benefits. To review the reasons for the merger in more detail, see “The Merger — Alerus’ reasons for the merger and recommendation of the Alerus Board” and “The Merger — HMNF’s reasons for the merger and recommendation of the HMNF Board.”

Q:
What are Alerus stockholders being asked to vote on?

A:
Alerus stockholders are being asked to approve and adopt the merger agreement by and between Alerus and HMNF, which provides for the merger of HMNF with and into Alerus, and the transactions contemplated by the merger agreement, including the issuance of Alerus common stock pursuant to the merger agreement. Alerus stockholders are also being asked to approve a proposal to adjourn the virtual Alerus special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement and the transactions contemplated by the merger agreement. Consummation of the merger is not conditioned upon approval of the Alerus adjournment proposal.

Q:
What does the Alerus Board recommend?

A:
The Alerus Board has determined that the merger agreement and the transactions contemplated therein, including the issuance of Alerus common stock pursuant to the merger agreement, are in the best interests of Alerus and its stockholders. The Alerus Board unanimously recommends that Alerus stockholders vote “FOR” the approval of the merger agreement and the transactions contemplated therein, including the issuance of Alerus common stock pursuant to the merger agreement, and “FOR” the approval to adjourn the virtual Alerus special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the Alerus merger proposal. To review the reasons for the merger in more detail, see “The Merger — Alerus’ reasons for the merger and recommendation of the Alerus Board.”

Q:
What vote is required to approve each proposal at the Alerus special meeting, and how will abstentions and broker non-votes affect the vote?

A:
Approval of the merger agreement and the transactions contemplated therein, including the issuance of Alerus common stock pursuant to the merger agreement, requires the affirmative vote, in person or by proxy, of the holders of a majority of the outstanding shares of Alerus common stock entitled to vote. Abstentions, shares not voted and broker non-votes will have the same effect as a vote against the proposal to adopt the merger agreement. Approval of the Alerus adjournment proposal requires the affirmative vote of a majority of the shares represented at the virtual Alerus special meeting, in person or by proxy, and entitled to vote. Abstentions will have the same effect as a vote against the adjournment proposal. Shares not voted and broker non-votes will have no effect on the Alerus adjournment proposal, although they may prevent Alerus from obtaining a quorum and require Alerus to adjourn the virtual special meeting to solicit additional proxies.

Q:
What are HMNF stockholders being asked to vote on?

A:
HMNF stockholders are being asked to approve and adopt the merger agreement by and between Alerus and HMNF, which provides for the merger of HMNF with and into Alerus, and the transactions contemplated by the merger agreement. HMNF stockholders are also being asked to approve, on an advisory (non-binding) basis, the compensation payments that will or may be paid to HMNF named executive officers in connection with the merger agreement and the transactions contemplated therein. Finally, HMNF stockholders are being asked to approve a proposal to adjourn the virtual HMNF special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement and the transactions contemplated by the merger agreement. Consummation of the merger is not conditioned upon approval of the merger-related compensation proposal or the HMNF adjournment proposal.

Q:
What does the HMNF Board recommend?

A:
The HMNF Board has determined that the merger agreement and the transactions contemplated therein are in the best interests of HMNF and its stockholders. The HMNF Board unanimously recommends that HMNF stockholders vote “FOR” the approval of the merger agreement and the transactions contemplated therein, “FOR” the approval, on an advisory (non-binding) basis, of the compensation payments that will or may be paid to HMNF named executive officers in connection with the merger and “FOR” the approval to adjourn the virtual HMNF special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the HMNF merger proposal. To review the reasons for the merger in more detail, see “The Merger — HMNF’s reasons for the merger and recommendation of the HMNF Board.”

Q:
What vote is required to approve each proposal at the HMNF special meeting, and how will abstentions and broker non-votes affect the vote?

A:
Approval of the merger agreement and the transactions contemplated therein requires the affirmative vote of the holders of a majority of the outstanding shares of HMNF common stock entitled to vote, represented in person or by proxy. Abstentions, shares not voted and broker non-votes will have the same effect as a vote against the proposal to adopt the merger agreement. Approval, on an advisory (non-binding) basis, of the merger-related compensation proposal requires the affirmative vote of a majority of the shares for which votes are cast at the virtual HMNF special meeting, in person or by proxy. Abstentions, shares not voted and broker non-votes will have no effect on the merger-related compensation proposal. Approval of the HMNF adjournment proposal requires the affirmative vote of a majority of the shares for which votes are cast at the virtual HMNF special meeting, in person or by proxy. Abstentions, shares not voted and broker non-votes will have no effect on the HMNF adjournment proposal, although they may prevent HMNF from obtaining a quorum and require HMNF to adjourn the virtual special meeting to solicit additional proxies.
Q:
Why is my vote important?

A:
The merger cannot be consummated unless the merger agreement and the transactions contemplated therein, including, in the case of Alerus stockholders, the issuance of Alerus common stock pursuant to the merger agreement, is approved by Alerus’ and HMNF’s stockholders. If you fail to submit a proxy or vote in person during the appropriate virtual special meeting, or vote to abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote against the approval of the merger agreement. The Alerus Board unanimously recommends that Alerus’ stockholders vote “FOR” the Alerus merger proposal, and the HMNF Board unanimously recommends that HMNF’s stockholders vote “FOR” the HMNF merger proposal. Consummation of the merger is not conditional upon approval of the Alerus adjournment proposal, the merger-related compensation proposal or the HMNF adjournment proposal.

Q:
What do I need to do now? How do I vote?

A:
Alerus special meeting.   You may vote at the virtual Alerus special meeting if you own shares of Alerus common stock of record at the close of business on the record date for the Alerus special meeting, [•], 2024. After you have carefully read and considered the information contained in this joint proxy statement/prospectus, please vote by a method described on your proxy card. This will enable your shares to be represented at the virtual Alerus special meeting. You may also vote in person during the virtual Alerus special meeting. If you do not vote by proxy or vote in person during the virtual Alerus special meeting, this will make it more difficult to achieve a quorum for the meeting. Although you may vote by mail, we ask that you vote instead by Internet or telephone. You may vote by telephone by calling the toll-free number specified on your proxy card or vote by Internet by accessing the website specified on your proxy card and by following the preprinted instructions on the proxy card. The giving of a proxy by either of these means will not affect your right to vote in person if you decide to attend the virtual Alerus special meeting.

HMNF special meeting.   You may vote at the virtual HMNF special meeting if you own shares of HMNF common stock of record at the close of business on the record date for the HMNF special meeting, [•], 2024. After you have carefully read and considered the information contained in this joint proxy statement/prospectus, please vote by a method described on your proxy card. This will enable your shares to be represented at the virtual HMNF special meeting. You may also vote in person during the virtual HMNF special meeting. If you do not vote by proxy or vote in person during the virtual HMNF special meeting, this will make it more difficult to achieve a quorum for the meeting.
Q:
What should I do if some or all of my shares are held by the Alerus Employee Stock Ownership Plan?

A:
If you hold shares of Alerus common stock as a participant in the Alerus Financial Corporation Employee Stock Ownership Plan (the “Alerus ESOP”), you will be receiving this joint proxy statement/prospectus, together with separate voting instructions, from Alerus’ transfer agent, Equiniti Trust Company, LLC, Alerus’ transfer agent (“Equiniti”). If you do not vote your shares of Alerus common stock held as a participant in the Alerus ESOP pursuant to these voting instructions, the trustee of the Alerus ESOP (the “Alerus ESOP Trustee”) will vote such shares in a manner that is consistent with and proportionate to the voting instructions received from those Alerus ESOP participants and beneficiaries who did provide voting direction to the Alerus ESOP Trustee. If you have any questions regarding these procedures, you should contact the Alerus ESOP Trustee directly.

Q:
What should I do if some or all of my shares are held by the HMN Financial, Inc. Employee Stock Ownership Plan?

A:
If you hold shares of HMNF common stock as a participant in the HMN Financial, Inc. Employee Stock Ownership Plan (the “HMNF ESOP”), you will be receiving this joint proxy statement/prospectus, together with separate voting instructions, from Equiniti, HMNF’s transfer agent. If you do not vote your shares of HMNF common stock held as a participant in the HMNF ESOP pursuant to these voting instructions, the trustee of the HMNF ESOP (the “HMNF ESOP Trustee”) will vote such shares in a manner that is consistent with and proportionate to the voting instructions received from those HMNF ESOP participants and beneficiaries who did provide voting direction to the HMNF ESOP Trustee. If you have any questions regarding these procedures, you should contact the HMNF ESOP Trustee directly.

Q:
Who will solicit the proxies and pay the cost of soliciting proxies for the special meetings?

A:
Alerus special meeting.   Alerus will pay the cost of soliciting proxies for the Alerus special meeting. Alerus has engaged D.F. King & Co., Inc. (“D.F. King”) to assist in the solicitation of proxies for the Alerus special meeting. Alerus has agreed to pay D.F. King a fee of $11,875. Alerus will also reimburse D.F. King for reasonable out-of-pocket expenses and will indemnify D.F. King and its affiliates against certain claims, liabilities, losses, damages and expenses. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of shares of Alerus common stock, in which case these parties will be reimbursed by Alerus for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, electronic mail or other electronic medium by certain of Alerus’ directors, officers and other employees, without additional compensation.

HMNF special meeting.   HMNF will pay the cost of soliciting proxies for the HMNF special meeting. HMNF has engaged D.F. King to assist in the solicitation of proxies for the HMNF special meeting. HMNF has agreed to pay D.F. King a fee of $11,875. HMNF will also reimburse D.F. King for reasonable out-of-pocket expenses and will indemnify D.F. King and its affiliates against certain claims, liabilities, losses, damages and expenses. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of shares of HMNF common stock, in which case these parties will be reimbursed by HMNF for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, electronic mail or other electronic medium by certain of HMNF’s directors, officers and other employees, without additional compensation.
Q:
If my shares of common stock are held in “street name” by my bank, broker or other fiduciary, will my bank, broker or other fiduciary automatically vote my shares for me?

A:
No. Your bank, broker or other fiduciary cannot vote your shares without instructions from you. If your shares are held in “street name” through a bank, broker or other fiduciary, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank, broker or other fiduciary. You may not vote shares held in street name by returning a proxy card directly to Alerus or HMNF or by voting in person during the virtual Alerus special meeting or the virtual HMNF special meeting, unless you provide a “legal proxy,” which you must obtain from your broker, bank or other fiduciary. Further, banks, brokers or other fiduciaries that hold shares of Alerus common stock or HMNF common stock on behalf of their customers may not give a proxy to Alerus or to HMNF to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other fiduciaries do not have discretionary voting power on these matters. Failure to instruct your bank, broker or other fiduciary how to vote will have the same effect as a vote against adoption of the merger agreement.

Q:
How will my proxy be voted?

A:
Alerus stockholders.   If you complete, sign, date and mail your proxy card, your proxy will be voted in accordance with your instructions. If you sign, date and send in your proxy card, but you do not indicate how you want to vote, your proxy will be voted “FOR” approval of the merger agreement and the transactions contemplated therein, including the issuance of Alerus common stock pursuant to the merger agreement; and “FOR” the other proposals in the Alerus special meeting notice, including the Alerus adjournment proposal.
HMNF stockholders.   If you complete, sign, date and mail your proxy card, your proxy will be voted in accordance with your instructions. If you sign, date and send in your proxy card, but you do not indicate how you want to vote, your proxy will be voted “FOR” approval of the merger agreement and the transactions contemplated therein; “FOR” approval, on an advisory (non-binding) basis, of the compensation payments that will or may be paid to HMNF named executive officers in connection with the merger; and “FOR” the other proposals in the HMNF special meeting notice, including the merger-related compensation proposal and the HMNF adjournment proposal.
Q:
Can I revoke my proxy and change my vote?

A:
Alerus special meeting.   To revoke your proxy or change your vote, you must either advise the Corporate Secretary of Alerus in writing before your Alerus common stock has been voted at the Alerus special meeting, deliver a later dated proxy or attend the Alerus special meeting and vote your shares in person during the virtual special meeting. Attendance at the Alerus special meeting will not in itself constitute revocation of your proxy. If you hold your shares in the name of a broker, bank or other fiduciary and desire to revoke your proxy, you will need to contact your broker, bank or other fiduciary to revoke your proxy.

HMNF special meeting.   To revoke your proxy or change your vote, you must either advise the Corporate Secretary of HMNF in writing before your HMNF common stock has been voted at the HMNF special meeting, deliver a later dated proxy or attend the HMNF special meeting and vote your shares in person during the virtual special meeting. Attendance at the HMNF special meeting will not in itself constitute revocation of your proxy. If you hold your shares in the name of a broker, bank or other fiduciary and desire to revoke your proxy, you will need to contact your broker, bank or other fiduciary to revoke your proxy.
Q:
What happens if I sell my shares of HMNF common stock prior to the consummation of the merger?

A:
If you sell or otherwise transfer your shares of HMNF common stock prior to the consummation of the merger, you will have transferred your right to receive the merger consideration. In order to receive the merger consideration, you must hold (or beneficially own, as the case may be) your shares through the effective time of the merger.

Q:
Are there risks I should consider in deciding to vote on the approval of the merger agreement?

A:
Yes, in evaluating the merger agreement and the transactions contemplated therein, you should read this joint proxy statement/prospectus carefully, including the factors discussed in the section titled “Risk Factors” beginning on page 21.

Q:
What if I oppose the merger? Do I have appraisal rights?

A:
Under Delaware law, appraisal rights are not available to Alerus or HMNF stockholders with respect to the merger. For more information regarding the virtual special meeting of Alerus stockholders, please see “Information About the Special Meeting of Alerus Stockholders” beginning on page 30. For more information regarding the virtual special meeting of HMNF stockholders, please see “Information About the Special Meeting of HMNF Stockholders” beginning on page 34.

Q:
What are the tax consequences of the merger to me?

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and it is a condition to Alerus’ and HMNF’s obligations to consummate the merger that each of them receives a legal opinion from its tax counsel to that effect. However, Alerus and HMNF have not, and will not seek, any ruling from the Internal Revenue Service regarding any matters related to the transactions, and as a result, there can be no assurance that the Internal Revenue Service would not assert that the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, or that a court would not sustain such a position.
Provided the merger qualifies as a reorganization for United States federal income tax purposes, HMNF stockholders generally will not recognize any gain or loss upon the exchange of their HMNF common stock for shares of Alerus common stock, except with respect to cash received in lieu of fractional shares, if any.
The tax consequences of the merger to each HMNF stockholder will depend on such HMNF stockholder’s own situation and many variables not within our control. You should consult with your tax advisor for the specific tax consequences of the merger to you. See “The Merger — Material U.S. federal income tax consequences of the merger.”
Q:
When and where are the special meetings?

A:
Alerus special meeting.   The Alerus special meeting will take virtually place on [•], 2024, at [•] local time, which can be accessed virtually only, via live webcast, by visiting https://web.lumiconnect.com/288140204 and entering (i) passcode: alerus2024; and (ii) the 11-digit control number found on the proxy card distributed to each Alerus stockholder entitled to vote as of the record date. The Alerus special meeting will be held virtually only and, because there will not be a physical location for the Alerus special meeting, you will not be able to attend in person. If you are not a stockholder of record but hold shares as a beneficial owner in street name, you should follow the instructions for attending the virtual Alerus special meeting provided by your bank, broker or other fiduciary. The virtual Alerus special meeting platform is fully supported across browsers and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Internet connection wherever they intend to participate in the virtual Alerus special meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting. A technical support number will be made available on the webpage during check-in for Alerus stockholders who experience technical difficulties accessing the virtual Alerus special meeting.

HMNF special meeting.   The HMNF special meeting will take place virtually on [•], 2024, at [•] local time, virtually only, via live webcast. The HMNF special meeting will be held virtually only and, because there will not be a physical location for the HMNF special meeting, you will not be able to attend in person. To attend the virtual meeting, HMNF stockholders must register in advance at http://register.proxypush.com/hmnf. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the virtual HMNF special meeting. If you are not a stockholder of record but hold shares as a beneficial owner in street name, you should follow the instructions for attending the virtual HMNF special meeting and will need to provide the Control Number provided by your bank, broker or other fiduciary to register for the virtual special meeting. The virtual HMNF special meeting platform is fully supported across browsers and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Internet connection wherever they intend to participate in the virtual HMNF special meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.
Q:
Who may attend the virtual special meetings?

A:
Alerus special meeting.   Only Alerus stockholders as of the close of business on the record date for the virtual special meeting, [•], 2024, may attend the virtual Alerus special meeting. If you are an Alerus stockholder of record, the Alerus special meeting may be accessed virtually only, via live webcast, by visiting https://web.lumiconnect.com/288140204 and entering (i) passcode: alerus2024; and (ii) the 11-digit control number found on the proxy card distributed to each Alerus stockholder entitled to vote as of the record date. If you are not a stockholder of record but hold shares as a beneficial owner in street name, you should follow the instructions for attending the virtual Alerus special meeting provided by your bank, broker or other fiduciary.

HMNF special meeting.   Only HMNF stockholders as of the close of business on the record date for the virtual special meeting, [•], 2024, may attend the virtual HMNF special meeting. If you are an HMNF stockholder of record, the HMNF special meeting may be accessed virtually only, via live webcast. To attend the virtual meeting, HMNF stockholders must register in advance at http://register.proxypush.com/hmnf. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the virtual HMNF special meeting. If you are not a stockholder of record but hold shares as a beneficial owner in street name, you should follow the instructions for attending the virtual HMNF special meeting provided by your bank, broker or other fiduciary.
Q:
Will I be able to attend either special meeting in person?

A:
No, both the Alerus special meeting and the HMNF special meeting will be held virtually only and, because there will not be a physical location for either the Alerus special meeting or the HMNF special meeting, you will not be able to attend in person.

Q:
Where can I find the results of the special meetings?

A:
Alerus and HMNF intend to announce preliminary voting results at their respective special meetings, and intend to publish final voting results from their respective meetings on a Current Report on Form 8-K, which each must file with the SEC within four business days following their respective special meetings.

Q:
Should I send in my HMNF stock certificates now?

A:
No. The exchange agent will mail letters of transmittal within two business days following the closing date of the merger. After you receive the letter of transmittal, you should complete the letter of transmittal and, if you hold HMNF stock certificates, return them with your completed form to submit them for exchange. Please send the letter of transmittal and your HMNF stock certificates, if any, to the exchange agent, in the envelope provided with the letter of transmittal. Do not send your stock certificates with your proxy card.

Q:
Whom may I contact if I cannot locate my HMNF stock certificate(s)?

A:
If you are unable to locate your original HMNF stock certificate(s), you should follow the instructions regarding lost or stolen stock certificates set forth in the letter of transmittal that will be mailed to you by Alerus’ exchange agent following the closing of the merger.

Q:
What should I do if I hold my shares of HMNF common stock in book-entry form?

A:
If you hold shares of HMNF common stock in book-entry form, you should follow the instructions set forth in the letter of transmittal with respect to shares of HMNF common stock held in book-entry form.

Q:
What should I do if I receive more than one set of voting materials?

A:
Alerus and HMNF stockholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of Alerus or HMNF common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Alerus or HMNF common stock and your shares are registered in more than one name, you will receive more than one proxy card. If you are a holder of record of both Alerus and HMNF common stock, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of Alerus and/or HMNF common stock that you own.

Q:
When is the merger expected to be consummated?

A:
The merger agreement must be approved by stockholders of Alerus and HMNF, and we must obtain the necessary regulatory approvals, before we can consummate the merger. Assuming Alerus and HMNF stockholders vote to approve the merger and adopt the merger agreement and the transactions contemplated therein and we obtain the other necessary approvals and satisfaction or waiver of the other conditions to the closing described in the merger agreement, we expect to consummate the merger in the fourth quarter of 2024. See “Description of the Merger Agreement — Conditions to consummation of the merger.”

Q:
Is consummation of the merger subject to any conditions besides stockholder approval?

A:
Yes. The transaction must receive the required regulatory approvals, and there are other standard closing conditions that must be satisfied. See “Description of the Merger Agreement — Conditions to consummation of the merger.”

Q:
What happens if the merger is not consummated?

A:
Alerus and HMNF expect to consummate the merger in the fourth quarter of 2024. However, neither Alerus nor HMNF can assure you of when or if the merger will be consummated. Alerus and HMNF must first obtain the approval of Alerus’ and HMNF’s stockholders for the merger agreement, as well as obtain necessary regulatory approvals and satisfy certain other standard closing conditions. If the merger is not consummated, HMNF stockholders will not receive any consideration for their shares and will continue to be HMNF stockholders. Each of Alerus and HMNF will remain independent companies. Under certain circumstances, either Alerus or HMNF as the terminating party may be required to pay the non-terminating party a fee with respect to the termination of the merger agreement, as described under “Description of the Merger Agreement — Termination fees.”

Q:
Who can answer my other questions?

A:
If you are an Alerus stockholder and have more questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact:

Alerus Financial Corporation 401 Demers Avenue Grand Forks, North Dakota 58201 (701) 795-3200	D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 Bank and Brokers Call Collect: (212) 269-5550 All Others, Please Call Toll-Free: (888) 605-1957 Email: alrs@dfking.com
If you are an HMNF stockholder and have more questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact:
HMN Financial, Inc. 1016 Civic Center Drive Northwest Rochester, MN 55901 (507) 535-1200	D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 Bank and Brokers Call Collect: (212) 269-5550 All Others, Please Call Toll-Free: (866) 620-2536 Email: hmnf@dfking.com

SUMMARY
This summary highlights selected information in this joint proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger more fully, you should read this entire joint proxy statement/prospectus carefully, including the Appendices and the documents referred to or incorporated in this joint proxy statement/prospectus. A copy of the merger agreement is attached as Appendix A to this joint proxy statement/prospectus and is incorporated by reference herein.
Information about Alerus and HMNF
Alerus Financial Corporation
401 Demers Avenue
Grand Forks, North Dakota 58201
(701) 795-3200
Alerus Financial Corporation is a Delaware corporation and a diversified financial services company headquartered in Grand Forks, North Dakota. Through its subsidiary, Alerus Financial, National Association, Alerus provides innovative and comprehensive financial solutions to businesses and consumers through three distinct business segments — banking, retirement and benefit services and wealth management. These solutions are delivered through a relationship-oriented primary point of contact along with responsive and client-friendly technology.
As of March 31, 2024, Alerus had total assets of approximately $4.3 billion, total loans of approximately $2.8 billion, total deposits of approximately $3.3 billion, total stockholders’ equity of approximately $371.6 million, assets under administration/management in its retirement and benefit services segment of approximately $38.5 billion, and assets under administration/management in its wealth management segment of approximately $4.2 billion.
Alerus common stock is traded on Nasdaq under the ticker symbol “ALRS.”
For more information about Alerus, please visit Alerus’ website at www.alerus.com under the link “Investors Relations.” The information provided on Alerus’ website (other than the documents expressly incorporated by reference herein) is not part of this joint proxy statement/prospectus and is not incorporated herein by reference. Additional information about Alerus is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information,” beginning on page 129.
HMN Financial, Inc.
1016 Civic Center Drive Northwest
Rochester, MN 55901
(507) 535-1200
HMN Financial, Inc. is a Delaware corporation and the registered savings and loan holding company for Home Federal Savings Bank, a full-service federal savings bank. Founded in 1934, Home Federal operates 12 branches in Minnesota and one branch in each of Iowa and Wisconsin.
As of March 31, 2024, HMNF had, on a consolidated basis, total assets of approximately $1.2 billion, total loans of approximately $872.3 million, total deposits of approximately $1.0 billion and total stockholders’ equity of approximately $108.8 million.
HMNF’s common stock is listed on Nasdaq under the symbol “HMNF.”
For more information about HMNF, please visit HMNF’s website at www.justcallhome.com/HMNFinancial. The information provided on HMNF’s website (other than the documents expressly incorporated by reference herein) is not part of this joint proxy statement/prospectus and is not incorporated herein by reference. Additional information about HMNF is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information,” beginning on page 129.

The merger and the merger agreement (See page 39)
Alerus’ acquisition of HMNF is governed by a merger agreement. The merger agreement provides that, if all of the conditions set forth in the merger agreement are satisfied or waived, HMNF will be merged with and into Alerus. The merger is anticipated to be consummated in the fourth quarter of 2024. Immediately following the consummation of the merger, Alerus will merge Home Federal with and into Alerus Financial, with Alerus Financial as the surviving bank. At such time, Home Federal’s banking offices will become banking offices of Alerus Financial.
The merger agreement is included as Appendix A to this joint proxy statement/prospectus and is incorporated by reference herein. We urge you to read the merger agreement carefully and fully, as it is the legal document that governs the merger.
What HMNF stockholders will receive (See page 91)
If the merger is consummated, each share of HMNF common stock issued and outstanding immediately prior to the effective time (other than any shares owned by Alerus or HMNF) will be converted into the right to receive 1.25 shares of Alerus common stock, subject to potential downward adjustment, with cash paid in lieu of fractional shares.
Material U.S. federal income tax consequences of the merger (See page 83)
The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and it is a condition to Alerus’ and HMNF’s obligations to consummate the merger that each of Barack Ferrazzano Kirschbaum & Nagelberg LLP (“Barack Ferrazzano”) and Ballard Spahr LLP (“Ballard Spahr”) have delivered opinions, dated as of the closing date, to the effect that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. These opinions will not bind the Internal Revenue Service, which could take a different view. Alerus and HMNF have not sought, and will not seek, any ruling from the Internal Revenue Service regarding any matters relating to the transactions, and as a result, there can be no assurance that the Internal Revenue Service would not assert that the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, or that a court would not sustain such a position.
Provided the merger qualifies as a reorganization for United States federal income tax purposes, HMNF stockholders generally will not recognize any gain or loss upon the exchange of their HMNF common stock for shares of Alerus common stock, except with respect to cash received in lieu of fractional shares, if any.
Determining the actual tax consequences of the merger to you as an individual taxpayer can be complicated. The tax consequences of the merger to each HMNF stockholder will depend on such HMNF stockholder’s own situation and many variables not within our control. For these reasons, we strongly urge HMNF stockholders to consult with their own tax advisors for a full understanding of the federal and any applicable state, local or other tax consequences of the merger to them.
Alerus’ reasons for the merger; Board recommendation to Alerus’ stockholders (See page 46)
The Alerus Board believes that the merger agreement and the transactions contemplated therein, including the issuance of Alerus common stock pursuant to the merger agreement, are in the best interests of Alerus and its stockholders. The Alerus Board unanimously recommends that Alerus stockholders vote “FOR” the approval of the Alerus merger proposal and “FOR” the approval of the Alerus adjournment proposal.
Opinion of Alerus’ Financial Advisor (See page 48)
At the May 14, 2024 meeting of the Alerus Board, representatives of Raymond James & Associates, Inc. (“Raymond James”) rendered Raymond James’ oral opinion, which was subsequently confirmed by delivery of a written opinion to the Alerus Board dated May 14, 2024, that, as of such date, the exchange ratio to be paid by Alerus in the merger pursuant to the merger agreement was fair, from a financial point of view, to Alerus.

The full text of the written opinion of Raymond James, dated May 14, 2024, which sets forth, among other things, the various procedures followed, assumptions made, matters considered, qualifications and limitations on the scope of the review undertaken, is attached as Appendix B to this joint proxy statement/prospectus. Raymond James provided its opinion for the information and assistance of the Alerus Board (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger and its opinion only addresses whether the exchange ratio to be paid in the merger pursuant to the merger agreement was fair to Alerus, from a financial point of view, as of May 14, 2024. The opinion of Raymond James did not address any other term or aspect of the merger agreement, or the transactions contemplated therein. The Raymond James opinion does not constitute a recommendation to the Alerus Board, or to any Alerus stockholder, as to how the Alerus Board, such stockholder or any other person should vote with respect to the merger or any other matter.
HMNF’s reasons for the merger; Board recommendation to HMNF’s stockholders (See page 57)
The HMNF Board believes that the merger agreement and the transactions contemplated therein are in the best interests of HMNF and its stockholders. The HMNF Board unanimously recommends that HMNF stockholders vote “FOR” the approval of the HMNF merger proposal; “FOR” the proposal to approve, on an advisory (non-binding) basis, the merger-related compensation proposal; and “FOR” the approval of the HMNF adjournment proposal.
Opinion of HMNF’s Financial Advisor (See page 59)
At the May 14, 2024 meeting of the HMNF Board, representatives of D.A. Davidson & Co. (“D.A. Davidson”) rendered D.A. Davidson’s oral opinion, which was subsequently confirmed by delivery of a written opinion to the HMNF Board dated May 14, 2024, that, as of such date, the exchange ratio to be received by HMNF stockholders in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders.
The full text of the written opinion of D.A. Davidson, dated May 14, 2024, which sets forth, among other things, the various procedures followed, assumptions made, matters considered, qualifications and limitations on the scope of the review undertaken, is attached as Appendix C to this joint proxy statement/prospectus. D.A. Davidson provided its opinion for the information and assistance of the HMNF Board (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger and its opinion only addresses whether the exchange ratio to be received in the merger pursuant to the merger agreement was fair to HMNF, from a financial point of view, to the holders of HMNF common stock, as of May 14, 2024. The opinion of D.A. Davidson did not address any other term or aspect of the merger agreement, or the transactions contemplated therein. The D.A. Davidson opinion does not constitute a recommendation to the HMNF Board, or to any HMNF stockholder, as to how the HMNF Board, such stockholder or any other person should vote with respect to the merger or any other matter.
Interests of officers and directors of HMNF in the merger may be different from, or in addition to, yours (See page 86)
When you consider the HMNF Board’s recommendation to vote in favor of approval of the merger agreement and the transactions contemplated therein, you should be aware that some of HMNF’s directors and officers may have interests in the merger that are different from, or in addition to, your interests as stockholders. The HMNF Board was aware of such interests and took them into account in reaching its decisions to approve and adopt the merger agreement and to recommend the approval of the merger agreement to HMNF stockholders. These interests are as follows:
•
the receipt of merger consideration due to the stock ownership of certain executive officers and directors. See “The Merger — Interests of certain persons in the merger — Stock Ownership” and “The Merger — Interests of certain persons in the merger — Treatment of Restricted Stock.”

•
payments due under the change in control and severance agreements between HMNF and certain of its officers. See “The Merger — Interests of certain persons in the merger — Payments Pursuant to Change in Control Agreements” and “The Merger — Interests of certain persons in the merger — Payments Pursuant to Severance Agreements.”

•
the continued indemnification, advancement of expenses and directors’ and officers’ insurance coverage of current HMNF and Home Federal directors and officers following the merger. See “The Merger — Interests of certain persons in the merger — Indemnification and Insurance.”

•
the executive officers of HMNF will or may receive certain compensation payments in connection with the merger. See “The Merger — Interests of certain persons in the merger — Quantification of Potential Payments and Benefits to HMNF’s Named Executive Officers.”

•
one existing member of the HMNF Board will be appointed to the Alerus Board at the effective time of the merger. See “The Merger — Interests of certain persons in the merger — Board Representation.”

The merger and the performance of the combined company are subject to a number of risks (See page 21)
There are a number of risks relating to the merger and to the businesses of Alerus, HMNF and the combined company following the merger. See the “Risk Factors” beginning on page 21 for a discussion of these and other risks relating to the merger. You should also consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information,” beginning on page 129.
Stockholder approval will be required to consummate the merger and approve the other proposals set forth in the notices (See page 100)
Alerus Special Meeting.   Approval by Alerus’ stockholders of the Alerus merger proposal at the virtual Alerus special meeting on [•], 2024 is required to consummate the merger. The presence, in person or by proxy, of a majority of the shares of Alerus common stock entitled to vote on the merger agreement and the transactions contemplated therein, including the issuance of Alerus common stock pursuant to the merger, is necessary to constitute a quorum for the virtual Alerus special meeting. Each share of Alerus common stock outstanding on the record date for the Alerus special meeting entitles its holder to one vote on the Alerus merger proposal, and any other proposal listed in the notice. Approval of the Alerus merger proposal requires the affirmative vote, in person or by proxy, of the holders of a majority of the outstanding shares of Alerus common stock entitled to vote. Abstentions, shares not voted and broker non-votes will have the same effect as a vote against the proposal to adopt the merger agreement. Approval of the Alerus adjournment proposal requires the affirmative vote of a majority of the shares represented at the virtual Alerus special meeting, in person or by proxy, and entitled to vote. Abstentions will have the same effect as a vote against the adjournment proposal. Shares not voted and broker non-votes will have no effect on the Alerus adjournment proposal, although they may prevent Alerus from obtaining a quorum and require Alerus to adjourn the special meeting to solicit additional proxies.
HMNF Special Meeting.   Approval by HMNF’s stockholders of the HMNF merger proposal at the virtual HMNF special meeting on [•], 2024 is required to consummate the merger. The presence, in person or by proxy, of a majority of the shares of HMNF common stock entitled to vote on the merger agreement and the transactions contemplated therein is necessary to constitute a quorum for the virtual HMNF special meeting. Each share of HMNF common stock outstanding on the record date for the HMNF special meeting entitles its holder to one vote on the HMNF merger proposal, and any other proposal listed in the notice. Approval of the HMNF merger proposal requires the affirmative vote, in person or by proxy, of the holders of a majority of the outstanding shares of HMNF common stock entitled to vote. Abstentions, shares not voted and broker non-votes will have the same effect as a vote against the proposal to adopt the merger agreement. Approval, on an advisory (non-binding) basis, of the merger-related compensation proposal requires the affirmative vote of a majority of the shares for which votes are cast at the virtual HMNF special meeting, in person or by proxy. Abstentions, shares not voted and broker non-votes will have no effect on the merger-related compensation proposal. The approval of the merger-related compensation proposal by holders of HMNF common stock is not a condition to the consummation of the merger. Approval of the HMNF adjournment proposal requires the affirmative vote of a majority of the shares for which votes are cast at the virtual HMNF special meeting, in person or by proxy. Abstentions, shares not voted and broker non-votes will have no effect on the HMNF adjournment proposal, although they may prevent HMNF from obtaining a quorum and require HMNF to adjourn the special meeting to solicit additional proxies.

Consummation of the merger is subject to regulatory approvals (See page 100)
The merger cannot proceed without the parties obtaining all requisite regulatory approvals. Alerus and HMNF have agreed to take all appropriate actions necessary to obtain the required approvals. The merger of HMNF with and into Alerus is subject to non-objection of the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Alerus filed a letter with the Federal Reserve on June 7, 2024, seeking a waiver of the application requirement for the merger of HMNF with and into Alerus.
Immediately following the consummation of the merger, Alerus will merge Home Federal with and into Alerus Financial, with Alerus Financial as the surviving bank. The bank merger is subject to the prior approval of the Office of the Comptroller of the Currency (the “OCC”). Alerus filed an application with the OCC on June 21, 2024 seeking the necessary approval for the bank merger. The merger may not be consummated until 15 days after receipt of OCC approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the OCC’s approval, unless a court specifically orders otherwise.
While neither Alerus nor HMNF knows of any reason why the approval of any of the applications would be denied or unduly delayed, it cannot assure you that all regulatory approvals required to consummate the merger and the bank merger will be obtained or obtained in a timely manner.
Conditions to the merger (See page 100)
Closing Conditions for the Benefit of Alerus.   Alerus’ obligations are subject to fulfillment of certain conditions, including:
•
accuracy of representations and warranties of HMNF in the merger agreement as of the closing date, except as otherwise set forth in the merger agreement;

•
performance by HMNF in all material respects of its obligations under the merger agreement;

•
approval of the merger agreement and the transactions contemplated therein, including, in the case of Alerus stockholders, the issuance of Alerus common stock pursuant to the merger agreement, at the Alerus special meeting and the HMNF special meeting;

•
no proceeding, other than stockholder litigation, involving any challenge to, or seeking damages or other relief in connection with, any transaction contemplated by the merger agreement, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the contemplated transactions, in either case that would reasonably be expected to have a material adverse effect on Alerus, as the surviving entity;

•
no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

•
receipt of all necessary regulatory approvals;

•
the registration statement, of which this joint proxy statement/prospectus is a part, concerning Alerus common stock issuable pursuant to the merger agreement, having been declared effective by the SEC;

•
receipt of a certificate signed on behalf of HMNF certifying (i) the accuracy of the representations and warranties of HMNF in the merger agreement and (ii) performance by HMNF in all material respects of its obligations under the merger agreement;

•
receipt of a tax opinion from Barack Ferrazzano that (i) the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, (ii) each of Alerus and HMNF will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and (iii) no gain or loss will be recognized by holders of HMNF common stock upon the receipt of shares of Alerus common stock in exchange for their shares of HMNF common stock, except to the extent of any cash received in lieu of fractional shares of Alerus common stock;

•
receipt of a Foreign Investment in Real Property Tax Act (“FIRPTA”) compliance certificate, executed by an officer of HMNF;

•
non-objection of the Nasdaq Stock Market, LLC of the listing of the shares of Alerus common stock issuable pursuant to the merger agreement on Nasdaq;

•
the dissolution and winding up, or merger with and into Home Federal, of Home Federal’s non-banking subsidiary entities prior to the closing date;

•
the termination of certain business customer accounts;

•
the payment or accrual by HMNF of certain transaction-related expenses; and

•
no material adverse change in the financial condition, assets or business of HMNF since the date of the merger agreement.

Closing Conditions for the Benefit of HMNF.   HMNF’s obligations are subject to fulfillment of certain conditions, including:
•
accuracy of representations and warranties of Alerus in the merger agreement as of the closing date, except as otherwise set forth in the merger agreement;

•
performance by Alerus in all material respects of its obligations under the merger agreement;

•
approval of the merger agreement and the transactions contemplated therein, including, in the case of Alerus stockholders, the issuance of Alerus common stock pursuant to the merger agreement, at the Alerus special meeting and the HMNF special meeting;

•
no proceeding, other than stockholder litigation, involving any challenge to, or seeking damages or other relief in connection with, any transaction contemplated by the merger agreement, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the contemplated transactions, in either case that would reasonably be expected to have a material adverse effect on Alerus, as the surviving entity;

•
no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

•
receipt of all necessary regulatory approvals;

•
the registration statement, of which this joint proxy statement/prospectus is a part, concerning Alerus common stock issuable pursuant to the merger agreement, having been declared effective by the SEC;

•
receipt of a certificate signed on behalf of Alerus certifying (i) the accuracy of representations and warranties of Alerus in the merger agreement and (ii) performance by Alerus in all material respects of its obligations under the merger agreement;

•
receipt of a tax opinion from Ballard Spahr that (i) the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, (ii) each of Alerus and HMNF will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and (iii) no gain or loss will be recognized by holders of HMNF common stock upon the receipt of shares of Alerus common stock in exchange for their shares of HMNF common stock, except to the extent of any cash received in lieu of fractional shares of Alerus common stock;

•
non-objection of the Nasdaq Stock Market, LLC of the listing of the shares of Alerus common stock issuable pursuant to the merger agreement on Nasdaq; and

•
no material adverse change in the financial condition, assets or business of Alerus since the date of the merger agreement.

How the merger agreement may be terminated by Alerus and HMNF (See page 102)
Alerus and HMNF may mutually agree to terminate the merger agreement and abandon the merger at any time. Subject to conditions and circumstances described in the merger agreement, either Alerus or HMNF may also terminate the merger agreement as follows:
•
the other party has breached or failed to perform its obligations under the merger agreement, which breach or failure to perform would result in the failure of any of the closing conditions and such breach or failure has not or cannot be cured within 30 days, provided its inability to satisfy the condition was not caused by the non-breaching party’s failure to comply in all material respects with any of its obligations under the merger agreement;
•
any regulatory authority has denied approval of any of the transactions contemplated by the merger agreement or any application for a necessary regulatory approval has been withdrawn at the request of a regulatory authority, provided that such right to terminate is not available to a party whose failure to fulfill any of its obligations under the merger agreement has been the cause of the denial or withdrawal of regulatory approval;

•
failure to receive approval by Alerus or HMNF stockholders for the merger agreement and the transactions contemplated therein, including, in the case of Alerus stockholders, the issuance of Alerus common stock pursuant to the merger agreement, following the special meeting held for such purpose, provided that such right to terminate is not available to a party whose failure to fulfill any of its obligations under the merger agreement has been the cause of such failure;

•
the merger is not consummated by May 14, 2025, provided that such right to terminate is not available to a party whose failure to fulfill any of its obligations under the merger agreement has resulted in the failure of the merger to be consummated before such date; or

•
a court or regulatory authority has enjoined or prohibited any of the transactions contemplated in the merger agreement.

In addition, a particular party may terminate the merger agreement as follows:
•
Alerus may terminate if HMNF materially breaches any of its obligations with respect to soliciting alternative acquisition proposals or holding a meeting of its stockholders to approve the merger agreement and the transactions contemplated therein;

•
HMNF may terminate in order to enter into an agreement with respect to an unsolicited superior proposal from a third party;

•
Alerus may terminate in the event that certain types of encumbrances exist with respect to HMNF’s real property that materially interfere with the use or operation of such real property, or materially affect the fair market value of such real property, or certain environmental conditions exist with respect to HMNF’s real property that would reasonably be expected to require further investigation, cleanup or remediation;

•
Alerus may terminate if the HMNF Board makes, or publicly proposes to make, an adverse recommendation to HMNF’s stockholders; or

•
HMNF may terminate if Alerus materially breaches any of its obligations with respect to holding a meeting of its stockholders to approve the merger agreement and the transactions contemplated therein, including the issuance of Alerus common stock pursuant to the merger agreement, or if the Alerus Board makes, or publicly proposes to make, an adverse recommendation to Alerus’ stockholders.

Termination fees and expenses may be payable under some circumstances (See page 103)
Termination Fees Payable by HMNF.   HMNF has agreed to pay Alerus a termination fee of $4.6 million if the merger agreement is terminated under the following circumstances:
•
Alerus terminates the merger agreement because HMNF breaches its covenant not to solicit an acquisition proposal from a third party or its obligations related to holding a stockholder meeting to approve the merger agreement and the transactions contemplated therein;

•
the HMNF Board makes, or publicly proposed to make, an adverse recommendation to HMNF’s stockholders;

•
HMNF terminates the merger agreement in order to enter into an agreement with respect to an unsolicited superior proposal; or

•
if, prior to termination, another acquisition proposal is known to HMNF, has been made directly to HMNF’s stockholders or is publicly announced, and (i) thereafter the merger agreement is terminated by Alerus upon HMNF’s material breach of its obligations under the merger agreement and (ii) within twelve months after such termination HMNF enters into a definitive written agreement with respect to such acquisition proposal.

Termination Fee Payable by Alerus.   Alerus has agreed to pay HMNF a termination fee of $4.6 million if the merger agreement is terminated under the following circumstances:
•
HMNF terminates the merger agreement because Alerus materially breaches any of its obligations with respect to holding a meeting of its stockholders to approve the merger agreement and the transactions contemplated therein, including the issuance of Alerus common stock pursuant to the merger agreement; or

•
HMNF terminates the merger agreement because the Alerus Board made, or publicly proposed to make, an adverse recommendation to Alerus’ stockholders.

Voting and support agreements (See page 92)
On May 14, 2024, the directors and executive officers of HMNF who are stockholders of HMNF agreed to vote all of their shares of HMNF common stock in favor of the merger agreement and the transactions contemplated therein at the HMNF special meeting. The voting and support agreement covers approximately [•]% of HMNF’s outstanding shares of common stock as of the record date for the HMNF special meeting. This voting and support agreement terminates if the merger agreement is terminated in accordance with its terms, or after the HMNF special meeting. A copy of the form of voting and support agreement is attached as Exhibit B to the merger agreement, which is attached to this joint proxy statement/prospectus as Appendix A.
On May 14, 2024, the directors and officers of Alerus who are stockholders of Alerus agreed to vote all of their shares of Alerus common stock in favor of the merger agreement and the transactions contemplated therein, including the issuance of Alerus common stock pursuant to the merger agreement, at the Alerus special meeting. The voting and support agreement covers approximately [•]% of Alerus’ outstanding shares of common stock as of the record date for the Alerus special meeting. This voting and support agreement terminates if the merger agreement is terminated in accordance with its terms, or after the Alerus special meeting. A copy of the form of voting and support agreement is attached as Exhibit C to the merger agreement which is attached to this joint proxy statement/prospectus as Appendix A.
Accounting treatment of the merger (See page 83)
For accounting and financial reporting purposes, the merger will be accounted for as an acquisition of HMNF by Alerus under the acquisition method of accounting for business combinations in accordance with accounting principles generally accepted in the United States (“GAAP”). Alerus will be treated as the acquiror for accounting purposes.
Certain differences in Alerus stockholder rights and HMNF stockholder rights (See page 112)
Because they will receive Alerus common stock, HMNF stockholders will become Alerus stockholders as a result of the merger. Their rights as stockholders after the merger will be governed by Alerus’ certificate of incorporation and bylaws and Delaware law. The rights of Alerus stockholders are different in certain respects from the rights of HMNF’s stockholders. The material differences are described later in this joint proxy statement/prospectus.
Alerus shares will be listed on Nasdaq (See page 104)
The shares of Alerus common stock to be issued pursuant to the merger will be listed on Nasdaq under the symbol “ALRS.”

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER COMMON SHARE INFORMATION
The historical per share information for Alerus common stock and HMNF common stock below has been derived from the unaudited interim consolidated financial statements of each of Alerus and HMNF as of and for the three months ended March 31, 2024, and the audited consolidated financial statements of each of Alerus and HMNF as of and for the year ended December 31, 2023. You should read the information below in conjunction with the historical consolidated financial statements of Alerus and HMNF and related notes that have been filed with the SEC, certain of which are incorporated by reference herein. See “Where You Can Find More Information,” beginning on page 129. The unaudited pro forma combined per share information and the unaudited pro forma combined per share equivalent information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included in this joint proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information and Notes,” beginning on page 121, which is based on and should be read in conjunction with (i) the historical audited consolidated financial statements of Alerus and the related notes included in Alerus’ Annual Report on Form 10-K for the year ended December 31, 2023, and the unaudited consolidated financial statements and the related notes included in Alerus’ Quarterly Report on Form 10-Q for the period ended March 31, 2024, and (ii) the historical audited consolidated financial statements of HMNF and the related notes included in HMNF’s Annual Report on Form 10-K/A for the year ended December 31, 2023, and the unaudited consolidated financial statements and the related notes included in HMNF’s Quarterly Report on Form 10-Q for the period ended March 31, 2024, each of which is incorporated by reference herein.
The unaudited pro forma combined per share information set forth below gives effect to the merger as if it had occurred on January 1, 2023, the beginning of the earliest period presented, in the case of continuing net income per share information, and as of March 31, 2024, in the case of book value per share information, assuming that each outstanding share of HMNF common stock had been converted into shares of Alerus common stock based on the unadjusted exchange ratio of 1.25 shares of Alerus common stock for each share of HMNF common stock. The unaudited pro forma combined per share information has been derived from the unaudited interim consolidated financial statements for each of Alerus and HMNF as of and for the three months ended March 31, 2024, and the audited consolidated financial statements of each of Alerus and HMNF as of and for the year ended December 31, 2023.
The unaudited pro forma combined per share information has been derived using the acquisition method of accounting. See “Unaudited Pro Forma Condensed Combined Financial Information and Notes” beginning on page 121 for more information. Accordingly, the pro forma adjustments reflect the assets and liabilities of HMNF at their preliminary estimated fair values. Differences between these preliminary estimates and the final values in acquisition accounting will occur, and these differences could have a material impact on the unaudited pro forma combined per share information set forth below.
The unaudited pro forma combined per share information does not purport to represent the actual results of operations that the combined company would have achieved had the merger been consummated during these periods, or to project the future results of operations that the combined company may achieve after consummation of the merger. The unaudited pro forma financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors. The unaudited pro forma combined per share equivalent information set forth below shows the effect of the merger from the perspective of an owner of HMNF common stock.
HMNF and Alerus stockholders are urged to obtain current market quotations for shares of Alerus common stock and HMNF common stock, and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus prior to voting. The market price of Alerus common stock and HMNF common stock will fluctuate between the date of this joint proxy statement/prospectus and the date of consummation of the merger. No assurance can be given concerning the market price of Alerus common stock or HMNF common stock before the merger, or the market price of Alerus common stock after the effective time of the merger. Changes in the market price of Alerus common stock prior to the consummation of the merger will affect the market value of the merger consideration that HMNF stockholders will receive upon consummation of the merger.

Comparative Per Share Data	Alerus Historical	HMNF Historical	Pro Forma Combined	Equivalent Pro Forma Per Share of HMNF(1)
Book value per share
As of March 31, 2024	$18.79	$24.39	$18.65	$23.31
As of December 31, 2023	18.71	24.16	18.41	23.01
Cash dividends paid(2)
For the three months ended March 31, 2024	0.19	0.08	0.19	0.24
For the year ended December 31, 2023	0.75	0.30	0.75	0.94
Basic earnings
For the three months ended March 31, 2024	0.32	0.30	0.46	0.58
For the year ended December 31, 2023	0.59	1.38	0.90	1.13
Diluted earnings
For the three months ended March 31, 2024	0.32	0.30	0.46	0.57
For the year ended December 31, 2023	0.58	1.37	0.90	1.12

(1)
The equivalent pro forma per share amounts of HMNF were calculated by multiplying the pro forma combined amounts by the fixed, unadjusted exchange ratio of 1.25 shares of Alerus common stock for each share of HMNF common stock.

(2)
Pro forma combined cash dividends per share are based upon Alerus’ historical amounts.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION
The following table shows selected unaudited pro forma condensed combined financial information about the financial condition and results of operations of Alerus after giving effect to the merger and other pro forma adjustments, for the year ended December 31, 2023, and as of and for the three months ended March 31, 2024.
The following table presents the information as if the merger had become effective on March 31, 2024, with respect to condensed consolidated balance sheet information, and on January 1, 2024 and 2023, respectively, with respect to condensed consolidated statement of earnings information. The selected unaudited pro forma combined consolidated financial information has been derived from, and should be read in conjunction with, the historical financial information that Alerus and HMNF have incorporated by reference into, or included, in this joint proxy statement/prospectus as of and for the indicated periods. See “Unaudited Pro Forma Combined Consolidated Financial Information and Notes” and “Where You Can Find More Information.”
The selected unaudited pro forma combined consolidated financial information is presented for illustrative purposes only and do not necessarily indicate the financial results of the combined company had the companies actually been combined at the beginning of the periods presented. This information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, among other factors.
(dollars in thousands)	For the three months ended March 31, 2024	For the year ended December 31, 2023
Pro forma condensed consolidated statement of income data:
Net interest income	$35,731	$142,130
Provision (recovery) for credit losses	(209)	13,937
Noninterest income	27,230	88,510
Noninterest expense	47,824	185,502
Income before income taxes	15,346	31,202
Net income	11,551	22,865
Per share data:
Earnings per share
Basic	0.46	0.90
Diluted	0.46	0.90
Cash dividends per common share	0.19	0.75
As of March 31, 2024
Pro forma condensed consolidated balance sheet data:
Total loans	$3,602,297
Total assets	5,475,080
Total deposits	4,317,764
Total borrowings	613,985
Stockholders’ equity	467,779

RISK FACTORS
In addition to general investment risks and the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the section “Special Notes Concerning Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this joint proxy statement/prospectus. You should also consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See “References to Additional Information” in the forepart of this joint proxy statement/prospectus and the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information.”
Risks Associated with the Proposed Merger
The Value of the Merger Consideration Will Fluctuate Based on the Trading Price of Alerus Common Stock.
The exchange ratio determining the number of shares of Alerus common stock to be issued in the merger in exchange for each share of HMNF common stock will not automatically adjust based on the trading price of Alerus common stock, and the market value of those shares may vary from the closing price of Alerus common stock on the date the merger was announced, on the date that this document was mailed to Alerus and HMNF stockholders, on the date of the Alerus special meeting and the HMNF special meeting, on the date the merger is consummated and thereafter. Any change in the market price of Alerus common stock prior to consummation of the merger will affect the amount of and the market value of the merger consideration that HMNF stockholders will receive upon consummation of the merger. Accordingly, at the time of the Alerus special meeting and at the time of the HMNF special meeting, stockholders will not know or be able to calculate with certainty the market value of the Alerus common stock to be issued to HMNF stockholders upon consummation of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in business, operations and prospects, and regulatory considerations. Many of these factors are beyond Alerus’ or HMNF’s control. You should obtain current market quotations of both Alerus common stock and HMNF common stock before you vote.
The Exchange Ratio Will be Reduced if HMNF’s Stockholders’ Equity is Less Than the Stockholders’ Equity Threshold on the Closing Date.
The exchange ratio determines the number of shares of Alerus common stock that will be issued to HMNF stockholders in the merger. The exchange ratio is initially 1.25, but is subject to downward adjustment to the extent that the stockholders’ equity of HMNF, calculated in the manner set forth in the merger agreement, is less than an amount equal to the sum of (i) $124,163,656, (ii)(a) minus, in the event that the closing date is prior to September 30, 2024, $590,000 per month for every calendar month by which the closing date is prior to September 30, 2024 or (b) plus, in the event that the closing date is after September 30, 2024, $645,000 per month for every calendar month by which the closing date follows September 30, 2024, and (iii) plus the amount of stockholders’ equity attributable to the exercise of stock options after March 31, 2024, then the exchange ratio will be adjusted downward to reflect the shortfall in the stockholders’ equity of HMNF in accordance with a formula set forth in the merger agreement. A sample calculation of the adjustment to the exchange ratio is attached as Appendix A to the merger agreement, which is attached to this joint proxy statement/prospectus as Exhibit A. As of the date of this joint proxy statement, HMNF believes that it will have stockholders’ equity at closing above the threshold described above and that the exchange ratio will not be adjusted downward.
Shortfalls in the stockholders’ equity of HMNF may result from lower than expected HMNF earnings as of the closing date or higher than expected expenses incurred by HMNF associated with the merger and related transactions. The amount of HMNF’s total stockholders’ equity as of the closing date of the merger will not be known at the time of the Alerus special meeting or at the time of the HMNF special meeting, meaning stockholders will not know or be able to calculate with certainty the exchange ratio prior to the consummation of the merger. Additionally, neither Alerus’ nor HMNF’s respective financial advisors has expressed any opinion regarding any adjustments to the exchange ratio pursuant to the merger agreement. As of the date of this joint proxy statement, HMNF believes that it will have stockholders’ equity at closing above the threshold described above, and that the exchange ratio will not be adjusted downward.

The Market Price of Alerus Common Stock after the Merger May be Affected by Factors Different from Those Affecting the Shares of HMNF or Alerus Currently.
Upon consummation of the merger, holders of HMNF common stock will become holders of Alerus common stock. Alerus’ business differs in important respects from that of HMNF. Accordingly, the results of operations of the combined company and the market price of Alerus common stock after the consummation of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Alerus and HMNF. For a discussion of the businesses and markets of Alerus and HMNF and of some important factors to consider in connection with those businesses, please see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under “Where You Can Find More Information.”
Issuance of Shares of Alerus Common Stock Pursuant to the Merger Agreement May Adversely Affect the Market Price of Alerus Common Stock.
Pursuant to the merger agreement, Alerus expects to issue approximately 5,578,194 shares of Alerus common stock to HMNF stockholders, which estimate does not include outstanding restricted stock awards and stock options of HMNF that will become fully vested and exercisable immediately prior to the effective time as a result of the merger. The dilution caused by the issuance of a large number of new shares of Alerus common stock may result in fluctuations in the market price of Alerus common stock, including a potential stock price decrease.
HMNF Stockholders Will Have a Reduced Ownership and Voting Interest After the Merger and Will Exercise Less Influence Over Management.
HMNF stockholders currently have the right to vote in the election of the HMNF Board and on other matters requiring stockholder approval under Delaware law and HMNF’s certificate of incorporation and bylaws. Upon the consummation of the merger, each HMNF stockholder will become a stockholder of Alerus with a percentage ownership of Alerus that is smaller than such stockholder’s current percentage ownership of HMNF. Based on the number of issued and outstanding shares of Alerus common stock and shares of HMNF common stock on March 31, 2024, and based on the estimated total 5,578,194 shares of Alerus common stock to be issuable to HMNF stockholders pursuant to the merger agreement, which estimate does not include outstanding restricted stock awards and stock options of HMNF that will become fully vested and exercisable immediately prior to the effective time as a result of the merger, stockholders of HMNF, as a group, will receive shares in the merger constituting approximately 22.0% of Alerus common stock expected to be outstanding immediately after the merger (without giving effect to any Alerus common stock held by HMNF stockholders prior to the merger). Because of this, current HMNF stockholders, as a group, will have less influence on the board of directors, management and policies of Alerus (as the combined company following the merger) than they now have on the board of directors, management and policies of HMNF.
Alerus May Fail to Realize the Anticipated Benefits of the Merger.
Alerus and HMNF have operated and, until the consummation of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend on, among other things, Alerus’ ability to combine the businesses of Alerus and HMNF in a manner that permits growth opportunities, including, among other things, enhanced revenues and revenue synergies, an expanded market reach and operating efficiencies, and does not materially disrupt the existing customer relationships of Alerus or HMNF nor result in decreased revenues due to any loss of customers. If Alerus is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could have an adverse effect on the surviving corporation’s business, financial condition, operating results, prospects and stock price.
While individuals employed by HMNF or Home Federal immediately prior to the effective time will automatically become employees of Alerus or Alerus Financial following the merger, certain employees may not be retained by Alerus after the merger. In addition, certain employees that Alerus wishes to retain may elect to terminate their employment as a result of the merger, which could delay or disrupt the integration process. It is possible that the integration process could result in the disruption of Alerus’ or HMNF’s ongoing businesses or cause inconsistencies in standards, controls, procedures and policies that adversely affect the ability of Alerus or HMNF to maintain relationships with customers and employees or to achieve the anticipated benefits and cost savings of the merger.
Among the factors considered by the boards of directors of both Alerus and HMNF in connection with their respective approvals of the merger agreement were the anticipated benefits that could result from the merger. There can be no assurance that these benefits will be realized within the time periods contemplated or at all.
Regulatory Approvals May Not be Received, May Take Longer than Expected or May Impose Conditions that are Not Presently Anticipated or Cannot be Met.
Before the transactions contemplated in the merger agreement can be consummated, various approvals must be obtained from the bank regulatory and other governmental authorities. In deciding whether to grant regulatory clearances, the relevant governmental entities will consider a variety of factors, including the regulatory standing of each of the parties. An adverse condition or development in either party’s regulatory standing or other factors could result in an inability to obtain one or more of the required regulatory approvals, or delay their receipt. The terms and conditions of the approvals that are granted may impose requirements, limitations or costs, or may place restrictions on the conduct of the combined company’s business.
Alerus and HMNF believe that the merger should not raise significant regulatory concerns, and that the parties will be able to obtain all requisite regulatory approvals in a timely manner. Despite the parties’ commitments to use their reasonable best efforts to comply with conditions imposed by regulatory entities, under the terms of the merger agreement, Alerus and HMNF will not be required to consummate the merger if any such approvals would reasonably be expected to materially restrict or burden Alerus following the merger. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions, or that such conditions, terms, obligations or restrictions will not have the effect of delaying the consummation of the merger, imposing additional material costs on or materially limiting the revenues of the combined company following the merger or otherwise reduce the anticipated benefits of the merger if the merger were consummated successfully within the expected timeframe. In addition, neither Alerus nor HMNF can provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. The consummation of the merger is further conditioned on the absence of certain orders, injunctions or decrees by any court or regulatory agency of competent jurisdiction that would prohibit or make illegal the consummation of the merger.
The Merger Agreement May be Terminated in Accordance with its Terms and the Merger May Not be Consummated.
The merger agreement is subject to a number of conditions which must be fulfilled in order to consummate the merger. Those conditions include, among other things: approval of the merger agreement and the transactions contemplated therein by Alerus and HMNF stockholders, including, in the case of Alerus stockholders, approval of the issuance of Alerus common stock pursuant to the merger agreement; receipt of certain requisite regulatory approvals; absence of orders prohibiting consummation of the merger; effectiveness of the registration statement of which this joint proxy statement/prospectus is a part; nonobjection of the issuance of Alerus common stock, as applicable, for listing on Nasdaq; the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the merger agreement); the performance by both parties of their covenants and agreements as set forth in the merger agreement; and the receipt by both parties of legal opinions from their respective tax counsels. These conditions to the closing of the merger may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be consummated. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after receipt of Alerus or HMNF stockholder approval, or Alerus or HMNF may elect to terminate the merger agreement in certain other circumstances.

Termination of the Merger Agreement Could Negatively Impact Alerus and/or HMNF.
If the merger is not consummated for any reason, including as a result of Alerus stockholders or HMNF stockholders declining to approve the merger agreement and the transactions contemplated therein, including, in the case of Alerus stockholders, the issuance of Alerus common stock pursuant to the merger agreement, the ongoing business of Alerus and/or HMNF may be adversely impacted and, without realizing any of the anticipated benefits of completing the merger, Alerus and/or HMNF would be subject to a number of risks, including the following:
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Alerus or HMNF may experience negative reactions from its customers, vendors and employees;

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Alerus and HMNF will have incurred substantial expenses and will be required to pay certain costs relating to the merger, whether or not the merger is consummated;

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the merger agreement places certain restrictions on the conduct of Alerus’ and HMNF’s respective businesses prior to consummation of the merger. Such restrictions, the waiver of which is subject to the consent of the other party (not to be unreasonably withheld, conditioned or delayed), may prevent Alerus or HMNF from making certain acquisitions or taking certain other specified actions during the pendency of the merger; and

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matters relating to the merger (including integration planning) will require substantial commitments of time and resources by Alerus’ and HMNF’s respective management teams, which would otherwise have been devoted to other opportunities that may have been beneficial to Alerus or HMNF, respectively, as an independent company.

If the merger agreement is terminated and the HMNF Board seeks another merger or business combination, HMNF stockholders cannot be certain that HMNF will be able to find a party willing to offer equivalent or more attractive consideration than the consideration Alerus has agreed to provide in the merger, or that such other merger or business combination will be consummated. Additionally, if the merger agreement is terminated under certain circumstances, the terminating party may be required to pay a termination fee to the non-terminating party of $4.6 million.
HMNF Will be Subject to Business Uncertainties and Contractual Restrictions While the Merger is Pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on HMNF and, consequently, on Alerus. These uncertainties may impair HMNF’s ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that deal with HMNF to seek to change existing business relationships with HMNF. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, Alerus’ business following the merger could be negatively impacted. In addition, the merger agreement restricts HMNF from making certain transactions and taking other specified actions without the consent of Alerus until the merger occurs. These restrictions may prevent HMNF from pursuing attractive business opportunities that may arise prior to the consummation of the merger.
HMNF Directors and Officers May Have Interests in the Merger Different From the Interests of HMNF Stockholders.
The interests of some of the directors and executive officers of HMNF may be different from those of HMNF’s stockholders, and directors and officers of HMNF may be participants in arrangements that are different from, or are in addition to, those of HMNF’s stockholders. The members of the HMNF Board knew about these additional interests and considered them among other matters, when making its decision to approve the merger agreement, and in recommending that HMNF’s common stockholders vote in favor of adopting the merger agreement. Such interests include, among others:
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the receipt of merger consideration due to the stock ownership of certain executive officers and directors. See “The Merger — Interests of certain persons in the merger — Stock Ownership” and “The Merger — Interests of certain persons in the merger — Treatment of Restricted Stock.”

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payments due under the change in control and severance agreements between HMNF and certain of its officers. See “The Merger — Interests of certain persons in the merger — Payments Pursuant to Change in Control Agreements” and “The Merger — Interests of certain persons in the merger — Payments Pursuant to Severance Agreements.”

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the continued indemnification, advancement of expenses and directors’ and officers’ insurance coverage of current HMNF and Home Federal directors and officers following the merger. See “The Merger — Interests of certain persons in the merger — Indemnification and Insurance.”

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the executive officers of HMNF will or may receive certain compensation payments in connection with the merger. See “The Merger — Interests of certain persons in the merger — Quantification of Potential Payments and Benefits to HMNF’s Named Executive Officers.”

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one existing member of the HMNF Board will be appointed to the Alerus Board at the effective time of the merger. See “The Merger — Interests of certain persons in the merger — Board Representation.”

These interests are more fully described in this joint proxy statement/prospectus under the heading “The Merger — Interests of certain persons in the merger.”
The Merger Agreement Contains Provisions that May Discourage Other Companies from Trying to Acquire HMNF for Greater Merger Consideration.
The merger agreement contains provisions that may discourage a third party from submitting a business combination proposal to HMNF that might result in greater value to HMNF’s stockholders than the proposed merger with Alerus, or that may result in a potential competing acquiror proposing to pay a lower per share price to acquire HMNF than it might otherwise have proposed to pay absent such provisions. These provisions include a general prohibition on HMNF from soliciting, or, subject to certain exceptions relating to the exercise of fiduciary duties by the HMNF Board, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions. In addition, HMNF may be required to pay Alerus a termination fee of $4.6 million upon termination of the merger agreement in certain circumstances involving acquisition proposals for competing transactions. See “Description of the Merger Agreement — Termination” and “Description of the Merger Agreement — Termination fees.”
The Opinions of Alerus’ and HMNF’s Respective Financial Advisors Will Not Reflect Changes in Circumstances Between the Signing of the Merger Agreement and the Consummation of the Merger.
Neither Alerus nor HMNF has obtained an updated opinion from its respective financial advisors as of the date of this joint proxy statement/prospectus. Changes in the operations and prospects of Alerus or HMNF, general market and economic conditions and other factors that may be beyond the control of Alerus or HMNF, and on which Alerus’ and HMNF’s respective financial advisors’ opinion were based, may significantly alter the value of HMNF, the price of the Alerus common stock to be issued to HMNF stockholders pursuant to the merger agreement or the price of HMNF common stock by the time the merger is consummated. Additionally, neither Alerus’ nor HMNF’s respective financial advisors has expressed any opinion regarding any adjustments to the exchange ratio pursuant to the merger agreement. The opinions of Alerus’ and HMNF’s respective financial advisors do not speak as of the time the merger will be consummated, or as of any date other than the dates of such opinions. Because neither Alerus nor HMNF currently anticipates asking its respective financial advisors to update their opinions, the opinions will not address the fairness of the merger consideration from a financial point of view at the time the merger is consummated.
Alerus and HMNF Will Incur Transaction and Integration Costs in Connection with the Merger.
Each of Alerus and HMNF has incurred and expects that it will incur significant, non-recurring costs in connection with consummating the merger. In addition, Alerus will incur integration costs, some of which may not be anticipated, following the consummation of the merger as Alerus integrates the businesses of the two companies, including facilities and systems consolidation costs and employment-related costs, all of which may affect the total amount or timing of Alerus’ integration costs. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time. See the risk factor entitled “Alerus May Fail to Realize the Anticipated Benefits of the Merger.” Alerus and HMNF may also incur additional costs to maintain employee morale and to retain key employees. Alerus and HMNF will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, regulatory filing fees, printing and mailing fees and other costs associated with the merger.
The Shares of Alerus Common Stock to be Received by HMNF Stockholders as a Result of the Merger Will Have Different Rights From the Shares of HMNF Common Stock.
Upon consummation of the merger, HMNF stockholders will become Alerus stockholders. While their rights as stockholders will continue to be governed by the DGCL, their rights will also become governed by Alerus’ certificate of incorporation and bylaws. The rights associated with HMNF common stock are different from the rights associated with Alerus common stock. Please see “Comparison of Rights of Alerus Stockholders and HMNF Stockholders” for a discussion of the different rights associated with Alerus common stock.
The Unaudited Pro Forma Combined Financial Information Included in this Joint Proxy Statement/Prospectus is Preliminary, and the Actual Financial Condition and Results of Operations of the Combined Company After the Merger may Differ Materially.
The unaudited pro forma combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only, and is not necessarily indicative of what the combined company’s actual financial condition or results of operations would have been had the merger been consummated on the dates indicated. The unaudited pro forma combined financial information reflects adjustments, which are based upon preliminary estimates, to record HMNF’s identifiable assets acquired and liabilities assumed at fair value, and to record any resulting bargain purchase gain. The fair value estimates reflected in this joint proxy statement/prospectus are preliminary, and final amounts will be based upon the actual consideration paid and the fair value of the assets and liabilities of HMNF as of the closing date of the merger, which fair value is directly impacted by, among other things, changes in interest rates. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus. For more information, see “Unaudited Pro Forma Condensed Combined Financial Information and Notes,” beginning on page 121.
Litigation may be Filed Against Alerus or HMNF (or their Respective Boards of Directors) that Could Prevent or Delay the Consummation of the Merger or Result in the Payment of Damages Following Consummation of the Merger.
It is possible that, in connection with the merger, stockholders may file demands or putative class action lawsuits against Alerus or HMNF (or their respective boards of directors). Among other remedies, these stockholders could seek financial damages or to enjoin the merger. The outcome of any such litigation is uncertain. Additionally, one of the conditions to the closing of the merger is that there must be no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement. If a dismissal is not granted or a settlement is not reached and any plaintiff were successful in obtaining an injunction prohibiting Alerus or HMNF from completing the merger or any of the other transactions contemplated by the merger agreement, then such injunction may delay or prevent the effectiveness of the merger and could result in significant costs to Alerus or HMNF, including any cost associated with the indemnification of directors and officers of each company. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is consummated may adversely affect the combined company’s business, financial condition, results of operations and cash flows and the market price of the combined company.
The Merger May Have Adverse Tax Consequences.
Alerus and HMNF have not sought, and will not seek, any ruling from the Internal Revenue Service regarding any matters relating to the transactions, and as a result, there can be no assurance that the IRS would not assert that the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, or that a court would not sustain such a position. If the merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, then each holder of HMNF common stock generally would recognize a gain or loss, as applicable, equal to the difference between such holder’s adjusted tax basis in each share of HMNF common stock surrendered and the sum of the fair value of Alerus common stock received in exchange for that share upon consummation of the merger. Because HMNF stockholders will not receive cash in exchange for their shares of HMNF common stock, they may need to use cash from other sources or may be required to sell their Alerus common stock received in the merger to satisfy the resulting tax liability. See “The Merger — Material U.S. federal income tax consequences of the merger.”
Holders of Alerus Common Stock and Holders of HMNF Common Stock Will Not Have Appraisal Rights in Connection with the Merger.
Appraisal rights (also known as dissenters’ rights) are statutory rights that, if applicable under law, enable security holders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for such dissenting stockholders’ shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to security holders in connection with the extraordinary transaction.
Under Section 262 of the DGCL, stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, or depositary receipts in respect thereof, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts described above or any combination of the foregoing. Because Alerus common stock and HMNF common are both listed on Nasdaq, a national securities exchange, and because HMNF stockholders will receive in the merger only shares of Alerus common stock which will be publicly listed on Nasdaq at the effective time and cash in lieu of fractional shares, holders of Alerus common stock and holders of HMNF common stock are not entitled under the DGCL to any appraisal rights in connection with the merger.
Risks Relating to Alerus’ Business
You should read and consider the risk factors specific to Alerus’ business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in Alerus’ Annual Report on Form 10-K for the year ended December 31, 2023, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.
Risks Relating to HMNF’s Business
You should read and consider the risk factors specific to HMNF’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in HMNF’s Annual Report on Form 10-K/A for the year ended December 31, 2023, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

SPECIAL NOTES CONCERNING FORWARD-LOOKING STATEMENTS
This joint proxy statement/prospectus contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements concerning plans, estimates, calculations, forecasts and projections with respect to the anticipated future performance of Alerus and HMNF and certain plans, expectations, goals, projections and benefits relating to the proposed merger between Alerus and HMNF, all of which are subject to numerous assumptions, risks and uncertainties. These statements are often, but not always, identified by words such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would,” “annualized,” “target” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. Examples of forward-looking statements include, among others, statements Alerus and HMNF make regarding the ability of Alerus and HMNF to consummate the transactions contemplated by the merger agreement, including the parties’ ability to satisfy the conditions to the consummation of the merger, statements about the expected timing for completing the merger, the potential effects of the proposed merger on both Alerus and HMNF, the possibility of any termination of the merger agreement, any potential downward adjustment in the exchange ratio, projected growth, anticipated future financial performance, financial condition, credit quality, Alerus’ and HMNF’s respective managements’ long-term performance goals and the future prospects of the combined company.
Forward-looking statements are not historical facts but instead express only Alerus’ or HMNF’s management’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management’s control. It is possible that actual results and outcomes may differ, possibly materially, from the anticipated results or outcomes indicated in these forward-looking statements. In addition to factors disclosed in reports filed by Alerus and HMNF with the SEC, risks and uncertainties for Alerus, HMNF and the combined company that may cause actual results or outcomes to differ materially from those anticipated include, but are not limited to:
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the value of the merger consideration will fluctuate based on the trading price of Alerus common stock;

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the dilution caused by Alerus’ issuance of additional shares of Alerus common stock in connection with the merger;

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the amount of HMNF’s stockholders’ equity as of the closing date of the merger and any potential downward adjustment in the exchange ratio;

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the possibility that any of the anticipated benefits of the merger will not be realized or will not be realized within the expected time period;

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the failure to satisfy other conditions to consummation of the proposed merger, including receipt of required regulatory and other approvals;

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the parties’ inability to meet expectations regarding the timing of the proposed merger;

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the inability to consummate the proposed merger due to the failure of Alerus’ or HMNF’s stockholders to adopt the merger agreement and the transactions contemplated therein, including, in the case of Alerus’ stockholders, the issuance of Alerus common stock pursuant to the merger agreement;

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diversion of management’s attention from ongoing business operations and opportunities due to the proposed merger;

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the effect of the announcement of the proposed merger on Alerus’, HMNF’s or the combined company’s respective customer and employee relationships and operating results;

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the risk that integration of HMNF’s operations with those of Alerus will be materially delayed or will be more costly or difficult than expected;

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the possibility that the proposed merger may be more expensive to consummate than anticipated, including as a result of unexpected factors or events;

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the challenges of integrating and retaining key employees;

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changes to tax legislation and their potential effects on the accounting for the merger;

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the failure of the proposed merger to close for any other reason; and

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changes in the global economy and financial market conditions and the business, results of operations and financial condition of Alerus, HMNF and the combined company.

These factors are not necessarily all of the factors that could cause Alerus’, HMNF’s or the combined company’s actual results, performance or achievements to differ materially from those expressed in or implied by any of the forward-looking statements. Other factors, including unknown or unpredictable factors, also could harm Alerus’, HMNF’s or the combined company’s results. Further information regarding Alerus, HMNF and factors which could affect the forward-looking statements contained herein can be found in the section entitled “Risk Factors” and set forth in Alerus’ and HMNF’s annual reports and other filings with the SEC that are incorporated by reference into this joint proxy statement/prospectus, as described in the section entitled “Where You Can Find More Information.”
Any forward-looking statement included in this joint proxy statement/prospectus is based only on information currently available to management and speaks only as of the date on which it is made. Unless required by law, neither Alerus nor HMNF undertakes any obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.
Alerus and HMNF expressly qualify in their entirety all forward-looking statements attributable to either Alerus or HMNF, or any person acting on behalf of Alerus of HMNF, by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

INFORMATION ABOUT THE SPECIAL MEETING OF ALERUS STOCKHOLDERS
Purpose
Alerus stockholders are receiving this joint proxy statement/prospectus because, at the close of business on [•], 2024, the record date for the virtual special meeting of Alerus’ stockholders to be held at [•] on [•], 2024, they owned shares of the common stock of Alerus, and the Alerus Board is soliciting proxies for the matters to be voted on at this virtual special meeting, as described in more detail below. The Alerus special meeting can be accessed virtually only, via live webcast, by visiting https://web.lumiconnect.com/288140204 and entering (i) passcode: alerus2024; and (ii) the 11-digit control number found on the proxy card distributed to each Alerus stockholder entitled to vote as of the record date. Alerus’ transfer agent, Equiniti, began to mail copies of this joint proxy statement/prospectus to holders of Alerus common stock on [•], 2024, which included a proxy card for use at the virtual special meeting and at any adjournment(s) of the meeting.
At the virtual special meeting, the Alerus Board will ask you to vote upon the following proposals:
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to approve and adopt the merger agreement and the transactions contemplated therein, including the issuance of Alerus common stock pursuant to the merger agreement; and

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to approve an adjournment of the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein.

When you sign the enclosed proxy card or otherwise vote pursuant to the instructions set forth on the proxy card, you appoint the proxy holder as your representative at the special meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the virtual special meeting. Even if you plan to attend the virtual special meeting, we ask that you instruct the proxies how to vote your shares in advance of the special meeting just in case your plans change.
If you have not already done so, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage paid envelope or otherwise vote pursuant to the instructions set forth on the proxy card. If you do not vote your shares as instructed on the proxy card, or if you do not attend and cast your vote at the virtual special meeting, the effect will be a vote against the merger agreement and the transactions contemplated therein.
Record date, quorum and vote required
The record date for the virtual Alerus special meeting is [•], 2024. Alerus’ stockholders of record as of the close of business on that day will receive notice of and will be entitled to vote at the special meeting. As of the record date, there were [•] shares of Alerus common stock outstanding and entitled to vote at the special meeting. The outstanding shares are held by approximately [•] holders of record.
The presence, in person or by proxy, of a majority of the shares of Alerus common stock entitled to vote on the merger agreement is necessary to constitute a quorum for the virtual special meeting. Each share of Alerus common stock outstanding on the record date entitles its holder to one vote on the matters being brought before the special meeting.
To determine the presence of a quorum for the virtual special meeting, Alerus will also count as present the shares of Alerus common stock present in person but not voting, and the shares of Alerus common stock for which Alerus has received proxies but with respect to which the holders of such shares have abstained or signed without providing instructions. Broker non-votes are not counted as present for the purposes of determining quorum. Based on the number of shares of Alerus common stock outstanding as of the record date, at least [•] shares of Alerus common stock need to be present at the virtual Alerus special meeting, whether in person or by proxy, to constitute a quorum.
Approval of the Alerus merger proposal requires the affirmative vote, in person or by proxy, of the holders of a majority of the outstanding shares of Alerus common stock entitled to vote. Abstentions, shares not voted and broker non-votes will have the same effect as a vote against the proposal to adopt the Alerus merger proposal, including the issuance of Alerus common stock pursuant to the merger agreement.

Approval of the Alerus adjournment proposal requires the affirmative vote of a majority of the shares represented at the virtual Alerus special meeting, in person or by proxy, and entitled to vote. Abstentions will have the same effect as a vote against the adjournment proposal. Shares not voted and broker non-votes will have no effect on the Alerus adjournment proposal, although they may prevent Alerus from obtaining a quorum and require Alerus to adjourn the special meeting to solicit additional proxies.
As of the record date for the special meeting, Alerus’ directors and executive officers beneficially owned a total of [•] shares, or approximately [•]% of the outstanding shares, of Alerus common stock. These individuals have entered into a written agreement with HMNF that they will vote their shares in favor of the merger agreement, except as may be limited by their fiduciary obligations. For more information regarding this written agreement, see “The Merger — Interests of certain persons in the merger” beginning on page 86.
Appraisal rights
Under Delaware law, appraisal rights are not available to Alerus stockholders with respect to the merger or the other transactions contemplated by the merger agreement.
How to vote your shares
After you have carefully read and considered the information contained in this joint proxy statement/prospectus, please vote by a method described on your proxy card. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against or abstain with respect to each matter brought before the special meeting. If you are the record holder of your shares and submit your proxy without specifying a voting instruction, your shares will be voted as the Alerus Board recommends and will be voted “FOR” the approval of the Alerus merger proposal and “FOR” the approval of the Alerus adjournment proposal. If you do not vote your shares as instructed on the proxy card, or if you do not attend and cast your vote at the virtual special meeting, the effect will be a vote against the merger agreement. Although you may vote by mail, we ask that you vote instead by Internet or telephone. You may vote by telephone by calling the toll-free number specified on your proxy card or vote by Internet by accessing the website specified on your proxy card and by following the preprinted instructions on the proxy card. The giving of a proxy by either of these means will not affect your right to vote in person if you decide to attend the virtual Alerus special meeting.
Shares held in “street name”
If you hold shares in “street name” with a bank, broker or other fiduciary, you will receive voting instructions from the holder of record of your shares. Under the rules of various national and regional securities exchanges, brokers, banks and other fiduciaries may generally vote your shares on routine matters, such as the ratification of an independent registered public accounting firm, even if you provide no instructions, but may not vote on non-routine matters, such as the matters being brought before the special meeting, unless you provide voting instructions. Shares for which a broker does not have the authority to vote are recorded as “broker non-votes” and are not counted in the vote by stockholders or for purposes of a quorum. As a result, any broker non-votes will have the practical effect of a vote against the Alerus merger proposal but will not affect the Alerus adjournment proposal.
If your shares are registered in the name of your bank, broker or other fiduciary, you are the “beneficial owner” of those shares, and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name or your bank, broker or other fiduciary, you should have received a proxy card and voting instructions with these proxy materials from that organization, rather than directly from Alerus or Equiniti. Please follow the instructions on the proxy card provided by your bank, broker or other fiduciary to complete and mail the proxy card to ensure that your vote is counted. You may also be eligible to vote your shares held in “street name” electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank, broker or other fiduciary does not offer Internet or telephone voting, please complete and return your proxy card pursuant to the instructions on the proxy card provided by your bank, broker or other fiduciary.

To vote in person at the virtual Alerus special meeting, you must first obtain a legal proxy from your bank, broker or other fiduciary, and then register in advance to attend the virtual Alerus special meeting. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your bank, broker or other fiduciary to request a legal proxy form.
After obtaining a legal proxy form from your bank, broker or other fiduciary, to then register to attend the virtual Alerus special meeting, you must submit proof of your legal proxy reflecting the number of shares of Alerus common stock that you hold in “street name,” along with your full name and email address, to Equiniti. Requests for registration should be directed to proxy@equiniti.com. Requests for registration must be labeled as “Legal Proxy,” and be received no later than 5:00 p.m., Eastern Time, [•], 2024.
You will receive a confirmation of your registration by email after Equiniti has received your registration materials. You may attend the virtual Alerus special meeting and vote your shares held in “street name” by visiting https://web.lumiconnect.com/288140204 and entering (i) passcode: alerus2024; and (ii) the 11-digit control number provided by Equiniti following receipt of your registration materials.
Alerus ESOP participants
If you hold shares of Alerus common stock as a participant in the Alerus ESOP, you will be receiving this joint proxy statement/prospectus, together with separate voting instructions, from Alerus’ transfer agent, Equiniti. If you do not vote your shares of Alerus common stock held as a participant in the Alerus ESOP pursuant to these voting instructions, the Alerus ESOP Trustee will vote such shares in a manner that is consistent with and proportionate to the voting instructions received from those Alerus ESOP participants and beneficiaries who did provide voting direction to the Alerus ESOP Trustee. If you have any questions regarding these procedures, you should contact the Alerus ESOP Trustee directly.
Who can answer questions about voting your shares
If you have any questions about the mergers or how to submit your proxy card, or if you need additional copies of this joint proxy statement/prospectus, please contact Alerus’ Corporate Secretary, 401 Demers Avenue, Grand Forks, North Dakota 58201 or by calling (701) 795-3200, or D.F. King, Alerus’ proxy solicitor, by calling toll-free at (888) 605-1957, or for banks and brokers, collect at (212) 269-5550, or by email at alrs@dfking.com.
Revocability of proxies
You may revoke your proxy at any time before the vote is taken at the Alerus special meeting. To revoke your proxy, you must either advise the Corporate Secretary of Alerus in writing before your Alerus common stock has been voted at the special meeting, deliver a later dated proxy or attend the special meeting and vote your shares in person during the virtual special meeting. Attendance at the special meeting will not in itself constitute revocation of your proxy.
All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to: Alerus Financial Corporation, Corporate Secretary, 401 Demers Avenue, Grand Forks, North Dakota 58201. If you hold your shares in the name of a broker, bank or other fiduciary and desire to revoke your proxy, you will need to contact your broker, bank or other fiduciary to revoke your proxy.
Proxy solicitation
Alerus will pay the costs associated with the solicitation of proxies for the Alerus special meeting. Alerus will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Alerus common stock. In addition to the solicitation of proxies by mail, directors, officers and employees of Alerus may solicit proxies personally or by telephone. None of these persons will receive additional compensation for these activities.
On behalf of the Alerus Board, Alerus has engaged D.F. King, a proxy solicitation firm, to solicit proxies for the Alerus special meeting. D.F. King will be paid a fixed fee of approximately $11,875, and be reimbursed out-of-pocket expenses for its services. Alerus has also agreed to indemnify D.F. King and its affiliates against certain claims, liabilities, losses, damages and expenses.

THE ALERUS PROPOSALS
Proposal 1 — Approval of the Merger Agreement
At the Alerus special meeting, stockholders of Alerus will be asked to approve the merger agreement, pursuant to which HMNF will merge with and into Alerus, and the transactions contemplated therein, including the issuance of Alerus common stock pursuant to the merger agreement. Stockholders of Alerus should read this joint proxy statement/prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the transactions contemplated therein. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A.
For the reasons discussed in this joint proxy statement/prospectus, the Alerus Board unanimously determined that the merger agreement and the transactions contemplated therein, including the issuance of Alerus common stock pursuant to the merger agreement, are in the best interests of Alerus and its stockholders, and unanimously adopted and approved the merger agreement. The Alerus Board unanimously recommends that Alerus stockholders vote “FOR” approval of the Alerus merger proposal.
Proposal 2 — Adjournment of the Special Meeting
If, at the Alerus special meeting, the number of shares of Alerus common stock cast in favor of the merger agreement is insufficient to approve the merger agreement and the transactions contemplated therein, including the issuance of Alerus common stock pursuant to the merger agreement, Alerus intends to move to adjourn the Alerus special meeting in order to enable the Alerus Board to solicit additional proxies for approval of the Alerus merger proposal. In this proposal, Alerus is asking its stockholders to authorize the holder of any proxy solicited by the Alerus Board, on a discretionary basis, to vote in favor of adjourning the Alerus special meeting to another time and place for the purpose of soliciting additional proxies.
The Alerus Board unanimously recommends a vote “FOR” the Alerus adjournment proposal.

INFORMATION ABOUT THE SPECIAL MEETING OF HMNF STOCKHOLDERS
Purpose
HMNF stockholders are receiving this joint proxy statement/prospectus because, at the close of business on [•], 2024, the record date for the virtual special meeting of HMNF’s stockholders to be held at [•] on [•], 2024, they owned shares of the common stock of HMNF, and the HMNF Board is soliciting proxies for the matters to be voted on at this virtual special meeting, as described in more detail below. The HMNF special meeting can be accessed virtually only, via live webcast. To attend the virtual meeting, HMNF stockholders must register in advance at http://register.proxypush.com/hmnf. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the virtual HMNF special meeting. HMNF’s transfer agent, Equiniti, began to mail copies of this joint proxy statement/prospectus to holders of HMNF common stock on [•], 2024, which included a proxy card for use at the virtual special meeting and at any adjournment(s) of the meeting.
At the virtual special meeting, the HMNF Board will ask you to vote upon the following proposals:
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to approve and adopt the merger agreement and the transactions contemplated therein;

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to approve, on an advisory (non-binding) basis, the compensation payments that will or may be paid to HMNF named executive officers in connection with the merger agreement and the transactions contemplated therein; and

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to approve an adjournment of the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein.

When you sign the enclosed proxy card or otherwise vote pursuant to the instructions set forth on the proxy card, you appoint the proxy holder as your representative at the special meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the virtual special meeting. Even if you plan to attend the virtual special meeting, we ask that you instruct the proxies how to vote your shares in advance of the special meeting just in case your plans change.
If you have not already done so, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage paid envelope or otherwise vote pursuant to the instructions set forth on the proxy card. If you do not vote your shares as instructed on the proxy card, or if you do not attend and cast your vote at the virtual special meeting, the effect will be a vote against the merger agreement and the transactions contemplated therein.
Record date, quorum and vote required
The record date for the virtual HMNF special meeting is [•], 2024. HMNF’s stockholders of record as of the close of business on that day will receive notice of and will be entitled to vote at the special meeting. As of the record date, there were [•] shares of HMNF common stock outstanding and entitled to vote at the special meeting. The outstanding shares are held by approximately [•] holders of record.
The presence, in person or by proxy, of a majority of the shares of HMNF common stock entitled to vote on the merger agreement is necessary to constitute a quorum for the virtual special meeting. Each share of HMNF common stock outstanding on the record date entitles its holder to one vote on the matters being brought before the special meeting.
To determine the presence of a quorum for the virtual special meeting, HMNF will also count as present the shares of Alerus common stock present in person but not voting, and the shares of HMNF common stock for which HMNF has received proxies but with respect to which the holders of such shares have abstained or signed without providing instructions. Broker non-votes are not counted as present for the purposes of determining quorum. Based on the number of shares of HMNF common stock outstanding as of the record date, at least [•] shares of HMNF common stock need to be present at the virtual HMNF special meeting, whether in person or by proxy, to constitute a quorum.

Approval of the HMNF merger proposal requires the affirmative vote, in person or by proxy, of the holders of a majority of the outstanding shares of HMNF common stock entitled to vote. Abstentions, shares not voted and broker non-votes will have the same effect as a vote against the HMNF merger proposal. Approval, on an advisory (non-binding) basis, of the merger-related compensation proposal requires the affirmative vote of a majority of the shares for which votes are cast at the virtual HMNF special meeting, in person or by proxy. Abstentions, shares not voted and broker non-votes will have no effect on the merger-related compensation proposal. Approval of the HMNF adjournment proposal requires the affirmative vote of a majority of the shares for which votes are cast at the virtual HMNF special meeting, in person or by proxy. Abstentions, shares not voted and broker non-votes will have no effect on the HMNF adjournment proposal, although they may prevent HMNF from obtaining a quorum and require HMNF to adjourn the special meeting to solicit additional proxies.
As of the record date for the special meeting, HMNF’s directors and executive officers beneficially owned a total of [•] shares, or approximately [•]% of the outstanding shares, of HMNF common stock. These individuals have entered into a written agreement with Alerus that they will vote their shares in favor of the merger agreement, except as may be limited by their fiduciary obligations. For more information regarding this written agreement, see “Description of the Merger Agreement — Voting and support agreements” beginning on page 92. For more information regarding the interests of HMNF’s directors and executive officers in the merger agreement and the transactions contemplated therein, see “The Merger — Interests of certain persons in the merger” beginning on page 86 and “Beneficial Ownership of HMNF Common Stock by Management and Principal Stockholders of HMNF” beginning on page 105.
Appraisal rights
Under Delaware law, appraisal rights are not available to HMNF stockholders with respect to the merger or the other transactions contemplated by the merger agreement.
How to vote your shares
After you have carefully read and considered the information contained in this joint proxy statement/prospectus, please vote by a method described on your proxy card. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against or abstain with respect to each matter brought before the special meeting. If you are the record holder of your shares and submit your proxy without specifying a voting instruction, your shares will be voted as the HMNF Board recommends and will be voted “FOR” the approval of the HMNF merger proposal, “FOR” the approval, on an advisory (non-binding) basis, of the merger-related compensation proposal and “FOR” the approval of the HMNF adjournment proposal. If you do not vote your shares as instructed on the proxy card, or if you do not attend and cast your vote at the virtual special meeting, the effect will be a vote against the merger agreement. Although you may vote by mail, we ask that you vote instead by Internet or telephone. You may vote by telephone by calling the toll-free number specified on your proxy card or vote by Internet by accessing the website specified on your proxy card and by following the preprinted instructions on the proxy card. The giving of a proxy by either of these means will not affect your right to vote in person if you decide to attend the virtual Alerus special meeting.
You should not send any stock certificates with your proxy card. If the merger is approved, you will receive instructions for exchanging your stock certificates after the merger has been consummated.
HMNF ESOP participants
If you hold shares of HMNF common stock as a participant in the HMNF ESOP, you will be receiving this joint proxy statement/prospectus, together with separate voting instructions, from HMNF’s transfer agent, Equiniti. If you do not vote your shares of HMNF common stock held as a participant in the HMNF ESOP pursuant to these voting instructions, the HMNF ESOP Trustee will vote such shares in a manner that is consistent with and proportionate to the voting instructions received from those HMNF ESOP participants and beneficiaries who did provide voting direction to the HMNF ESOP Trustee. If you have any questions regarding these procedures, you should contact the HMNF ESOP Trustee directly.

Shares held in “street name”
If you hold shares in “street name” with a bank, broker or other fiduciary, you will receive voting instructions from the holder of record of your shares. Under the rules of various national and regional securities exchanges, brokers, banks and other fiduciaries may generally vote your shares on routine matters, such as the ratification of an independent registered public accounting firm, even if you provide no instructions, but may not vote on non-routine matters, such as the matters being brought before the special meeting, unless you provide voting instructions. Shares for which a broker does not have the authority to vote are recorded as “broker non-votes” and are not counted in the vote by stockholders or for purposes of a quorum. As a result, any broker non-votes will have the practical effect of a vote against the HMNF merger proposal but will not affect the merger-related compensation proposal or the HMNF adjournment proposal.
If your shares are registered in the name of your bank, broker or other fiduciary, you are the “beneficial owner” of those shares, and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name or your bank, broker or other fiduciary, you should have received a proxy card and voting instructions with these proxy materials from that organization, rather than directly from HMNF or Equiniti. Please follow the instructions on the proxy card provided by your bank, broker or other fiduciary to complete and mail the proxy card to ensure that your vote is counted. You may also be eligible to vote your shares held in “street name” electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank, broker or other fiduciary does not offer Internet or telephone voting, please complete and return your proxy card pursuant to the instructions on the proxy card provided by your bank, broker or other fiduciary.
To vote in person at the virtual HMNF special meeting, you must first obtain a legal proxy from your bank, broker or other fiduciary, and then register in advance to attend the virtual HMNF special meeting. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your bank, broker or other fiduciary to request a legal proxy form.
After obtaining a legal proxy form from your bank, broker or other fiduciary, to then register to attend the virtual HMNF special meeting, you must submit proof of your legal proxy reflecting the number of shares of HMNF common stock that you hold in “street name,” along with your full name and email address, to Equiniti. Requests for registration should be directed to EQSS-ProxyTabulation@equiniti.com. Requests for registration must be labeled as “Legal Proxy,” and be received no later than 5:00 p.m., Eastern Time, [•], 2024.
You will receive a confirmation of your proof of legal proxy by email after Equiniti has received your legal proxy materials. To attend the virtual meeting, you must thereafter register in advance at http://register.proxypush.com/hmnf. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the virtual HMNF special meeting.
Who can answer questions about voting your shares
If you have any questions about the mergers or how to submit your proxy card, or if you need additional copies of this joint proxy statement/prospectus, please contact HMNF’s Corporate Secretary , 1016 Civic Center Drive NW, Rochester, Minnesota 55901 or by calling (507) 535-1200, or D.F. King, HMNF’s proxy solicitor, by calling toll-free at (866) 620-2536, or for banks and brokers, collect at (212) 269-5550, or by email at hmnf@dfking.com.
Revocability of proxies
You may revoke your proxy at any time before the vote is taken at the HMNF special meeting. To revoke your proxy, you must either advise the Corporate Secretary of HMNF in writing before your HMNF common stock has been voted at the special meeting, deliver a later dated proxy or attend the special meeting and vote your shares in person during the virtual special meeting. Attendance at the special meeting will not in itself constitute revocation of your proxy.
All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to: HMN Financial, Inc., Attn: Corporate Secretary, 1016 Civic Center Drive NW, Rochester, Minnesota 55901. If you hold your shares in the name of a broker, bank or other fiduciary and desire to revoke your proxy, you will need to contact your broker, bank or other fiduciary to revoke your proxy.

Proxy solicitation
HMNF will pay the costs associated with the solicitation of proxies for the HMNF special meeting. HMNF will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of HMNF common stock. In addition to the solicitation of proxies by mail, directors, officers and employees of HMNF may solicit proxies personally or by telephone. None of these persons will receive additional compensation for these activities.
On behalf of the HMNF Board, HMNF has engaged D.F. King, a proxy solicitation firm, to solicit proxies for the HMNF special meeting. D.F. King will be paid a fixed fee of approximately $11,875, and be reimbursed out-of-pocket expenses for its services. HMNF has also agreed to indemnify D.F. King and its affiliates against certain claims, liabilities, losses, damages and expenses.

THE HMNF PROPOSALS
Proposal 1 — Approval of the Merger Agreement
At the HMNF special meeting, stockholders of HMNF will be asked to approve the merger agreement, pursuant to which HMNF will merge with and into Alerus, and the transactions contemplated therein. Stockholders of HMNF should read this joint proxy statement/prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the transactions contemplated therein. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A.
For the reasons discussed in this joint proxy statement/prospectus, the HMNF Board unanimously determined that the merger agreement and the transactions contemplated therein are in the best interests of HMNF and its stockholders, and unanimously adopted and approved the merger agreement. The HMNF Board unanimously recommends that HMNF stockholders vote “FOR” approval of the HMNF merger proposal.
Proposal 2 — Merger-Related Compensation Proposal
Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, HMNF is seeking a non-binding, advisory stockholder approval of the compensation of HMNF’s named executive officers that may or will be payable in connection with the merger, as disclosed in the section entitled “The Merger — Interests of certain persons in the merger — Quantification of Potential Payments and Benefits to HMNF’s Named Executive Officers,” beginning on page 86. This proposal gives holders of HMNF common stock the opportunity to vote, on a non-binding, advisory basis, on the merger-related compensation that may be paid or will be payable to HMNF’s named executive officers.
The vote on the merger-related compensation proposal is a vote separate and apart from the votes on the HMNF merger proposal and the HMNF adjournment proposal. Accordingly, if you are a holder of HMNF common stock as of the record date, you may vote to approve the HMNF merger proposal and/or the HMNF adjournment proposal but vote not to approve the merger-related compensation proposal, and vice versa. The approval of the merger-related compensation proposal by holders of HMNF common stock is not a condition to the consummation of the merger. Because the vote on the merger-related compensation proposal is advisory only, it will not be binding on HMNF or Alerus. Accordingly, because HMNF is contractually obligated to make these payments if the merger is consummated, the merger-related compensation will be paid to HMNF’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements, even if stockholders of HMNF common stock fail to approve the advisory vote regarding merger-related compensation.
The HMNF Board unanimously recommends a vote “FOR” the merger-related compensation proposal.
Proposal 3 — Adjournment of the Special Meeting
If, at the HMNF special meeting, the number of shares of HMNF common stock cast in favor of the merger agreement is insufficient to approve the merger agreement and the transactions contemplated therein, HMNF intends to move to adjourn the HMNF special meeting in order to enable the HMNF Board to solicit additional proxies for approval of the HMNF merger proposal. In this proposal, HMNF is asking its stockholders to authorize the holder of any proxy solicited by the HMNF Board, on a discretionary basis, to vote in favor of adjourning the HMNF special meeting to another time and place for the purpose of soliciting additional proxies.
The HMNF Board unanimously recommends a vote “FOR” the HMNF adjournment proposal.

THE MERGER
This section of the joint proxy statement/prospectus describes material aspects of the merger. While Alerus and HMNF believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus, the attached Appendices and the other documents to which this joint proxy statement/prospectus refers for a more complete understanding of the merger. The merger agreement attached hereto as Appendix A, not this summary, is the legal document which governs the merger.
General
The Alerus Board is using this joint proxy statement/prospectus to solicit proxies from the holders of Alerus common stock for use at the virtual Alerus special meeting of stockholders, at which Alerus stockholders as of the relevant record date will be asked to approve the merger agreement and the transactions contemplated therein, including the merger and the issuance of Alerus common stock pursuant to the merger agreement. The HMNF Board is using this joint proxy statement/prospectus to solicit proxies from the holders of HMNF common stock for use at the virtual HMNF special meeting of stockholders, at which HMNF stockholders as of the relevant record date will be asked to approve the merger agreement and the transactions contemplated therein, including the merger. When the merger is consummated, HMNF will merge with and into Alerus and will cease to exist. The merger is anticipated to be consummated in the fourth quarter of 2024. Immediately following the consummation of the merger, Alerus will merge Home Federal with and into Alerus Financial, with Alerus Financial as the surviving bank. At such time, Home Federal’s banking offices will become banking offices of Alerus Financial.
If the merger is consummated, each share of HMNF common stock issued and outstanding immediately prior to the effective time (other than any shares owned by Alerus or HMNF) will be converted into the right to receive 1.25 shares of Alerus common stock, with cash paid in lieu of fractional shares. The exchange ratio is subject to potential downward adjustment, as described in the merger agreement, if certain financial metrics of HMNF are not met at closing.
Background of the merger
The management of each of Alerus and HMNF, as well as the Alerus Board and the HMNF Board, regularly review and assess the performance, strategy, competitive position, opportunities and prospects of their respective companies in light of the then-current business, interest rate, economic and regulatory environments, as well as developments and competition in the financial services sector and the opportunities and challenges facing participants in the sector, with the goals of enhancing their respective customer products and services offerings and maximizing value for their respective stockholders. As part of these ongoing, periodic reviews, Alerus’ and HMNF’s boards of directors and management teams have routinely considered and discussed the advantages and disadvantages of potential strategic transactions, both generally and with specific counterparties.
Representatives of Alerus have had informal discussions from time to time with members of management at various other financial institutions, including HMNF, regarding trends and developments, and, on occasion, potential strategic alternatives available to their respective companies, including potential business combinations. Alerus has regularly pursued acquisitions and other business combinations as a means to achieve its strategic goals.
As part of its review and assessment of potential strategic alternatives, the HMNF Board and management have considered the performance of HMNF, how it compares to its competitors, and opportunities to improve HMNF’s performance through mergers and acquisitions. Over the last several years, the HMNF Board and management have considered several potential acquisitions of other financial institutions based on their geographic footprint, sources of income, asset composition, management structure and credit philosophies. Despite significant effort and investment, HMNF has not been able to identify attractive, complementary acquisition candidates that could be acquired at reasonable valuations as a means to enhance HMNF stockholder value. At the same time, the HMNF Board and management have evaluated the impacts of a sale of HMNF or the merger of HMNF with another financial institution. In connection with these strategic initiatives, the HMNF Board and management have solicited the advice of financial advisors to provide the HMNF Board with valuation information relating to HMNF and to model potential merger and acquisition opportunities. Over the past ten years, HMNF has worked primarily with D.A. Davidson as its financial advisor. As part of its review and assessment of potential strategic alternatives, the HMNF Board and D.A. Davidson identified Alerus as a potential strategic acquiror. From time to time, the HMNF Board requested D.A. Davidson to prepare financial models illustrating HMNF’s potential acquisition of other financial institutions and illustrating the potential sale of HMNF to, or potential merger of HMNF with, other financial institutions, including Alerus. During this time, at the direction of the HMNF Board, management of HMNF engaged in preliminary discussions with other financial institutions, including Alerus, relating to potential strategic transactions.
In August 2021, Bradley Krehbiel, the President and Chief Executive Officer of HMNF, and Galen Vetter, a director of Alerus, met on several occasions socially. On August 31, 2021, Messrs. Krehbiel and Vetter arranged for a dinner between representatives of HMNF and representatives of Alerus so that each of HMNF and Alerus could learn more about each other’s banks, as well as the opportunities and challenges each was experiencing at that time. Representatives of HMNF included Mr. Krehbiel; Jon Eberle, Senior Vice President, Chief Financial Officer and Treasurer of HMNF and Executive Vice President, Chief Financial Officer and Treasurer of Home Federal; and Lawrence McGraw, Executive Vice President and Chief Operating Officer of Home Federal. Representatives of Alerus included Mr. Vetter; Randy Newman, Alerus’ then-present Chairman, Chief Executive Officer; and Katie Lorenson, Alerus’ then-present Executive Vice President and Chief Financial Officer. At the conclusion of the meeting, the representatives of HMNF and Alerus agreed that there were opportunities for the two institutions to partner together and, to this end, agreed to follow up with their respective Chief Credit Officers to consider working together on selected commercial loans. Following this meeting, the Chief Credit Officers of each of HMNF and Alerus explored potential opportunities for participations in commercial loans, but these opportunities did not involve any potential business combination between HMNF and Alerus.
On March 7, 2023, Mr. Krehbiel and Ms. Lorenson, who had been promoted to President and Chief Executive Officer of Alerus on January 1, 2022, met to exchange observations on current market conditions and the impact they were having on local business conditions. Neither Mr. Krehbiel nor Ms. Lorenson disclosed confidential information at this meeting. During this meeting, Mr. Krehbiel and Ms. Lorenson agreed to consider discussions regarding a potential combination of HMNF and Alerus. Mr. Krehbiel and Ms. Lorenson discussed the merits of an all-stock transaction, but did not discuss valuation or other terms of a potential transaction between HMNF and Alerus. Mr. Krehbiel relayed the substance of this conversation to the HMNF Board, which supported continued dialogue between Mr. Krehbiel and Ms. Lorenson toward a strategic transaction.
On July 14, 2023, Mr. Krehbiel again met with Ms. Lorenson to discuss a possible combination of HMNF with Alerus. Given the sense of strategic fit, as well as the interests of both HMNF and Alerus in strategic transactions, Mr. Krehbiel and Ms. Lorenson agreed to move forward with an exploration of Alerus’ potential acquisition of HMNF. Neither Mr. Krehbiel nor Ms. Lorenson disclosed confidential information at this meeting, nor did they discuss valuation or other terms of a potential transaction between HMNF and Alerus.
On July 25, 2023, at a regular meeting of the HMNF Board, Mr. Krehbiel updated the HMNF Board on his discussions with Ms. Lorenson at the July 14, 2023 meeting. The HMNF Board directed Mr. Krehbiel to enter into a mutual nondisclosure agreement with Alerus on behalf of HMNF, so that the two companies could share confidential information with one another and continue the dialogue.
Later on July 25, 2023, Alerus and HMNF entered into a mutual nondisclosure agreement. This mutual nondisclosure agreement contained a customary mutual standstill provision that automatically terminated upon execution of the merger agreement. HMNF requested that D.A. Davidson facilitate the information exchange.
On August 1, 2023, D.A. Davidson provided representatives of Alerus and HMNF with access to a virtual data room to which each party could post confidential information and review confidential information of the other.
Over the next several months, Alerus and HMNF reviewed and exchanged confidential information with one another. Over this same time period, Mr. Krehbiel and Ms. Lorenson had multiple discussions regarding the general features of the potential acquisition of HMNF by Alerus by way of merger, in which HMNF stockholders would receive shares of Alerus common stock as consideration, which was the preferred structure of HMNF due to the fact that the transaction would be expected to qualify as a tax-free reorganization for HMNF stockholders and allow an HMNF stockholder to participate in the future expected growth of Alerus or provide an HMNF stockholder with liquidity with respect to Alerus common stock received in the merger, if that stockholder so desired. However, Mr. Krehbiel and Ms. Lorenson did not discuss the amount of merger consideration to HMNF stockholders.
As these discussions continued to gain momentum in the fourth quarter of 2023, HMNF’s management worked closely with D.A. Davidson to update a model illustrating the potential merger of HMNF with Alerus for review by the HMNF Board. The HMNF Board again assessed the qualifications, expertise and reputation of D.A. Davidson, its knowledge of and involvement in recent transactions in the banking industry and its knowledge of and familiarity with HMNF’s business. As part of this selection process, D.A. Davidson disclosed, and the HMNF Board expressly considered, that D.A. Davidson had been engaged as Alerus’ financial advisor with respect to Alerus’ acquisition, completed on July 1, 2022, of MPB BHC, Inc. and its wholly-owned subsidiary Metro Phoenix Bank. The HMNF Board concluded that this prior engagement would not prevent D.A. Davidson from fulfilling its obligations as HMNF’s financial advisor, and the HMNF Board selected D.A. Davidson as its financial advisor with respect to a transaction with Alerus. HMNF formalized the engagement of D.A. Davidson to serve as its financial advisor on March 12, 2024.
On November 15, 2023, HMNF commenced sharing more detailed confidential information with Alerus through the virtual data room, with the intention that this information would enable Alerus to make a proposal for an exchange ratio, which is the number of shares of Alerus common stock that HMNF stockholders would receive per share of HMNF common stock in the proposed merger with Alerus. HMNF did not express any specific expectation regarding the exchange ratio, nor did HMNF share the financial model being prepared by D.A. Davidson with Alerus.
On January 4, 2024, Alerus, through its financial advisor Raymond James, delivered a written, non-binding indication of interest to the HMNF Board, through D.A. Davidson. In this non-binding indication of interest, Alerus proposed to acquire all the issued and outstanding shares of HMNF in a merger transaction in exchange for Alerus common stock. The merger consideration initially proposed by Alerus was between 1.25 and 1.30 shares of Alerus common stock, which at the non-binding proposed exchange ratio of 1.25 to 1.30, with a midpoint of 1.275, represented an implied premium of 18% to the closing price of HMNF’s common stock on January 3, 2024, based on the closing price of Alerus’ common stock on that date. The non-binding indication of interest also proposed that, following the merger of HMNF and Alerus, Home Federal would merge with Alerus Financial, with Alerus Financial being the surviving entity in the merger. In the non-binding indication of interest, Alerus stated that it would require voting and support agreements to be entered into by certain HMNF executive officers and directors. The non-binding indication of interest also stated that Alerus would provide tail liability insurance and indemnification for existing directors and officers of HMNF for a period of six years, subject to a cap of 250% on the premium for such tail coverage. Under the binding exclusivity provision contained in the non-binding indication of interest, HMNF would agree to negotiate exclusively and in good faith with Alerus for a period of 90 days from acceptance of the non-binding indication of interest. During this same period, HMNF would not be permitted to solicit or entertain expressions of interest from any party other than Alerus as it related to a similar strategic transaction. The non-binding indication of interest did not provide for the retention or post-closing employment of any executive officer of HMNF.
On January 8, 2024, Alerus delivered an updated written, non-binding indication of interest reflecting the same terms as presented through the January 4, 2024 non-binding indication of interest, with the addition of a provision by which Alerus agreed to add one current HMNF director to the Alerus Board, with the director to be mutually agreed by both parties. HMNF director representation on the Alerus Board had been previously discussed between Mr. Krehbiel and Ms. Lorenson, during the course of their earlier conversations.
On January 16, 2024, the HMNF Board met to review the updated January 4, 2024 non-binding indication of interest and due diligence findings relating to Alerus. At this meeting, representatives of D.A. Davidson presented an updated financial model to the HMNF Board. The HMNF Board discussed with

HMNF’s management and D.A. Davidson the potential advantages and disadvantages of the transaction proposed by Alerus, as well as the terms of the non-binding indication of interest. Based on this review and discussion, the HMNF Board concluded it would not approve the updated January 4, 2024 non-binding indication of interest as presented, and instructed D.A. Davidson to negotiate on behalf of HMNF to increase the proposed exchange ratio and reduce the period of exclusivity from 90 days to 60 days.
On January 23, 2024, the HMNF Board held a regular meeting, and, during that meeting, HMNF’s management updated the HMNF Board on the current status of discussions. The HMNF Board also considered the engagement of outside legal counsel to advise the HMNF Board and to assist HMNF in the transaction. During the course of this discussion, the HMNF Board identified Ballard Spahr as a potential law firm due to its experience and expertise in bank regulatory and bank mergers and acquisitions. The HMNF Board authorized Mr. Krehbiel, in consultation with Wendy S. Shannon, Chair of the HMNF Board, to select legal counsel based on the considerations discussed in the meeting.
On January 24, 2024, Alerus issued a press release announcing its financial results for the fourth quarter and year ended December 31, 2023. On January 25, 2024, HMNF issued a press release announcing its financial results for the fourth quarter and year ended December 31, 2023.
On January 31, 2024, Alerus presented the HMNF Board with a revised written, non-binding indication of interest in which Alerus proposed an exchange ratio of between 1.30 and 1.35 shares of Alerus common stock, which at the non-binding proposed exchange ratio of 1.35 represented an implied premium of 48% to the closing price of HMNF’s common stock on January 31, 2024, based on the closing price of Alerus common stock on that date. The merger consideration was subject to ongoing due diligence, in particular Alerus’ confirmation of the value of the HMNF main office location. The revised January 31, 2024 non-binding indication of interest provided that the definitive merger agreement would include a customary no-shop provision and require HMNF to pay a termination fee to Alerus in the amount of 4% of the aggregate merger consideration in the event that HMNF accepted an unsolicited topping bid and terminated the definitive agreement with Alerus. The revised January 31, 2024 non-binding indication of interest also stated that the definitive agreement would provide that HMNF would be permitted to continue to pay quarterly cash dividends in its normal course. The revised January 31, 2024 non-binding indication of interest contained a binding exclusivity period of 60 day from the receipt of the majority of due diligence items. The other terms were consistent with the updated January 4, 2024 non-binding indication of interest.
On February 1, 2024, Mr. Krehbiel, in consultation with Ms. Shannon, finalized the engagement of Ballard Spahr as legal counsel for HMNF relating to the potential transaction with Alerus.
On February 5, 2024, the HMNF Board held a special meeting with Mr. Krehbiel, D.A. Davidson and Ballard Spahr to review and consider the terms and conditions of the revised January 31, 2024 non-binding indication of interest from Alerus along with an updated financial model prepared by Davidson. The HMNF Board approved the revised January 31, 2024 non-binding indication of interest, and directed Mr. Krehbiel to sign and deliver the indication of interest on behalf of HMNF, which Mr. Krehbiel did on February 5, 2024.
Beginning in mid-February 2024, Alerus and its financial, accounting and legal advisors, on the one hand, and HMNF and its financial, accounting and legal advisors, on the other hand, began an expanded due diligence investigation of HMNF and Alerus, respectively. This due diligence review included a review of both publicly available information regarding HMNF and Alerus, including reports and other materials filed by both companies with the SEC, and confidential information provided pursuant to the mutual confidentiality agreement. Also beginning in mid-February, Barack Ferrazzano, as legal counsel to Alerus, prepared an initial draft of the definitive merger agreement based on the executed indication of interest and discussed aspects of the same with members of Alerus’ management and Raymond James. On March 29, 2024, Barack Ferrazzano delivered to Ballard Spahr an initial draft of the merger agreement. The draft merger agreement was consistent with the February 5, 2024 indication of interest, and also included a mechanism for potential downward adjustment of the exchange ratio in the event of a shortfall in HMNF’s stockholders’ equity from an unspecified threshold amount, the requirement of stockholder approval by Alerus’ stockholders based on the estimated amount of Alerus common stock to be issued as consideration in the merger, as well as provisions regarding circumstances under which Alerus could terminate the merger agreement relating to the Alerus Board’s fiduciary duties and receipt of Alerus’ stockholder approval.

Thereafter, and continuing until the merger agreement and the other transaction agreements were executed, the parties and their legal advisors negotiated the terms of the merger agreement and other transaction agreements, reflecting discussions between the parties regarding transaction terms.
On April 8, 2024, Ms. Shannon and Mr. Krehbiel had a telephone conference with representatives of Ballard Spahr to review terms of the merger agreement and provide feedback, as well as to discuss the process for the potential sale of HMNF.
On April 10, 2024, Ballard Spahr delivered to Barack Ferrazzano a revised draft of the merger agreement, incorporating the feedback from Ms. Shannon and Mr. Krehbiel. The revised merger agreement reflected that HMNF would require voting and support agreements by certain Alerus executive officers and directors, removed the provisions regarding potential downward adjustment of the exchange ratio, expanded the circumstances under which the HMNF Board could change its recommendation to HMNF’s stockholders and terminate the merger agreement and added a provision requiring Alerus to reimburse HMNF for its expenses in connection with termination of the agreement due to a failure of HMNF’s stockholders to approve the merger agreement, as well as expanded the representations and warranties to be made by, and the interim operating covenants of, Alerus and Alerus Financial.
On April 15, 2024, Barack Ferrazzano delivered to Ballard Spahr a revised draft of the merger agreement, which reflected an exchange ratio of 1.30, subject to potential downward adjustment in the event of a shortfall in HMNF’s stockholders’ equity as compared to a stockholders’ equity threshold of $125,498,000. This revised merger agreement defined stockholders’ equity as HMNF’s total stockholders’ equity as of the closing date, reduced for any shortfall in the valuation of HMNF’s main office location from the valuation discussed by the parties during initial due diligence. It also provided that certain transaction expenses of HMNF (defined in the merger agreement as “Company Transaction Expenses”) would be excluded from the calculation of stockholders’ equity, up to an unspecified cap amount. The revised draft merger agreement also limited the circumstances under which the HMNF Board could change its recommendation to HMNF’s stockholders and terminate the merger agreement, removed the provision regarding reimbursement of HMNF’s expenses and scaled back the representations and warranties to be made by, and the interim operating covenants of, Alerus and Alerus Financial.
On April 16, 2024, the HMNF Board held a special meeting attended by HMNF’s management, Ballard Spahr and D.A. Davidson. During this meeting, Ballard Spahr reviewed and discussed with the HMNF Board its fiduciary duties in the context of a potential merger transaction with Alerus. The HMNF Board received information from HMNF’s management, Ballard Spahr and D.A. Davidson relating to the due diligence investigation of Alerus and Alerus Financial. The HMNF Board reviewed with Ballard Spahr and D.A. Davidson the terms of the merger agreement based on the April 10, 2024 draft, and previewed certain changes reflected in the April 15, 2024 revised draft of the merger agreement. During this meeting, the HMNF Board considered whether to solicit interest in acquiring HMNF from other potential parties after the expiration of the exclusivity period, and discussed the process for maximizing HMNF stockholder value. The HMNF Board concluded that it was unlikely that there were other potential counterparties with the interest and ability to consummate a transaction with HMNF that would be more favorable to HMNF and its stockholders than the proposed transaction with Alerus. Based on this view, the HMNF Board determined to continue to exclusively negotiate with Alerus and not to solicit interest from other potential parties upon the expiration of the exclusivity period. The HMNF Board also determined to hold another meeting the following week to review the April 15, 2024 draft merger agreement in greater detail. The HMNF Board also directed D.A. Davidson, HMNF’s management and Ballard Spahr to seek additional information relating to the definition of stockholders’ equity, the stockholders’ equity threshold and estimates of various types of Company Transaction Expense. The HMNF Board also recognized that, given the fact that both HMNF and Alerus had completed the first quarter of 2024, the financial model for the merger of HMNF and Alerus should be updated for the financial results of both Alerus and HMNF for the quarter ended March 31, 2024. The HMNF Board directed Mr. Krehbiel, HMNF’s management and D.A. Davidson to update the forecasts that informed that financial model to cover the years ended December 31, 2024 to 2029. See the section entitled “— Certain unaudited prospective financial information,” beginning on page 80, for a summary of certain significant elements of this information that were used by D.A. Davidson in connection with the preparation of its fairness opinion and analyses.

On April 17, 2024, representatives from HMNF conducted a due diligence conference call with members of Alerus’ management, during which a number of business, financial, credit, human resources and legal topics were discussed in detail.
On April 18, 2024, HMNF issued a press release announcing its financial results for the three months ended March 31, 2024.
On April 23, 2024, the HMNF Board held a special meeting attended by HMNF’s management, Ballard Spahr and D.A. Davidson. During this meeting, the HMNF Board received information from HMNF’s management, Ballard Spahr and D.A. Davidson relating to the due diligence investigation of Alerus and Alerus Financial. The HMNF Board reviewed with Ballard Spahr and D.A. Davidson the terms of the April 15, 2024 revised draft of the merger agreement, focusing on valuations of HMNF and Alerus, the exchange ratio, the items included in Company Transaction Expenses and the amounts thereof, potential adjustments to the exchange ratio and the value of HMNF’s main office location. Given the uncertainties relating to these key terms, the HMNF Board did not accept the exchange ratio of 1.30, the provisions relating to a downward adjustment of the exchange ratio in the event of a shortfall in HMNF’s stockholders’ equity or the HMNF stockholders’ equity threshold of $125,498,000. Instead, the HMNF Board directed HMNF’s management, Ballard Spahr and D.A. Davidson to continue their due diligence investigation and to provide the HMNF Board with additional information from which it could judge the reasonableness of the terms proposed in the April 15, 2024 revised draft, such as the value of HMNF’s main office location, an estimate of Company Transaction Expenses and the specific items thereof and financial modeling relating to HMNF stockholders’ equity over the balance of 2024. HMNF’s management and D.A. Davidson further reported to the HMNF Board that they were continuing to work on an updated financial model to reflect the financial results for each of HMNF and Alerus through March 31, 2024.
At a special meeting of the Alerus Board held on April 23, 2024, Alerus’ management, with the assistance of Alerus’ financial and legal advisors, gave a thorough presentation to the Alerus Board on various aspects of the proposed transaction, including the due diligence process and results, financial metrics, pro forma projections, employee matters and status. The presentation included detailed materials prepared by several Alerus teams, including finance, credit, legal, human resources, operations and marketing.
Alerus’ financial advisor discussed in detail the financial highlights of the proposed transaction and discussed the impact of using a fixed exchange ratio and the implications of any fluctuations in Alerus’ stock price. The Alerus Board asked the financial advisor questions about the prospects of the combined entity, how the investor community could potentially react to the transaction when announced and the potential impact on Alerus’ stock price. Alerus’ legal advisor also reviewed with the Alerus Board the April 15, 2024 draft of the merger agreement, which included substantially final, negotiated language with respect to the non-financial terms of the transactions contemplated by the merger agreement. Various provisions of the merger agreement were discussed and director questions regarding the merger agreement were asked and answered, including questions regarding terms that remained the subject of negotiation between the parties, including the potential downward adjustment of the exchange ratio in the event of a shortfall in HMNF’s stockholders’ equity and the HMNF stockholders’ equity threshold, and the status of such negotiations. Legal counsel noted for the Alerus Board that Alerus must obtain approval of the transaction by its stockholders because of the large amount of Alerus common stock being issued to HMNF stockholders, and described the process of obtaining stockholder approval.
On April 24, 2024, Alerus issued a press release announcing its financial results for the three months ended March 31, 2024.
On May 2, 2024, the HMNF Compensation Committee met to review the executive severance agreements then in place for HMNF’s executive officers, Messrs. Krehbiel, Eberle and McGraw. The HMNF Compensation Committee determined to amend the executive severance agreements to eliminate the requirement for Messrs. Eberle and McGraw that a termination of employment must occur during the two-year transition period following the Change in Control (as defined in each such severance agreement) in order for the executive to receive the executive severance agreement payments and benefits. The HMNF Compensation Committee believed that eliminating the two-year period would provide greater flexibility in the management of the combined company, and not unduly encourage the earlier termination of services of these executives. The HMNF Compensation Committee also took notice of the fact that the payments and benefits specified in the executive severance agreements were not increased or otherwise changed in amount by the amendments. The HMNF Compensation Committee approved the amendments, conditioned upon and effective upon the HMNF Board’s approval of the merger agreement with Alerus.
Between the dates of May 8 and May 9, 2024, representatives of D.A. Davidson and Raymond James conferred with one another regarding the exchange ratio, HMNF stockholders’ equity threshold and related matters. Based on the updates to its financial models for through March 31, 2024, and after consideration of the negative changes in various assumptions used by Alerus to develop the February 5, 2024 indication of interest, including the valuation of HMNF’s main office location, Raymond James advised D.A. Davidson that Alerus proposed an exchange ratio of 1.25 shares of Alerus common stock for each share of HMNF common stock. Following the discussion with Raymond James, D.A. Davidson reviewed this change with HMNF’s management and the stated rationale. HMNF’s management in turn discussed the change with the HMNF Board. At the direction of the HMNF Board, D.A. Davidson was also pursuing negotiations with Raymond James relating to the HMNF stockholders’ equity threshold and calculation of Company Transaction Expenses.
On May 9, 2024, Barack Ferrazzano circulated to Ballard Spahr an updated draft of the merger agreement reflecting an exchange ratio of 1.25, which was then forwarded through Ballard Spahr to the HMNF Board and HMNF’s management. Mr. Krehbiel summarized to the HMNF Board the information developed at the HMNF Board’s direction from the April 23, 2024 meeting, which provided the HMNF Board with greater certainty regarding the likelihood of potential adjustments to the exchange ratio based on the proposed terms of the merger agreement. After discussion with the HMNF Board, Ms. Shannon called a special meeting of the HMNF Board for May 14, 2024.
At a special meeting of the Alerus Board held on May 14, 2024,Alerus’ management provided an overview of the financial metrics of the transaction, including the projected earnback period. Alerus’ financial advisor outlined transaction value considerations and potential investor reactions to the transaction once announced. Alerus’ legal advisor described for the Alerus Board the fiduciary duties of directors in connection with the proposed transaction, which would require Alerus stockholder approval, and summarized the numerous actions taken by the Alerus Board to satisfy those duties. Alerus’ legal and financial advisors reviewed with the Alerus Board a substantially final, negotiated version of the merger agreement and related exhibits, a substantially final, negotiated version of the voting and support agreement to be entered into by directors and executive officers of Alerus, a financial presentation prepared by Raymond James providing an overview of HMNF and the financial terms of the proposed acquisition, a legal due diligence memorandum and draft board resolutions prepared by Barack Ferrazzano approving the merger agreement and the transactions contemplated therein, including the issuance of Alerus common stock pursuant to the merger agreement.
Representatives of Raymond James presented a summary of the financial terms of the proposed merger, including the merger consideration, valuation multiples of the merger consideration compared to precedent transactions, pro forma analyses and transaction analyses. Representatives of Raymond James also presented the firm’s financial analysis, which included a review of its fairness opinion process. At the end of its presentation, Raymond James delivered its oral opinion, which was subsequently confirmed in writing, to the effect that, as of May 14, 2024, and based on the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Raymond James as set forth in its opinion, the exchange ratio to be paid by Alerus in the merger pursuant to the merger agreement was fair, from a financial point of view, to Alerus and its stockholders. For more information, see the section entitled “— Opinion of Alerus’ financial advisor” and Appendix B to this joint proxy statement/prospectus. Various provisions of the merger agreement were discussed and director questions regarding the merger agreement were asked and answered.
The Alerus Board engaged in a detailed and extensive discussion of the merger agreement and the financial analyses presented by Raymond James. Following extensive discussion and questions and answers, including consideration of the factors described under “The Merger — Alerus’ reasons for the merger and recommendation of the Alerus Board,” the Alerus Board determined that the merger agreement and the transactions contemplated thereby, including the issuance of Alerus common stock pursuant to the merger agreement, were in the best interests of Alerus and its stockholders and authorized Alerus’ management to execute and deliver the merger agreement and to recommend that Alerus’ stockholders approve the merger agreement.
On May 14, 2024, the HMNF Board held a special meeting to consider the negotiated terms of the proposed merger between HMNF and Alerus and entry into the merger agreement and other transaction documents in connection with the proposed merger by HMNF. Members of HMNF’s management and representatives of Ballard Spahr and D.A. Davidson were also in attendance at the meeting. At this meeting, HMNF’s management and Ballard Spahr provided a final report on the key findings of their respective due diligence investigation of Alerus. Thereafter, HMNF’s management and D.A. Davidson reviewed in detail negotiations relating to the exchange ratio, as well as changes in HMNF’s and Alerus’ assumptions supporting the exchange ratio and the potential downward adjustment of the exchange ratio in the event of a shortfall in HMNF’s stockholders’ equity. The HMNF Board concluded that the proposed downward adjustment in the exchange ratio was reasonable under the circumstances, given the HMNF stockholders’ equity threshold and the proposed cap on Company Transaction Expenses. At this meeting, D.A. Davidson reviewed the financial aspects of the proposed merger, including the financial analyses performed by D.A. Davidson, and rendered to the HMNF Board an opinion, which was initially rendered verbally and subsequently confirmed in a written opinion dated May 14, 2024, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by D.A. Davidson as set forth in its written opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of HMNF common stock. For more information, see the section entitled “— Opinion of HMNF’s financial advisor” and Appendix C to this joint proxy statement/prospectus. Representatives of Ballard Spahr then reviewed with the HMNF Board the proposed final terms of the merger agreement and the other transaction documents to be entered into in connection with the merger, reviewed the directors’ fiduciary duties in connection with the merger, as they had previously done, and described the resolutions the HMNF Board would be asked to adopt if they were to approve the merger agreement. At the conclusion of the meeting, after careful review and discussion by the HMNF Board, including consideration of the factors described below under “The Merger — HMNF’s reasons for the merger and recommendation of the HMNF Board,” the HMNF Board unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of HMNF and its stockholders, (ii) adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, (iii) authorized the execution and delivery of the merger agreement and the other agreements contemplated thereby, (iv) directed that the merger agreement be submitted to the holders of HMNF common stock for approval and adoption and (v) recommended approval and adoption of the merger agreement by the holders of HMNF common stock.
Following the meetings of the HMNF Board and the Alerus Board on May 14, 2024, Alerus and HMNF executed the merger agreement on May 14, 2024. On the morning of May 15, 2024, before the opening of the financial markets, Alerus and HMNF issued a joint press release announcing the transaction and Alerus hosted an investor call where the transaction was discussed in more detail.
Alerus’ reasons for the merger and recommendation of the Alerus Board
The Alerus Board believes that the merger is advisable to its stockholders. Accordingly, the Alerus Board has approved the merger agreement and recommends that Alerus’ common stockholders vote “FOR” the approval of the merger agreement and the transactions contemplated therein, including the issuance of Alerus common stock pursuant to the merger agreement.
In deciding to approve the merger agreement, the Alerus Board after consulting with its management as well as its legal and financial advisors, considered a number of factors, including the following, which are not presented in order of priority:
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management’s view that the acquisition of HMNF provides an attractive opportunity to enhance Alerus’ existing deposit, commercial banking, wealth management and retirement and benefits presence in the Rochester, MN and Minneapolis-St. Paul-Bloomington, MN-WI metropolitan statistical areas (“MSAs”);

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HMNF’s complementary relationship-oriented community banking model, and its compatibility with Alerus;

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a review of the demographic, economic and financial characteristics of the markets in which HMNF operates, including existing and potential competition and history of the market area with respect to financial institutions;

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management’s review of HMNF’s business, operations, earnings and financial condition, including its management, capital levels and strong asset quality;

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anticipated efficiencies to come from integrating certain of HMNF’s operations into Alerus’ existing operations;

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the ability of Alerus to use its common stock as consideration;

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its review and discussions among Alerus’ legal and financial advisors, concerning the due diligence investigation of HMNF;

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management’s expectation that Alerus will retain its strong capital position upon consummation of the transaction;

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the opportunity to build a greater recognition and awareness of the Alerus brand;

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the Alerus Board’s review with its legal advisors of the exclusivity and termination provisions of the merger agreement and the $4.6 million termination fee in favor of HMNF in the event that the merger agreement is terminated under certain specified circumstances;

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the financial presentation and fairness opinion, dated May 14, 2024, of Raymond James, Alerus’ financial advisor, to the Alerus Board, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Raymond James as set forth in its opinion, the exchange ratio to be paid by Alerus in the merger pursuant to the merger agreement was fair, from a financial point of view, to Alerus, as more fully described under “Opinion of Alerus’ Financial Advisor” beginning on page 48;

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the similarity between HMNF’s and Alerus’ management philosophies, approaches and commitments to the communities, customers and stockholders they each serve and their respective employees; and

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the terms of the merger agreement, including the expected tax treatment and termination fee provisions, which it reviewed with Alerus’ outside legal and financial advisors.

The Alerus Board also considered potential risks relating to the merger, including but not limited to the following:
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the need to obtain regulatory approvals to consummate the merger;

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the dilution to current Alerus stockholders from the issuance of additional shares of Alerus common stock pursuant to the merger agreement;

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the potential for diversion of management and employee attention, and for employee attrition, during the period prior to the consummation of the merger and the potential effect on Alerus’ business and relations with customers, service providers and other stakeholders, whether or not the merger is consummated;

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expected benefits and synergies sought in the merger, including cost savings and Alerus’ ability to successfully market its products and services to HMNF’s customers, may not be realized within the expected time period, or at all;

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the challenges of integrating the businesses, operations and employees of Alerus and HMNF;

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certain anticipated merger-related costs and the fact that Alerus expects to incur a number of nonrecurring costs in connection with the merger, even if the merger is not ultimately consummated, including a potential $4.6 million termination fee if the merger agreement is terminated under certain circumstances;

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the potential for legal claims challenging the merger; and

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the other risks described in the section entitled “Risk Factors” beginning on page 21 and the risks of investing in Alerus common stock identified in the Risk Factors sections of Alerus’ periodic reports filed with the SEC and incorporated by reference herein.

The foregoing discussion of the information and factors considered by the Alerus Board is not intended to be exhaustive, but to include a description of material factors considered by the Alerus Board. In reaching its decision to approve the merger agreement and the transactions contemplated therein, including the merger and the issuance of Alerus common stock pursuant to the merger agreement, the Alerus Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Alerus Board considered all these factors as a whole, including discussions with, and questioning of, Alerus’ management and Alerus’ independent financial and legal advisors and overall considered the factors to be favorable to, and to support, its determination.
The Alerus Board unanimously recommends that Alerus stockholders vote “FOR” the approval of the Alerus merger proposal and “FOR” the approval of the Alerus adjournment proposal.
This summary of the reasoning of the Alerus Board and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Notes Concerning Forward-Looking Statements.”
Opinion of Alerus’ financial advisor
Alerus retained Raymond James as its financial advisor on April 2, 2024. Alerus selected Raymond James as its financial advisor because it is a globally-recognized investment banking firm offering a full range of investment banking services to its clients. In the ordinary course of its investment banking business, Raymond James is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. Pursuant to that engagement, the Alerus Board requested that Raymond James evaluate and deliver an opinion regarding the fairness to Alerus, from a financial point of view, of the exchange ratio to be paid in the merger pursuant to the merger agreement.
On May 14, 2024, representatives of Raymond James rendered Raymond James’ opinion to the Alerus Board (solely in its members’ capacity as directors), that, as of such date, the exchange ratio to be paid in the merger pursuant to the merger agreement was fair, from a financial point of view, to Alerus, based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Raymond James in connection with the preparation of its opinion.
The full text of the written opinion of Raymond James, dated May 14, 2024, is attached to this joint proxy statement/prospectus as Exhibit B, and is incorporated by reference herein. Any summary of the opinion of Raymond James set forth in this document is qualified in its entirety by reference to the full text of such written opinion. Alerus stockholders are urged to read the entire opinion carefully and in its entirety in connection with their consideration of the exchange ratio. Raymond James’ opinion speaks only as of the date of such opinion and does not reflect any developments that may occur or have occurred after the date of its opinion and prior to the consummation of the merger.
Raymond James provided its opinion for the information of the Alerus Board (solely in its capacity as such) in connection with, and for purposes of, the Alerus Board’s consideration of the exchange ratio to be paid in the merger pursuant to the merger agreement and its opinion only addressed whether the exchange ratio to be paid in the merger pursuant to the merger agreement was fair to Alerus, from a financial point of view, as of the date of the opinion. The opinion of Raymond James did not address any other term or aspect of the merger agreement or the transactions contemplated therein. The Raymond James opinion did not constitute a recommendation to the Alerus Board or to any Alerus or HMNF stockholder as to how the Alerus Board, such stockholders or any other person should vote or otherwise act with respect to the merger or any other matter.

In connection with its review of the proposed merger and the preparation of its opinion, Raymond James reviewed, analyzed and relied upon information bearing upon the financial and operating condition of Alerus and HMNF, among other things:
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the financial terms and conditions as stated in the substantially final draft of the merger agreement by and between Alerus and HMNF, dated as of May 10, 2024 (the most recent version made available to Raymond James);

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certain information related to the historical condition and prospects of HMNF and Alerus, as made available to Raymond James by or on behalf of Alerus, including, but not limited to, (a) financial projections for HMNF for the periods ending December 31, 2024 through 2028 prepared by the management of HMNF (as adjusted and approved by Alerus’ management) (the “HMNF Projections”) and (b) financial projections for Alerus for the periods ended December 31, 2024 through 2028 as approved by Alerus’ management based on Alerus’ management-approved (i) analyst consensus estimates and (ii) long-term growth rates (collectively, the “Alerus Projections” and, together with the HMNF Projections, the “Projections”) and (c) certain forecasts and estimates of potential cost savings, operating efficiencies, revenue effects, discount rates, purchase accounting adjustments, transaction expenses and other pro forma financial adjustments expected to result from the merger, as prepared by management of Alerus for use by Raymond James (the “Merger Adjustments”);

•
HMNF’s and Alerus’ audited financial statements for the years ended December 31, 2023, 2022 and 2021 and unaudited financial statements for the quarterly periods ended March 31, 2024, September 30, 2023, June 30, 2023 and March 31, 2023, as they appear in HMNF’s and Alerus’ respective filings with the SEC;

•
HMNF’s and Alerus’ recent public filings and certain other publicly available information regarding HMNF and Alerus;

•
the financial and operating performance of HMNF and Alerus and those of other selected public companies that Raymond James deemed to be relevant;

•
certain publicly available financial terms of certain transactions Raymond James deemed to be relevant;

•
the current and historical market prices for HMNF and Alerus’ common stock, and the current market prices of the publicly traded securities of certain other companies that Raymond James deemed to be relevant;

•
certain other financial studies, analyses and inquiries and such other information and factors as Raymond James deemed appropriate;

•
a certificate addressed to Raymond James from a member of senior management of Alerus regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of Alerus;

•
discussions with members of the senior management of Alerus and HMNF certain information relating to the aforementioned and any other matters which Raymond James deemed relevant to Raymond James’ inquiry including, but not limited to, the past and then-current business operations of HMNF and Alerus and the financial condition and future prospects and operations of HMNF and Alerus; and

•
certain potential pro forma financial effects of the merger on Alerus.

With Alerus’ consent, Raymond James assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of Alerus or HMNF or otherwise reviewed by or discussed with Raymond James, and Raymond James undertook no duty or responsibility to, nor did Raymond James actually, independently verify any of such information. Furthermore, Raymond James undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Alerus or HMNF is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Alerus or HMNF is a party or may be subject. With Alerus’ consent, the Raymond James opinion made no assumption concerning, and therefore did not consider, the potential effects of any such litigation, claims or investigations or possible assertions. Raymond James has not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of HMNF. Raymond James is not an expert in GAAP in general, and also specifically regarding the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowance for credit losses or any other reserves; accordingly, Raymond James assumed that such allowances and reserves are in the aggregate adequate to cover such losses. With Alerus’ consent, Raymond James assumed that the Projections, the Merger Adjustments and such other information and data relating to HMNF and Alerus provided to or otherwise reviewed by or discussed with Raymond James had been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Alerus, and Raymond James relied upon Alerus to advise it promptly if any information previously provided became inaccurate, misleading or was required to be updated during the period of its review. Raymond James expressed no opinion with respect to the Projections or Merger Adjustments, or the assumptions on which they are based. Raymond James assumed that the final form of the merger agreement would be substantially similar to the draft dated May 10, 2024, and that the merger would be consummated in accordance with the terms of the merger agreement without waiver or amendment of any conditions thereto. Furthermore, Raymond James assumed, in all respects material to Raymond James’ analysis, that the representations and warranties of each party contained in the merger agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the merger agreement without being waived. Raymond James relied upon and assumed, without independent verification, that (i) the merger would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory and other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the merger, HMNF or Alerus that would be material to Raymond James’ analyses or its opinion.
Raymond James’ opinion was based upon market, economic, financial and other circumstances and conditions existing and disclosed to Raymond James as of May 13, 2024. The credit, financial and stock markets have been experiencing unusual volatility (arising from factors related to, among other things, general economic conditions, geopolitical and economic uncertainty, inflation and the recovery from the COVID-19 pandemic, including the effect of evolving governmental actions and non-actions) and Raymond James expressed no opinion or view as to any potential effects of such volatility on the merger, Alerus or HMNF. Although subsequent developments may occur, Raymond James is under no obligation to update, revise or reaffirm its analyses or its opinion. Raymond James relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of HMNF since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to Raymond James’ analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.
Raymond James expressed no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger or the availability or advisability of any alternatives to the merger. Raymond James provided advice to Alerus with respect to the proposed merger. Raymond James did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the merger. Raymond James did not solicit indications of interest with respect to a transaction involving Alerus nor did Raymond James advise Alerus with respect to its strategic alternatives. The opinion of Raymond James did not express any opinion as to the likely trading range of Alerus’ stock following the merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Alerus at that time. The opinion of Raymond James is limited to the fairness, from a financial point of view, of the exchange ratio to be paid by Alerus in the merger pursuant to the merger agreement.
Raymond James expressed no opinion with respect to any other reasons, legal, business or otherwise, that may support the decision of the Alerus Board to approve or consummate the merger. Furthermore, no opinion, counsel or interpretation was intended by Raymond James on matters that require legal, accounting or tax advice. Raymond James assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, Raymond James relied, with the consent of Alerus, on the fact that Alerus has been assisted by legal, accounting and tax advisors and, with the consent of Alerus, relied upon and assumed the accuracy and completeness of the assessments by Alerus and its advisors as to all legal, accounting and tax matters with respect to Alerus, HMNF and the merger, including, without limitation, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.
In formulating its opinion, Raymond James considered only what Raymond James understood to be the exchange ratio to be paid by Alerus in the merger pursuant to the merger agreement, and Raymond James did not consider and its opinion did not address the fairness of the amount or nature of any compensation to be paid or payable to any person or entity (including any of HMNF’s officers, directors or employees) or class of any persons and/or entities, whether relative to the consideration to be paid by Alerus or otherwise. Raymond James was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the fairness of the merger to the holders of any class of securities, creditors or other constituencies of Alerus or HMNF, or to any other party, except and only to the extent expressly set forth in the last sentence of Raymond James’ opinion or (ii) the fairness of the merger to any one class or group of Alerus’, HMNF’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of Alerus’, HMNF’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the merger amongst or within such classes or groups of security holders or other constituents). Raymond James expressed no opinion as to the impact of the merger on the solvency or viability of Alerus or HMNF or the ability of Alerus or HMNF to pay their respective obligations when they come due.
Material Financial Analyses
The following summarizes the material financial analyses reviewed by Raymond James with the Alerus Board on May 14, 2024, which analyses were considered by Raymond James in rendering its opinion. No company or transaction used in the analyses described below is identical or directly comparable to Alerus, HMNF or the contemplated merger.
Contribution Analysis.   Raymond James analyzed the relative contribution of HMNF and Alerus to certain financial and operating metrics for the pro forma combined company resulting from the merger. The financial and operating metrics included: (i) total assets; (ii) total gross loans; (iii) total deposits; (iv) tangible common equity; (v) tangible common equity, excluding accumulated other comprehensive income (“AOCI”); (vi) core net income for the last twelve months (“LTM”) ended March 31, 2024 as calculated by S&P Capital IQ Pro; (vii) estimated calendar year 2024 net income; and (viii) estimated calendar year 2025 net income. Metrics (i)  – (v) above were as of March 31, 2024. The relative contribution analysis did not give effect to the Merger Adjustments. The results of this analysis are summarized below:
	Relative Contribution
	Alerus	HMNF	Implied Exchange Ratio
Total Assets	79.0%	21.0%	1.20x
Total Gross Loans	76.3%	23.7%	1.40x
Total Deposits	76.1%	23.9%	1.42x
Tangible Common Equity	74.1%	25.9%	1.58x
Tangible Common Equity (excl. AOCI)	76.0%	24.0%	1.43x
LTM Core Net Income	85.0%	15.0%	0.80x
2024E Net Income	83.1%	16.9%	0.92x
2025E Net Income	78.0%	22.0%	1.28x
Exchange Ratio in the Merger			1.25x
Discounted Cash Flow Analysis.   Raymond James performed a discounted cash flow analysis of Alerus and HMNF based on the Projections. Consistent with the periods included in the Projections, Raymond James used calendar year 2028 as the final year for the analysis and applied multiples, ranging from 9.0x to 13.0x, to calendar year 2028 adjusted net income in order to derive a range of terminal values for Alerus and HMNF in 2028.

For Alerus, Raymond James assumed discount rates ranging from 10% to 14%. For HMNF, Raymond James assumed discount rates ranging from 13% to 17%. Raymond James arrived at its discount rate ranges by using the Modified CAPM (Capital Asset Pricing Model) methodology as presented in the 2023 Duff & Phelps Valuation Handbook. Raymond James reviewed the ranges of implied per share values indicated by the discounted cash flow analysis for each of Alerus and HMNF and calculated a range of implied exchange ratios by dividing the maximum implied per share value of HMNF common stock by the minimum implied per share value of Alerus common stock to calculate the maximum implied exchange ratio, and by dividing the minimum implied per share value of HMNF common stock by the maximum implied per share value of Alerus common stock to calculate the minimum implied exchange ratio. The Merger Adjustments were not included in this discounted cash flow analysis. The results of the discounted cash flow analysis are summarized in the table below:
Implied per Share Value
	Alerus		HMNF		Implied Exchange Ratio
	Low	High	Low	High	Low/High	High/Low
Price per Share	$15.47	$23.61	$22.47	$29.56	0.95x	1.91x
Exchange Ratio in the Merger					1.25x
Selected Companies Analysis.   Raymond James reviewed certain data for selected companies with publicly traded equity securities that it deemed relevant for this analysis. The selected groups represent companies Raymond James believed relevant to each of HMNF and Alerus. For HMNF, Raymond James analyzed the relative valuation multiples of eleven (11) publicly traded depository institutions that satisfied the following criteria: (i) traded over the NASDAQ, NYSE or NYSEAM stock exchanges; (ii) headquartered in the Midwest region of the United States, which includes the states of Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin; (iii) had total assets between $500.0 million and $2.0 billion; and (iv) had LTM core return on average assets greater than 0.00% as calculated by S&P Capital IQ Pro. This group excluded companies that were targets of announced mergers and acquisitions. For Alerus, Raymond James analyzed the relative valuation multiples of seventeen (17) publicly traded depository institutions that satisfied the following criteria: (i) traded over the NASDAQ, NYSE or NYSEAM stock exchanges; (ii) headquartered in the United States; (iii) had total assets between $2.0 billion and $5.0 billion; and (iv) had LTM noninterest income, excluding mortgage revenue, of greater than 20.0% of LTM operating revenue. This group excluded companies that were targets of announced mergers and acquisitions.
Information for the comparable institutions was based on the most recently available balance sheet and income statement data and on a consolidated basis where available, otherwise on bank-level data. The selected companies that Raymond James deemed relevant included the following:
Selected Companies for HMNF:
•
Hawthorn Bancshares, Inc.

•
Citizens Community Bancorp, Inc.

•
Middlefield Banc Corp.

•
Landmark Bancorp, Inc.

•
Richmond Mutual Bancorporation, Inc.

•
BankFinancial Corporation

•
Ohio Valley Banc Corp.

•
SB Financial Group, Inc.

•
First Capital, Inc.

•
IF Bancorp, Inc.

•
United Bancorp, Inc.

Selected Companies for Alerus:
•
Arrow Financial Corporation

•
Capital City Bank Group, Inc.

•
Bar Harbor Bankshares

•
Civista Bancshares, Inc.

•
Coastal Financial Corporation

•
Sierra Bancorp

•
First Community Bankshares, Inc.

•
Colony Bankcorp, Inc.

•
First Western Financial, Inc.

•
Chemung Financial Corporation

•
Citizens & Northern Corporation

•
Fidelity D & D Bancorp, Inc.

•
ACNB Corporation

•
LCNB Corp.

•
Evans Bancorp, Inc.

•
Eagle Bancorp Montana, Inc.

•
Franklin Financial Services Corporation

Raymond James calculated various financial multiples for each selected public company, including price per share at close on May 13, 2024 compared to: (i) tangible book value (“TBV”) per share; (ii) TBV, excluding AOCI; (iii) LTM core earnings per share (“EPS”) as calculated by S&P Capital IQ Pro; and (iv) consensus estimated generally accepted accounting principles (“GAAP”) EPS for the calendar years ended December 31, 2024 and 2025, respectively based on mean S&P Capital Pro estimates. The estimates published by Wall Street research analysts were not prepared in connection with the merger or at the request of Raymond James and may or may not prove to be accurate. Raymond James reviewed the 75th percentile and 25th percentile relative valuation multiples of the selected public companies. The results of the selected companies analysis for each of Alerus and HMNF are summarized below:
	Selected companies for Alerus			Selected companies for HMNF
	25th Percentile	75th Percentile		25th Percentile	75th Percentile
TBV per Share	96%	131%	TBV per Share	82%	106%
TBV per Share (excl. AOCI)	78%	113%	TBV per Share (excl. AOCI)	72%	91%
LTM Core EPS	8.7x	12.2x	LTM Core EPS	8.1x	12.7x
2024E EPS	9.3x	13.7x	2024E EPS	9.0x	13.0x
2025E EPS	8.0x	10.2x	2025E EPS	8.9x	11.8x
Furthermore, Raymond James applied the 75th percentile and 25th percentile relative valuation multiples to corresponding financial data for each of HMNF and Alerus. Raymond James reviewed the ranges of implied per share values and calculated a range of implied exchange ratios by dividing the higher implied per share value of HMNF by the lower implied per share value of Alerus to calculate the high implied exchange ratio, and by dividing the lower implied per share value of HMNF by the higher implied per share value of Alerus to calculate the low implied exchange ratio. The results of the selected companies analysis are summarized below:

	Implied Per Share Value
	Alerus		HMNF		Implied Exchange Ratio
	25th Percentile	75th Percentile	25th Percentile	75th Percentile	Low/High	High/Low
TBV per Share	$15.03	$20.41	$19.78	$25.62	0.97x	1.70x
TBV per Share (excl. AOCI)	$15.21	$21.87	$19.44	$24.81	0.89x	1.63x
LTM Core EPS	$13.74	$19.25	$10.32	$16.06	0.54x	1.17x
2024E EPS	$13.94	$20.48	$12.42	$17.88	0.61x	1.28x
2025E EPS	$13.85	$17.67	$19.31	$25.78	1.09x	1.86x
Exchange Ratio in the Merger					1.25x
Selected Transaction Analysis.   Raymond James analyzed publicly available information relating to selected national transactions announced since January 1, 2023, involving depository institution targets headquartered in the United States with total assets between $500.0 million and $2.0 billion and LTM return on average assets greater than 0.00%. Raymond James also analyzed publicly available information relating to selected regional transactions announced since January 1, 2023, involving depository institution targets headquartered in the Midwest region of the United States, which includes the states of Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin, with total assets between $250.0 million and $3.0 billion and LTM return on average assets greater than 0.00%. Both national and regional selected transactions excluded transactions without publicly disclosed deal value or sufficient financial information and mergers of equals. Financial data for the selected targets was based on the most recent twelve month period prior to transaction announcement and on a consolidated basis where available, otherwise on bank-level data. The selected transactions (with respective transaction announcement dates shown) used in the analysis included:
Selected National Transactions
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Acquisition of Oakwood Bancshares, Inc. by Business First Bancshares, Inc. (4/25/2024)

•
Acquisition of Integrated Financial Holdings, Inc. by Capital Bancorp, Inc. (3/28/2024)

•
Acquisition of Touchstone Bankshares, Inc. by First National Corporation (3/25/2024)

•
Acquisition of Community First Bancorporation by Dogwood State Bank (2/1/2024)

•
Acquisition of First Financial Northwest Bank by Global Federal Credit Union (1/11/2024)

•
Acquisition of Catskill Hudson Bancorp, Inc. by Hudson Valley Credit Union (1/10/2024)

•
Acquisition of Simply Bank by First Financial Corporation (11/13/2023)

•
Acquisition of Community West Bancshares by Central Valley Community Bancorp (10/10/2023)

•
Acquisition of FNCB Bancorp, Inc. by Peoples Financial Services Corp. (9/27/2023)

•
Acquisition of Mars Bancorp, Inc. by NexTier Incorporated (8/31/2023)

•
Acquisition of Community Financial Group, Inc. by Glacier Bancorp, Inc. (8/8/2023)

•
Acquisition of Blackhawk Bancorp, Inc. by First Mid Bancshares, Inc. (3/21/2023)

•
Acquisition of First Miami Bancorp, Inc. by United Community Banks, Inc. (2/13/2023)

Selected Regional Transactions
•
Acquisition of Macatawa Bank Corporation by Wintrust Financial Corporation (4/15/2024)

•
Acquisition of Mid-Southern Savings Bank, F.S.B. by Beacon Credit Union (1/25/2024)

•
Acquisition of Rockhold Bancorp by Equity Bancshares, Inc. (12/6/2023)

•
Acquisition of Merchants and Manufacturers Bank Corporation by First Busey Corporation (11/27/2023)

•
Acquisition of Cincinnati Bancorp, Inc. by LCNB Corp. (5/18/2023)

•
Acquisition of Blackhawk Bancorp, Inc. by First Mid Bancshares, Inc. (3/21/2023)

Raymond James examined valuation multiples of transaction value compared to the target companies’: (i) most recent quarter TBV at announcement; (ii) most recent quarter TBV at announcement, excluding AOCI; (iii) LTM earnings at announcement; (iv) premium to most recent quarter core deposits (defined as total deposits less time deposits greater than $100,000) at announcement; and (v) premium to most recent quarter core deposits at announcement, excluding AOCI. Raymond James applied the 25th and 75th percentile TBV multiple (including and excluding AOCI), LTM earnings multiple and core deposit premium (including and excluding AOCI) to the corresponding HMNF metrics to create the range of exchange ratios used for its analysis based on financial data as of March 31, 2024 and Alerus’ closing stock price as of May 13, 2024 ($20.54). The results of the selected national and regional transactions analyses, respectively, are summarized below:
Selected National Transactions:
	HMNF Statistic	Percentiles		Implied Exchange Ratio
		25th Percentile	75th Percentile	25th Percentile	75th Percentile
Tangible Book Value	$24.21	112%	139%	1.32x	1.64x
Tangible Book Value (excl. AOCI)	$27.16	88%	117%	1.16x	1.55x
LTM Earnings	$1.29	8.8x	20.3x	0.55x	1.27x
Premium to Core Deposits	$943,425,000	1.5%	4.0%	1.34x	1.60x
Premium to Core Deposits (excl. AOCI)	$943,425,000	1.2%	2.9%	1.45x	1.63x
Exchange Ratio in the Merger				1.25x
Selected Regional Transactions:
	HMNF Statistic	Percentiles		Implied Exchange Ratio
		25th Percentile	75th Percentile	25th Percentile	75th Percentile
Tangible Book Value	$24.21	130%	155%	1.53x	1.83x
Tangible Book Value (excl. AOCI)	$27.16	102%	140%	1.35x	1.85x
LTM Earnings	$1.29	12.6x	20.2x	0.79x	1.27x
Premium to Core Deposits	$943,425,000	2.9%	8.6%	1.49x	2.08x
Premium to Core Deposits (excl. AOCI)	$943,425,000	1.6%	5.9%	1.50x	1.95x
Exchange Ratio in the Merger				1.25x
Discounted Cash Flow Analysis with Merger Adjustments.   Raymond James performed a discounted cash flow with Merger Adjustments analysis to estimate an illustrative implied equity value for HMNF, taking into account the Merger Adjustments. In this analysis, Raymond James used the HMNF Projections prepared by HMNF’s management (as adjusted and approved by Alerus’ management for Raymond James’ use) and the Merger Adjustments prepared and approved by Alerus’ management for Raymond James’ use, and Raymond James assumed discount rates ranging from 10% to 14%. Raymond James arrived at its discount rate ranges by using the Modified CAPM methodology as presented in the 2023 Duff & Phelps Valuation Handbook. The range of values was derived by adding (i) the present value of the estimated excess cash flows that HMNF could generate through December 31, 2028 and (ii) the present value of HMNF’s implied terminal value at the end of such period, in each case applying the estimated Merger Adjustments. Raymond James assumed that HMNF would maintain a tangible common equity to tangible assets ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of the illustrative entity, Raymond James applied a range of 9.0x to 13.0x to HMNF’s estimated calendar year 2028 adjusted net income.

Raymond James reviewed the ranges of implied per share values indicated by the discounted cash flow with Merger Adjustments analysis for HMNF and calculated a range of implied exchange ratios by dividing the maximum implied per share value of HMNF common stock by Alerus’ closing stock price as of May 13, 2024 ($20.54), to calculate the high implied exchange ratio, and by dividing the minimum implied per share value of HMNF common stock by Alerus’ closing stock price as of May 13, 2024 ($20.54), to calculate the low implied exchange ratio. The results of the discounted cash flow with Merger Adjustments analysis are summarized in the table below:
Implied per Share Value
	HMNF		Implied Exchange Ratio
	Low	High	Low	High
Price per Share	$31.42	$46.21	1.53x	2.25x
Exchange Ratio in the Merger			1.25x
The discounted cash flow analysis is a widely-used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The above analysis did not purport to be indicative of the actual values or expected values of the pro forma combined entity.
Pro Forma Impact Analysis.   Raymond James performed a pro forma financial impact analysis that combined projected balance sheet and calendar years 2025 and 2026 estimated EPS information of Alerus and HMNF, using: (i) closing balance sheet estimates as of September 30, 2024 for Alerus and HMNF based on the Alerus management estimates; (ii) Alerus Projections and the HMNF Projections for the calendar years 2025 and 2026, each as provided or approved by Alerus’ management; and (iii) the Merger Adjustments prepared and approved by Alerus’ management for Raymond James’ use. Raymond James analyzed the estimated financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be dilutive to Alerus’ estimated tangible book value per share at September 30, 2024, but accretive to Alerus’ estimated calendar years 2025 and 2026 EPS. For all of the above analyses, the actual results achieved by Alerus following the merger may vary from the projected results, and the variations may be material.
Additional Considerations.   The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Raymond James as to the actual value of HMNF.
In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Alerus. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the Alerus Board (solely in its members’ capacity as such) and were prepared solely as part of the analysis of Raymond James regarding the fairness to Alerus, from a financial point of view, of the exchange ratio to be paid in the merger pursuant to the merger agreement. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into account by the Alerus Board in making its determination to approve the merger. Neither Raymond James’ opinion nor the analyses described above should be viewed as determinative of the Alerus Board’s or Alerus’ management’s views with respect to Alerus, HMNF or the merger. Raymond James provided advice to Alerus with respect to the proposed merger. Raymond James did not, however, recommend any specific amount of consideration to the Alerus Board or that any specific consideration constituted appropriate consideration for the merger. Alerus placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.

For its services as financial advisor to Alerus in connection with the merger, Raymond James will receive a transaction fee of $1.45 million, of which $200,000 was due and payable when Raymond James rendered its opinion and the remainder of which is contingent upon successful consummation of the merger. Alerus has also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.
Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of Alerus and HMNF for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. During the two (2) years preceding the date of Raymond James’ written opinion, Raymond James has not received material compensation from Alerus. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to Alerus and/or HMNF or other participants in the merger in the future, for which Raymond James may receive compensation.
HMNF’s reasons for the merger and recommendation of the HMNF Board
The HMNF Board believes that the merger is advisable to its stockholders. Accordingly, the HMNF Board has approved the merger agreement and the transactions contemplated therein, and recommends that HMNF’s common stockholders vote “FOR” the approval of the merger agreement and the transactions contemplated therein.
In reaching its decision to approve the merger agreement, the HMNF Board consulted with HMNF’s outside legal counsel and HMNF’s financial advisor regarding the merger and considered a variety of factors, including the following:
•
the HMNF Board’s familiarity with and review of HMNF’s business, financial condition, results of operations and prospects, including, but not limited to, its business plan and its potential for growth, development, productivity and profitability;

•
the current and prospective environment in which HMNF operates, including national and local economic conditions, the competitive environment for financial institutions generally, the increased regulatory burden on financial institutions generally and the trend toward consolidation in the financial services industry;

•
the HMNF Board’s belief that HMNF needs to grow to be in a position to deliver a competitive return to its stockholders;

•
the HMNF Board’s review, with the assistance of HMNF’s legal and financial advisors, of strategic alternatives to the merger, including the possibility of remaining independent;

•
the comparative valuation of HMNF’s common stock versus the valuation of Alerus’ common stock;

•
the likelihood that acquisition opportunities for HMNF as a buyer are limited due to the lower comparative valuation of HMNF shares and the limited number of attractive acquisition targets;

•
the HMNF Board’s review, based in part on presentations by HMNF’s management and advisors and on the due diligence performed in connection with the merger, of Alerus’ business, financial condition, results of operations and management;

•
the recent performance of Alerus’ common stock on both a historical and prospective basis;

•
the strategic fit between the parties;

•
the potential synergies expected from the merger, and the business risks associated with the merger;

•
the expectation that the merger will provide holders of HMNF common stock with the opportunity to receive a premium over recent valuations and trading prices for their shares, and that the exchange of Alerus common stock for HMNF common stock will be tax-free for federal income tax purposes;

•
the expected pro forma financial impact of the transaction, factoring in the anticipated cost savings and other factors, to both HMNF stockholders and Alerus stockholders;

•
the prospects for continuation of Alerus’ regular quarterly dividend rate, which is currently $0.20 per share of common stock; based on the exchange ratio of 1.25, assuming that Alerus’ regular quarterly dividend rate remains unchanged, the equivalent quarterly dividend to be paid to holders of HMNF common stock would be $0.25 per share;

•
the HMNF Board’s review with HMNF’s legal advisors of the exclusivity and termination provisions of the merger agreement, the flexibility of the HMNF Board to consider unsolicited proposals from other institutions after the execution of the merger agreement, and the $4.6 million termination fee in favor of Alerus in the event that the merger agreement is terminated under certain specified circumstances;

•
the financial presentation and fairness opinion, dated May 14, 2024, of D.A. Davidson, HMNF’s financial advisor, to the HMNF Board, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by D.A. Davidson as set forth in its opinion, the exchange ratio to be paid to the holders of the HMNF common stock in the merger was fair, from a financial point of view, to such holders, as more fully described under “Opinion of HMNF’s Financial Advisor” beginning on page 59;

•
the impact of the merger on depositors, customers and communities served by HMNF and the expectation that the combined company will continue to provide quality service, and expanded product offerings, to the communities and customers currently served by HMNF; and

•
the effects of the merger on HMNF’s employees, including the prospects for continued employment and the severance and other benefits agreed to be provided by Alerus.

The HMNF Board also considered potential risks relating to the merger, including but not limited to the following:
•
the need to obtain regulatory approvals to consummate the merger;

•
the fact that the exchange ratio may be adjusted downward as provided in the merger agreement, in the event of a shortfall in the stockholders’ equity of HMNF, calculated in the manner set forth in the merger agreement, as well as the uncertainty regarding the total stockholders’ equity as of the closing date of the merger and the uncertainty regarding the exchange ratio as of the closing date of the merger;

•
the potential for diversion of management and employee attention, and for employee attrition, during the period prior to the consummation of the merger and the potential effect on HMNF’s business and relations with customers, service providers and other stakeholders, whether or not the merger is consummated;

•
the merger agreement provisions generally requiring HMNF to conduct its business in the ordinary course and the other restrictions on the conduct of HMNF’s business prior to consummation of the merger, which may delay or prevent HMNF from undertaking business opportunities that may arise pending consummation of the merger;

•
the potential that Alerus could experience a decrease in profitability or regulatory pressure that would force it to reduce its dividends below historical levels;

•
expected benefits and synergies sought in the merger, including cost savings and Alerus’ ability to successfully market its products and services to HMNF’s customers, may not be realized within the expected time period, or at all;

•
the challenges of integrating the businesses, operations and employees of HMNF and Alerus;

•
certain provisions of the merger agreement prohibit HMNF from soliciting, and limit its ability to respond to, proposals for alternative strategic transactions;

•
HMNF’s obligation to pay to Alerus a termination fee of $4.6 million if HMNF recommends or accepts an alternative acquisition proposal may deter others from proposing an alternative transaction that may be more advantageous to holders of HMNF’s common stock;

•
the possible effects on HMNF should the parties fail to consummate the merger, including the possible effects on the market price of HMNF’s common stock and associated business and opportunity costs;

•
that HMNF’s directors and executive officers have interests in the merger that are different from or in addition to those the holders of its common stock generally, as described in the section entitled “The Merger — Interests of certain persons in the merger” beginning on page 86; and

•
the other risks described in the section entitled “Risk Factors” beginning on page 21 and the risks of investing in Alerus common stock identified in the Risk Factors sections of Alerus’ periodic reports filed with the SEC and incorporated by reference herein.

The foregoing discussion of the information and factors considered by the HMNF Board is not intended to be exhaustive, but to include a description of material factors considered by the HMNF Board. In reaching its decision to approve the merger agreement and the transactions contemplated therein, including the merger, the HMNF Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The HMNF Board considered all these factors as a whole, including discussions with, and questioning of, HMNF’s management and HMNF’s independent financial and legal advisors and overall considered the factors to be favorable to, and to support, its determination.
The HMNF Board unanimously recommends that HMNF stockholders vote “FOR” the approval of the HMNF proposal, “FOR” the approval, on an advisory (non-binding) basis, of the merger-related compensation proposal and “FOR” the approval of the HMNF adjournment proposal. HMNF stockholders should be aware that HMNF’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other HMNF stockholders. The HMNF Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in recommending that the HMNF merger proposal be approved by the stockholders of HMNF. See “The Merger — Interests of certain persons in the merger.”
This summary of the reasoning of the HMNF Board and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Notes Concerning Forward-Looking Statements.”
Opinion of HMNF’s financial advisor
On March 12, 2024, HMNF entered into an engagement agreement with D.A. Davidson on an exclusive basis to render financial advisory and investment banking services to HMNF in connection with HMNF’s review of its financial and strategic alternatives, through sale or merger with another person. As part of its engagement, D.A. Davidson agreed to assist HMNF in analyzing, structuring, negotiating and, if appropriate, effecting a transaction between HMNF and another corporation or business entity. D.A. Davidson also agreed to provide the HMNF Board with an opinion as to the fairness, from a financial point of view, to the holders of HMNF common stock of the exchange ratio to be received by such holders in the proposed merger. HMNF engaged D.A. Davidson because D.A. Davidson is a nationally-recognized investment banking firm with substantial experience in transaction similar to the merger and is familiar with HMNF and its business. As part of its investment banking business, D.A. Davidson is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
On May 14, 2024, the HMNF Board held a meeting to evaluate the proposed merger. At this meeting, D.A. Davidson reviewed the financial aspects of the proposed merger and rendered an opinion to the HMNF Board that, as of such date and based upon and subject to assumptions made, procedures followed, matters considered and limitations on the review undertaken, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of HMNF’s common stock.
The full text of D.A. Davidson’s written opinion, dated May 14, 2024, is attached as Appendix C to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. This description of D.A. Davidson’s opinion is qualified in its entirety by reference to the full text of such opinion. HMNF’s stockholders are urged to read the opinion in its entirety.

D.A. Davidson’s opinion speaks only as of the date of the opinion and D.A. Davidson undertakes no obligation to revise or update its opinion. The opinion is directed to the HMNF Board and addresses only the fairness, from a financial point of view, to the holders of HMNF’s common stock of the exchange ratio to be paid to such holders in the proposed merger. The opinion does not address, and D.A. Davidson expresses no view or opinion with respect to, (i) the underlying business decision of HMNF to engage in the merger, (ii) the relative merits or effect of the merger as compared to any alternative business transaction or strategies that may be or may have been available to or contemplated by HMNF or the HMNF Board, or (iii) any legal, regulatory, accounting, tax or similar matters relating to HMNF, its stockholders or relating to or arising out of the merger. The opinion expresses no view or opinion as to any terms or other aspects of the merger, except for the exchange ratio. HMNF and Alerus determined the exchange ratio through a negotiated process. The opinion does not express any view as to the amount or nature of the compensation to any of HMNF’s or Alerus’ officers, directors or employees, or any class of such persons, relative to the exchange ratio, or with respect to the fairness of any such compensation. The opinion has been reviewed and approved by D.A. Davidson’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
D.A. Davidson has reviewed the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part and consented to the inclusion of its opinion to the HMNF Board as Appendix C to this joint proxy statement/prospectus and to the references to D.A. Davidson and its opinion contained herein. A copy of the consent of D.A. Davidson is attached as Appendix C to the registration statement on Form S-4.
In connection with rendering its opinion, D.A. Davidson reviewed, among other things, the following:
•
a draft of the merger agreement, dated May 9, 2024;

•
certain publicly available business and financial information about HMNF and Alerus and the industry in which each operates, public filings by Alerus including 10-K, 10-Q, press releases and certain publicly available research analysts’ reports for Alerus, in each case as D.A. Davidson deemed relevant;

•
certain internal projections and other financial and operating data concerning the business, operations, and prospects of HMNF and Alerus prepared by or at the direction of management of HMNF and Alerus, respectively, as approved for our use by HMNF;

•
information relating to certain strategic, financial, tax and operational benefits, including the estimated amount and timing of the cost savings and related expenses and synergies, expected to result from the merger, prepared by or at the direction of management of HMNF and Alerus, as approved for our use by HMNF;

•
the past and current business, operations, financial condition and prospects of HMNF and Alerus, and other matters D.A. Davidson deemed relevant, as approved for our use by HMNF;

•
the market, trading and operating characteristics of selected public companies and selected public bank holding companies in particular, in each case as D.A. Davidson deemed relevant;

•
the financial terms of certain other merger in the financial institutions industry, to the extent publicly available and that D.A. Davidson deemed relevant;

•
the current and historical market prices and trading activity of HMNF common stock and Alerus common stock with that of certain other publicly-traded companies that D.A. Davidson deemed relevant;

•
the pro forma financial effects of the merger, taking into consideration the amounts and timing of transaction costs, earnings estimates, potential cost savings and other financial and accounting considerations in connection with the merger, as provided by or at the direction of the senior management of Alerus and approved for our use by HMNF;

•
the valuation derived by discounting future cash flows and a terminal value of HMNF’s and Alerus’ businesses based upon financial forecasts prepared by or at the direction of management of HMNF and Alerus, as approved for our use by HMNF, at discount rates that D.A. Davidson deemed appropriate; and,

•
other such financial studies, analyses, investigations, economic and market information that D.A. Davidson considered relevant including discussions with management and other representatives and advisors of HMNF concerning the business, financial condition, results of operations and prospects of HMNF and Alerus.

In arriving at its opinion, D.A. Davidson has, with HMNF’s consent, assumed and relied upon the accuracy and completeness of all information that was publicly available or supplied or otherwise made available to, discussed with or reviewed by or for D.A. Davidson. D.A. Davidson has not independently verified (nor has it assumed responsibility for independently verifying) such information or its accuracy or completeness. D.A. Davidson has relied on the assurances of management of HMNF that they are not aware of any facts or circumstances that would make any of such information, forecasts or estimates inaccurate or misleading. D.A. Davidson has not undertaken or been provided with any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of HMNF. In addition, D.A. Davidson has not assumed any obligation to conduct, nor has it conducted, any physical inspection of the properties or facilities of HMNF or Alerus, and has not been provided with any reports of such physical inspections. D.A. Davidson has assumed that there has been no material change in HMNF’s business, assets, financial condition, results of operations, cash flows or prospects since the date of the most recent financial statements provided to D.A. Davidson.
With respect to the financial projections and estimates (including information relating to the amounts and timing of the transaction costs, cost savings and revenue enhancements) provided to or otherwise reviewed by or for or discussed with D.A. Davidson, D.A. Davidson has been advised by management of HMNF, and has assumed with HMNF’s consent, that such projections and estimates were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of HMNF as to the future financial performance of HMNF and the other matters covered thereby, and that the financial results reflected in such projections and estimates will be realized in the amounts and at the times projected. D.A. Davidson assumes no responsibility for and express no opinion as to these projections and estimates or the assumptions on which they were based. D.A. Davidson has relied on the assurances of management of HMNF that they are not aware of any facts or circumstances that would make any of such information, projections or estimates inaccurate or misleading.
D.A. Davidson does not specialize in the evaluation of loan and lease portfolios, classified loans or other real estate owned or in assessing the adequacy of the allowance for credit losses with respect thereto, and it did not make an independent evaluation or appraisal thereof, or of any other specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of HMNF or Alerus or any of their respective subsidiaries. D.A. Davidson has not reviewed any individual loan or credit files relating to HMNF or Alerus. D.A. Davidson has assumed, with HMNF’s consent, that the respective allowances for credit losses for both HMNF and Alerus are adequate to cover such losses and will be adequate on a pro forma basis for the combined entities. D.A. Davidson did not make an independent evaluation of the quality of HMNF’s or Alerus’ deposit base, nor has it independently evaluated potential deposit concentrations or the deposit composition of HMNF or Alerus. D.A. Davidson did not make an independent evaluation of the quality of HMNF’s or Alerus’ investment securities portfolio, nor has it independently evaluated potential concentrations in the investment securities portfolio of HMNF or Alerus.
D.A. Davidson has assumed that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct in all respects material to its analysis, and that the merger will be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to D.A. Davidson’s analysis. D.A. Davidson also has assumed that all material governmental, regulatory or other consents, approvals and waivers necessary for the consummation of the merger will be obtained without any material adverse effect on HMNF or the contemplated benefits of the merger. Further, D.A. Davidson has assumed that the executed merger agreement did not differ in any material respect from the draft merger agreement, dated May 9, 2024, reviewed by D.A. Davidson.
D.A. Davidson has assumed in all respects material to its analysis that HMNF and Alerus will remain as a going concern for all periods relevant to D.A. Davidson’s analysis. D.A. Davidson expresses no opinion regarding the liquidation value of HMNF and Alerus or any other entity.

D.A. Davidson’s opinion is limited to the fairness, from a financial point of view, of the exchange ratio to be received by the holders of HMNF common stock in the proposed merger. D.A. Davidson does not express any view on, and D.A. Davidson’s opinion does not address, any other term or aspect of the merger agreement or merger (including, without limitation, the form or structure of the merger) or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into in connection with the merger, or as to the underlying business decision by HMNF to engage in the merger. Furthermore, D.A. Davidson expresses no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of HMNF or Alerus, or any class of such persons, relative to the exchange ratio to be received by the holders of HMNF common stock in the merger, or with respect to the fairness of any such compensation.
D.A. Davidson expresses no view as to, and its opinion does not address, the relative merits of the merger as compared to any alternative business transactions or strategies, or whether such alternative transactions or strategies could be achieved or are available. In addition, D.A. Davidson’s opinion does not address any legal, regulatory, tax or accounting matters, as to which D.A. Davidson understands that HMNF obtained such advice as it deemed necessary from qualified professionals.
D.A. Davidson expresses no opinion as to the actual value of Alerus common stock when issued in the merger or the prices at which Alerus common stock will trade following announcement of the merger or at any future time.
D.A. Davidson has not evaluated the solvency or fair value of HMNF or Alerus under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of HMNF or Alerus. D.A. Davidson is not expressing any opinion as to the impact of the merger on the solvency or viability of HMNF or Alerus or the ability of HMNF or Alerus to pay their respective obligations when they come due.
Set forth below is a summary of the material financial analyses performed by D.A. Davidson in connection with rendering its opinion. The summary of the analyses D.A. Davidson set forth below is not a complete description of the analysis underlying its opinion, and the order in which these analyses are described below is not indicative of any relative weight or importance given to those analyses by D.A. Davidson. The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the full text of the summary financial analyses, as the tables alone are not a complete description of the analyses.
Unless otherwise indicated, the following quantitative information, to the extent it is based on market data, is based on pricing and market data as of May 13, 2024, and is not necessarily indicative of market conditions after such date. Unless otherwise indicated, financial information is as of March 31, 2024. Note all dollars are in thousands, except per share values, unless otherwise noted.
Summary of Implied Merger Consideration
D.A. Davidson reviewed a summary of the merger consideration including stock consideration for common stockholders, the exchange ratio, shares to be issued to HMNF common stockholders and pro forma ownership amounts for HMNF and Alerus.
Implied Valuation Multiples for HMNF Based on the Exchange Ratio
D.A. Davidson reviewed the financial terms of the proposed merger. As described in the merger agreement, each outstanding share of the common stock, par value $0.01 per share, of HMNF (the “HMNF Common Stock”) will be converted into the right to receive 1.25 shares of common stock of Alerus (the “Alerus Common Stock”). The terms and conditions of the Merger are more fully described in the merger agreement. For purposes of the financial analyses described below, based on the closing price of Alerus Common Stock on May 13, 2024, of $20.54, the exchange ratio represented an implied value of $25.68 per share of HMNF Common Stock and aggregate deal consideration of $113.8 million. In addition, D.A. Davidson analyzed the merger based on the 15-day volume weighted average price of the Alerus Common Stock on May 13, 2024, of $20.21. The exchange ratio represented an implied value of $25.26 per share of HMNF Common Stock and aggregate deal consideration of $112.0 million based on the 15-day volume weighted average price of the Alerus Common Stock on May 13, 2024. Based upon financial information as of or for the twelve-months period ended March 31, 2024, and other financial and market information described below, D.A. Davidson calculated the following transaction ratios:
Transaction Ratios
	Stock Price (5/13/2024)		15-Day VWAP (5/13/2024)
	Aggregate	Per Share	Aggregate	Per Share
Transaction Price / Book Value (3/31/2024)(1)(2)	104.2%	104.2%	102.5%	102.5%
Transaction Price / Tangible Book Value (3/31/2024)(1)(2)	105.0%	105.0%	103.3%	103.3%
Premium / (Discount) to Market Price		30.9%		28.8%
Transaction Price / Earnings (LTM)(1)	20.0x	19.9x	19.7x	19.6x
Transaction Price / Earnings (2024E)(1)(3)	16.2x	16.3x	15.9x	16.0x
Core Deposit Premium (3/31/2024)	0.6%	0.6%	0.4%	0.4%

Note:
Deal assumptions were provided by Acquiror’s management and approved by Company’s management for use in our analysis

(1)
Implied deal value excluding impact of ESOP loan pay down is $115.5 million

(2)
All 3/31/2024 multiples include the impact of ESOP loan pay down and options exercised at Closing. As of 3/31/2024, the ESOP loan had an outstanding principal balance of approximately $1.7 million

(3)
Financial projections for Company based on management estimates in 2024, as discussed with and confirmed by senior management

Sensitivity Analysis on Alerus Common Stock Price — Per Share Merger Consideration
D.A. Davidson analyzed the sensitivity of HMNF’s per share merger consideration value based on movement in Alerus’ stock price of +/- 20.00% vs. Alerus’ closing stock price of $20.54 as of May 13, 2023. Assuming Alerus’ stock price of $20.54, HMNF’s per share merger consideration value was $25.68 per share or $113.8 million on an aggregate basis. Assuming Alerus’ stock price increased by 20.00%, HMNF’s per share merger consideration value increased to $30.81 per share or $136.6 million on an aggregate basis. Conversely, assuming Alerus’ stock price decreased by 20.00%, HMNF’s per share merger consideration value decreased to $20.54 per share or $91.1 million on an aggregate basis. Additionally, D.A. Davidson analyzed the sensitivity of HMNF’s per share merger consideration value based on Alerus’ 52-week high stock price, 52-week low stock price and volume weighted average prices over two day, five day, ten day, 15 day, 30 day, 60 day and 90 day periods.
Implied HMNF Per Share Merger Consideration
D.A. Davidson analyzed the implied HMNF per share merger consideration based on Alerus’ reported trading stock prices and the exchange ratio over five-year and twenty-year periods.
Market Performance of Alerus
D.A. Davidson reviewed the current market profile along with the history of the reported trading prices and volume of Alerus Common Stock and certain stock indices, including the S&P 500, NASDAQ and the NASDAQ Bank Index. D.A. Davidson compared the stock price performance of Alerus with the performance of the S&P 500, NASDAQ and the NASDAQ Bank Index as follows:

Market Performance
	Beginning Index Value	5-Day on 5/7/2024	10-Day on 4/30/2024	20-Day on 4/16/2024	30-Day on 4/2/2024	Year-To-Date on 12/29/2023	Last Twelve Months on 5/12/2023	Since 2020 Election on 11/3/2020
Acquiror	0.00%	1.78%	4.26%	2.96%	-1.91%	-8.26%	46.50%	-9.67%
S&P 500	0.00%	0.65%	3.69%	3.37%	0.30%	9.47%	26.61%	54.98%
NASDAQ	0.00%	0.34%	4.66%	3.30%	0.91%	9.17%	33.40%	46.84%
NASDAQ Bank	0.00%	1.12%	5.55%	9.82%	3.64%	0.04%	40.91%	25.90%
Ownership Summary of Alerus
D.A. Davidson reviewed the current ownership of Alerus, differentiating between inside and institutional ownership. Inside ownership is made up of management and professionals holding 1.02% and non-management directors holding 5.63%, while institutional ownership accounts for 47.57%.
Historical Performance of Alerus
D.A. Davidson reviewed the historical trading prices of Alerus Common Stock and certain stock indices, including the S&P 500, NASDAQ and the NASDAQ Bank Index over the last three months, six months, twelve months, five years, ten years, and twenty-year periods. D.A. Davidson compared the stock price performance of Alerus with the performance of the S&P 500, NASDAQ and the NASDAQ Bank Index as follows:
Market Performance – Last Three Months
	Beginning Index Value on 2/12/2024	Ending Index Value on 5/13/2024
Acquiror	100.0%	88.7%
S&P 500	100.0%	104.0%
NASDAQ	100.0%	102.8%
NASDAQ Bank	100.0%	105.6%
Market Performance – Last Six Months
	Beginning Index Value on 11/13/2023	Ending Index Value on 5/13/2024
Acquiror	100.0%	116.5%
S&P 500	100.0%	118.4%
NASDAQ	100.0%	119.0%
NASDAQ Bank	100.0%	123.5%
Market Performance – Last Twelve Months
	Beginning Index Value on 5/12/2023	Ending Index Value on 5/13/2024
Acquiror	100.0%	146.5%
S&P 500	100.0%	126.6%
NASDAQ	100.0%	133.4%
NASDAQ Bank	100.0%	140.9%

Market Performance – Last 5 Years
	Beginning Index Value on 5/13/2019	Ending Index Value on 5/13/2024
Acquiror	100.0%	109.0%
S&P 500	100.0%	184.2%
NASDAQ	100.0%	211.9%
NASDAQ Bank	100.0%	102.8%
Market Performance – Last 10 Years
	Beginning Index Value on 5/13/2014	Ending Index Value on 5/13/2024
Acquiror	100.0%	114.8%
S&P 500	100.0%	276.5%
NASDAQ	100.0%	399.7%
NASDAQ Bank	100.0%	154.1%
Market Performance – Last 20 Years
	Beginning Index Value on 5/13/2004	Ending Index Value on 5/13/2024
Acquiror	100.0%	342.3%
S&P 500	100.0%	476.2%
NASDAQ	100.0%	850.9%
NASDAQ Bank	100.0%	136.0%
Alerus Trading Volume Analysis
D.A. Davidson reviewed the average daily trading volume and average daily dollar volume of Alerus Common Stock over the last week, month, three months and one-year periods ($ amounts in thousands):
Trading Volume – Acquiror
	Shares	Volume
One Week	73,756	$1,515
One Month	49,319	$1,013
Three Month	38,462	$790
One Year	42,937	$882
Stock Price and Volume History of Alerus
D.A. Davidson reviewed Alerus Common Stock closing stock prices, one day stock price changes and trading volume for the prior sixty trading days.
Alerus Comparable Companies Analysis
D.A. Davidson used publicly available information to compare selected financial and market trading information for Alerus and a group of 70 financial institutions selected by D.A. Davidson which: (i) were headquartered in the Western and Midwestern United States including: Alaska, Arizona, California, Hawaii, Idaho, Montana, Nevada, Oregon, Washington, Wyoming, Iowa, Illinois, Indiana, Kansas, Kentucky, Michigan, Minnesota, Missouri, North Dakota, Nebraska, Ohio, South Dakota and Wisconsin; (ii) had their common stock listed on the NASDAQ, NYSE or OTC; (iii) had assets between $1.0 billion and $10.0 billion; (iv) had Core ROAA greater than 0.50%; (v) had Non-Performing Assets / Assets less than 1.00%; (vi) had greater than $50.0 thousand average daily trading volume; and (vii) and were not pending merger targets or ethnic banks. These 70 financial institutions were as follows:

Park National Corp.
TriCo Bancshares
Byline Bancorp Inc.
Peoples Bancorp Inc.
1st Source Corp.
Premier Financial Corp.
QCR Holdings Inc.
Nicolet Bankshares Inc.
Stock Yards Bancorp Inc.
Horizon Bancorp Inc.
Midland States Bancorp Inc.
First Mid Bancshares
CrossFirst Bankshares Inc.
Pathward Financial Inc.
Central Pacific Financial Corp
Heritage Financial Corp.
Republic Bancorp Inc.
MidWestOne Financial Grp Inc.
Lakeland Financial Corp.
Westamerica Bancorp.
German American Bancorp Inc.
Community Trust Bancorp Inc.
Great Southern Bancorp Inc.
Farmers & Merchants Bancorp
Mercantile Bank Corp.
Heritage Commerce Corp
Equity Bancshares Inc.
Independent Bank Corp.
First National Bank Alaska
Farmers National Banc Corp.
HBT Financial Inc.
First Financial Corp.
Bridgewater Bancshares Inc.
Southern MO Bancorp Inc.
Hills Bancorp.	Bank First Corporation
West Bancorp.
Civista Bancshares Inc.
American Business Bank
Coastal Financial Corp.
Sierra Bancorp
First Business Financial Services, Inc.
Five Star Bancorp
Farmers & Merchants Bancorp
FS Bancorp Inc.
PCB Bancorp
Northrim BanCorp Inc.
ChoiceOne Financial Services
BayCom Corp
Community West Bancshares
First Savings Financial Group
Avidbank Holdings Inc.
OP Bancorp
Private Bancorp of America Inc
Isabella Bank Corporation
CF Bankshares Inc.
Timberland Bancorp Inc.
Heartland BancCorp
Hawthorn Bancshares Inc.
Citizens Community Bancorp
Oak Valley Bancorp
West Coast Community Bancorp
CBB Bancorp Inc.
Plumas Bancorp
Foresight Financial Group Inc.
Landmark Bancorp Inc.
Richmond Mutual Bancorp Inc.
FFB Bancorp
Ohio Valley Banc Corp.
Provident Financial Holdings
The analysis compared the financial condition and market performance of Alerus and the 70 financial institutions identified above based on publicly available financial information for Alerus and the 70 financial institutions as of and for the twelve-months ended March 31, 2024. The market trading information for Alerus and the 70 financial institutions identified above is as of May 13, 2024. The analysis also compared the 2024 and 2025 earnings per share multiples for Alerus and the 70 financial institutions identified above based on publicly available analyst earnings estimates for Alerus and its peers. The analysis did not reflect the impact from pending acquisitions or acquisitions closed after May 13, 2024. The table below shows the results of this analysis.
Financial Condition and Performance
		Comparable Companies
	Acquiror	Median	Average	Low	High
Total Assets (in millions)	$4,338	$4,244	$4,639	$1,290	$9,881
Loan / Deposit Ratio	85.2%	89.1%	87.3%	15.8%	118.1%
Non-Performing Assets / Total Assets(1)	0.17%	0.24%	0.30%	0.00%	0.94%
Tangible Common Equity Ratio	7.23%	8.47%	8.60%	4.24%	14.23%
Net Interest Margin (LTM)	2.37%	3.41%	3.55%	1.85%	7.02%
Cost of Deposits (LTM)	2.16%	1.70%	1.76%	0.10%	3.71%

Financial Condition and Performance
		Comparable Companies
	Acquiror	Median	Average	Low	High
Non-Interest Income / Assets (LTM)	2.62%	0.63%	0.81%	0.13%	6.79%
Efficiency Ratio (LTM)	77.0%	57.9%	58.8%	32.0%	84.6%
Core Return on Average Equity (LTM)	8.79%	11.53%	12.47%	5.51%	35.85%
Core Return on Average Assets (LTM)	0.81%	1.11%	1.20%	0.51%	3.18%
Market Performance Multiples
		Comparable Companies
	Acquiror	Median	Average	Low	High
Market Capitalization (in millions)	$406.2	$416.6	$534.9	$87.5	$2,230.1
Price Change (LTM)	46.5%	22.7%	25.5%	-12.0%	66.1%
Price Change (YTD)	-8.3%	-7.9%	-7.4%	-23.3%	17.2%
Price / LTM EPS	12.9x	9.1x	10.2x	6.2x	23.2x
Price / EPS 2024E	13.7x	9.8x	10.4x	6.5x	18.0x
Price / EPS 2025E	11.9x	9.1x	9.5x	6.2x	17.7x
Price / Tangible Book Value	131.5%	119.0%	127.2%	42.8%	332.2%
Tangible Book Premium / Core Deposits(2)	2.96%	2.24%	2.60%	-13.72%	19.37%
Dividend Yield (Most Recent Quarter)	3.70%	3.49%	3.49%	0.37%	8.00%
Average Daily Volume (in thousands)	$790	$607	$1,527	$51	$9,036

Note:
Acquiror Price / LTM EPS is calculated on a core basis and removes one-time income and/or expense items

Note:
Income statement as of last twelve months from most recent quarter and balance sheet as of most recent quarter

Note:
Operating data for peers does not include impact from acquisitions pending as of or completed after the most recent quarter

Note:
Future period P / E multiples based on street estimates

Note:
Core net income removes net income attributable to non-controlling interest, realized gain/loss on securities and nonrecurring items; reported figures utilized when core metrics not reported

Note:
Total value of average daily volume based on current stock price

(1)
Non-Performing Assets / Total Assets includes performing troubled debt restructurings (TDRs)

(2)
Tangible Book Premium / Core Deposits calculated by dividing the excess or deficit of the aggregate transaction value compared to tangible book value by core deposits

D.A. Davidson used publicly available information to compare selected financial and market trading information for Alerus and a group of 16 financial institutions selected by D.A. Davidson which: (i) were headquartered in the United States; (ii) had their common stock listed on the NASDAQ, NYSE or OTC; (iii) had assets between $750.0 million and $25.0 billion; (iv) had Non-Interest Income / Average Assets greater than 0.75%; and (v) and were not pending merger targets. These 16 financial institutions were as follows:
WSFS Financial Corp. Community Bank System Inc. NBT Bancorp Inc. First Busey Corp. Peoples Bancorp Inc. QCR Holdings Inc.	First Mid Bancshares Washington Trust Bancorp Inc. First Business Financial Services Inc First Community Bankshares Inc Citizens & Northern Corp. ACNB Corp.

Stock Yards Bancorp Inc. Tompkins Financial Corporation	Thomasville Bancshares Inc. Truxton Corporation
The analysis compared the financial condition and market performance of Alerus and the 16 financial institutions identified above based on publicly available financial information for Alerus and the 16 financial institutions as of and for the twelve-months ended March 31, 2024. The market trading information for Alerus and the 16 financial institutions identified above is as of May 13, 2024. The analysis also compared the 2024 and 2025 earnings per share multiples for Alerus and the 16 financial institutions identified above based on publicly available analyst earnings estimates for Alerus and its peers. The analysis did not reflect the impact from pending acquisitions or acquisitions closed after May 13, 2024. The table below shows the results of this analysis.
Financial Condition and Performance
		Comparable Companies
	Acquiror	Median	Average	Low	High
Total Assets (in millions)	$4,338	$7,682	$7,788	$998	$20,579
Loan / Deposit Ratio	85.2%	89.6%	89.2%	74.0%	106.3%
Non-Performing Assets / Total Assets(1)	0.17%	0.28%	0.31%	0.00%	0.80%
Tangible Common Equity Ratio	7.23%	7.85%	7.98%	5.03%	11.32%
Net Interest Margin (LTM)	2.37%	3.30%	3.38%	1.93%	4.56%
Cost of Deposits (LTM)	2.16%	1.45%	1.62%	0.28%	3.19%
Non-Interest Income / Assets (LTM)	2.62%	1.16%	1.23%	0.81%	2.04%
Non-Interest Income / Revenue (LTM)	61.29%	28.84%	29.28%	20.48%	44.61%
Efficiency Ratio (LTM)	77.0%	59.8%	58.9%	42.4%	70.1%
Core Return on Average Equity (LTM)	8.79%	11.59%	13.06%	9.85%	23.62%
Core Return on Average Assets (LTM)	0.81%	1.28%	1.30%	0.64%	2.14%
Market Performance Multiples
		Comparable Companies
	Acquiror	Median	Average	Low	High
Market Capitalization (in millions)	$406.2	$730.9	$985.4	$187.1	$2,756.1
Price Change (LTM)	46.5%	18.9%	23.4%	-7.7%	56.0%
Price Change (YTD)	-8.3%	-8.5%	-9.5%	-24.0%	3.2%
Price / LTM EPS	12.9x	10.6x	11.2x	7.8x	15.2x
Price / EPS 2024E	13.7x	10.9x	11.4x	7.3x	14.7x
Price / EPS 2025E	11.9x	10.0x	10.6x	6.5x	15.3x
Price / Tangible Book Value	131.5%	154.7%	171.6%	106.3%	330.4%
Tangible Book Premium / Core Deposits(2)	2.96%	5.49%	7.29%	0.63%	22.30%
Dividend Yield (Most Recent Quarter)	3.70%	3.39%	3.74%	0.41%	8.36%
Average Daily Volume (in thousands)	$790	$2,791	$3,687	$22	$13,091

Note:
Acquiror Price / LTM EPS is calculated on a core basis and removes one-time income and/or expense items Note: Income statement as of last twelve months from most recent quarter and balance sheet as of most recent quarter

Note:
Operating data for peers does not include impact from acquisitions pending as of or completed after the most recent quarter Note: Future period P / E multiples based on street estimates

Note:
Core net income removes net income attributable to non-controlling interest, realized gain/loss on securities and nonrecurring items; reported figures utilized when core metrics not reported

Note:
Total value of average daily volume based on current stock price

(1)
Non-Performing Assets / Total Assets includes performing troubled debt restructurings (TDRs)

(2)
Tangible Book Premium / Core Deposits calculated by dividing the excess or deficit of the aggregate transaction value compared to tangible book value by core deposits

Market Performance of HMNF
D.A. Davidson reviewed the current market profile along with the history of the reported trading prices and volume of HMNF Common Stock and certain stock indices, including the S&P 500, NASDAQ and the NASDAQ Bank Index. D.A. Davidson compared the stock price performance of HMNF Common Stock with the performance of the S&P 500, NASDAQ and the NASDAQ Bank Index as follows:
Market Performance
	Beginning Index Value	5-Day on 5/7/2024	10-Day on 4/30/2024	20-Day on 4/16/2024	30-Day on 4/2/2024	Year-To-Date on 12/29/2023	Last Twelve Months on 5/12/2023	Since 2020 Election on 11/3/2020
Company	0.00%	3.65%	-1.46%	2.67%	-5.99%	-14.74%	7.10%	34.68%
S&P 500	0.00%	0.65%	3.69%	3.37%	0.30%	9.47%	26.61%	54.98%
NASDAQ	0.00%	0.34%	4.66%	3.30%	0.91%	9.17%	33.40%	46.84%
NASDAQ Bank	0.00%	1.12%	5.55%	9.82%	3.64%	0.04%	40.91%	25.90%
Ownership Summary of HMNF
D.A. Davidson reviewed the current ownership of HMNF, differentiating between inside and institutional ownership. Inside ownership is made up of management and professionals holding 6.86% and non-management directors holding 0.99%, while institutional ownership accounts for 72.24%.
Historical Performance of HMNF
D.A. Davidson reviewed the historical trading prices of HMNF Common Stock and certain stock indices, including the S&P 500, NASDAQ and the NASDAQ Bank Index over the last three months, six months, twelve months, five years, ten years, and twenty-year periods. D.A. Davidson compared the stock price performance of HMNF Common Stock with the performance of the S&P 500, NASDAQ and the NASDAQ Bank Index as follows:
Market Performance – Last Three Months
	Beginning Index Value on 2/12/2024	Ending Index Value on 5/13/2024
Company	100.0%	95.2%
S&P 500	100.0%	104.0%
NASDAQ	100.0%	102.8%
NASDAQ Bank	100.0%	105.6%
Market Performance – Last Six Months
	Beginning Index Value on 11/13/2023	Ending Index Value on 5/13/2024
Company	100.0%	108.6%
S&P 500	100.0%	118.4%
NASDAQ	100.0%	119.0%
NASDAQ Bank	100.0%	123.5%

Market Performance – Last Twelve Months
	Beginning Index Value on 5/12/2023	Ending Index Value on 5/13/2024
Company	100.0%	107.1%
S&P 500	100.0%	126.6%
NASDAQ	100.0%	133.4%
NASDAQ Bank	100.0%	140.9%
Market Performance – Last 5 Years
	Beginning Index Value on 5/13/2019	Ending Index Value on 5/13/2024
Company	100.0%	88.8%
S&P 500	100.0%	184.2%
NASDAQ	100.0%	211.9%
NASDAQ Bank	100.0%	102.8%
Market Performance – Last 10 Years
	Beginning Index Value on 5/13/2014	Ending Index Value on 5/13/2024
Company	100.0%	178.0%
S&P 500	100.0%	276.5%
NASDAQ	100.0%	399.7%
NASDAQ Bank	100.0%	154.1%
Market Performance – Last 20 Years
	Beginning Index Value on 5/13/2004	Ending Index Value on 5/13/2024
Company	100.0%	78.8%
S&P 500	100.0%	476.2%
NASDAQ	100.0%	850.9%
NASDAQ Bank	100.0%	136.0%
HMNF Trading Volume Analysis
D.A. Davidson reviewed the average daily trading volume and average daily dollar volume of HMNF Common Stock over the last week, month, three months and one-year periods ($ amounts in thousands):
Trading Volume – Company
	Shares	Volume
One Week	6,023	$118
One Month	3,244	$64
Three Month	3,176	$62
One Year	3,917	$77
Stock Price and Volume History of HMNF
D.A. Davidson reviewed HMNF Common Stock closing stock prices, one day stock price changes and trading volume for the prior sixty trading days.

HMNF Comparable Companies Analysis
D.A. Davidson used publicly available information to compare selected financial and market trading information for HMNF and a group of 47 financial institutions selected by D.A. Davidson which: (i) were headquartered in Iowa, Illinois, Indiana, Kansas, Kentucky, Michigan, Minnesota, Missouri, North Dakota, Nebraska, Ohio, South Dakota and Wisconsin; (ii) had their common stock listed on the NASDAQ, NYSE or OTC; (iii) had assets between $500.0 million and $3.0 billion; (iv) had ROAA greater than 0.0%; (v) had greater than $10.0 thousand average daily trading volume; and (vi) and were not pending merger targets. These 47 financial institutions were as follows:
NASB Financial Inc.
ChoiceOne Financial Services
Merchants Financial Group Inc.
Sterling Bancorp (Southfield MI)
First Savings Financial Group
LCNB Corp.
Waterstone Financial Inc.
Ames National Corp.
Finward Bancorp
Isabella Bank Corporation
CF Bankshares Inc.
Tri City Bankshares Corp.
Heartland BancCorp
Hawthorn Bancshares Inc.
Citizens Community Bancorp
Middlefield Banc Corp.
Fentura Financial Inc.
Foresight Financial Group Inc.
Landmark Bancorp Inc.
Richmond Mutual Bancorp Inc.
BankFinancial Corp
Southern Michigan Bancorp Inc.
Security National Corp.
PSB Holdings Inc.	Ohio Valley Banc Corp.
SB Financial Group Inc
CNB Community Bancorp Inc.
FS Bancorp
First Capital Inc.
CSB Bancorp Inc.
Croghan Bancshares Inc.
Consumers Bancorp Inc.
United Bancshares Inc.
Boyle Bancorp Inc.
Cornerstone Bancorp
Bank of Labor Bancshares Inc.
BNCCORP Inc.
Sturgis Bancorp
IF Bancorp Inc.
CIB Marine Bancshares Inc.
Westbury Bancorp Inc.
United Bancorp Inc.
FFD Financial Corp.
Crystal Valley Financial Corp.
CITBA Financial Corp.
SVB & T Corp.
Andover Bancorp Inc.
The analysis compared the financial condition and market performance of HMNF and the 47 financial institutions identified above based on publicly available financial information for HMNF and the 47 financial institutions as of and for the twelve-months ended March 31, 2024. The market trading information for HMNF and the 47 financial institutions identified above is as of May 13, 2024. The analysis also compared the last-twelve-months earnings per share multiples for HMNF and the 47 financial institutions identified above. The analysis did not reflect the impact from pending acquisitions or acquisitions closed after May 13, 2024. The table below shows the results of this analysis.

Financial Condition and Performance
		Comparable Companies
	Company	Median	Average	Low	High
Total Assets (in millions)	$1,151	$1,419	$1,482	$558	$2,863
Loan / Deposit Ratio	84.2%	86.2%	85.3%	37.3%	138.7%
Non-Performing Assets / Total Assets(1)	0.28%	0.32%	0.40%	0.00%	1.70%
Tangible Common Equity Ratio	9.39%	7.94%	8.18%	2.31%	15.10%
Net Interest Margin (LTM)	2.71%	3.14%	3.11%	2.03%	3.85%
Cost of Deposits (LTM)	1.53%	1.56%	1.63%	0.14%	3.71%
Non-Interest Income / Assets (LTM)	0.72%	0.63%	0.75%	0.12%	3.84%
Efficiency Ratio (LTM)	77.8%	70.9%	71.3%	49.3%	97.2%
Return on Average Equity (LTM)	4.73%	9.50%	10.46%	0.98%	50.27%
Return on Average Assets (LTM)	0.50%	0.79%	0.78%	0.10%	1.55%
Market Performance Multiples
		Comparable Companies
	Company	Median	Average	Low	High
Market Capitalization (in millions)	$85.4	$97.0	$111.2	$12.5	$261.8
Price Change (LTM)	7.1%	3.3%	6.3%	-29.1%	75.0%
Price Change (YTD)	-14.7%	-3.1%	-3.1%	-31.3%	45.8%
Price / LTM EPS	15.2x	8.6x	10.2x	5.7x	27.2x
Price / Tangible Book Value	81.4%	84.9%	92.9%	35.7%	232.3%
Tangible Book Premium / Core Deposits(2)	-2.25%	-1.15%	-1.20%	-11.05%	8.95%
Dividend Yield (Most Recent Quarter)	1.63%	3.82%	4.01%	1.27%	10.26%
Average Daily Volume (in thousands)	$62	$38	$96	$11	$749

Note:
Income statement as of last twelve months from most recent quarter and balance sheet as of most recent quarter

Note:
Operating data for peers does not include impact from acquisitions pending as of or completed after the most recent quarter

Note:
Total value of average daily volume based on current stock price

(1)
Non-Performing Assets / Total Assets includes performing troubled debt restructurings (TDRs)

(2)
Tangible Book Premium / Core Deposits calculated by dividing the excess or deficit of the aggregate transaction value compared to tangible book value by core deposits

Historical Performance of Alerus and HMNF
D.A. Davidson reviewed the historical trading prices of Alerus Common Stock and HMNF Common Stock and certain stock indices, including the S&P 500, NASDAQ and the NASDAQ Bank Index over the last three months, six months, twelve months, five years, ten years, and twenty-year periods. More detail can be found in the exhibits above.
Alerus Dividends
D.A. Davidson reviewed Alerus’ dividend yield over the last twelve months, dividend payout ratio over the last five quarters, dividends per share over last five quarters and dividends per share over the next three quarters using publicly available analyst estimates. In addition, D.A. Davidson analyzed the amount of pro forma dividends per share HMNF common stockholders will receive per current HMNF Common Stock share owned on a quarterly and annual basis using the exchange ratio.

Precedent Transactions Analysis
D.A. Davidson reviewed two sets of precedent transactions and acquisitions. The sets of transactions and acquisitions included: (1) “Nationwide” and (2) “Midwest”.
“Nationwide” included 38 transactions where:
•
the selling company was a bank headquartered in the United States;

•
the transaction was announced since the beginning of 2023;

•
the selling company’s total assets were between $100.0 million and $10.0 billion;

•
the transaction was not a merger of equals;

•
the acquiring company was not an investor group; and,

•
the transaction’s pricing information was publicly available.

“Midwest” included 13 Transactions where:
•
the selling company was a bank headquartered in Iowa, Illinois, Indiana, Kansas, Kentucky, Michigan, Minnesota, Missouri, North Dakota, Nebraska, Ohio, South Dakota and Wisconsin;

•
the transaction was announced since the beginning of 2021;

•
the selling company’s total assets were below $10.0 billion;

•
the selling company’s Return on Average Assets over the last twelve months was between 0.25% and 0.75%;

•
the selling company’s Non-Performing Assets / Assets was less than 4.00%;

•
the transaction was not a merger of equals;

•
the buying company was not an investor group; and,

•
the transaction’s pricing information was publicly available.

The following tables set forth the transactions included in “Nationwide” and “Midwest” and are sorted by announcement date:
Nationwide
Announcement Date	Acquirer	Target
5/09/2024* 4/29/2024* 4/25/2024* 4/17/2024* 4/15/2024* 3/28/2024* 3/25/2024* 3/11/2024* 2/28/2024* 2/01/2024* 1/25/2024* 1/24/2024* 1/18/2024* 1/16/2024* 1/11/2024* 1/10/2024* 12/06/2023 11/29/2023*	United Bankshares, Inc.
Hope Bancorp, Inc.
Business First Bancshares, Inc.
Skyline Bankshares, Inc.
Wintrust Financial Corporation
Capital Bancorp, Inc.
First National Corporation
Sound Credit Union
Southern States Bancshares, Inc.
Dogwood State Bank
Beacon Credit Union
National Bankshares, Inc.
Princeton Bancorp, Inc.
FirstSun Capital Bancorp
Global Federal Credit Union
Hudson Valley Credit Union
Equity Bancshares, Inc.
LCNB Corp.	Piedmont Bancorp, Inc.
Territorial Bancorp Inc.
Oakwood Bancshares, Inc.
Johnson County Bank
Macatawa Bank Corporation
Integrated Financial Holdings, Inc.
Touchstone Bankshares, Inc.
Washington Business Bank
CBB Bancorp
Community First Bancorporation
Mid-Southern Savings Bank, F.S.B
Frontier Community Bank
Cornerstone Financial Corporation
HomeStreet, Inc.
First Financial Northwest Bank
Catskill Hudson Bancorp, Inc.
Rockhold Bancorp
Eagle Financial Bancorp, Inc.

Announcement Date	Acquirer	Target
11/27/2023
11/13/2023*
10/26/2023
10/10/2023
9/27/2023*
9/27/2023
9/19/2023*
8/31/2023
8/30/2023
8/08/2023
8/01/2023*
7/25/2023
7/06/2023*
6/27/2023
5/18/2023
5/12/2023
4/27/2023
4/21/2023
3/21/2023
2/13/2023	First Busey Corporation
First Financial Corporation
Old National Bancorp
Central Valley Community Bancorp
Peoples Financial Services Corp.
MidWestOne Financial Group, Inc.
Eastern Bankshares, Inc.
NexTier Incorporated
PB Financial Corporation
Glacier Bancorp, Inc.
Harborstone Credit Union
Atlantic Union Bankshares Corporation
M C Bancshares, Inc.
Piedmont Financial Holding Company
LCNB Corp.
Wells Bancshares, Inc.
Bancorp 34, Inc.
CrossFirst Bankshares, Inc.
First Mid Bancshares, Inc.
United Community Banks, Inc.	Merchants and Manufacturers Bank
Corporation
Simply Bank
CapStar Financial Holdings, Inc.
Community West Bancshares
FNCB Bancorp, Inc.
Denver Bankshares, Inc.
Cambridge Bancorp
Mars Bancorp, Inc.
Coastal Bank & Trust
Community Financial Group, Inc.
(Spokane, WA)
First Sound Bank
American National Bankshares Inc.
Heritage NOLA Bancorp, Inc.
Wake Forest Bancshares, Inc.
Cincinnati Bancorp, Inc.
Connections Bancshares, Inc.
CBOA Financial, Inc.
Canyon Bancorporation, Inc.
Blackhawk Bancorp, Inc.
First Miami Bancorp, Inc.

*
Indicates the Transaction was pending as of May 13, 2024

Midwest
Announcement Date	Acquirer	Target
12/06/2023 5/18/2023 11/30/2022 9/20/2022 6/28/2022 1/10/2022 11/01/2021 9/30/2021 8/10/2021 7/29/2021 7/26/2021 5/17/2021 1/19/2021	Equity Bancshares, Inc.
LCNB Corp.
Byline Bancorp, Inc.
Southern Missouri Bancorp, Inc.
Landmark Bancorp, Inc.
Civista Bancshares, Inc.
MidWestOne Financial Group, Inc.
Dupaco Community Credit Union
First Financial Corporation
First Mid Bancshares, Inc.
Old Second Bancorp, Inc.
Equity Bancshares, Inc.
First Busey Corporation	Rockhold Bancorp
Cincinnati Bancorp, Inc.
Inland Bancorp, Inc.
Citizens Bancshares Co.
Freedom Bancshares, Inc.
Comunibanc Corp.
Iowa First Bancshares Corp.
Home Savings Bank
Hancock Bancorp, Inc.
Delta Bancshares Company
West Suburban Bancorp, Inc.
American State Bancshares, Inc.
Cummins-American Corp.
For each transaction referred to above, D.A. Davidson compared, among other things, the following implied ratios:
•
transaction price compared to tangible book value, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

•
transaction price compared to net income for the last twelve months, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

•
tangible book premium to core deposits, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction; and,

•
seller stock price prior to announcement to deal value per share.

As illustrated in the following table, D.A. Davidson compared the proposed Merger multiples to the multiples of the comparable transaction groups and other operating financial data where relevant. The table below sets forth the data for the comparable transaction groups as of the last twelve months ended prior to the transaction announcement and Company data for the last twelve months ended March 31, 2024.
Financial Condition and Performance
		Nationwide				Midwest
	Company	Median	Average	Low	High	Median	Average	Low	High
Total Assets (in millions)	$1,152.3	$534.2	$1,179.0	$104.8	$9,384.8	$519.4	$797.8	$182.7	$2,972.4
Return on Average Assets (LTM)	0.46%	0.80%	0.81%	-0.29%	2.32%	0.57%	0.55%	0.27%	0.75%
Return on Average Equity (LTM)	4.34%	7.81%	8.34%	-4.98%	24.31%	5.59%	5.41%	2.46%	8.77%
Tangible Common Equity Ratio	9.38%	8.47%	9.17%	4.56%	22.27%	9.86%	9.79%	7.91%	14.02%
Core Deposits / Deposits	86.6%	87.7%	84.6%	65.9%	99.3%	95.3%	90.3%	68.2%	99.3%
Loans / Deposits	84.2%	87.0%	86.6%	35.6%	122.0%	73.4%	73.6%	35.6%	117.6%
Non-Interest Income / Assets (LTM)	0.57%	0.37%	0.55%	0.04%	4.43%	0.61%	0.68%	0.12%	1.68%
Efficiency Ratio (LTM)	82.4%	71.2%	71.9%	48.5%	97.9%	73.2%	71.8%	51.4%	84.7%
Non-Performing Assets / Total Assets(1)	0.28%	0.13%	0.39%	0.00%	3.26%	0.55%	0.80%	0.00%	2.25%
Loan Loan Reserves / Non-Performing Assets	354.1%	166.9%	201.3%	28.7%	676.9%	99.5%	160.0%	34.6%	662.3%
Transaction Multiples
		Nationwide				Midwest
	Company	Median	Average	Low	High	Median	Average	Low	High
Transaction Price / Tangible Book Value	105.0%	123.5%	124.1%	31.0%	184.7%	123.1%	131.8%	91.9%	197.5%
Transaction Price / LTM Earnings	20.0x	13.2x	14.6x	5.8x	29.4x	19.6x	21.0x	14.5x	29.5x
Tangible Book Premium / Core Deposits(2)	0.6%	2.5%	3.5%	-14.3%	18.4%	3.3%	4.6%	-1.5%	17.2%
Premium / (Discount) to Market(3)	30.9%	10.2%	18.4%	-20.8%	54.9%	15.5%	23.4%	2.7%	59.9%

(1)
Non-Performing Assets / Total Assets includes performing troubled debt restructurings (TDRs)

(2)
Tangible Book Premium / Core Deposits calculated by dividing the excess or deficit of the aggregate transaction value compared to tangible book value by core deposits

(3)
Public target companies with less then $10 thousand average daily volume 3 months prior to announcement of transaction have been deemed non meaningful “NM”

Net Present Value Analysis for Standalone HMNF
D.A. Davidson performed an analysis that estimated the net present value per share of HMNF Common Stock under various circumstances. The analysis assumed: (i) HMNF performed in accordance with HMNF’s management’s financial projections for the years ending December 31, 2024, December 31, 2025 and December 31, 2026; and (ii) HMNF performed in accordance with D.A. Davidson assumptions as discussed with and confirmed by HMNF senior management for the years ending December 31, 2027, December 31, 2028, and December 31, 2029. To approximate the terminal value of HMNF Common Stock at December 31, 2029, D.A. Davidson applied price to earnings multiples ranging from 11.5x to 17.5x and multiples of tangible book value ranging from 95.0% to 155.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 9.59% to 21.59% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of HMNF Common Stock. In evaluating the discount rate, D.A. Davidson used industry standard methods of adding the current risk-free rate, which is based on the 10-year Treasury yield, plus the published Duff & Phelps Industry Equity Risk Premium and plus the published Duff & Phelps Size Premium.

At the May 14, 2024 HMNF Board meeting, D.A. Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
As illustrated in the following tables, the analysis indicates an imputed range of values per share of HMNF Common Stock of $13.60 to $35.25 when applying the price to earnings multiples to the financial forecasts and $13.19 to $36.38 when applying the multiples of tangible book value to the financial forecasts.
Earnings Per Share Multiples
	Earnings Per Share Multiple
Discount Rate	11.5x	12.5x	13.5x	14.5x	15.5x	16.5x	17.5x
9.59%	$24.03	$25.90	$27.77	$29.64	$31.51	$33.38	$35.25
11.59%	$21.75	$23.43	$25.12	$26.80	$28.49	$30.17	$31.86
13.59%	$19.72	$21.24	$22.77	$24.29	$25.81	$27.33	$28.85
15.59%	$17.92	$19.30	$20.68	$22.05	$23.43	$24.80	$26.18
17.59%	$16.32	$17.57	$18.81	$20.06	$21.31	$22.55	$23.80
19.59%	$14.89	$16.02	$17.15	$18.28	$19.41	$20.54	$21.67
21.59%	$13.60	$14.63	$15.66	$16.69	$17.72	$18.75	$19.77
Tangible Book Value Multiples
	Tangible Book Value Per Share Multiple
Discount Rate	95.0%	105.0%	115.0%	125.0%	135.0%	145.0%	155.0%
9.59%	$23.27	$25.46	$27.64	$29.83	$32.01	$34.20	$36.38
11.59%	$21.07	$23.04	$25.01	$26.98	$28.94	$30.91	$32.88
13.59%	$19.11	$20.89	$22.67	$24.44	$26.22	$28.00	$29.78
15.59%	$17.37	$18.98	$20.59	$22.19	$23.80	$25.41	$27.02
17.59%	$15.82	$17.27	$18.73	$20.19	$21.64	$23.10	$24.56
19.59%	$14.43	$15.75	$17.07	$18.40	$19.72	$21.04	$22.36
21.59%	$13.19	$14.39	$15.59	$16.79	$18.00	$19.20	$20.40
Net Present Value Analysis for Standalone Alerus
D.A. Davidson performed an analysis that estimated the net present value per share of Alerus Common Stock under various circumstances. The analysis assumed: (i) Alerus performed in accordance with analyst consensus estimates for the years ending December 31, 2024 and December 31, 2025; and (ii) Alerus performed in accordance with D.A. Davidson assumptions as discussed with Alerus’ management and HMNF’s management for, and in anticipation of, D.A. Davidson’s use and reliance for the years ending December 31, 2026, December 31, 2027, December 31, 2028, and December 31, 2029. To approximate the terminal value of Alerus Common Stock at December 31, 2029, D.A. Davidson applied price to earnings multiples ranging from 10.5x to 16.5x and multiples of tangible book value ranging from 110.0% to 170.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 6.88% to 18.88% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Alerus Common Stock. In evaluating the discount rate, D.A. Davidson used industry standard methods of adding the current risk-free rate, which is based on the 10-year Treasury yield, plus the published Duff & Phelps Industry Equity Risk Premium and plus the published Duff & Phelps Size Premium.
At the May 14, 2024 HMNF Board meeting, D.A. Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

As illustrated in the following tables, the analysis indicates an imputed range of values per share of Alerus Common Stock of $12.86 to $32.68 when applying the price to earnings multiples to the financial forecasts and $13.21 to $33.23 when applying the multiples of tangible book value to the financial forecasts.
Earnings Per Share Multiples
	Earnings Per Share Multiple
Discount Rate	10.5x	11.5x	12.5x	13.5x	14.5x	15.5x	16.5x
6.88%	$22.39	$24.10	$25.82	$27.53	$29.25	$30.96	$32.68
8.88%	$20.30	$21.84	$23.38	$24.92	$26.47	$28.01	$29.55
10.88%	$18.45	$19.84	$21.22	$22.61	$24.00	$25.39	$26.78
12.88%	$16.80	$18.05	$19.31	$20.56	$21.81	$23.06	$24.32
14.88%	$15.33	$16.47	$17.60	$18.73	$19.86	$20.99	$22.13
16.88%	$14.03	$15.05	$16.08	$17.10	$18.13	$19.15	$20.18
18.88%	$12.86	$13.78	$14.71	$15.64	$16.57	$17.50	$18.43
Tangible Book Value Multiples
	Tangible Book Value Per Share Multiple
Discount Rate	110.0%	120.0%	130.0%	140.0%	150.0%	160.0%	170.0%
6.88%	$23.05	$24.75	$26.44	$28.14	$29.84	$31.53	$33.23
8.88%	$20.89	$22.42	$23.94	$25.47	$26.99	$28.52	$30.04
10.88%	$18.98	$20.35	$21.73	$23.10	$24.48	$25.85	$27.22
12.88%	$17.28	$18.52	$19.76	$21.00	$22.24	$23.48	$24.72
14.88%	$15.77	$16.89	$18.01	$19.13	$20.25	$21.37	$22.49
16.88%	$14.42	$15.43	$16.45	$17.46	$18.48	$19.49	$20.51
18.88%	$13.21	$14.13	$15.05	$15.97	$16.89	$17.81	$18.73
Contribution Analysis
D.A. Davidson analyzed the relative contribution of HMNF and Alerus to certain financial and operating metrics for the pro forma combined company. Such financial and operating metrics included: (i) the thirty day, ninety day, and six months average market capitalization as of May 14, 2024 for both HMNF and Alerus; (ii) HMNF’s reported core net income for the twelve months ended March 31, 2024 and HMNF’s estimated net income for the twelve months ended December 31, 2024 and December 31, 2025 based on HMNF’s management projections; (iii) Alerus’ core net income for the twelve months ended March 31, 2024 and Alerus’ estimated net income for the twelve months ended December 31, 2024 and December 31, 2025 based on publicly available analyst earnings estimates; (iv) total assets; (v) total investment securities; (vi) gross loans; (vii) reserve for credit losses; (viii) total deposits; (ix) non-interest bearing demand deposits; (x) non-maturity deposits; (xi) shareholders’ equity; (xii) tangible common equity; and (xiii) tangible common equity (excluding accumulated other comprehensive income. The relative contribution analysis did not give effect to the impact of any synergies as a result of the proposed merger. The results of this analysis are summarized in the table below, which also compares the results of this analysis with the implied pro forma ownership percentages of HMNF’s or Alerus’ stockholders in the combined company based on the exchange ratio:

Contribution Analysis
	Acquiror Stand-alone	Acquiror % of Total	Company Stand-alone	Company % of Total
Company Information
30-Day Average Market Cap. (5/13/2024) (in millions)	$404	82.4%	$86	17.6%
90-Day Average Market Cap. (5/13/2024) (in millions)	$424	82.4%	$90	17.6%
6-Month Average Market Cap. (5/13/2024) (in millions)	$416	82.2%	$90	17.8%
Income Statement – Historical
Core Net Income (LTM) (in thousands)(3)	$31,600	84.7%	$5,689	15.3%
Income Statement – Projections
Net Income (2024E) (in thousands)(1)(2)	$29,554	80.8%	$7,029	19.2%
Net Income (202E) (in thousands)(1)(2)	$34,840	75.4%	$11,339	24.6%
Balance Sheet
Total Assets (in thousands)(4)	$4,338,093	79.0%	$1,152,634	21.0%
Total Investment Securities (in thousands)	$764,204	78.7%	$206,609	21.3%
Gross Loans, Incl. Loans HFS (in thousands)	$2,810,100	76.3%	$872,292	23.7%
Loan Loss Reserve (in thousands)	$36,584	75.9%	$11,586	24.1%
Total Deposits (in thousands)	$3,284,969	76.1%	$1,030,918	23.9%
Non-Interest Bearing Demand Deposits (in thousands)	$692,500	74.9%	$232,575	25.1%
Non-CDs (in thousands)	$2,828,240	78.6%	$770,421	21.4%
Shareholders’ Equity (in thousands)(3)	$371,635	77.3%	$109,208	22.7%
Tangible Common Equity (3/31/2024) (in thousands)(4)	$309,018	74.0%	$108,406	26.0%
Tangible Common Equity, Excluding AOCI (3/31/2024) (in thousands)(4)	$383,274	75.9%	$121,605	24.1%
Average Contribution (Items Highlighted Above)		78.4%		21.6%
Median Contribution (Items Highlighted Above)		77.9%		22.1%
Pro Forma Ownership
Pro Forma Ownership Split (at 1.2500x Exchange Ratio)(5)(6)		78.1%		21.9%

(1)
Financial projections for Company based on management estimates in 2024-2025, as discussed with and confirmed by senior management

(2)
Financial projections for Acquiror based on consensus estimates in 2024-2025

(3)
Core net income removes net income attributable to non-controlling interest, realized gain/loss on securities and nonrecurring items

(4)
Company figure includes the impact of options exercised at Closing

(5)
Implied PF Ownership includes the impact of the ESOP loan pay down. Excluding the ESOP pay down, Company pro forma ownership is 22.1%

(6)
Implied deal value excluding impact of ESOP loan pay down is $115.5 million

Financial Impact Analysis
D.A. Davidson performed pro forma merger analyses that combined projected income statement and balance sheet information of HMNF and Alerus. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of Alerus. In the course of this analysis, D.A. Davidson assumed Alerus performed in accordance with analyst consensus estimates for the years ending December 31, 2024 and December 31, 2025 and D.A. Davidson assumptions as discussed with Alerus’ management and HMNF’s management for, and in anticipation of, D.A. Davidson’s use and reliance for the years ending December 31, 2026, December 31, 2027, December 31, 2028, and December 31, 2029. HMNF financials based on HMNF’s management’s financial projections for the years ending December 31, 2024, December 31, 2025 and December 31, 2026 and D.A. Davidson assumptions as discussed with and confirmed by HMNF senior management for the years ending December 31, 2027, December 31, 2028, and December 31, 2029. This analysis indicated that the merger are expected to be accretive to Alerus’ estimated earnings per share beginning in 2024, after excluding non-recurring merger-related expenses. The analysis also indicated that the merger are expected to be dilutive to tangible book value per share for Alerus and that Alerus would maintain capital ratios in excess of those required for Alerus to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by HMNF and Alerus prior to and following the Merger will vary from the projected results, and the variations may be material.
D.A. Davidson prepared its analyses for purposes of providing its opinion to the HMNF Board as to the fairness, from a financial point of view, to the holders of HMNF Common Stock of the exchange ratio to be received by such holders in the proposed merger and to assist the HMNF Board in analyzing the proposed merger. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties and their respective advisors, none of HMNF, Alerus or D.A. Davidson or any other person assumes responsibility if future results are materially different from those forecasted.
D.A. Davidson’s opinion was one of many factors considered by the HMNF Board in its evaluation of the merger and should not be viewed as determinative of the views of the HMNF Board or HMNF’s management with respect to the merger or the exchange ratio.
D.A. Davidson and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other Merger. D.A. Davidson acted as financial advisor to HMNF in connection with, and participated in certain parts of the negotiations leading to the merger. D.A. Davidson is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, D.A. Davidson and its affiliates may provide such services to HMNF, Alerus and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of HMNF and Alerus for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. Please be advised that during the two years preceding the date of this letter, neither D.A. Davidson nor its affiliates have had any other material financial advisory or other material commercial or investment banking relationships with HMNF but have provided investment banking and other financial services to Alerus for which we have received customary compensation, including financial advisory services on Alerus’ recent acquisition of MPB BHC, Inc. and its wholly-owned subsidiary Metro Phoenix Bank.
HMNF selected D.A. Davidson as its financial advisor because it is a recognized investment banking firm that has substantial experience in mergers similar to the merger. Pursuant to a letter agreement executed on March 12, 2024, HMNF engaged D.A. Davidson as its financial advisor in connection with the contemplated merger. Pursuant to the terms of the engagement letter, HMNF agreed to pay D.A. Davidson a cash fee of $185,000 concurrently with the rendering of its opinion. HMNF will pay to D.A. Davidson at the time of closing of the merger a contingent cash fee equal to 1.00% of the aggregate consideration. HMNF has also agreed to reimburse D.A. Davidson for all reasonable out-of-pocket expenses, including fees of counsel, and to indemnify D.A. Davidson and certain related persons against specified liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement. D.A. Davidson may provide investment banking services to the combined company in the future and may receive future compensation.

Certain unaudited prospective financial information
Alerus and HMNF do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, revenues, earnings, financial condition or other results given, among other reasons, the inherent uncertainty of the underlying assumptions and estimates, other than, from time to time, estimated ranges of certain expected financial results and operational metrics for the current year and certain future years in their respective regular earnings press releases and other investor materials.
However, in connection with the merger, (i) Alerus’ management guided its financial advisor, Raymond James, to use mean analyst consensus earnings per share estimates for the years ended December 31, 2024 and 2025, and a growth rate thereafter, and (ii) HMNF’s management provided its financial advisor, D.A. Davidson, with certain nonpublic unaudited prospective financial information regarding HMNF, on a stand-alone basis, prepared by HMNF’s management, which were considered by Raymond James and D.A. Davidson for the purpose of preparing their respective fairness opinions as presented to the Alerus Board and the HMNF Board, as described in this joint proxy statement/prospectus under the headings “Opinion of Alerus’ Financial Advisor,” beginning on page 48, and “Opinion of HMNF’s Financial Advisor,” beginning on page 59. A summary of certain significant elements of this information is set forth below, and is included in this joint proxy statement/prospectus solely because such information was made available to Raymond James and D.A. Davidson in connection with the preparation of their respective fairness opinions and analyses. The information included below does not comprise all of the forecasted financial information provided by Alerus and HMNF to Raymond James and D.A. Davidson.
Neither Alerus nor HMNF endorses the prospective financial information as necessarily predictive of actual future results. Furthermore, although presented with numerical specificity, the prospective financial information reflects numerous estimates and assumptions with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which Alerus and HMNF operate and the risks and uncertainties described under “Risk Factors” beginning on page 21, “Special Notes Concerning Forward-Looking Statements” beginning on page 28 and in the reports that Alerus and HMNF file with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of Alerus and HMNF, and will be beyond the control of Alerus as the surviving corporation. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the merger is consummated. Further, these assumptions do not include all potential actions that the senior management of Alerus or HMNF could or might have taken during these time periods. In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year.
The inclusion in this joint proxy statement/prospectus of the prospective financial information should not be regarded as an indication that Alerus, HMNF or their respective boards of directors or advisors considered, or now consider, this prospective financial information to be material information to any holders of Alerus common stock or HMNF common stock, as the case may be, particularly in light of the inherent risks and uncertainties associated with such prospective financial information, or that it should be construed as financial guidance, and it should not be relied on as such. The prospective financial information is not fact and should not be relied upon as necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and does not take into account any circumstances or events occurring after the date it was prepared, and does not attempt to predict or suggest actual future results of the surviving corporation, including the effect of negotiating or executing the merger agreement, the costs that may be incurred in connection with consummating the merger, the effect on Alerus or HMNF of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the prospective financial information does not take into account the effect of any possible failure of the merger to occur.

No assurances can be given that if the prospective financial information had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which the surviving corporation will operate after consummation of the merger.
The prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure (except for publicly available mean analyst consensus earnings per share estimates) or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles. None of RSM US LLP (Alerus’ current independent registered public accounting firm), CliftonLarsonAllen LLP (each of Alerus’ and HMNF’s previously independent registered public accounting firm), Baker Tilly US LLP (HMNF’s current independent registered public accounting firm) nor any other independent registered public accounting firm, have audited, reviewed, examined, compiled nor applied any procedures with respect to the prospective financial information and, accordingly, RSM US LLP, CliftonLarsonAllen LLP, and Baker Tilly US LLP have not expressed any opinion or given any other form of assurance with respect thereto or its achievability and they assume no responsibility for the prospective financial information and disclaim any association with the prospective financial information.
Alerus Prospective Financial Information
Alerus Consensus “Street Estimates.”    The following table presents publicly available mean analyst consensus “street estimates” for Alerus for the years ending December 31, 2024 through December 31, 2025 (the “Alerus consensus estimates”) at the time of the merger announcement. The Alerus consensus estimates, among other estimates, were (i) provided to Raymond James and approved by Alerus’ management for Raymond James’ use and reliance, and (ii) provided to D.A. Davidson and approved by HMNF’s management for D.A. Davidson’s use and reliance, in each case in connection with such financial advisor’s financial analyses performed in connection with its opinion.
Fiscal Year Ended December 31, ($ in millions, except per share data)	2024E	2025E
Earnings Per Share	$1.50	$1.73
For purposes of extrapolating Alerus’ financial results beyond 2025, Alerus’ management provided to Raymond James and D.A. Davidson, and approved for Raymond James’ and D.A. Davidson’s use and reliance, an estimated long-term annual total asset growth rate of 4%, and an estimated return on average assets range rage of approximately 0.8 – 1.0%, both beginning in 2026.
HMNF Prospective Financial Information
HMNF Management Estimates for HMNF.   The following table presents unaudited prospective financial information for HMNF prepared by HMNF’s management for the years ending December 31, 2024 through December 31, 2026 (the “HMNF management estimates”). The HMNF management estimates, among other estimates, were provided by HMNF’s management to and used by D.A. Davidson at the direction of HMNF’s management in the financial analyses performed in connection with D.A. Davidson’s opinion:
Calendar Year Ended December 31, ($ in millions, except per share data)	2024E	2025E	2026E
Total Assets	$1,069.9	$1,056.3	$1,034.7
Net Income	$7.0	$11.3	$13.6
Diluted Earnings Per Share(1)	$1.58	$2.54	$3.05
Dividend Per Share(2)	$0.38	$0.48	$0.56

(1)
Excludes the impact of options exercised at Closing of Transaction and the effect of any share repurchases.

(2)
Aggregate dividend calculation excludes the unallocated ESOP shares and unexercised stock options.

In addition, HMNF’s management provided to D.A. Davidson, and D.A. Davidson used in its pro forma transaction analysis of the merger at the direction of HMNF, the following internal net income estimates for HMNF, which were derived from the HMNF management estimates and adjusted to reflect certain strategic initiatives that were assumed not to be pursued in the event of the merger and to align with Alerus’ fiscal year-end, for the years ending December 31, 2024, December 31, 2025, and December 31, 2026, respectively: $7.0 million, $11.3 million, and $13.6 million.
Alerus Management Estimates for HMNF.   The following table presents unaudited prospective information for HMNF prepared by Alerus’ management for the years ending December 31, 2024 through December 31, 2026 (the “Alerus management estimates for HMNF”). The Alerus management estimates for HMNF, among other estimates, were provided by Alerus’ management to and used by Raymond James at the direction of Alerus’ management in the financial analyses performed in connection with their fairness opinion.
Calendar Year Ended December 31, ($ in millions, except per share data)	2024E	2025E	2026E
Total Assets	$1,135	$1,134	$1,112
Earnings Per Share	$1.38	$2.18	$2.57
Certain Estimated Synergies Attributable to the Merger
The management of Alerus developed and provided to the Alerus Board certain prospective financial information relating to the anticipated cost savings to be realized by the surviving corporation beginning in 2024. Such prospective financial information, which we refer to in this “— Certain Estimated Synergies Attributable to the Merger” section as the “cost synergies,” also was (i) provided to Raymond James, and approved by Alerus for Raymond James’ use and reliance, and (ii) provided to D.A. Davidson, and approved by HMNF for D.A. Davidson’s use and reliance, in each case in connection with such financial advisors’ respective financial analyses and opinions, as described in this joint proxy statement/prospectus under the headings “Opinion of Alerus’ Financial Advisor,” beginning on page 48, “Opinion of HMNF’s Financial Advisor,” beginning on page 59.
The cost synergies consisted of annual estimated cost savings of approximately 30% of HMNF’s noninterest expense with 0% phased-in during 2024 and 100% phased-in during 2025 and thereafter, on a pre-tax run-rate basis.
See the section “— Certain unaudited prospective financial information” beginning on page 80 for further information regarding the uncertainties underlying the cost synergies, as well as “Risk Factors,” beginning on page 21, and “Special Notes Concerning Forward-Looking Statements,” beginning on page 28, for further information regarding the uncertainties and factors associated with realizing cost synergies in connection with the merger.
General.   The stand-alone prospective financial information for Alerus and HMNF was prepared separately and the different estimates are not intended to be added together. Adding the prospective financial information together for the two companies is not intended to represent the results the surviving corporation will achieve if the merger is consummated, and is not intended to represent forecasted financial information for the surviving corporation if the merger is consummated.
By including in this joint proxy statement/prospectus a summary of the prospective financial information, neither Alerus, HMNF nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of Alerus or HMNF compared to the information contained in the prospective financial information. Neither Alerus, HMNF, nor, after consummation of the merger, the surviving corporation, undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be inappropriate, or to reflect changes in general economic or industry conditions. None of Alerus, HMNF or their respective advisors or other representatives has made, makes or is authorized in the future to make any representation to any stockholder of Alerus or stockholder of HMNF or other person regarding Alerus’ or HMNF’s ultimate performance compared to the information contained in the prospective financial information or that the results reflected in the prospective financial information will be achieved. The prospective financial information included above is provided because it was made available to and considered or used by Alerus and HMNF and their respective boards of directors and financial advisors in connection with the merger.
In light of the foregoing, and considering that the virtual Alerus special meeting and the virtual HMNF special meeting will be held several months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Alerus stockholders and HMNF stockholders are cautioned not to place unwarranted reliance on such information, and are urged to review Alerus’ and HMNF’s most recent SEC filings for a description of their reported financial results and the financial statements of Alerus and HMNF incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information,” beginning on page 129. The prospective financial information summarized in this section is not included in this joint proxy statement/prospectus in order to induce any holder of Alerus common stock to vote in favor of the Alerus merger proposal, the Alerus adjournment proposal or any of the other proposals to be voted on at the Alerus special meeting, or to induce any holder of HMNF common stock to vote in favor of the HMNF merger proposal, the merger-related compensation proposal, the HMNF adjournment proposal or any of the other proposals to be voted on at the HMNF special meeting.
Accounting treatment of the merger
For accounting and financial reporting purposes, the merger will be accounted for under the acquisition method of accounting for business combinations in accordance with GAAP. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of HMNF as of the effective time of the merger will be recorded at their respective fair values and added to those of Alerus. Any excess of purchase price over the fair values is recorded as goodwill. Consolidated financial statements of Alerus issued after the merger will reflect these fair values and will not be restated retroactively to reflect the historical consolidated financial position or results of operations of HMNF.
Material U.S. federal income tax consequences of the merger
The following summary describes the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of HMNF common stock. The summary is based upon the Internal Revenue Code, applicable Treasury Regulations, judicial decisions and administrative rulings and practice, all as in effect as of the date hereof. These authorities may change, possibly retroactively, or be subject to differing interpretations, and any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. This summary does not address any tax consequences of the merger under state, local or foreign laws, or any federal laws other than those pertaining to income tax.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner that is: an individual citizen or resident of the United States; a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions; a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or an estate that is subject to U.S. federal income taxation on its income regardless of its source.
This discussion addresses only those U.S. holders of HMNF common stock that hold their HMNF common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. This discussion is not a complete description of all of the U.S. federal income tax consequences of the merger, nor does it address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax (such as estate or gift tax laws). Further, this discussion does not address all the U.S. federal income tax consequences that may be relevant to particular holders of HMNF common stock in light of their individual circumstances or to holders of HMNF common stock that are subject to special rules, including, without limitation, non-U.S. holders (as defined below) (except to the extent discussed under the subheading “Tax Implications to Non-U.S. Stockholders” below); banks or other financial institutions; investors in pass-through entities; persons who are subject to alternative minimum tax; insurance companies; mutual funds; tax-exempt organizations; brokers or dealers in commodities, securities or currencies; traders in securities that elect to use a mark-to-market method of accounting; persons that hold HMNF common stock as part of a straddle, hedge, constructive sale or conversion or other integrated transaction; regulated investment companies; real estate investment trusts; persons whose “functional currency” is not the U.S. dollar; and holders who acquired their shares of HMNF common stock through the exercise of an employee stock option or otherwise as compensation; and holders who actually or constructively own 5% or more of HMNF common stock.
If a partnership (or other entity that is taxed as a partnership for federal income tax purposes) holds HMNF common stock, the tax treatment of a partner in that partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in partnerships should consult their own tax advisors about the tax consequences of the merger to them.
The actual tax consequences of the merger to you may be complex and will depend upon your specific situation and upon factors that are not within the control of Alerus or HMNF. You should consult with your own tax advisor as to the tax consequences of the merger in light of your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws.
In General.   The parties intend for the merger to be treated as a “reorganization” for U.S. federal income tax purposes. Each of Barack Ferrazzano and Ballard Spahr have delivered opinions, dated [•], 2024, and filed as exhibits to the registration statement of which this joint proxy statement/prospectus is a part, to the effect that (i) the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, (ii) HMNF and Alerus will each be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and (iii) no gain or loss will be recognized to HMNF’s stockholders upon receipt of Alerus common stock in exchange for their shares of HMNF common stock, except to the extent of any cash received in lieu of fractional shares of Alerus common stock. Additionally, it is a condition to HMNF’s obligation to consummate the merger that HMNF receive an opinion from Ballard Spahr, dated the closing date of the merger, and it is a condition to Alerus’ obligation to consummate the merger that Alerus receive an opinion from Barack Ferrazzano, dated the closing date of the merger, each to the same effect as the opinions described in the preceding sentence. These conditions are waivable, and Alerus and HMNF undertake to recirculate and resolicit if either of these conditions is waived and the change in tax consequences is material. These opinions are and will be based upon representation letters provided by Alerus and HMNF and upon customary factual assumptions. Neither Alerus nor HMNF has sought, and neither of them will seek, any ruling from the Internal Revenue Service regarding any matters relating to the merger, and the opinions described above will not be binding on the Internal Revenue Service or any court. Consequently, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.
Tax Consequences of the Merger.   Subject to the limitations, assumptions and qualifications described herein, and based upon the facts and representations contained in the representation letters received from HMNF and Alerus in connection with the filing of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part, Ballard Spahr, counsel to HMNF, and Barack Ferrazzano, counsel to Alerus, are of the opinion that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for U.S. federal income tax purposes. Accordingly, and on the basis of the foregoing opinions, as a result of the merger qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, upon exchanging their HMNF common stock for Alerus common stock, HMNF stockholders generally will not recognize gain or loss, except with respect to cash received in lieu of fractional Alerus common stock, if any (as discussed below). The aggregate tax basis of the Alerus common stock received by a U.S. holder in the merger (including any fractional shares deemed received and redeemed for cash as described below) will equal such U.S. holder’s aggregate adjusted tax basis in the HMNF common stock surrendered in the merger. The holding period for the Alerus common stock that a U.S. holder receives in the merger (including any fractional share deemed received and redeemed for cash as described below) will include such U.S. holder’s holding period of the HMNF common stock that such U.S. holder surrendered in the merger. If a U.S. holder acquired different blocks of HMNF common stock at different times or at different prices, the Alerus common stock such U.S. holder receives generally will be allocated pro rata to each block of HMNF common stock, and the basis and holding period of each block Alerus common stock such U.S. holder receives will be determined on a block-for-block basis depending on the basis and holding period of the blocks of HMNF common stock exchanged for such block of Alerus common stock. A U.S. holder that acquired different blocks of shares of HMNF common stock at different times or at different prices should consult its own tax advisors regarding the determination of its adjusted basis in, and its holding period for, shares of Alerus common stock received in the merger.
Cash in Lieu of Fractional Shares of Alerus Common Stock.   A U.S. holder who receives cash instead of a fractional share of Alerus common stock will be treated as having received the fractional share of Alerus common stock pursuant to the merger and then as having exchanged the fractional share of Alerus common stock for cash in a redemption by Alerus. In general, this deemed redemption will be treated as a sale or exchange, and a U.S. holder will recognize gain or loss equal to the difference between (i) the amount of cash received by such U.S. holder and (ii) the portion of the basis of the shares of HMNF common stock allocable to such fractional share. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for such fractional share (including the holding period of the HMNF common stock surrendered therefor) is greater than one year as of the effective time of the merger. Long-term capital gains of certain non-corporate taxpayers including individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.
Medicare Tax on Unearned Income.   A U.S. holder that is an individual is generally subject to a 3.8% tax on the lesser of (i) his or her “net investment income” for the relevant taxable year or (ii) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). A similar regime applies to estates and trusts. Net investment income generally would include any capital gain recognized in connection with the merger.
Backup Withholding and Information Reporting.   Payments of cash to a U.S. holder of HMNF common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 24%) unless the holder provides proof of an applicable exemption satisfactory to Alerus and the exchange agent or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.
A U.S. holder of HMNF common stock, as a result of having received Alerus common stock in the merger, will be required to retain records pertaining to the merger. In addition, each U.S. holder of HMNF common stock who is a “significant holder” will be required to file a statement with such holder’s U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3(b) setting forth such holder’s basis in the HMNF common stock surrendered and the fair value of the Alerus common stock and cash received in the merger. A “significant holder” is a holder of HMNF common stock who, immediately before the merger, owned at least 5% of the vote or value of the outstanding stock of HMNF or securities of HMNF with a basis for federal income taxes of at least $1 million.
The preceding discussion is intended only as a summary of certain material U.S. federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent upon, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign tax consequences to you of the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign, and other tax laws and the effect of any proposed changes in the tax laws.

Regulatory approvals
The merger cannot proceed without the parties obtaining all requisite regulatory approvals. Alerus and HMNF have agreed to take all appropriate actions necessary to obtain the required approvals. The merger of HMNF with and into Alerus is subject to non-objection of the Federal Reserve. Alerus filed a letter with the Federal Reserve on June 7, 2024, seeking a waiver of the application requirement for the merger of HMNF with and into Alerus.
Immediately following the consummation of the merger, Alerus will merge Home Federal with and into Alerus Financial, with Alerus Financial as the surviving bank. The bank merger is subject to the prior approval of the OCC. Alerus filed an application with the OCC on June 21, 2024 seeking the necessary approval for the bank merger.
In reviewing the application filed with the OCC, the OCC is required to consider the following:
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competitive factors, such as whether the merger will result in a monopoly or whether the benefits of the merger to the public in meeting the needs and convenience of the community clearly outweigh the merger’s anticompetitive effects or restraints on trade; and

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banking and community factors, which includes an evaluation of:

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the financial and managerial resources of Alerus, including its subsidiaries, and of HMNF, and the effect of the proposed transaction on these resources;

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management expertise;

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internal control and risk management systems;

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the capital of HMNF;

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the convenience and needs of the communities to be served; and

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the effectiveness of Alerus and HMNF in combating money laundering activities.

The application process includes publication and opportunity for comment by the public. The OCC may receive, and must consider, properly filed comments and protests from community groups and others regarding (among other issues) each institution’s performance under the Community Reinvestment Act of 1977, as amended. The merger may not be consummated until 15 days after receipt of OCC approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve’s approval, unless a court specifically orders otherwise.
While Alerus knows of no reason why the approval of any of the applications would be denied or unduly delayed, it cannot assure you that all regulatory approvals required to consummate the merger will be obtained or obtained in a timely manner.
Interests of certain persons in the merger
Members of the board of directors and executive officers of HMNF and Home Federal may have interests in the merger that are different from, or are in addition to, the interests of HMNF’s stockholders generally. The HMNF Board was aware of these interests and considered them, among other matters, in approving the merger agreement and determining to recommend to HMNF’s stockholders to vote for adoption of the merger agreement.
Stock Ownership.   As of December 31, 2023, HMNF’s directors and executive officers owned, in the aggregate, 373,076 shares of HMNF’s common stock, representing approximately 8.36% of the outstanding shares of common stock. See “Beneficial Ownership of HMNF Common Stock by Management and Principal Stockholders of HMNF” on page 105.
Treatment of Restricted Stock.   HMNF has granted awards of restricted shares to its executive officers under the HMN Financial, Inc. 2017 Equity Incentive Plan. At the effective time of the merger, each outstanding share of restricted stock shall become fully vested and be exchanged for the merger consideration, on the same terms and conditions as HMNF common stock. See the section below entitled

“Quantification of Potential Payments and Benefits to HMNF’s Named Executive Officers” for additional information regarding the estimated value of the payments to be made in respect of the restricted shares held by HMNF’s named executive officers in connection with the merger. Based on the unadjusted exchange ratio and as of the date of the merger agreement, HMNF executive officers are anticipated to receive 14,458 shares of Alerus common stock in exchange for their 11,567 restricted shares on a “single-trigger” basis. Based on the closing price of Alerus common stock reported on Nasdaq of $[•] as of [•], 2024, the latest practicable date before the date of this joint proxy statement/prospectus, the implied merger consideration to be received by such executive officers in respect of their restricted stock on a “single-trigger” basis is $[•].
Payments Pursuant to Severance Agreements.   Pursuant to their severance agreements as currently in effect, each of Bradley Krehbiel, Jon Eberle, and Lawrence McGraw is entitled to certain payments if a “change in control” (as defined in each such severance agreement) occurs and the executive officer’s employment is terminated. The merger, if consummated, will constitute a change of control under the severance agreements.
Under the severance agreement with Mr. Krehbiel, if Mr. Krehbiel’s employment is involuntarily terminated without cause (and other than as a result of his death or disability), or if he resigns for “good reason,” in either case on the date of a change in control or within two years thereafter, then he will be entitled to receive lump sum cash payments equal to (i) two times the sum of his annualized base salary as of the termination date and his target annual incentive bonus for the calendar year in which the employment termination date occurs, (ii) 24 times the monthly amount that HMNF or Home Federal then pays as its share of the premiums for coverage for the executive and his eligible spouse and dependents under HMNF’s or Home Federal’s health and dental insurance plans, (iii) 24 times the monthly amount HMNF or Home Federal then pays for its share of the premiums for life and disability insurance coverage for the executive under the HMNF’s or Home Federal’s then current plans, and (iv) accelerated vesting of any equity incentive award to the executive that is outstanding under an HMNF equity-based compensation plan as of the termination date.
Under the severance agreements with Messrs. Eberle and McGraw, if a change in control occurs during the term of the executive’s employment and prior to, or on the same day as, the date of termination of employment, the executive officer will be entitled to the same payments and benefits described in clauses (i)-(iv) above.
Code Section 280G.   If any payments made to any employee of HMNF or its subsidiaries pursuant to a change in control agreement, severance agreement or any other plan or program of HMNF, Alerus or their respective affiliates are deemed to be “excess parachute payments,” as defined by Section 280G of the Internal Revenue Code, the recipient would be subject to an excise tax equal to 20% of the amount of such payments in excess of the recipient’s average compensation over the preceding five-year period, or such lesser period if the executive has not been employed by the employer for five years. Pursuant to the terms of the merger agreement, HMNF has agreed to take necessary steps to ensure that any payments made in connection with the merger, including payments under the change in control agreements and severance agreements outlined above, will not trigger any such excise taxes.
Under the severance agreements with Messrs. Krehbiel, Eberle and McGraw, if the cash payments due and the other benefits to which the executive is entitled under those agreements, either alone or together with other payments in the nature of compensation to the executive which are contingent on a change in control, would constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code, such payments and benefits will be reduced (but not below zero) to the largest aggregate amount as will result in no portion thereof being subject to the excise tax or being non-deductible to HMNF or Home Federal for federal income tax purposes pursuant to Section 280G of the Internal Revenue Code. In that case, HMNF or Home Federal in good faith will determine the amount of any reduction to be made and will, consistent with the requirements of Section 409A of the Internal Revenue Code, select from among the benefits and payments to the executive those which will be reduced.
Indemnification and Insurance.   Under the merger agreement, Alerus has agreed that Alerus, as the surviving entity in the merger, will assume all rights to indemnification, advancement of expenses and exculpation by HMNF existing in favor of each person who was at the time of the merger agreement, has been at any time prior to the date of the merger agreement or who becomes prior to the effective time an officer or director of HMNF or any of its subsidiaries (each, an “indemnified party”) as provided in the organizational documents of HMNF or any of its subsidiaries (including Home Federal), as appropriate, and as in effect on the date of the merger agreement, or agreements as in effect on the date of the merger agreement. For a period of six years after the effective time, Alerus, as the surviving entity, will cause its certificate of incorporation to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable to the indemnified parties as the indemnification, advancement of expenses and exculpation provisions set forth in the organizational documents of HMNF or any of its subsidiaries (including Home Federal), as appropriate, and as in effect on the date of the merger agreement. During this six year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable legal requirements.
Pursuant to the terms of the merger agreement, Alerus agreed to maintain, for up to six years following the effective time, insurance coverage under the current policy of directors’ and officers’ liability insurance maintained by HMNF and Home Federal for actions taken prior to the effective time of the merger. If a six-year term of insurance coverage is not available, the term for the insurance will be such other maximum period of time for which coverage is available at a cost not to exceed 250% of the premiums HMNF or Home Federal paid for its current policy term.
Alerus will ensure that, if Alerus consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, or if Alerus transfers all or substantially all its properties and assets to any person, any successor or assign of Alerus will assume the indemnification, advancement of expenses, and insurance obligations set forth in the merger agreement.
Quantification of Potential Payments and Benefits to HMNF’s Named Executive Officers.   This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding compensation that is based on, or otherwise relates to, the merger for each named executive officer of HMNF. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to HMNF’s named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding, advisory vote of HMNF’s stockholders, as described elsewhere in this joint proxy statement/prospectus. The plans or arrangements pursuant to which such “golden parachute” compensation would be payable (other than the merger agreement), consist of the named executive officers’ severance agreements and the respective equity awards specifying the terms and conditions of each such award.
For purposes of this discussion of “golden parachute” compensation, the named executive officers of HMNF are the following executive officers, who are the only executive officers of HMNF:
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Bradley Krehbiel — President and Chief Executive Officer of HMNF and Home Federal;

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Jon Eberle — Senior Vice President, Chief Financial Officer and Treasurer of HMNF and Executive Vice President, Chief Financial Officer and Treasurer of Home Federal; and

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Lawrence McGraw — Executive Vice President and Chief Operating Officer of Home Federal.

The amount of payments and benefits that each named executive officer would receive (on a pre-tax basis), as set forth in the tables below, is based on the following assumptions:
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the closing date of the merger is July 12, 2024, which is the latest practicable date prior to the filing of this joint proxy statement/prospectus, and is used solely for purposes of this “golden parachute” compensation disclosure;

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the named executive officers of HMNF experience a qualifying termination immediately following the assumed closing date of the merger that results in change in control severance benefits becoming payable to each of them under such individual’s applicable change in control agreement, severance agreement or other similar agreement with HMNF;

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each named executive officer’s base salary rate and target annual bonus remain unchanged from those in effect as of the date of this joint proxy statement/prospectus;

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the HMNF equity awards that are outstanding as of July 12, 2024 are the only equity awards that HMNF has granted to its named executive officers through, and are outstanding as of, the closing date of the merger;

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the per share value of HMNF’s common stock is $22.79, which is the average closing price of HMNF’s common stock over the first five trading days following the public announcement of the merger agreement, as required by Item 402(t) of Regulation S-K; and

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each named executive officer who is a “specified employee” under Section 409A of the Internal Revenue Code shall receive all payments made in connection with such named executive officer’s termination in accordance with any delay or other requirement applicable to a specified employee under Section 409A.

The amounts below do not include the value of benefits which the named executive officers are already entitled to or are already vested in as of the assumed closing date of the merger, without regard to the occurrence of a change in control, and do not reflect any possible reductions that might be required to avoid the excise tax in connection with Section 280G under Section 4999 of the Internal Revenue Code. In addition, these amounts do not include any other incentive award grants, issuances or forfeitures that may be made or occur, or future dividends or dividend equivalents that may be accrued, prior to the consummation of the merger. The amounts shown are estimates of amounts that would be payable to the named executive officers based on multiple assumptions that may or may not actually occur, including assumptions described in this joint proxy statement/prospectus. Some of the assumptions are based on information not currently available. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the closing date of the merger, including the assumptions described in the footnotes to the below table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.
For purposes of this discussion, “single-trigger” refers to benefits that arise as a result of the closing of the merger and “double-trigger” refers to benefits that require two conditions, which are (i) the closing of the merger, and (ii) a qualifying termination of employment.
Golden Parachute Compensation
Named Executive Officers	Cash ($)(1)	Equity ($)(2)	Total ($)
Bradley Krehbiel	1,053,647	112,218	1,165,865
Jon Eberle	695,872	75,116	770,988
Lawrence McGraw	722,379	76,278	798,657

(1)
The cash amounts payable to the named executive officers under their respective severance agreements was calculated as follows:

(a)
two times the sum of the named executive officer’s base salary as of the assumed closing date plus an amount equal to the named executive officer’s target annual incentive bonus for the calendar year in which the assumed closing date occurs;

(b)
if the named executive officer is enrolled in a group health and dental plan, an amount equal to 24 times the monthly amount HMNF or Home Federal expends immediately prior to the assumed closing date for its share of the premiums for such health and dental insurance coverage for the named executive officer and the named executive officer’s eligible spouse and dependents; and

(c)
payment of an amount equal to 24 times the monthly amount HMNF or Home Federal expends as of the assumed closing date for its share of the premiums for life and disability insurance coverage for the named executive officer under the HMNF’s or Home Federal’s then current plans.

All components of the cash amounts are “double-trigger.” The estimated amounts of each component of the cash payments are set forth in the table below.
Named Executive Officers	Base Salary and Target Incentive Bonus ($)	Health and Dental Plan Premiums ($)	Life and Disability Insurance Premiums ($)	Total ($)
Bradley Krehbiel	1,039,584	13,661	402	1,053,647
Jon Eberle	681,611	13,661	600	695,872
Lawrence McGraw	708,118	13,661	600	722,379

(2)
For a description of the treatment of equity awards held by the named executive officers in connection with the merger, see “— Consideration to be received in the merger” above. All outstanding HMNF stock options held by the named executive officers were fully vested as of the date of the merger agreement. All unvested HMNF restricted stock awards held by the named executive officers as of the assumed closing date are subject to “single-trigger” acceleration. The value of the outstanding HMNF restricted stock awards was calculated by multiplying the number of shares subject to such award as of the assumed closing date by $22.79 per share, the assumed value of HMNF’s common stock.

Board Representation.   Pursuant to the terms of the merger agreement, subject to any necessary approval by any appropriate regulatory authorities, and in accordance with its certificate of incorporation and bylaws, Alerus agreed to appoint one individual serving on the HMNF Board mutually agreeable to Alerus and HMNF, to the Alerus Board, effective immediately upon the effective time. The parties currently intend that Jeffrey Bolton, a director of HMNF since 2022, will be the individual appointed to the Alerus Board. Following his appointment, Mr. Bolton would qualify as an independent director of Alerus. It is anticipated that Mr. Bolton will not serve on any committees of the Alerus Board at the time of his appointment.
Restrictions on resale of Alerus common stock
The shares of Alerus common stock to be issued in connection with the merger will be registered under the Securities Act of 1933, and will be freely transferable, except for shares issued to any stockholder who may be deemed to be an “affiliate” of Alerus for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of Alerus include individuals or entities that control, are controlled by, or are under common control with Alerus and may include the executive officers, directors and significant stockholders of Alerus.
Alerus and HMNF stockholder appraisal rights
Under Delaware law, appraisal rights are not available to Alerus stockholders or HMNF stockholders with respect to the merger or the other transactions contemplated by the merger agreement.

DESCRIPTION OF THE MERGER AGREEMENT
The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete text of the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. You should read the merger agreement completely and carefully as it, rather than this description, is the legal document that governs the merger.
The text of the merger agreement has been included to provide you with information regarding its terms. The terms of the merger agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger. The merger agreement contains representations and warranties Alerus and HMNF made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligations to consummate the merger. The statements embodied in those representations and warranties may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws.
General
The merger agreement provides for the merger of HMNF with and into Alerus, with Alerus as the surviving company. The merger is anticipated to be consummated in the fourth quarter of 2024. Immediately following the consummation of the merger, Alerus will merge Home Federal, HMNF’s wholly-owned bank subsidiary, with and into Alerus Financial, with Alerus Financial as the surviving bank. At such time, Home Federal’s banking offices will become banking offices of Alerus Financial.
Closing and effective time
Closing.   The closing of the merger will take place on the third business day following the satisfaction or waiver, subject to applicable legal requirements, of the conditions to closing set forth in the merger agreement, or at another time mutually agreed upon by the parties. See “Description of the Merger Agreement — Conditions to consummation of the merger” for a more complete description of the conditions that must be satisfied prior to closing. The date of the consummation of the merger sometimes is referred to in this joint proxy statement/prospectus as the closing date.
Consummation of the Merger.   The merger will become effective as of the date and time specified in the certificate of merger that will be filed with the Secretary of State of the State of Delaware. The time at which the merger becomes effective is sometimes referred to in this joint proxy statement/prospectus as the effective time.
Consideration to be received in the merger
If the merger is consummated, each share of HMNF common stock issued and outstanding immediately prior to the effective time (other than any shares owned by Alerus or HMNF) will be converted into the right to receive 1.25 shares of Alerus common stock, with cash paid in lieu of fractional shares.
Notwithstanding the foregoing, no fractional shares of Alerus common stock will be issued in the merger. Instead, Alerus will pay to each holder of HMNF common stock who would otherwise be entitled to a fractional share of Alerus common stock an amount in cash (without interest) rounded down to the nearest whole cent, determined by multiplying the fraction of a share to which such HMNF stockholder would otherwise be entitled by the weighted average daily closing sales price of Alerus common stock as reported on Nasdaq for the fifteen consecutive trading days immediately preceding the closing date.
Outstanding restricted stock awards and stock options of HMNF that are subject to restrictions on transfer, risk of forfeiture, or other service-based conditions will become fully vested and exercisable and any restrictions or risk of forfeiture will lapse immediately prior to the effective time, and HMNF common stock issuable in connection therewith will be treated as issued and outstanding immediately prior to the effective time, and exchangeable for shares of Alerus common stock in connection with the merger.

If, between the date of the merger agreement and the effective time, shares of Alerus common stock or HMNF common stock are changed into a different number of shares or a different class of shares due to a reclassification, recapitalization, stock split (including a reverse stock split), split-up, combination, exchange of shares or readjustment, or if a stock dividend on shares of Alerus common stock is declared with a record date between the date of the merger agreement and the effective time, then the number of shares of Alerus common stock issued to the holders of HMNF common stock shall be proportionately adjusted to provide to the holders of HMNF common stock the same economic effect as contemplated by the merger agreement prior to such event.
The market price of Alerus common stock will fluctuate before the consummation of the merger and before holders of HMNF common stock receive the merger consideration to which they are entitled pursuant to the merger agreement. Holders of HMNF common stock should obtain current stock price quotations for Alerus common stock and HMNF common stock before voting on the merger.
If the stockholders’ equity of HMNF, calculated in the manner set forth in the merger agreement, is less than an amount equal to the sum of (i) $124,163,656, (ii)(a) minus, in the event that the closing date is prior to September 30, 2024, $590,000 per month for every calendar month by which the closing date is prior to September 30, 2024 or (b) plus, in the event that the closing date is after September 30, 2024, $645,000 per month for every calendar month by which the closing date follows September 30, 2024, and (iii) plus the amount of stockholders’ equity attributable to the exercise of stock options after March 31, 2024, then the exchange ratio will be adjusted downward to reflect the shortfall in the stockholders’ equity of HMNF in accordance with a formula set forth in the merger agreement. A sample calculation of the adjustment to the exchange ratio is attached as Appendix A to the merger agreement, which is attached to this joint proxy statement/prospectus as Exhibit A. As of the date of this joint proxy statement, HMNF believes that it will have stockholders’ equity at closing above the threshold described above and that the exchange ratio will not be adjusted downward.
Voting and support agreements
HMNF Voting and Support Agreement.   On May 14, 2024, concurrently with the execution of the merger agreement, the directors and executive officers of HMNF who are stockholders of HMNF entered into a voting and support agreement with Alerus. Under this agreement, these stockholders have each agreed to vote, subject to their fiduciary duties, their respective shares of HMNF common stock:
•
in favor of the merger agreement and the transactions contemplated therein;

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against (i) any tender or exchange offer to acquire more than 25% of the voting power of HMNF or Home Federal, (ii) any proposal for a merger, consolidation or other business combination involving HMNF or Home Federal, or (iii) any other proposal or offer to acquire more than 25% of the voting power in or business, assets or deposits of HMNF or Home Federal other than as contemplated under the merger agreement; and

•
against any action or agreement that would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation of HMNF under the merger agreement.

Furthermore, each of these stockholders has also agreed not to sell, assign or transfer any shares of HMNF common stock that they own, subject to certain limited exceptions. The shares subject to the voting and support agreement represent approximately [•]% of HMNF’s outstanding shares of common stock as of the record date for the HMNF special meeting. The voting obligations under the voting and support agreement will automatically terminate upon the earlier of (i) the date of the termination of the merger agreement, (ii) the favorable vote of HMNF stockholders with respect to the approval of the merger agreement and the transactions contemplated therein, (iii) the date, if any, on which HMNF publicly discloses that the HMNF Board has made an adverse recommendation to HMNF’s stockholders, or (iv) the date, if any, on which Alerus publicly discloses that the Alerus Board has made an adverse recommendation to Alerus’ stockholders. A copy of the form of voting and support agreement is attached as Exhibit A to the merger agreement, which is attached to this joint proxy statement/prospectus as Appendix A.

Alerus Voting and Support Agreement.   On May 14, 2024, concurrently with the execution of the merger agreement, the directors and executive officers of Alerus who are stockholders of Alerus entered into a voting and support agreement with HMNF. Under this agreement, these stockholders have each agreed to vote, subject to their fiduciary duties, their respective shares of Alerus common stock:
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in favor of the merger agreement and the transactions contemplated therein, including the issuance of Alerus common stock pursuant to the merger agreement; and

•
against any action or agreement that would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation of Alerus under the merger agreement.

Furthermore, each of these stockholders has also agreed not to sell, assign or transfer any shares of Alerus common stock that they own, subject to certain limited exceptions. The shares subject to the voting and support agreement represent approximately [•]% of Alerus’ outstanding shares of common stock as of the record date for the Alerus special meeting. The voting obligations under the voting and support agreement will automatically terminate upon the earlier of (i) the date of the termination of the merger agreement, (ii) the favorable vote of Alerus stockholders with respect to the approval of the merger agreement and the transactions contemplated therein, including the issuance of Alerus common stock pursuant to the merger agreement, (iii) the date, if any, on which HMNF publicly discloses that the HMNF Board has made an adverse recommendation to HMNF’s stockholders, or (iv) the date, if any, on which Alerus publicly discloses that the Alerus Board has made an adverse recommendation to Alerus’ stockholders. A copy of the form of voting and support agreement is attached as Exhibit B to the merger agreement, which is attached to this joint proxy statement/prospectus as Appendix A.
Exchange procedures
Alerus has engaged Equiniti Trust Company, LLC to act as its exchange agent to handle the exchange of HMNF common stock for the merger consideration and the payment of cash for any fractional share interests. Within two business days after the closing date, the exchange agent will send to each HMNF certificated record holder a letter of transmittal for use in the exchange with instructions explaining how to surrender HMNF common stock certificates to the exchange agent. HMNF stockholders who surrender their certificates to the exchange agent, together with a properly completed letter of transmittal, will receive the merger consideration including cash in lieu of any fractional shares of Alerus common stock. HMNF stockholders that do not exchange their HMNF common stock will not be entitled to receive the merger consideration or any dividends or other distributions by Alerus until their certificates are surrendered. After surrender of the certificates representing HMNF shares, any unpaid dividends or distributions with respect to the Alerus common stock represented by the certificates will be paid without interest.
Holders of HMNF common stock who cannot locate their stock certificates should follow the instructions set forth in the letter of transmittal for lost or stolen stock certificates. Holders of HMNF common stock who hold their shares in book-entry form should follow the instructions set forth in the letter of transmittal respect to shares of HMNF common stock held in book-entry form.
Conduct of business pending the merger
Conduct of Business of HMNF.   Under the merger agreement, HMNF has agreed to certain restrictions on its activities and the activities of its subsidiaries until the merger is consummated or the merger agreement is terminated. In general, HMNF is required to (i) conduct its business in the ordinary course of business, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Alerus or HMNF to obtain any of the requisite regulatory approvals, to perform its covenants and agreements under the merger agreement or to consummate the contemplated transactions.
The following is a summary of the more significant restrictions imposed upon HMNF and its subsidiaries, subject to the exceptions set forth in the merger agreement. HMNF will not, without Alerus’ prior written consent or as otherwise provided in the merger agreement or as required by applicable legal requirements or requested by any regulatory authority:

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issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its capital stock or any security convertible into its capital stock;

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permit any additional shares of its common stock to become subject to new grants, including issuances under HMNF benefit plans;

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grant any registration rights with respect to its common stock;

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make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on its common stock, other than (i) dividends from or among its wholly-owned subsidiaries, (ii) dividends contemplated by the merger agreement and (iii) quarterly dividends to its stockholders made in the ordinary course of business;

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amend the certificate of incorporation or bylaws of HMNF, or similar governing documents of its subsidiaries;

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adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its common stock;

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amend the terms of, waive any rights under, terminate, violate the terms of or enter into any (i) contract material to HMNF, (ii) material restriction on HMNF’s ability to conduct its business as presently conducted or (iii) any contract or other binding obligation relating to its capital stock or any outstanding indebtedness;

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enter into loan transactions not in accordance with, or consistent with, past practices of Home Federal or that are on terms and conditions that, to the knowledge of HMNF, are materially more favorable than those available to the borrower from competitive sources in arm’s-length transactions;

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(i) enter into any new credit or lending relationship greater than $5,000,000, provided, that such limit is $2,500,000 with respect to any new relationship made pursuant to a policy exception;

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renew any credit or loan relationship greater than $7,000,000, provided that such limit is $3,500,000 with respect to any relationship made pursuant to a policy exception;

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enter into any new non-real estate Small Business Administration (“SBA”) credit or loan greater than $250,000;

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other than incident to a reasonable loan restructuring, extend additional credit to any existing borrower if it is the obligor under any indebtedness to Home Federal that constitutes a nonperforming loan or against any part of such indebtedness that Home Federal has established loss reserves or any part of which has been charged-off by Home Federal;

•
enter into any new loan in an amount that exceeds Home Federal’s lending limit, except with respect to loan participations;

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commit to make, renew, extend the term of or increase the amount of any loan to any person if such loan, or any other Home Federal loan to such person or their affiliate, is on Home Federal’s “watch list” or similar internal report, or has been classified by Home Federal or a regulatory authority as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” or listed as a “potential problem loan;”

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maintain an allowance for credit losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans and leases outstanding;

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reduce the allowance for credit losses through a negative provision for credit losses, unless required to do so by any regulatory authority or in accordance with GAAP as required by HMNF’s auditors;

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fail to charge-off any loans or leases that would be deemed uncollectible in accordance with GAAP or any applicable legal requirement, or place on non-accrual any loans or leases that are past due greater than 90 days;

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sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for dispositions or discontinuances in the ordinary course of business, including SBA and United States Department of Agriculture loans originated by HMNF, or of obsolete or unused equipment, fixtures or assets and in a transaction that, together with other such transactions, is not material to HMNF;
•
acquire all or any portion of the assets, business, deposits or properties of any other entity, except in the ordinary course of business in transactions that are not material to HMNF;

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implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

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increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of HMNF or its subsidiaries, other than increases in the ordinary course of business consistent with past practices in timing, metrics and amount, other than as permitted by the merger agreement or the terms of existing HMNF employee benefit plans;

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become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, consulting, non-competition, change in control, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any employee, director or stockholder;

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accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any HMNF employee benefit plans;

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cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any HMNF employee benefit plan;

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materially change any actuarial assumptions used to calculate funding obligations with respect to any HMNF employee benefit plan that is required by applicable legal requirements to be funded, or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP;

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incur or guarantee any indebtedness for borrowed money, including any increase in outstanding indebtedness in excess of $1,000,000, other than in the ordinary course of business;

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enter into any new line of business or materially change its deposit, lending, investment, underwriting, risk and asset liability management and other banking and operating policies;

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materially change its deposits or increase rates paid on deposits, other than in the ordinary course of business;

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settle any action, suit, claim or proceeding against it or any of its subsidiaries in excess of $250,000 and that would not impose any material restriction on the business of the Company or its subsidiaries or create precedent for claims that is reasonably likely to be material to it or its subsidiaries;

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permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility of HMNF or its subsidiaries, or make any application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

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make or change any material tax elections, change or consent to any material change in it or its Subsidiaries’ method of accounting for tax purposes, take any material position on any material tax return, settle or compromise any material tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of taxes, surrender any right to claim a refund for a material amount of taxes, file any material amended tax return or take any other similar action; or

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hire any employee with an annual salary or an independent contractor with annual compensation opportunities in excess of $100,000;

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purchase, sell, transfer or pledge any Company investment securities, other than in the ordinary course of business;

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take any action not in the ordinary course of business to increase HMNF’s stockholders’ equity prior to the closing date; or

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agree to take, make any commitment to take, or adopt any resolutions of the HMNF Board in support of, any of the actions prohibited by the merger agreement.

Conduct of Business of Alerus.   Under the merger agreement, Alerus has agreed to certain restrictions on its activities and the activities of its subsidiaries until the merger is consummated or the merger agreement is terminated. In general, Alerus is required to (i) conduct its business in the ordinary course of business, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Alerus or HMNF to obtain any of the requisite regulatory approvals, to perform its covenants and agreements under the merger agreement or to consummate the contemplated transactions.
The following is a summary of the more significant restrictions imposed upon Alerus and its subsidiaries, subject to the exceptions set forth in the merger agreement. Alerus will not, without HMNF’s prior written consent or as otherwise provided in the merger agreement or as required by applicable legal requirements or requested by any regulatory authority:
•
take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Alerus or HMNF to obtain any of the requisite regulatory approvals, to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated therein, including the issuance of Alerus common stock pursuant to the merger agreement;

•
amend the certificate of incorporation or bylaws of Alerus, or similar governing documents of its subsidiaries, in a manner that would materially and adversely affect the benefits of the merger to HMNF’s stockholders;

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directly or indirectly adjust, split, combine, redeem or reclassify any shares of Alerus common stock;

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amend the terms of, waive any rights under, terminate (other than at its stated expiration date), violate the terms of or enter into any contract or other binding obligation relating to Alerus common stock or rights associated therewith; or

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agree to take, make any commitment to take, or adopt any resolutions of the Alerus Board in support of, any of the actions prohibited by the merger agreement.

Certain covenants of the parties
Both parties have agreed to cooperate with the other in connection with obtaining the regulatory approvals for the transactions contemplated by the merger agreement. Both parties agree, among other things:
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to cooperate in the preparation and filing of all applications, notices and documents required to obtain regulatory approval and/or consents from governmental authorities for the merger;

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to coordinate any disclosure of nonpublic information to third parties concerning the transactions contemplated by the merger agreement;

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to exercise good faith and use reasonable best efforts to satisfy the covenants and conditions required to close the merger and to consummate the merger as soon as practicable;

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that neither will intentionally act in a manner that would cause a breach of the merger agreement; and

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to provide one another reasonable opportunity to consult concerning the defense of any stockholder litigation against the HMNF or Alerus, as applicable, or any of their respective directors or officers relating to the transactions contemplated by the merger agreement.

HMNF has also agreed, among other things, to the following:

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to notify Alerus of any fact, event or circumstance known to it that is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a material adverse effect on HMNF;

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to notify Alerus of any fact, event or circumstance known to it that would cause or constitute a material breach of any of HMNF’s representations, warranties, covenants or agreements contained in the merger agreement that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a closing condition;

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to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining approval of the merger agreement and the transactions contemplated therein;

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to take all steps necessary to ensure that any severance benefits or other payment made to any employee of HMNF or its subsidiaries (pursuant to any employment, change in control, severance, salary continuation agreement, or other agreement), that is triggered by the merger, will not constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, such that the payments will not cause a disallowance of a deduction under Section 280G of the Internal Revenue Code or an excise tax on the recipient imposed by Section 4999 of the Internal Revenue Code;

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to amend, terminate or annuitize, as requested by Alerus, any employee benefit plan of HMNF or its subsidiaries prior to the effective time of the merger, including the HMNF ESOP and the Pentegra Defined Benefit Plan for Financial Institutions (the “pension plan”);

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to direct the trustee of the HMNF ESOP to (i) provide HMNF ESOP participants with such appropriate notices and materials with respect to matters requiring a vote or election of HMNF’s stockholders pursuant to the merger agreement, (ii) obtain direction from the HMNF ESOP participants as to the voting of shares of HMNF common stock allocated to the accounts of HMNF ESOP participants, (iii) vote, and make elections as to, such shares in accordance with the direction of HMNF ESOP participants and the HMNF ESOP and (iv) vote, and make elections as to, such shares for which no voting or election direction has been timely received;

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to terminate and close certain business customer accounts;

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to deliver title commitments, surveys and title insurance policies with respect to all real properties owned by HMNF and its subsidiaries; and

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to wind up and dissolve, or merge with and into Home Federal, as requested by Alerus, the non-banking subsidiaries of Home Federal.

No solicitation of or discussions relating to an acquisition proposal
The merger agreement contains provisions prohibiting HMNF from initiating, soliciting, encouraging or knowingly facilitating an alternative proposal to the merger. HMNF agreed to immediately cease and terminate any activities, discussions or negotiations conducted before the date of the merger agreement with any persons other than Alerus with respect to any acquisition proposal. Moreover, HMNF has agreed that it will not, and will cause each of its subsidiaries its and its subsidiaries’ officers, directors, agents, advisors and affiliates not to, initiate, solicit, encourage or knowingly facilitate any inquiry or proposal or enter into any negotiations or discussions with any person or entity concerning any proposed acquisition of HMNF or its subsidiaries, or furnish any confidential or nonpublic information to any person or entity proposing or seeking such an acquisition.
However, the merger agreement provides that HMNF may furnish such information pursuant to a customary confidentiality agreement and engage in such negotiations or discussions in response to an unsolicited acquisition proposal, if the HMNF Board determines in good faith that such proposal constitutes or is reasonably likely to result in a superior proposal, and, after consultation with outside counsel, concludes the failure to take action with respect to such proposal is reasonably likely to result in a violation of the HMNF Board’s fiduciary duties. If the HMNF Board determines that it is necessary to pursue a superior proposal in order to act in a manner consistent with its fiduciary duties, the HMNF Board may withhold, withdraw, qualify or adversely modify its recommendation to HMNF stockholders with respect to the approval and adoption of the merger agreement and the transactions contemplated therein, and/or terminate the merger agreement. However, the HMNF Board may not terminate the merger agreement for a superior proposal unless it has first notified Alerus and otherwise negotiated with Alerus so that the merger may be effected.
Under the merger agreement, a “superior proposal” means any written acquisition proposal which the HMNF Board concludes in good faith to be more favorable from a financial point of view to its stockholders than the merger and the transactions contemplated by the merger agreement, after (i) receiving the advice of its financial advisor, (ii) taking into account the likelihood and timing of consummation of the proposed transaction on the terms set forth therein as compared to the merger and (iii) taking into account all legal, financial, regulatory and other aspects of such proposal and any other relevant factors permitted under applicable legal requirements. If Alerus terminates the merger agreement because HMNF breaches its covenant not to solicit an acquisition proposal from a third party or if HMNF terminates the merger agreement in order to enter into an agreement for a superior proposal, HMNF will pay to Alerus a termination fee equal to $4.6 million. See “Description of the Merger Agreement — Termination fees.”
Representations and warranties
The merger agreement contains representations and warranties made by HMNF and Alerus. These include, among other things, representations relating to:
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valid corporate organization and existence;

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ownership and corporate organization and existence of their respective subsidiaries;

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corporate power and authority to enter into the merger and the merger agreement;

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absence of any breach of organizational documents or law as a result of the merger;

•
capitalization;

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SEC reporting, financial statements and regulatory filings;

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books and records;

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certain tax matters;

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employee matters and employee benefits;

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compliance with laws;

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absence of certain litigation or orders;

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absence of material adverse changes;

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absence of certain defaults;

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compliance with environmental laws;

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transactions with affiliates;

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labor matters;

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broker/finder fees;

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absence of any reason why the granting of any of the required regulatory approvals would be denied or unduly delayed;

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financial advisor fairness opinions; and

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full disclosure.

HMNF made additional representations and warranties to Alerus in the merger agreement relating to, among other things:
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real property, personal property and other material assets;

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absence of any breach of material contracts as a result of the merger;

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loans and allowance for loan losses;

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compliance with, absence of default under and information regarding, material contracts;

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insurance matters;

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intellectual property;

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investment securities;

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fiduciary accounts and investment management activities;

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insurance business operations; and

•
cybersecurity.

Regulatory matters
Alerus and HMNF have agreed to cooperate with each other and use their respective reasonable best efforts to promptly (and in the case of the requisite regulatory approvals, within forty-five (45) days after the date of the merger agreement) prepare and file with the applicable regulatory authorities, including the OCC and the Federal Reserve, all appropriate applications, notices or filings to obtain all requisite regulatory approvals, and will comply with the terms of such requisite regulatory approvals. Alerus shall provide HMNF with copies of the non-confidential portions of all applications, notices or filings, keep HMNF informed as to the progress of such applications and provide HMNF with copies of all non-confidential correspondence or orders evidencing the requisite regulatory approvals. HMNF will, upon request, furnish Alerus with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any such applications, notices or filings.
Employee matters
The merger agreement provides that all individuals employed by HMNF and its subsidiaries immediately prior to the closing of the merger will automatically become employees of Alerus or its subsidiaries, to be covered by a severance policy under which employees who incur a qualifying involuntary termination of employment will be eligible to receive severance pay in accordance with the schedule set forth on Exhibit E of the merger agreement, which is attached to this joint proxy statement/prospectus as Exhibit A. Notwithstanding the foregoing, continuing employees of HMNF and its subsidiaries who are entitled to receive severance in connection with an existing employment or similar agreement shall not be eligible for severance payments as set forth on Exhibit E of the merger agreement. Continuing employees will initially receive or be eligible to participate in employee benefit plans and compensation opportunities that, in the aggregate, are substantially comparable those made available to similarly-situated employees of Alerus under its existing employee benefit plans, subject to certain exceptions set forth in the merger agreement. For the avoidance of doubt, nothing in the merger agreement is intended to provide any rights to continued employment for any employees of HMNF or its subsidiaries for any period of time following the closing of the merger.
Alerus shall use commercially reasonable efforts to provide that each continuing employee of HMNF or its subsidiaries shall be immediately eligible to participate, without any waiting time, in any and all Alerus employee benefit plans, to the extent coverage under such plans is similar in type to an applicable HMNF employee benefit plan in which such continuing employee was participating immediately prior to the closing date of the merger. For purposes of each Alerus employee benefit plan providing medical, dental, pharmaceutical, vision or similar benefits, all pre-existing condition exclusions and actively-at-work requirements shall be waived for each continuing employee and his or her covered dependents, unless such conditions would not have been waived under the prior HMNF employee benefit plan in which such continuing employee participated or was eligible to participate immediately prior to the closing of the merger.
In addition, with respect to any Alerus employee benefit plan in which any continuing employees first become eligible to participate on or after the closing date, Alerus will credit all years of service of such employees with HMNF and its subsidiaries, other than with respect to the Alerus ESOP. Notwithstanding the foregoing, Alerus’ obligation to provide credit for years of service shall not apply to the extent it would result in duplication of benefits for the same period of services.
In addition, if directed by Alerus, HMNF will terminate any of its existing employee benefit plans, effective as of, and contingent upon, the effective time, including without limitation HMNF’s 401(k) plan and the HMNF ESOP. Prior to the closing date, HMNF shall also terminate its participation in the HMNF pension plan and take, or cause to be taken, all actions necessary to annuitize or otherwise settle all obligations with respect to HMNF’s liabilities, or potential liabilities, under the HMNF pension plan.
Conditions to consummation of the merger
Closing Conditions for the Benefit of Alerus.   Alerus’ obligations are subject to fulfillment of certain conditions, including:
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accuracy of representations and warranties of HMNF in the merger agreement as of the closing date, except as otherwise set forth in the merger agreement;

•
performance by HMNF in all material respects of its obligations under the merger agreement;

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approval of the merger agreement and the transactions contemplated therein, including, in the case of Alerus stockholders, the issuance of Alerus common stock pursuant to the merger agreement, at the Alerus special meeting and the HMNF special meeting;

•
no proceeding, other than stockholder litigation, involving any challenge to, or seeking damages or other relief in connection with, any transaction contemplated by the merger agreement, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the contemplated transactions, in either case that would reasonably be expected to have a material adverse effect on Alerus, as the surviving entity;

•
no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

•
receipt of all necessary regulatory approvals;

•
the registration statement, of which this joint proxy statement/prospectus is a part, concerning Alerus common stock issuable pursuant to the merger agreement, having been declared effective by the SEC;

•
receipt of a certificate signed on behalf of HMNF certifying (i) the accuracy of the representations and warranties of HMNF in the merger agreement and (ii) performance by HMNF in all material respects of its obligations under the merger agreement;

•
receipt of a tax opinion from Barack Ferrazzano that (i) the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, (ii) each of Alerus and HMNF will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and (iii) no gain or loss will be recognized by holders of HMNF common stock upon the receipt of shares of Alerus common stock in exchange for their shares of HMNF common stock, except to the extent of any cash received in lieu of fractional shares of Alerus common stock;

•
receipt of a FIRPTA compliance certificate, executed by an officer of HMNF;

•
non-objection of the Nasdaq Stock Market, LLC of the listing of the shares of Alerus common stock issuable pursuant to the merger agreement on Nasdaq;

•
the dissolution and winding up, or merger with and into Home Federal, of Home Federal’s non-banking subsidiary entities prior to the closing date;

•
the termination of certain business customer accounts;

•
the payment or accrual by HMNF of certain transaction-related expenses; and

•
no material adverse change in the financial condition, assets or business of HMNF since the date of the merger agreement.

Closing Conditions for the Benefit of HMNF.   HMNF’s obligations are subject to fulfillment of certain conditions, including:
•
accuracy of representations and warranties of Alerus in the merger agreement as of the closing date, except as otherwise set forth in the merger agreement;

•
performance by Alerus in all material respects of its obligations under the merger agreement;

•
approval of the merger agreement and the transactions contemplated therein, including, in the case of Alerus stockholders, the issuance of Alerus common stock pursuant to the merger agreement, at the Alerus special meeting and the HMNF special meeting;

•
no proceeding, other than stockholder litigation, involving any challenge to, or seeking damages or other relief in connection with, any transaction contemplated by the merger agreement, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the contemplated transactions, in either case that would reasonably be expected to have a material adverse effect on Alerus, as the surviving entity;

•
no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

•
receipt of all necessary regulatory approvals;

•
the registration statement, of which this joint proxy statement/prospectus is a part, concerning Alerus common stock issuable pursuant to the merger agreement, having been declared effective by the SEC;

•
receipt of a certificate signed on behalf of Alerus certifying (i) the accuracy of representations and warranties of Alerus in the merger agreement and (ii) performance by Alerus in all material respects of its obligations under the merger agreement;

•
receipt of a tax opinion from Ballard Spahr that (i) the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, (ii) each of Alerus and HMNF will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and (iii) no gain or loss will be recognized by holders of HMNF common stock upon the receipt of shares of Alerus common stock in exchange for their shares of HMNF common stock, except to the extent of any cash received in lieu of fractional shares of Alerus common stock;

•
non-objection of the Nasdaq Stock Market, LLC of the listing of the shares of Alerus common stock issuable pursuant to the merger agreement on Nasdaq; and

•
no material adverse change in the financial condition, assets or business of Alerus since the date of the merger agreement.

Indemnification and insurance
Under the merger agreement, Alerus has agreed that Alerus, as the surviving entity in the merger, will assume all rights to indemnification, advancement of expenses and exculpation by HMNF existing in favor of each indemnified party as provided in the organizational documents of HMNF or any of its subsidiaries (including Home Federal), as appropriate, and as in effect on the date of the merger agreement, or agreements as in effect on the date of the merger agreement. For a period of six years after the effective time, Alerus, as the surviving entity, will cause its certificate of incorporation to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable to the indemnified parties as the indemnification, advancement of expenses and exculpation provisions set forth in the organizational documents of HMNF or any of its subsidiaries (including Home Federal), as appropriate, and as in effect on the date of the merger agreement. During this six year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable legal requirements.
Pursuant to the terms of the merger agreement, Alerus agreed to maintain, for up to six years following the effective time, insurance coverage under the current policy of directors’ and officers’ liability insurance maintained by HMNF and Home Federal for actions taken prior to the effective time of the merger. If a six-year term of insurance coverage is not available, the term for the insurance will be such other maximum period of time for which coverage is available at a cost not to exceed 250% of the premiums HMNF or Home Federal paid for its current policy term.
Alerus will ensure that, if Alerus consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, or if Alerus transfers all or substantially all its properties and assets to any person, any successor or assign of Alerus will assume the indemnification, advancement of expenses, and insurance obligations set forth in the merger agreement.
Dividends
Alerus and HMNF have agreed to coordinate with each other the declaration of any dividends in respect of Alerus common stock and HMNF common stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of HMNF common stock will not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of HMNF common stock and any shares of Alerus common stock any such holder receives in exchange therefor in the merger.
Termination
Alerus and HMNF may mutually agree to terminate the merger agreement and abandon the merger at any time. Subject to conditions and circumstances described in the merger agreement, either Alerus or HMNF may also terminate the merger agreement as follows:
•
the other party has breached or failed to perform its obligations under the merger agreement, which breach or failure to perform would result in the failure of any of the closing conditions and such breach or failure has not or cannot be cured within 30 days, provided its inability to satisfy the condition was not caused by the non-breaching party’s failure to comply in all material respects with any of its obligations under the merger agreement;

•
any regulatory authority has denied approval of any of the transactions contemplated by the merger agreement or any application for a necessary regulatory approval has been withdrawn at the request of a regulatory authority, provided that such right to terminate is not available to a party whose failure to fulfill any of its obligations under the merger agreement has been the cause of the denial or withdrawal of regulatory approval;

•
failure to receive approval by Alerus or HMNF stockholders for the merger agreement and the transactions contemplated therein, including, in the case of Alerus stockholders, the issuance of Alerus common stock pursuant to the merger agreement, following the special meeting held for such purpose, provided that such right to terminate is not available to a party whose failure to fulfill any of its obligations under the merger agreement has been the cause of such failure;

•
the merger is not consummated by May 14, 2025, provided that such right to terminate is not available to a party whose failure to fulfill any of its obligations under the merger agreement has resulted in the failure of the merger to be consummated before such date; or

•
a court or regulatory authority has enjoined or prohibited any of the transactions contemplated in the merger agreement.

In addition, a particular party may terminate the merger agreement as follows:
•
Alerus may terminate if HMNF materially breaches any of its obligations with respect to soliciting alternative acquisition proposals or holding a meeting of its stockholders to approve the merger agreement and the transactions contemplated therein;

•
HMNF may terminate in order to enter into an agreement with respect to an unsolicited superior proposal from a third party;

•
Alerus may terminate in the event that certain types of encumbrances exist with respect to HMNF’s real property that materially interfere with the use or operation of such real property, or materially affect the fair market value of such real property, or certain environmental conditions exist with respect to HMNF’s real property that would reasonably be expected to require further investigation, cleanup or remediation;
•
Alerus may terminate if the HMNF Board makes, or publicly proposes to make, an adverse recommendation to HMNF’s stockholders; or

•
HMNF may terminate if Alerus materially breaches any of its obligations with respect to holding a meeting of its stockholders to approve the merger agreement and the transactions contemplated therein, including the issuance of Alerus common stock pursuant to the merger agreement, or if the Alerus Board makes, or publicly proposes to make, an adverse recommendation to Alerus’ stockholders.

Any termination of the merger agreement will not relieve the breaching party from liability resulting from its fraud or any willful and material beach by that party of the merger agreement.
Termination fees
Termination Fees Payable by HMNF.   HMNF has agreed to pay Alerus a termination fee of $4.6 million if the merger agreement is terminated under the following circumstances:
•
Alerus terminates the merger agreement because HMNF breaches its covenant not to solicit an acquisition proposal from a third party or its obligations related to holding a stockholder meeting to approve the merger agreement and the transactions contemplated therein;

•
The HMNF Board makes, or publicly proposed to make, an adverse recommendation to HMNF’s stockholders;

•
HMNF terminates the merger agreement in order to enter into an agreement with respect to an unsolicited superior proposal; or

•
If, prior to termination, another acquisition proposal is known to HMNF, has been made directly to HMNF’s stockholders or is publicly announced, and (i) thereafter the merger agreement is terminated by Alerus upon HMNF’s material breach of its obligations under the merger agreement and (ii) within twelve months after such termination HMNF enters into a definitive written agreement with respect to such acquisition proposal.

Termination Fee Payable by Alerus.   Alerus has agreed to pay HMNF a termination fee of $4.6 million if the merger agreement is terminated under the following circumstances:
•
HMNF terminates the merger agreement because Alerus materially breaches any of its obligations with respect to holding a meeting of its stockholders to approve the merger agreement and the transactions contemplated therein, including the issuance of Alerus common stock pursuant to the merger agreement; or

•
HMNF terminates the merger agreement because the Alerus Board made, or publicly proposed to make, an adverse recommendation to Alerus’ stockholders.

Management of Alerus and HMNF after the merger
Pursuant to the terms of the merger agreement, subject to any necessary approval by any appropriate regulatory authorities, and in accordance with its certificate of incorporation and bylaws, Alerus agreed to appoint one individual serving on the HMNF Board mutually agreeable to Alerus and HMNF, to the Alerus Board, effective immediately upon the effective time. The parties currently intend that Jeffrey Bolton, a director of HMNF since 2022, will be the individual appointed to the Alerus Board. Following his appointment, Mr. Bolton would qualify as an independent director of Alerus. It is anticipated that Mr. Bolton will not serve on any committees of the Alerus Board at the time of his appointment. The Alerus Financial board of directors will remain the same after the bank merger.
Expenses and fees
Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated therein will be paid by the party incurring such expense, including the costs and expenses of printing and mailing this joint proxy statement/prospectus to the parties’ respective stockholders, whether or not the merger is consummated.
Nasdaq stock listing
Alerus common stock currently is listed on Nasdaq under the symbol “ALRS,” and HMNF common stock currently is listed on Nasdaq under the symbol “HMNF.” The shares of Alerus common stock to be issued to HMNF’s stockholders as merger consideration also will be eligible for trading on Nasdaq.
Governing law
The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles.
Amendment
The merger agreement may be amended in writing by the parties.

BENEFICIAL OWNERSHIP OF HMNF COMMON STOCK BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS OF HMNF
The following table sets forth the beneficial ownership of HMNF common stock as of [•], 2024, which is the most recent practicable date prior to the filing of this joint proxy statement/prospectus, by: (i) each person who is known by HMNF to beneficially own more than 5% of the outstanding shares of HMNF common stock; (ii) each director and executive officer of HMNF; and (iii) all directors and executive officers of HMNF as a group. The information has been obtained from HMNF, or from information furnished directly by the person named below to HMNF.
Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. The percentage of beneficial ownership is calculated based upon [•] shares of HMNF common stock issued and outstanding as of [•], 2024. As of [•], 2024 there were [•] outstanding options and restricted shares of HMNF common stock which, pursuant to the merger agreement, will become fully vested and exercisable immediately prior to the effective time as a result of the merger.
In connection with the merger agreement, each director and executive officer of HMNF entered into a voting and support agreement with Alerus, pursuant to which they have agreed to vote all of their shares of HMNF common stock in favor of the merger agreement and the transactions contemplated therein at the HMNF special meeting, subject to the terms and conditions of such agreement.
Unless indicated otherwise, the address for each stockholder listed in the table below is: c/o HMN Financial, Inc., 1016 Civic Center Drive NW, Rochester, Minnesota 55901.
Name of Beneficial Owners	Amount of Shares Owned and Nature of Beneficial Ownership(1)	Percent of Shares of Common Stock Outstanding
Directors and Executive Officers:
Pamela K. Bishop	679	*
Jeffrey W. Bolton	4,576	*
Sequoya S. Borgman	4,404	*
Jon J. Eberle(2)	67,073	1.50%
Bradley C. Krehbiel(3)	181,139	4.04%
Lawrence D. McGraw(4)	84,526	1.89%
David R. Oeth	799	*
Wendy S. Shannon(5)	8,296	*
Mark E. Utz(6)	8,692	*
Barbara Butts Williams	2,464	*
Hans K. Zietlow	10,428	*
All Directors and Executive Officers as a Group (11 persons)	373,076	8.36%
5% Owners:
HMN Financial, Inc. Employee Stock Ownership Plan(7)	482,007	10.08%
AllianceBernstein LP(8) 501 Commerce Street Nashville, TN 37203	439,698	9.85%
M3 Funds, LLC(9) 2070 E21005, Suite 250 Salt Lake City, UT 84109	331,107	7.42%
Tontine Financial Partners LP(10) 1 Sound Shore Drive, Suite 304 Greenwich, CT 06830	314,748	7.05%

Name of Beneficial Owners	Amount of Shares Owned and Nature of Beneficial Ownership(1)	Percent of Shares of Common Stock Outstanding
FJ Capital Management LLC(11) 1313 Dolly Madison Blvd, Ste 306 McLean, VA 22101	283,453	6.35%
Dimensional Fund Advisors LP(12) 6300 Bee Cave Road, Building One Austin, TX 78746	269,649	6.04%
Fourthstone LLC(13) 575 Maryville Centra Dr., Suite 110 St. Louis, MO 63141	256,383	5.75%

*
Less than 1%.

(1)
For directors, director nominees and executive officers, includes shares of common stock held directly as well as shares of common stock held jointly with family members (if these shares are deemed to be beneficially owned by the director or officer), allocated to HMNF ESOP accounts, held in a fiduciary capacity or by certain family members, or that are covered by rights to acquire, including options, that are currently exercisable.

(2)
Includes 18,987 shares of common stock allocated to Mr. Eberle’s account under the HMNF ESOP.

(3)
Includes 23,205 shares of common stock covered by options which are currently exercisable and 16,787 shares of common stock allocated to Mr. Krehbiel’s account under the HMNF ESOP.

(4)
Includes 11,024 shares of common stock covered by options which are currently exercisable and 7,474 shares of common stock allocated to Mr. McGraw’s account under the HMNF ESOP.

(5)
Includes 3,691 shares of common stock held jointly with her spouse.

(6)
Includes 1,407 shares of common stock held jointly with his spouse.

(7)
As reported on a Schedule 13G/A filed on February 14, 2024, reflecting beneficial ownership as of December 31, 2023. Of the 482,007 shares of common stock held by the HMNF ESOP, 348,225 shares were allocated to accounts of participants. Matrix Trust Company, Phoenix Arizona (Matrix), the trustee of the HMNF ESOP, may be deemed to beneficially own the shares of common stock held by the HMNF ESOP. Matrix expressly disclaims beneficial ownership of these shares. Participants in the HMNF ESOP are entitled to instruct the trustee as to the voting of shares of common stock allocated to their accounts under the HMNF ESOP. Unallocated shares or allocated shares for which no voting instructions are received are voted by the trustee in the same proportion as allocated shares for which instructions have been received from participants. The HMNF ESOP shares voting and dispositive power over the allocated shares and has sole voting and dispositive power over the remaining unallocated shares.

(8)
As reported on a Schedule 13G filed on February 14, 2024, reflecting beneficial ownership as of December 31, 2023. All of the reported shares are owned directly by AllianceBernstein LP. The amount reported represents 439,698 shares of common stock held by AllianceBernstein LP.

(9)
As reported on a Schedule 13G/A filed on February 13, 2024, reflecting beneficial ownership as of December 31, 2023. All of the reported shares are owned directly by M3 Partners, LP whose general partner is M3 Funds, LLC (the General Partner) and whose investment adviser is M3F, Inc. The General Partner and the Investment Adviser could each be deemed to be indirect beneficial owners of the reported shares and could be deemed to share such beneficial ownership with M3 Partners. The amount reported represents 331,107 shares of common stock held by M3 Partners, LLC.

(10)
As reported on a Schedule 13D/A filed on July 28, 2021, reflecting beneficial ownership as of July 21, 2021. Tontine Financial Partners LP is an investment management firm. Tontine Financial Partners LP does not have sole voting or dispositive power with respect to the shares, but holds shared voting and dispositive power with respect to 314,748 shares. Tontine Management, LLC, the general partner of Tontine Financial Partners LP, has the power to direct the affairs of Tontine Financial Partners, L.P., including decisions respecting the receipt of dividends from, and the disposition of the proceeds from the sale of, the shares. Jeffrey Gendell is the managing member of Tontine Management, LLC and in that capacity directs its operations. Mr. Gendell reported shared voting and disposition power with respect to 314,748 shares.
(11)
As reported on a Schedule 13G filed on February 8, 2023, reflecting beneficial ownership as of December 31, 2022. FJ Capital Management LLC is an investment adviser. The amount reported represents 63,453 shares of common stock held by Financial Opportunity Fund LLC, 88,440 shares of common stock held by Financial Hybrid Opportunity Fund LLC, and 131,560 shares of common stock held by Financial Hybrid Opportunity SPV I LLC, of which FJ Capital Management LLC is the managing member, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership of these shares.

(12)
As reported on a Schedule 13G filed on February 14, 2024, reflecting beneficial ownership as of December 29, 2024. Dimensional Fund Advisors LP is an investment adviser. The amount reported represents shares of common stock held in various advisory accounts. No account has an interest relating to more than 5% of the outstanding shares of common stock. Dimensional Fund Advisors LP exercises sole dispositive power with respect to 269,649 shares and sole voting power with respect to 268,453 shares. In its role as investment advisor, Dimensional Fund Advisors LP may be deemed to be the beneficial owner of the shares held by it. Dimensional Fund Advisors, LP expressly disclaims beneficial ownership of these shares.

(13)
As reported on a Schedule 13G/A filed on February 14, 2024, reflecting beneficial ownership as of December 31, 2023. Fourthstone LLC, an investment adviser, and reports that it directly held 256,383 shares on behalf of its advisory clients and has shared voting and dispositive power with respect to all such shares. Fourthstone Master Opportunity Fund Ltd. has shared voting and dispositive power with respect to 183,321 shares. Fourthstone GP LLC has shared voting and dispositive power with respect to 73,062 shares. Fourthstone QP Opportunity Fund LP has shared voting and dispositive power with respect to 56,264 shares. Fourthstone Small-Cap Financials Fund LP has shared voting and dispositive power with respect to 16,798. L. Phillip Stone, IV has shares voting and dispositive power with respect to 256,383 shares. Fourthstone GP LLC is the general partner of, and may be deemed to beneficially own securities owned by, Fourthstone QP Opportunity Fund LP and Fourthstone Small-Cap Financial Fund LP.

DESCRIPTION OF ALERUS CAPITAL STOCK
As a result of the merger, HMNF stockholders who receive shares of Alerus common stock in the merger will become Alerus stockholders. Your rights as Alerus stockholders will be governed by Delaware law, the Alerus certificate of incorporation and the Alerus bylaws. The following provides a description of the material terms of Alerus common stock, including the Alerus common stock to be issued in connection with the merger, and reflects the anticipated state of affairs upon consummation of the merger. We urge you to read the applicable provisions of Delaware law, the Alerus certificate of incorporation, the Alerus bylaws and federal law governing bank holding companies carefully and in their entirety because they describe your rights as a holder of Alerus common stock.
Authorized Shares of Capital Stock
The Alerus third amended and restated certificate of incorporation, which is referred to in this section as the “Alerus charter,” authorizes Alerus to issue up to 30,000,000 shares of common stock, $1.00 par value per share, and 2,00,000 shares of preferred stock, $1.00 par value per share.
Common Stock
General.   The Alerus charter provides that Alerus may issue up to 30,000,000 shares of common stock, $1.00 par value per share. As of [•], Alerus had [•] shares of common stock issued and outstanding. All outstanding shares of Alerus common stock are fully paid and nonassessable.
Alerus common stock is listed on the NASDAQ Global Select Market under the symbol “ALRS.”
Dividend Rights.   Holders of Alerus common stock are entitled to share equally in any dividends that the Alerus Board may declare from time to time out of funds legally available for dividends, subject to limitations under the DGCL and any preferential rights of holders of any then outstanding shares of preferred stock. Alerus is subject to certain restrictions on dividend payments under the DGCL as well as restrictions under certain banking laws, regulations and policies. Subject to these restrictions, the declaration and payment of future dividends to holders of Alerus common stock will be at the discretion of the Alerus Board and will depend upon Alerus’ earnings and financial condition, its capital requirements and those of its subsidiaries, regulatory conditions and considerations and other factors as the Alerus Board may deem relevant.
Voting Rights.   Except as otherwise provided by the Alerus charter, Alerus common stockholders are entitled to one vote per share on any matter to be voted on by the stockholders of Alerus. Unless otherwise provided by the DGCL, the Alerus Charter or the Alerus bylaws, on all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at any stockholder meeting and entitled to vote on the subject matter shall be the act of the stockholders. The holders of Alerus common stock are not entitled to cumulative voting rights with respect to the election of directors. A plurality of the shares voted shall elect all of the directors then standing for election at a meeting of stockholders at which a quorum is present. Except as otherwise provided by the DGCL, the Alerus charter or the Alerus bylaws, at each meeting of stockholders, the presence in person or by proxy of the holders of shares of stock having a majority of the votes that could be cast by the holders of all outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. Shares of its own stock belonging to Alerus or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by Alerus, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of Alerus to vote stock, including, without limitation, its own stock, held by it in a fiduciary capacity.
Liquidation Rights.   Alerus common stock ranks junior to all other securities and indebtedness of Alerus with respect to dividend rights and rights upon liquidation, dissolution or winding up of Alerus. Upon any voluntary or involuntary liquidation, dissolution or winding up of Alerus, holders of Alerus common stock are entitled to share equally, on a per share basis, in all of Alerus’ assets available for distribution, after payment to creditors and subject to any prior distribution rights granted to holders of any then outstanding shares of preferred stock.
Preemptive Rights.   The holders of Alerus common stock have no preemptive rights.

Miscellaneous.   Shares of Alerus common stock are not convertible into shares of any other class of capital stock. Alerus has no obligation to redeem its common stock.
Preferred Stock
Subject to limitations under the DGCL, the Alerus Board is authorized to issue, from time to time and without stockholder approval, up to an aggregate of 2,000,000 shares of preferred stock par value $1.00 per share, in one or more series and to fix the designations, powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions of the shares of each such series, including the dividend rights, conversion rights, voting rights, redemption rights (including sinking fund provisions), liquidation preferences and the number of shares constituting any series.
As of March 31, 2024, Alerus had no shares of preferred stock issued and outstanding.
Anti-Takeover Provisions
General.   Certain provisions of the Alerus charter, the Alerus bylaws and the DGCL may have the effect of delaying, deferring or discouraging the acquisition of control of Alerus by means of a tender offer, a proxy fight, open-market purchases or otherwise in a transaction not approved by the Alerus board of directors. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Alerus Board but which individual stockholders may deem to be in their best interests or in which Alerus stockholders may receive a substantial premium for their shares over then-current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Alerus Board or management more difficult. Alerus believes that these provisions are beneficial because they encourage negotiation with the Alerus Board, which could result in improved terms of any unsolicited proposal.
Charter; Bylaws.   These provisions of the Alerus charter and the Alerus bylaws include the following:
Approval of a Change in Control.   The Alerus charter includes a provision that makes it more difficult to consummate a merger, sale or transfer of control of Alerus. Article V, Section 6 requires the affirmative vote of the holders of at least 75% of the outstanding voting stock of Alerus to approve such a transaction if more than 25% of the Alerus Board recommends against voting to approve the transaction.
Special Meetings of Stockholders.   The Alerus bylaws provide that special meetings of Alerus’ stockholders may be called only by Alerus’ Chairman, Chief Executive Officer, President, Secretary, at the request of a majority of the Alerus Board or by holders of shares entitled to cast not less than 25% of the votes at the meeting.
Requirements for Advance Notification of Stockholder Nominations and Proposals.   The Alerus bylaws contain an advance notice provision regarding director nominations and other stockholder proposals. Generally, to be timely, notice of director nominations and other stockholder proposals must be received by Alerus’ Secretary not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information required to be provided pursuant to the Alerus bylaws.
Issuance of Blank Check Preferred Stock.   The Alerus Board is authorized to issue, without further action by Alerus’ stockholders, up to 2,000,000 shares of preferred stock with rights and preferences designated from time to time by the board of directors as described above under “Preferred Stock.” The existence of authorized but unissued shares of preferred stock may enable the Alerus Board to render more difficult or discourage an attempt to obtain control of Alerus by means of a merger, tender offer, proxy contest or otherwise.
Delaware Law.   The Alerus is subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a business combination (as defined in such section) with an “interested stockholder” (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of such corporation or any person affiliated with such person) for a period of three years following the time that such stockholder became an interested stockholder, unless: (i) prior to such time the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock of such corporation outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (A) by persons who are directors and also officers of such corporation and (B) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 2∕3% of the outstanding voting stock of such corporation not owned by the interested stockholder.
Banking Laws.   The ability of a third party to acquire Alerus is also subject to applicable banking laws and regulations. The Bank Holding Company Act of 1956 and the regulations thereunder require any “bank holding company” (as defined therein) to obtain the approval of the Federal Reserve Board prior to acquiring more than 5% of the outstanding shares of a class of Alerus voting stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of the outstanding shares of a class of Alerus voting stock under the Change in Bank Control Act of 1978. Federal law also prohibits any person or company from acquiring “control” of an FDIC-insured depository institution or its holding company without prior notice to the appropriate federal bank regulator. On January 30, 2020, the Federal Reserve Board issued a final rule (which became effective September 30, 2020) that clarified and codified the Federal Reserve Board’s standards for determining whether one company has control over another. The final rule established four categories of tiered presumptions of control that are based on the percentage of voting shares held by the investor (less than 5%, 5 – 9.9%, 10 – 14.9% and 15 – 24.9%) and the presence of other indicia of control. As the percentage of ownership increases, fewer indicia of control are permitted without falling outside of the presumption of noncontrol. These indicia of control include nonvoting equity ownership, director representation, management interlocks, business relationships and restrictive contractual covenants. Under the final rule, investors can hold up to 24.9% of the voting securities and up to 33% of the total equity of a company without necessarily having a controlling influence. For purposes of calculating ownership thresholds under these banking regulations, bank regulators would likely at least take the position that the minimum number of shares, and could take the position that the maximum number of shares, of a company’s common stock that a holder is entitled to receive pursuant to securities convertible into or settled in such company’s common stock, including pursuant to warrants to purchase such company’s common stock held by such holder, must be taken into account in calculating a stockholder’s aggregate holdings of a such company’s common stock.
Sole and Exclusive Forum
The Alerus charter provides that, unless Alerus consents in writing to the selection of an alternative forum, the Delaware Court of Chancery shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on Alerus’ behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer, employee or agent of Alerus to Alerus or its stockholders, (iii) any action asserting a claim pursuant to the DGCL, the Alerus charter or the Alerus bylaws or (iv) or any action asserting a claim governed by the internal affairs doctrine. However, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, there is uncertainty as to whether a court would enforce such a provision, and Alerus’ stockholders will not be deemed to have waived Alerus’ compliance with the federal securities laws and the rules and regulations thereunder.
Alerus’ stockholders approved this provision at the annual meeting of Alerus’ stockholders held on May 13, 2014. Any person purchasing or otherwise acquiring any interest in any shares of Alerus capital stock shall be deemed to have notice of and to have consented to this provision of the Alerus charter. This choice of forum provision, if enforced, may have the effect of discouraging lawsuits against Alerus and its directors, officers, employees and agents. The enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find this provision of the Alerus bylaws to be inapplicable or unenforceable.

COMPARISON OF RIGHTS OF ALERUS STOCKHOLDERS AND HMNF STOCKHOLDERS
As a stockholder of HMNF, your rights are governed by HMNF’s certificate of incorporation and bylaws, each as currently in effect. Upon consummation of the merger, the rights of HMNF stockholders who receive shares of Alerus common stock in exchange for their shares of HMNF common stock will be governed by Alerus’ third amended and restated certificate of incorporation and second amended and restated bylaws, as well as the rules and regulations applying to public companies. Alerus and HMNF are both incorporated in Delaware and are subject to the Delaware General Corporation Law, as amended, or the DGCL.
The following discussion summarizes material similarities and differences between the rights of HMNF stockholders and Alerus stockholders and is not a complete description of all of the differences. This discussion is qualified in its entirety by reference to the DGCL and Alerus’ and HMNF’s respective certificates of incorporation and bylaws, each as currently in effect.
	Alerus Stockholder Rights	HMNF Stockholder Rights
Authorized Capital Stock:
Alerus is authorized to issue 30,000,000 shares of common stock, par value $1.00 per share, and 2,000,000 shares of preferred stock, par value $1.00 per share (“Alerus preferred stock”).
As of [•], Alerus had [•] shares of common stock outstanding, and no shares of preferred stock outstanding. Issuances of shares of Alerus preferred stock may affect the relative rights of the holders of its common stock, depending upon the exact terms, qualifications, limitations and relative rights and preferences, if any, of the shares of the preferred stock as determined by the Alerus Board.

HMNF is authorized to issue 16,000,000 shares of common stock, par value $0.01 per share, and 500,000 shares of preferred stock, par value $0.01 per share (“HMNF preferred stock”).
As of [•], HMNF had [•] shares of common stock outstanding, and no preferred stock issued or outstanding. Issuances of shares of HMNF preferred stock may affect the relative rights of the holders of its common stock, depending upon the exact terms, qualifications, limitations and relative rights and preferences, if any, of the shares of the preferred stock as determined by the HMNF Board.

Dividends:	Subject to any rights of holders of Alerus preferred stock, Alerus may pay dividends if, as and when declared by the Alerus Board.	Subject to any rights of holders of HMNF preferred stock, HMNF may pay dividends if, as and when declared by the HMNF Board.
Voting Limitations:	Alerus’ certificate of incorporation and bylaws do not impose voting restrictions on shares held in excess of a beneficial ownership threshold.
HMNF’s certificate of incorporation imposes voting restrictions on shares beneficially owned in excess of 10% (the “Limit”) of the then-outstanding shares of common stock. Shares held up to the Limit may be voted normally, with the voting power of shares held in excess of the Limit (such shares, “Excess Shares”) being restricted in their voting power. The number of votes that may be cast with respect to Excess Shares is limited to a number equal to the total number of Excess Shares, multiplied by a fraction, the numerator of which is the number of Excess Shares and the denominator of which is the total number of shares of common stock beneficially owned by such person owning shares in excess of the Limit.

	Alerus Stockholder Rights	HMNF Stockholder Rights
Number of Directors; Classification:
The Alerus Board currently consists of 8 members. Alerus’ bylaws provide that the number of directors constituting the entire board of directors shall be fixed by the board of directors from time to time, except as required by the Alerus’ certificate of incorporation of the DGCL. Alerus’ certificate of incorporation states that the board of directors shall consist of a maximum of twelve persons and a minimum of 5 persons.
The Alerus Board is not classified and each director is elected for a one-year term.

The HMNF Board currently consists of 9 members. The number of directors shall be fixed from time to time exclusively by the board pursuant to a resolution adopted by a majority of the HMNF Board.
The HMNF Board is classified into three classes, with the term of office of the first class of directors to expire at the conclusion of HMNF’s first annual meeting of stockholders, the term of office of the second class to expire at the conclusion of the annual meeting of stockholders one year thereafter and the term of office of the third class to expire at the conclusion of the annual meeting of stockholders two years thereafter. At each annual meeting of stockholders, commencing with the first annual meeting, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the conclusion of the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified.

Election of Directors; Vacancies:
Each Alerus stockholder is entitled to one vote for each share of the voting stock held by such stockholder.
Alerus’ certificate of incorporation and bylaws do not provide for cumulative voting.
Alerus’ bylaws provide that any vacancy on the board of directors may be filled by a majority of the directors then in office, or by a plurality of the votes cast at a meeting of stockholders.

Each HMNF stockholder is entitled to one vote for each share of the voting stock held by such stockholder.
HMNF’s certificate of incorporation and bylaws do not provide for cumulative voting.
HMNF’s bylaws provide that that any vacancy on the board of directors may be filled by a majority vote of the directors then in office.

Removal of Directors:	Subject to any rights of holders of Alerus preferred stock with respect to any director elected thereby, Alerus’ bylaws provide that any director or the entire board of directors may be removed, with or without cause, by the affirmative vote of a majority of all the outstanding shares entitled to vote.	Subject to any rights of holders of HMNF preferred stock with respect to any director elected thereby, HMNF’s bylaws provide that any director or the entire board of directors may be removed, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of capital stock of HMNF entitled to vote generally in the election of directors.

	Alerus Stockholder Rights	HMNF Stockholder Rights
Call of Special Meeting of Directors:	Alerus’ bylaws provide that a special meeting of the Alerus Board may be called by the chairman of the board, chief executive officer, the president, any vice president, the secretary or by any two members of the board of directors.	HMNF’s bylaws provide that a special meeting of the HMNF Board may be called by one third of the directors then in office (rounded up to the nearest whole number) or by the Chair of the HMNF Board or the President.
Limitation on Director Liability:	Alerus’ certificate of incorporation and bylaws provide that no director shall be liable to Alerus or its stockholders for monetary damages for breach of his or her fiduciary duty, provided that liability is not eliminated or limited with respect to: (i) any breach of the duty of loyalty of the director to Alerus or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any unlawful action under Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit.	HMNF’s certificate of incorporation and bylaws provide that no director shall be liable to HMNF or its stockholders for monetary damages for breach of his or her fiduciary duty, provided that liability is not eliminated or limited with respect to: (i) any breach of the duty of loyalty of the director to HMNF or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any unlawful action under Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit.
Indemnification:
Alerus’ certificate of incorporation provides that Alerus shall, to the fullest extent permitted by the DGCL, indemnify each person who is or was a director or officer of Alerus, subject to the limits of applicable federal banking laws and regulations. Each person who is or was an employee or agent of Alerus or who serves or served at the request of Alerus as a director, officer, employee or agent of another corporation, bank, partnership, joint venture, trust or other enterprise may be indemnified by Alerus in accordance with, and to the fullest extent permitted by, the DGCL, subject to the limits of applicable federal banking laws and regulations.
Alerus’ bylaws provide further that, expenses (including attorneys’ fees) incurred by each person who is or was an officer or director of Alerus arising from any pending or threatened action, suit or proceeding related to such officer’s or director’s service to Alerus shall be paid by Alerus, subject to the limits of applicable federal banking laws and regulations, in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by the officer or director

HMNF’s certificate of incorporation provides that HMNF shall, to the fullest extent permitted by the DGCL, indemnify each person who is or was a director or officer of HMNF. Each person who is or was serving at the request of HMNF as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, may be indemnified by HMNF in accordance with, and to the fullest extent permitted by, the DGCL.
The right to indemnification provided in HMNF’s certificate of incorporation includes the right to be paid by HMNF the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if required under the DGCL, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon

	Alerus Stockholder Rights	HMNF Stockholder Rights

incurring such expenses to repay such amount if it should ultimately be determined that such officer or director was guilty of fraud, theft or a crime involving dishonesty or did not act in good faith or in a manner he or she did not reasonably believe to be in the best interests of Alerus.
Expenses (including attorneys’ fees) incurred by each person who is or was an employee or agent of Alerus or who serves or served at the request of Alerus as a director, officer, employee or agent of another corporation, bank, partnership, joint venture, trust or other enterprise arising from any pending or threatened action, suit or proceeding related to such person’s service to Alerus may be paid by Alerus, subject to the limits of applicable federal banking laws and regulations, in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by such person incurring such expenses to repay such amount if it should ultimately be determined that such person was guilty of fraud, theft or a crime involving dishonesty or did not act in good faith or in a manner he or she did not reasonably believe to be in the best interests of Alerus.
delivery to the HMNF of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal, that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification extend to those individuals who have ceased to be a director, officer, employee or agent.
Call of Special Meetings of Stockholders:
Alerus’ bylaws provide that special meetings of stockholders for any purpose or purposes may be called at any time by the chairman, the chief executive officer, the president or the secretary and shall be called by any such officer at the request in writing of a majority of the board of directors or by holders of shares entitled to cast not less than twenty-five percent (25%) of the votes at the meeting. Such request shall state the purpose or purposes of the meeting.
Written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called must be given not less than 10 nor more than 60 days prior to the date of the meeting to each stockholder entitled to vote at the meeting, with the exception that not less than 20 days’ notice shall be

HMNF’s bylaws provide that, subject to the rights of holders of any class or series of HMNF preferred stock, a special meeting of stockholders may be called only by the board of directors pursuant to a resolution adopted by a majority of the total number of directors which HMNF would have, if there were no vacancies on the board.
At any special meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting by or at the direction of the board of directors.

	Alerus Stockholder Rights	HMNF Stockholder Rights
provided in the case of a special meeting for the purpose of approving an agreement of merger or consolidation. Only business set forth in the notice shall be addressed at the special meeting.
Quorum of Stockholders:	Alerus’ bylaws provide that the holders of shares of stock having a majority of the votes that could be cast by the holders of all outstanding shares of stock entitled to vote at the meeting, present in person or represented by proxy, constitutes a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by the DGCL.	HMNF’s bylaws provide that one third of the outstanding shares entitled to vote, represented in person or by proxy, constitutes a quorum at a stockholders’ meeting, unless the presence of a larger number is required by law.
Advance Notice Regarding Stockholder Proposals
The matters to be considered and brought before any annual or special meeting of stockholders of Alerus shall be limited to only such matters, including the nomination and election of directors, as shall be brought properly before such meeting in compliance with the procedures set forth in the bylaws of Alerus.
For any matter to be brought properly before the annual meeting of stockholders, the matter must be (i) specified in the notice of the annual meeting given by or at the direction of the board of directors, (ii) otherwise brought before the annual meeting by or at the direction of the board of directors or (iii) brought before the annual meeting by a stockholder who is a stockholder of record of Alerus on the date the notice provided for in bylaws is delivered to the secretary of Alerus, who is entitled to vote at the annual meeting and who complies with the procedures set forth in the bylaws.
In addition to any other requirements under applicable law and the certificate of incorporation and bylaws of Alerus, written notice (the “Stockholder Notice”) of any nomination or other proposal must be timely and any proposal, other than a nomination, must constitute a proper matter for stockholder action. To be timely, the Stockholder Notice must be delivered to the secretary of Alerus at the principal executive office of Alerus not less than 90 nor more than 120 days

An HMNF stockholder may bring forth matters at the annual meeting of stockholders if the business relates to a proper subject matter for stockholder action, and the stockholder has given timely notice thereof in writing to the corporate secretary of HMNF.
To be timely, a stockholder’s notice shall be delivered or mailed to and received at the principal executive offices of HMNF not less than 90 days prior to the date of the annual meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first.
The notice must include: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on HMNF’s books, of the stockholder who proposed such business, and the name and address of any beneficial owner or owners on whose behalf the proposal is made, (iii) the class and number of shares of HMNF’s capital stock that are beneficially owned by such stockholder or by any such beneficial owner, (iv) any option,

Alerus Stockholder Rights	HMNF Stockholder Rights

prior to the first anniversary date of the annual meeting for the preceding year; provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends within 60 days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Stockholder Notice shall be given in the manner provided herein by the later of the close of business on (i) the date 90 days prior to such Other Meeting Date or (ii) the 10th day following the date such Other Meeting Date is first publicly announced or disclosed.
A Stockholder Notice must contain the following information: (i) whether the stockholder is providing the notice at the request of a beneficial holder of shares, whether the stockholder, any such beneficial holder or any nominee has any agreement, arrangement or understanding with, or has received any financial assistance, funding or other consideration from, any other person with respect to the investment by the stockholder or such beneficial holder in Alerus or the matter the Stockholder Notice relates to, and the details thereof, including the name of such other person (the stockholder, any beneficial holder on whose behalf the notice is being delivered, any nominees listed in the notice and any persons with whom such agreement, arrangement or understanding exists or from whom such assistance has been obtained are hereinafter collectively referred to as “Interested Persons”); (ii) the name and address of all Interested Persons; (iii) a complete listing of the record and beneficial ownership positions (including number or amount) of all equity securities and debt instruments, whether held in the form of loans or capital market instruments, of Alerus or any of its subsidiaries held by all Interested Persons; (iv) whether and the extent to which any hedging, derivative or other transaction is in place or has been entered into within the prior warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of HMNF or with a value derived in whole or in part from the value of any class or series of shares of HMNF, whether or not such instrument or right is subject to settlement in the underlying class or series of capital stock of HMNF or otherwise (a “Derivative Instrument”) owned beneficially by such stockholder or any such beneficial owner and any other opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of HMNF, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or any such beneficial owner has a right to vote any shares of HMNF, (D) any short interest of such stockholder or any such beneficial owner in any security of the corporation (E) any rights to dividends on the shares of HMNF owned beneficially by such stockholder or any such beneficial owner that are separated or separable from the underlying shares of HMNF, (F) any proportionate interest in shares of HMNF or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or any such beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, and (G) any performance-related fees (other than an asset-based fee) that such stockholder or any such beneficial owner is entitled to based on any increase or decrease in the value of shares of HMNF or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s or any such beneficial owner’s immediate family sharing the same household, (v) a description of all arrangements or understandings between such stockholder or any such beneficial owner and any other person or persons

Alerus Stockholder Rights	HMNF Stockholder Rights

six months preceding the date of delivery of the Stockholder Notice by or for the benefit of any Interested Person with respect to Alerus or its subsidiaries or any of their respective securities, debt instruments or credit ratings, the effect or intent of which transaction is to give rise to gain or loss as a result of changes in the trading price of such securities or debt instruments or changes in the credit ratings for Alerus, its subsidiaries or any of their respective securities or debt instruments (or, more generally, changes in the perceived creditworthiness of Alerus or its subsidiaries), or to increase or decrease the voting power of such Interested Person, and if so, a summary of the material terms thereof; and (v) a representation that the stockholder is a holder of record of stock of Alerus that would be entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the matter set forth in the Stockholder Notice.
Any Stockholder Notice relating to the nomination of directors must also contain (i) the information regarding each nominee required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission (or the corresponding provisions of any successor regulation), (ii) each nominee’s signed consent to serve as a director of Alerus if elected and (iii) whether each nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K (or the corresponding provisions of any successor regulation).
Any Stockholder Notice with respect to a matter other than the nomination of directors must contain (i) the text of the proposal to be presented, including the text of any resolutions to be proposed for consideration by stockholders and (ii) a brief written statement of the reasons why such stockholder favors the proposal.

(including their names) in connection with the proposal of such business by such stockholder and any material interest of such business, and (vi) a representation that such stockholder is a holder of record of shares entitled to vote at the meeting, will continue to be a holder of record of shares entitled to vote at the meeting through the date of the meeting, and intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.
If the stockholder notice is intended to nominate an individual for election to the HMNF Board, the notice must include, as to each person whom such stockholder proposes to nominate for election or reelection as a director: (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such nominee’s written consent to be named in the proxy statement as a nominee and to serving as a director if elected; and (ii) as to the stockholder giving the notice and as to any beneficial owner or owners on whose behalf the nominations are made: (A) the name and address, as they appear on HMNF’s books, of such stockholder and the name and address of any such beneficial owner, (B) the class and number of shares of HMNF’s capital stock that are beneficially owned by such stockholder or by any such beneficial owner, and (C) any Derivative Instrument owned beneficially by such stockholder or any such beneficial owner and any other opportunity to profit or share in any profit derived from any increase or decrease in the value of shares HMNF and the information, and (D) a representation that such stockholder is a holder of record of shares entitled to vote at the meeting, will continue to be a holder of record of shares entitled to vote at the meeting through the date of the meeting, and intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

	Alerus Stockholder Rights	HMNF Stockholder Rights
Stockholder Action by Written Consent:	Alerus’ bylaws provide that unless otherwise restricted by the certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.	HMNF’s bylaws provide that, subject to the rights of the holders of any class or series of HMNF preferred stock, any action required or permitted to be taken by HMNF’s stockholders must be effected at a duly called annual or special meeting of stockholders, and may not be effected by any consent in writing by such stockholders.
Appointment and Removal of Officers:	Alerus’ bylaws provide that the Alerus Board shall elect a chief executive officer and secretary, and it may also choose one or more presidents, one or more vice presidents, one or more assistant secretaries, a treasurer and one or more assistant treasurers. Each such officer shall hold office until his or her successor is elected and qualified or until such person’s earlier resignation or removal. The Alerus Board may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with Alerus.
HMNF’s bylaws provide that the board of directors shall, as soon as may be practicable after the annual meeting of stockholders, choose a chair of the board, a president, one or more vice presidents, a secretary and a chief financial officer, and from time to time may choose a vice chair of the board or such other officers as it may deem proper. The chair of the board and vice chair of the board shall be chosen from among the directors. Any number of offices may be held by the same person.
The term of office of all officers shall be until the next annual election of officers and until their respective successors are chosen, but any officer may be removed from office at any time by the affirmative vote of a majority of the authorized number of directors then constituting the board of directors.

Amendment to Charter and Bylaws:
Under its certificate of incorporation, Alerus reserves the right to amend, alter, change or repeal any provision contained in its certificate of incorporation, in the manner now or hereafter prescribed by statute or any other provision of its certificate of incorporation, and any rights conferred upon a stockholder under the certificate of incorporation are granted subject to this reservation.
The Alerus Board has the power to adopt, alter, amend or repeal the bylaws of Alerus. The Alerus Board may so adopt or change the bylaws upon the affirmative vote of the
Under its certificate of incorporation, HMNF provides that there may be no amendment, addition, alteration, change or repeal of any provision, unless such is first proposed by the HMNF Board, upon the affirmative vote of at least two-thirds of the directors then in office at a duly constituted meeting of the board called expressly for such purpose, and thereafter approved by the stockholders by a majority of the total votes eligible to be cast at a duly constituted meeting of stockholders called expressly for such purpose. Further, the amendment of certain

Alerus Stockholder Rights	HMNF Stockholder Rights
number of directors which shall constitute, under the provisions of the bylaws, the action of the board of directors.	sections of the certificate of incorporation requires the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of the capital stock of HMNF entitled to vote generally in the election of directors.
The HMNF bylaws may be adopted, amended or repealed by the HMNF Board. Any adoption, amendment or repeal of the bylaws shall require the approval of a majority of the board of directors. The stockholders shall also have power to adopt, amend or repeal the bylaws of HMNF by the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of the capital stock of HMNF entitled to vote generally in the election of directors.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION AND NOTES
The following unaudited pro forma condensed combined financial information and notes thereto have been prepared in accordance with Article 11 of Regulation S-X in order to give effect to the merger and the related transaction accounting adjustments (pro forma adjustments) described in the accompanying notes. The following unaudited pro forma combined financial statements present the historical consolidated financial positions and results of operations of Alerus and HMNF as an acquisition by Alerus of HMNF. Under the acquisition method of accounting, the assets and liabilities of HMNF are, as of the effective date of the merger, recorded at their respective fair values and added to Alerus.
The unaudited pro forma condensed combined balance sheet combines the historical balance sheets of Alerus and HMNF as of March 31, 2024, giving effect to the merger (including the issuance of shares of Alerus common stock pursuant to the merger agreement) as if those transactions had occurred on that date. The unaudited pro forma combined consolidated condensed statements of income for the three months ended March 31, 2024, and for the year ended December 31, 2023 combined the historical consolidated statements of income of Alerus and HMNF giving effect to the merger (including the issuance of shares of Alerus common stock pursuant to the merger agreement) as if those transactions had occurred on January 1, 2023, the first day of Alerus’ fiscal year. The unaudited pro forma condensed combined financial information contained herein does not give effect to any of the financial results of Alerus or HMNF following March 31, 2024, including the to-date second quarter 2024 financial results of either Alerus or HMNF.
The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the actual results that would have occurred if the merger had been consummated during the period or as of the date of which the pro forma information is presented, nor is it necessarily indicative of future results. The pro forma information includes transaction costs such as change in control payments, investment banker fees, and contract termination costs. The pro forma fair values for assets and liabilities are subject to change as result of final valuation analyses. In addition, the pro forma information assumes changes to the combined capitalization, such as increases in long-term debt. However, there were no assumptions for the repurchase of shares issued in connection with the merger.
The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with:
•
the accompanying notes to the unaudited pro forma condensed combined financial information;

•
the separate historical audited consolidated financial statements of Alerus as of and for the year ended December 31, 2023, and the related notes, included in Alerus’ Annual Report on Form 10-K for the year ended December 31, 2023;

•
the separate historical audited consolidated financial statements of HMNF as of and for the year ended December 31, 2023, and the related notes, included in HMNF’s Annual Report on Form 10-K/A for the year ended December 31, 2023;

•
the separate historical unaudited consolidated financial statements of Alerus as of and for the three-month period ended March 31, 2024 contained in Alerus’ Quarterly Report on Form 10-Q for the period ended March 31, 2024; and

•
the separate historical unaudited consolidated financial statements of HMNF as of and for the three-month period ended March 31, 2024 contained in HMNF’s Quarterly Report on Form 10-Q for the period ended March 31, 2024.

As of the date of this joint proxy statement/prospectus, Alerus has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair value of HMNF’s assets to be acquired or liabilities to be assumed, other than a preliminary estimate for intangible assets and certain financial assets and financial liabilities. Accordingly, apart from the aforementioned, certain HMNF assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values. A final determination of the fair value of HMNF’s assets and liabilities will be based on HMNF’s actual assets and liabilities as of the closing date and therefore cannot be made prior to the consummation of the merger. In addition, the value of the merger consideration to be paid by Alerus in shares of Alerus common stock upon the consummation of the merger will be determined based on the closing price of Alerus common stock on the closing date and the number of issued and outstanding shares of HMNF common stock immediately prior to the closing. Actual adjustments may differ from the amounts reflected in the unaudited pro forma combined financial information, and the differences may be material.
Further, Alerus has not identified all adjustments necessary to conform HMNF’s accounting policies to Alerus’ accounting policies. Upon consummation of the merger, or as more information becomes available, Alerus will perform a more detailed review of HMNF’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined company’s financial information.
As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma combined financial information. Alerus estimated the fair value of certain HMNF assets and liabilities based on a preliminary valuation analysis and due diligence information. Until the merger is consummated, both companies are limited in their ability to share certain information.
Upon consummation of the merger, a final determination of the fair value of HMNF’s assets acquired and liabilities assumed will be performed. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the unaudited pro forma combined financial information may change the amount of the total purchase consideration allocated to goodwill and other assets and liabilities and may impact the combined company’s statement of income. The final purchase consideration allocation may be materially different than the preliminary purchase consideration allocation presented in the unaudited pro forma combined financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet
March 31, 2024
(dollars in thousands, except per share data)
	Alerus Financial Corporation	HMN Financial, Inc.	Pro Forma Adjustments	Reference	Pro Forma Combined
Assets
Cash and cash equivalents	$545,772	$50,230	$(16,588)	A	$579,414
Investment securities
Trading, at fair value	4,553	—	—		4,553
Available-for-sale, at fair value	472,272	206,609	—		678,881
Held-to-maturity, at amortized cost	291,932	—	—		291,932
Loans held for sale	10,625	4,146	—		14,771
Loans	2,799,475	868,146	(65,324)	B	3,602,297
Allowance for credit losses on loans	(36,584)	(11,586)	(3,303)	C	(51,473)
Net loans	2,762,891	856,560	(68,627)		3,550,824
Land, premises and equipment, net	18,162	15,775	2,785	D	36,722
Operating lease right-of-use assets	5,112	256	—		5,368
Accrued interest receivable	16,149	3,674	—		19,823
Bank-owned life insurance	33,396	—	—		33,396
Goodwill	46,783	802	26,517	E	74,102
Other intangible assets	15,834	—	30,651	F	46,485
Servicing rights	1,983	2,631	3,905	G	8,519
Deferred income taxes, net	34,796	7,174	7,129	H	49,099
Prepaid expenses and other assets	77,833	3,358	—		81,191
Total assets	$4,338,093	$1,151,215	$(14,228)		$5,475,080
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Noninterest-bearing	$692,500	$238,573	$—		$931,073
Interest-bearing	2,592,469	795,770	(1,548)	I	3,386,691
Total deposits	3,284,969	1,034,343	(1,548)		4,317,764
Short-term borrowings	555,000	—	—		555,000
Long-term debt	58,985	—	—		58,985
Operating lease liabilities	5,420	256	—		5,676
Accrued expenses and other liabilities	62,084	7,792	—		69,876
Total liabilities	3,966,458	1,042,391	(1,548)		5,007,301
Stockholders’ equity	371,635	108,824	(12,680)	J	467,779
Total liabilities and stockholders’ equity	$4,338,093	$1,151,215	$(14,228)		$5,475,080

Unaudited Pro Forma Condensed Combined Statement of Income
for the Three Months Ended March 31, 2024
(dollars in thousands, except per share data)
	Alerus Financial Corporation	HMN Financial, Inc.	Pro Forma Adjustments	Reference	Pro Forma Combined
Interest income	$49,038	$11,999	$6,256	K	$67,293
Interest expense	26,819	4,743	—	L	31,562
Net interest income	22,219	7,256	6,256		35,731
Provision for credit losses	—	(209)	—		(209)
Net interest income after provision for credit losses	22,219	7,465	6,256		35,940
Noninterest income	25,323	1,907	—		27,230
Noninterest expense	39,019	7,551	1,254	M	47,824
Income (loss) before income tax expense (benefit)	8,523	1,821	5,002		15,346
Income tax expense (benefit)	2,091	503	1,200	N	3,794
Net income (loss)	$6,432	$1,318	$3,801		$11,551
Per Common Share Data
Earnings per common share	$0.32	$0.30			$0.46
Diluted earnings per common share	$0.32	$0.30			$0.46
Average common shares outstanding	19,739,152	4,343,720	1,001,979		25,084,851
Diluted average common shares outstanding	19,985,675	4,370,044	975,655		25,331,374

Unaudited Pro Forma Condensed Combined Statement of Income
for the Year Ended December 31, 2023
(dollars in thousands, except per share data)
	Alerus Financial Corporation	HMN Financial, Inc.	Pro Forma Adjustments	Reference	Pro Forma Combined
Interest income	$164,883	$43,477	$25,022	K	$233,382
Interest expense	77,044	12,720	1,488	L	91,252
Net interest income	87,839	30,757	23,534		142,130
Provision for credit losses	2,057	713	11,167	O	13,937
Net interest income after provision for credit losses	85,782	30,044	12,367		128,193
Noninterest income	80,229	8,281	—		88,510
Noninterest expense	150,157	29,772	5,573	M	185,502
Income (loss) before income tax expense (benefit)	15,854	8,553	6,795		31,202
Income tax expense (benefit)	4,158	2,548	1,631	N	8,337
Net income (loss)	$11,696	$6,005	$5,164		$22,865
Per Common Share Data
Earnings (loss) per common share	0.59	$1.38			$0.90
Diluted earnings (loss) per common share	0.58	$1.37			$0.90
Average common shares outstanding	19,922,440	4,350,215	1,003,603		25,276,258
Diluted average common shares outstanding	20,143,375	4,377,088	976,730		25,497,193

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(all amounts are in thousands, except per share data, unless otherwise indicated)
NOTE 1 Basis of Presentation
The unaudited pro forma condensed combined consolidated financial information and explanatory notes have been prepared under the acquisition method of accounting for business combinations. The unaudited pro forma condensed combined balance sheet as of March 31, 2024 gives effect to the merger as if it had occurred on that date. The unaudited pro forma condensed combined statements of income for the three months ended March 31, 2024, and the year ended December 31, 2023 give effect to the merger as if it had become effective on January 1, 2023. This information is not intended to reflect the actual results that would have been achieved had the acquisition actually occurred on that date. The pro forma adjustments are preliminary, based on estimates and are subject to change as more information becomes available and after final analyses of the fair values of both tangible and intangible assets acquired and liabilities assumed are completed. Accordingly, the final fair value adjustments may materially differ from those presented in this document.
NOTE 2 Purchase Price
Pursuant to the merger agreement, each issued and outstanding share of HMNF common stock will be exchanged for 1.25 shares of Alerus common stock, with cash paid in lieu of fractional shares. The exchange ratio is subject to potential downward adjustment, as described in the merger agreement. After the merger is consummated, based on the number of issued and outstanding shares of Alerus common stock and shares of HMNF common stock on March 31, 2024, and assuming that the exchange ratio is not adjusted downward, we expect that approximately 5,578,194 shares of Alerus common stock will be issued as merger consideration, which estimate does not include outstanding restricted stock awards and stock options of HMNF that will become fully vested and exercisable immediately prior to the effective time as a result of the merger. Based on the closing price of Alerus common stock on Nasdaq as of May 14, 2024, the trading day immediately preceding the public announcement of the merger, of $20.69, the implied merger consideration that an HMNF stockholder would be entitled to receive for each share of HMNF common stock owned would be $25.86 with an aggregate transaction value of approximately $116.4 million.
NOTE 3 Pro Forma Adjustments to Unaudited Condensed Combined Financial Information
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on preliminary assumptions and valuations, which are subject to change.
A.
Reflects the cash paid for transaction costs consisting of $7.6 million in buyer paid expenses and $9.3 million of seller paid expenses.

B.
Adjustment to HMNF’s loans to reflect the preliminary fair value.

C.
Adjustment to the allowance for credit losses (ACL) on loans to reflect the following (dollars in thousands):

Reversal of historical HMNF’s ACL on loans	$11,586
Increase in ACL on loans for gross-up of estimated lifetime credit losses for purchased credit-deteriorated (PCD) loans	$(3,722)
Provision for estimate of lifetime loan losses on non-PCD loans	(11,167)
(3,303)

D.
Adjustment to HMNF’s premises and equipment to reflect the preliminary estimated fair value.

E.
To record goodwill of $26.5 million resulting from the difference between the purchase price and identifiable net assets as follows (dollars in thousands):

Purchase price allocation
Total deal consideration	$113,886
Satisfaction of ESOP loan	(1,700)
Pro forma purchase price	112,186
HMNF Net Assets at Fair Value
Assets
Cash and cash equivalents	41,197
Investment securities	206,609
Loans held for sale	4,146
Net loans	799,100
Land, premises and equipment	18,560
Operating lease right-of-use assets	256
Accrued interest receivable	3,674
Goodwill	802
Core deposit intangible	30,651
Servicing rights	6,536
Deferred income taxes	11,623
Other assets	3,358
Total assets	1,126,512
Liabilities
Deposits	1,032,795
Accrued expenses and other liabilities	8,048
Total liabilities	1,040,843
Net assets acquired	85,669
Preliminary goodwill	$26,517

F.
To record core deposit intangible assets of $30.7 million which will be amortized on an accelerated basis over a period of 10 years.

G.
Adjustment to HMNF’s servicing rights to reflect the preliminary estimated fair value.

H.
Adjustment to net deferred tax assets to reflect tax effects of the purchase accounting adjustments. Additionally, to record a $2.7 million deferred tax asset related to the estimated transaction costs.

I.
Adjustment to HMNF’s time deposits to reflect the preliminary estimated fair value.

J.
To record elimination of HMNF’s stockholders’ equity of $108.8 million, the issuance of approximately 5,578,194 shares of Alerus common stock, transaction expenses (after-tax), and CECL day two loan provision (after-tax).

K.
To record estimated discount accretion on the HMNF loan portfolio and securities portfolio. The estimated loan discount accretion approximates a level yield over the remaining life of the respective loans. The estimated securities portfolio accretion calculated on a straight-line basis over a 1.6 year period.

L.
To record estimated premium amortization on the HMNF time deposits. The estimated time deposit premium amortization calculated on a straight-line basis over a 0.8 year period.

M.
To record estimated amortization expense of the HMNF core deposit intangible asset using the sum of the years digits method over a period of 10 years.

N.
To record tax effects of the HMNF pro forma adjustments at an estimated tax rate of 24.0%.

O.
Adjustment to record the provision for allowance for credit losses on loans related to non-PCD acquired loans of $11.2 million for the year ended December 31, 2023.

STOCKHOLDER PROPOSALS
Alerus
Alerus’ 2024 annual meeting of stockholders was held on May 7, 2024. Alerus generally holds its annual meeting of the stockholders in May of each year. For business to be properly brought before the 2025 annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the corporation and such proposed business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to or mailed to and received by the Secretary at the principal executive offices of the corporation no earlier than January 7, 2025 and no later than February 6, 2025. The stockholder’s notice must set forth: (a) a brief description and the text of the proposal desired to be brought before the annual meeting and the reasons why such stockholder favors the proposal; (b) the name and address of the stockholder proposing such business; (c) the number of shares of Alerus common stock or other equity or debt securities beneficially owned by such stockholder on the date of such stockholder’s notice; and (d) any financial or other interest of such stockholder in the proposal. Stockholders should refer to the full text of Alerus’ advance notice provisions contained in Section 1.12 of Alerus’ bylaws. The foregoing description is qualified in its entirety by reference to Alerus’ bylaws, which are attached as Exhibit 3.2 to this joint proxy statement/prospectus.
HMNF
HMNF’s 2024 annual meeting of stockholders was held on April 23, 2024. Upon the consummation of the merger, HMNF will be merged with and into Alerus and, consequently, will no longer hold annual meetings of its stockholders. HMNF does not anticipate holding a 2025 annual meeting of stockholders if the merger is consummated as currently expected. In the event that the merger is not consummated within the expected time frame, or at all, HMNF may hold its 2025 annual meeting, in which case any stockholder nominations or proposals for other business intended to be presented at HMNF’s next annual meeting must be submitted to HMNF as set forth below.
In the event that HMNF holds its 2025 annual meeting, HMNF must receive stockholder proposals intended to be presented at the 2025 annual meeting of stockholders that are requested to be included in the proxy statement for that meeting at its principal executive office no later than November 22, 2024. The inclusion of any stockholder proposals in the proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including Rule 14a-8. To be timely under HMNF’s, any other stockholder proposals (including director nominations) intended to be presented at the 2025 annual meeting of stockholders must be received in writing at HMNF’s principal executive office no later than 90 days in advance of the meeting (or if HMNF does not publicly announce its annual meeting date 100 days in advance of the meeting date, by the close of business on the 10th day following the day on which notice of the meeting is mailed to stockholders or publicly made), and the notice must otherwise comply with certain other requirements contained in HMNF’s bylaws as well as all applicable statutes and regulations. In the event HMNF holds its 2025 annual meeting, HMNF currently anticipate it will be held on April 23, 2025; therefore, notice of any business to be brought before that meeting must be received by January 24, 2025. The stockholder notice must set forth, among other information: (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on HMNF’s books, of the stockholder who proposed such business, and the name and address of any beneficial owner or owners on whose behalf the proposal is made, (c) the class and number of shares of HMNF’s capital stock that are beneficially owned by such stockholder or by any such beneficial owner, (d) any Derivative Instrument owned beneficially by such stockholder or any such beneficial owner and any other opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of HMNF, (e) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or any such beneficial owner has a right to vote any shares of HMNF, (f) any short interest of such stockholder or any such beneficial owner in any security of the corporation, (g) any rights to dividends on the shares of HMNF owned beneficially by such stockholder or any such beneficial owner that are separated or separable from the underlying shares of HMNF, (h) any proportionate interest in shares of HMNF or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or any such beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, (i) any performance-related fees (other than an asset-based fee) that such stockholder or any such beneficial owner is entitled to based on any increase or decrease in the value of shares of HMNF or Derivative Instruments as of the date of such notice, (j) a description of all arrangements or understandings between such stockholder or any such beneficial owner and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such business, and (k) a representation that such stockholder is a holder of record of shares entitled to vote at the meeting, will continue to be a holder of record of shares entitled to vote at the meeting through the date of the meeting, and intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. Stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 6, 2025. The foregoing description is qualified in its entirety by reference to HMNF’s bylaws, which are included as Exhibit 3.2 to HMNF’s Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2023, filed with the SEC on March 19, 2024. Please see the section entitled “Where You Can Find More Information” of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.
LEGAL MATTERS
The validity of the Alerus common stock to be issued in connection with the merger will be passed upon for Alerus by Barack Ferrazzano Kirschbaum & Nagelberg LLP. Certain U.S. federal income tax consequences relating to the merger will be passed upon for Alerus by Barack Ferrazzano Kirschbaum & Nagelberg LLP and for HMNF by Ballard Spahr LLP.
EXPERTS
The consolidated financial statements of Alerus and its subsidiaries as of and for the year ended December 31, 2023 incorporated in this Form S-4 by reference to Alerus’ Annual Report on Form 10-K for the year ended December 31, 2023 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in its report thereon incorporated herein by reference, and have been incorporated in this Form S-4 in reliance upon such report and upon the authority of such firm as experts in accounting and auditing. The consolidated financial statements of Alerus and its subsidiaries as of and for the two years in the period ended December 31, 2022 incorporated in this Form S-4 by reference to Alerus’ Annual Report on Form 10-K for the year ended December 31, 2023 have been audited by CliftonLarsonAllen LLP, an independent registered public accounting firm, as stated in its report thereon incorporated herein by reference, and have been incorporated in this Form S-4 in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of HMNF and its subsidiaries as of and for the year ended December 31, 2023 incorporated in this Form S-4 by reference to HMNF’s Annual Report on Form 10-K/A for the year ended December 31, 2023 have been audited by Baker Tilly US LLP, an independent registered public accounting firm, as stated in its report thereon incorporated herein by reference, and have been incorporated in this Form S-4 in reliance upon such report and upon the authority of such firm as experts in accounting and auditing. The consolidated financial statements of HMNF and its subsidiaries as of and for the year ended December 31, 2022 incorporated in this Form S-4 by reference to HMNF’s Annual Report on Form 10-K/A for the year ended December 31, 2023 have been audited by CliftonLarsonAllen LLP, an independent registered public accounting firm, as stated in its report thereon incorporated herein by reference, and have been incorporated in this Form S-4 in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
Alerus has filed a registration statement on Form S-4 with the SEC that registers the Alerus common stock to be issued in the merger to HMNF stockholders. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Alerus and a joint proxy statement of each of Alerus and HMNF for their respective virtual stockholder special meetings. As allowed by SEC rules and regulations, this joint proxy statement/prospectus does not contain all of the information in the registration statement.

Alerus and HMNF each file reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a web site that contains such reports, proxy statements and other information about public companies, including Alerus’ and HMNF’s filings. The Internet address of that site is www.sec.gov. You may also read and copy any materials filed with the SEC by Alerus and HMNF at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may obtain copies of the information that Alerus files with the SEC, free of charge by accessing Alerus’ website at www.alerus.com under the link “Investors Relations” and then under “SEC Filings” and HMNF’s website at www.justcallhome.com/HMNFinancial under “SEC Filings.” Alternatively, these documents, when available, can be obtained free of charge from Alerus upon written request to Alerus Financial Corporation, Corporate Secretary, 401 Demers Avenue, Grand Forks, North Dakota 58201 or by calling (701) 795-3200, or upon written request to HMN Financial, Inc., Corporate Secretary, 1016 Civic Center Drive NW, Rochester, Minnesota 55901 or by calling (507) 535-1200.
The website addresses of the SEC, Alerus and HMNF are included as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those websites is not part of this joint proxy statement/prospectus.
Statements contained in this joint proxy statement/prospectus, or in any document incorporated by reference into this joint proxy statement/prospectus, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows Alerus and HMNF to incorporate by reference into this document documents filed with the SEC by Alerus and HMNF. This means that the companies can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this document, and later information that the companies file with the SEC will automatically update and supersede that information. Alerus and HMNF incorporate by reference the documents listed below and any documents filed by Alerus and HMNF under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and, in the case of Alerus, until the date that the offering is terminated or, in the case of HMNF, the date of the virtual HMNF special meeting:
Alerus
•
Alerus’ Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 8, 2024;

•
Alerus’ Quarterly Report on Form 10-Q for the period ended March 31, 2024, filed with the SEC on May 2, 2024;

•
Alerus’ definitive Proxy Statement on Schedule 14A, filed with the SEC on March 25, 2024, for the 2024 annual meeting of stockholders held on May 7, 2024;

•
the description of Alerus’ common stock contained in Exhibit 4.1 to Alerus’ Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 8, 2024; and

•
Alerus’ Current Reports on Form 8-K filed with the SEC on February 16, 2024; February 22, 2024; February 28, 2024; April 29, 2024; May 8, 2024; May 15, 2024; May 23, 2024; and May 28, 2024 (except to the extent any such Current Reports on Form 8-K contain any information furnished but not filed).

HMNF
•
HMNF’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 15, 2024, and Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2023, filed with the SEC on March 19, 2024;

•
HMNF’s Quarterly Report on Form 10-Q for the period ended March 31, 2024, filed with the SEC on May 7, 2024;

•
HMNF’s definitive Proxy Statement on Schedule 14A, filed with the SEC on March 21, 2024, for the 2024 annual meeting of stockholders held on April 23, 2024;

•
the description of HMNF’s common stock contained in Exhibit 4.2 to HMNF’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 6, 2020; and

•
HMNF’s Current Reports on Form 8-K filed with the SEC on April 24, 2024; May 15, 2024; and May 17, 2024 (except to the extent any such Current Reports on Form 8-K contain any information furnished but not filed).

If you would like to request documents, please do so by [•], 2024 to receive them before the virtual Alerus special meeting, or by [•], 2024 to receive them before the virtual HMNF special meeting.
Alerus has supplied all of the information contained in this joint proxy statement/prospectus relating to Alerus and its subsidiaries. HMNF has supplied all of the information relating to HMNF and its subsidiaries.
You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus to vote on the proposals to Alerus and HMNF stockholders in connection with the merger. Neither Alerus nor HMNF has authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [•], 2024. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any other date other than such date, and neither the mailing of this joint proxy statement/prospectus nor the issuance by Alerus of shares of Alerus common stock pursuant to the merger agreement will create any implication to the contrary.

Appendix A
Execution Version
Agreement and Plan of Merger
Between
Alerus Financial Corporation
and
HMN Financial, Inc.
May 14, 2024

A-i

A-ii

A-iii

Appendices
A
Sample Adjusted Exchange Ratio

Exhibits
A
Form of Company Voting and Support Agreement

B
Form of Acquiror Voting and Support Agreement

C
Form of Bank Merger Agreement

D
Form of Estoppel Certificate

E
Severance Terms

A-iv

INDEX OF DEFINED TERMS
Acquiror	A-1
Acquiror Adverse Recommendation	A-59
Acquiror Bank	A-78
Acquiror Benefit Plan	A-78
Acquiror Board	A-78
Acquiror Bylaws	A-78
Acquiror Capital Stock	A-78
Acquiror Capitalization Date	A-36
Acquiror Certificate of Incorporation	A-78
Acquiror Common Stock	A-78
Acquiror Disclosure Schedules	A-87
Acquiror Equity Award	A-78
Acquiror ERISA Affiliate	A-78
Acquiror ESOP	A-61
Acquiror ESOP Trustee	A-61
Acquiror Evaluation Date	A-38
Acquiror Financial Statements	A-38
Acquiror Material Contract	A-78
Acquiror Preferred Stock	A-36
Acquiror Previous Disclosure	A-34
Acquiror SEC Reports	A-78
Acquiror Stock Issuance	A-79
Acquiror Stock Plans	A-79
Acquiror Stockholder Approval	A-79
Acquiror Stockholders’ Meeting	A-59
Acquiror Termination Fee	A-73
Acquiror Voting Agreement	A-1
Acquisition Proposal	A-79
Affiliate	A-79
Agreement	A-1
Agreement Date	A-1
ASTM Standard	A-56
Bank	A-79
Bank Merger	A-79
Bank Merger Agreement	A-3
BHCA	A-79
Borrowing Affiliate	A-47
Business Day	A-79
CIC Payment	A-54
Closing	A-2
Closing Acquiror Common Stock Price	A-79
Closing Date	A-2

A-v

Code	A-80
Company	A-1
Company Adverse Recommendation	A-50
Company Benefit Plan	A-80
Company Board	A-80
Company Bylaws	A-80
Company Capital Stock	A-80
Company Capitalization Date	A-10
Company Certificate of Incorporation	A-80
Company Common Stock	A-80
Company Disclosure Schedules	A-87
Company Employees	A-48
Company ERISA Affiliate	A-80
Company ESOP	A-80
Company ESOP Loan	A-20
Company ESOP Termination Date	A-52
Company ESOP Trustee	A-51
Company Evaluation Date	A-12
Company Financial Statements	A-12
Company Investment Securities	A-31
Company Loans	A-14
Company Material Contract	A-24
Company Pension Plan	A-53
Company Permitted Exceptions	A-13
Company Preferred Stock	A-10
Company Quarterly Dividend	A-46
Company Restricted Stock	A-7
Company SEC Reports	A-80
Company Stock Certificates	A-5
Company Stock Option	A-7
Company Stock Plans	A-81
Company Stockholder Approval	A-81
Company Stockholders’ Meeting	A-50
Company Termination Fee	A-73
Company Transaction Expenses	A-81
Company Voting Agreement	A-1
Confidentiality Agreement	A-45
Contemplated Transactions	A-82
Contract	A-82
Control, Controlling or Controlled	A-82
Conversion Fund	A-5
Covered Employees	A-64
CRA	A-82
D.A. Davidson	A-28

A-vi

Defective Code	A-31
Delaware Certificate of Merger	A-2
Deposit Insurance Fund	A-82
Derivative Transactions	A-82
DGCL	A-82
Dissenters’ Shares	A-6
DOL	A-82
Effective Time	A-2
Employment Laws	A-29
Environmental Laws	A-82
Environmental Report	A-56
EO 11246	A-30
ERISA	A-83
Exchange Act	A-83
Exchange Agent	A-4
Exchange Ratio	A-3
Existing D&O Policy	A-60
FDIC	A-83
Federal Reserve	A-83
GAAP	A-83
Hazardous Materials	A-83
HFIS	A-8
HFSB	A-8
ICFR	A-83
Indemnified Party	A-59
Intended Tax Consequences	A-64
IRS	A-83
IRS Guidelines	A-64
IT Assets	A-31
IT Systems and Data	A-33
Knowledge	A-83
Legal Action	A-83
Legal Requirement	A-83
Letter of Transmittal	A-5
Malicious Code	A-31
Material Adverse Effect	A-83
Merger	A-1
Nasdaq Rules	A-84
New Encumbrance	A-55
New Plans	A-65
OCC	A-84
Old Plans	A-65
Order	A-84
Ordinary Course of Business	A-84

A-vii

OREO	A-84
Outstanding Company Shares	A-84
PBGC	A-84
Per Share Merger Consideration	A-3
Person	A-85
Phase I Report	A-56
Phase II Report	A-56
Proceeding	A-85
Proxy Statement	A-85
Raymond James	A-43
Registration Statement	A-85
Regulation S-K	A-85
Regulatory Authority	A-85
Representative	A-85
Requisite Regulatory Approvals	A-85
Retention Program	A-54
SBA	A-15
Schedules	A-87
SEC	A-85
Section 503	A-30
Securities Act	A-85
Stockholders’ Equity	A-85
Stockholders’ Equity Shortfall	A-86
Stockholders’ Equity Threshold	A-86
Subsidiary	A-86
Superior Proposal	A-86
Surviving Entity	A-1
Tax	A-86
Tax Return	A-86
Taxing Authority	A-86
Termination Date	A-72
Title Commitments	A-54
Title Company	A-54
Title Insurance Policies	A-55
Total Payments	A-66
Transaction Litigation	A-66
Transition Date	A-87
U.S.	A-87
VEVRAA	A-30

A-viii

Agreement And Plan Of Merger
This Agreement And Plan Of Merger (together with all exhibits and schedules, this “Agreement”) is entered into as of May 14, 2024 (the “Agreement Date”), by and between Alerus Financial Corporation, a Delaware corporation (“Acquiror”), and HMN Financial, Inc., a Delaware corporation (the “Company”).
RECITALS
A.   The boards of directors of the Company and Acquiror have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein, pursuant to which the Company will, subject to the terms and conditions set forth herein, merge with and into Acquiror (the “Merger”), with Acquiror as the surviving entity in the Merger (sometimes referred to in such capacity as the “Surviving Entity”).
B.   The parties intend that the Merger qualify as a “reorganization” under the provisions of Section 368(a) of the Code, and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.
C.   As an inducement to Acquiror to enter into this Agreement, the directors and executive officers of the Company in office as of the Agreement Date have, concurrently with the execution of this Agreement, entered into a Voting and Support Agreement in substantially the form attached hereto as Exhibit A (the “Company Voting Agreement”).
D.   As an inducement to the Company to enter into this Agreement, the directors and executive officers of Acquiror in office as of the Agreement Date have, concurrently with the execution of this Agreement, entered into a Voting and Support Agreement in substantially the form attached hereto as Exhibit B (the “Acquiror Voting Agreement”).
E.   The parties desire to make certain representations, warranties and agreements in connection with the Merger and the Contemplated Transactions, and agree to certain prescribed conditions to the Merger and the Contemplated Transactions.
AGREEMENTS
In consideration of the foregoing premises and the following mutual promises, covenants and agreements, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE 1
THE MERGER
Section 1.1   The Merger.   Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL, at the Effective Time, the Company shall be merged with and into Acquiror pursuant to the provisions of, and with the effects provided in, the DGCL, and the separate corporate existence of the Company shall cease and Acquiror will be the Surviving Entity.
Section 1.2   Effective Time; Closing.
(a)   Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, the closing of the Merger (the “Closing”) shall occur through the mail or at a place that is mutually acceptable to the Company and Acquiror, or if they fail to agree, at the offices of Barack Ferrazzano Kirschbaum & Nagelberg LLP, located at 200 West Madison Street, Suite 3900, Chicago, Illinois 60606, at 10:00 a.m., local time, on the date that is three (3) Business Days after the satisfaction or waiver (subject to applicable Legal Requirements) of the latest to occur of the conditions set forth in ARTICLE 8 and ARTICLE 9 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other time and place as the Company and Acquiror may agree in writing (the “Closing Date”). Subject to the provisions of ARTICLE 10, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section 1.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.
(b)   The parties hereto agree to file on the Closing Date a certificate of merger with the Delaware Secretary of State (the “Delaware Certificate of Merger”). The Merger shall become effective as of the date and time specified in the Delaware Certificate of Merger (the “Effective Time”).
(c)   The parties intend that the Closing will be effected, to the extent practicable, by conference call, the electronic delivery of documents, and, if requested by a party, the prior physical exchange of certain other documents and instruments to be held in escrow by outside counsel to the recipient party pending authorization to release at the Closing.
Section 1.3   Effects of the Merger.   At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL and this Agreement. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company shall be vested in the Surviving Entity, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Entity.
Section 1.4   Organizational Documents of the Surviving Entity.   The Acquiror Certificate of Incorporation and the Acquiror Bylaws, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable Legal Requirements. A true, complete and correct copy of the Acquiror Certificate of Incorporation and all amendments thereto, which is in full force and effect as of the Agreement Date, is included as Exhibit 3.1 to Acquiror’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC on March 8, 2024.
Section 1.5   Directors and Officers of the Surviving Entity.   Subject to Section 6.10, the directors and officers of Acquiror, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Entity until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Entity.
Section 1.6   Bank Merger.   Immediately following the Merger or at such later time as Acquiror may determine, the Bank and Acquiror Bank will effectuate the Bank Merger. Acquiror Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of the Bank shall cease. The parties agree that the Bank Merger shall become effective immediately after the Effective Time on the Closing Date or at such later time as Acquiror may determine. Promptly following the execution of this Agreement, the Bank and Acquiror Bank will enter into an agreement and plan of merger substantially in the form attached hereto as Exhibit C (the “Bank Merger Agreement”). The Company shall cause the Bank, and Acquiror shall cause Acquiror Bank, to execute such certificates of merger and articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective immediately following the Effective Time on the Closing Date or at such later time as Acquiror may determine.
Section 1.7   Alternative Structure.    Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, the parties may mutually agree to change the method of effecting the Contemplated Transactions if and to the extent that they deem such a change to be desirable; provided, that: (i) any such change shall not affect the U.S. federal income tax consequences of the Merger to holders of Company Common Stock or the Intended Tax Consequences (as defined in Section 7.5(a)); and (ii) no such change shall (a) alter or change the amount or kind of the consideration to be issued to holders of Company Common Stock as consideration in the Merger; (b) materially impede or delay consummation of the Merger; (c) require submission to or approval of the Company’s stockholders after the Company Stockholder Approval has been received; or (d) require submission to or approval of Acquiror’s stockholders after the Acquiror Stockholder Approval has been received. If the parties agree to make such a change, they shall execute appropriate documents to reflect the change.
ARTICLE 2
CONVERSION OF SECURITIES IN THE MERGER
Section 2.1   Consideration.    At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, the Company or any holder of shares of Company Common Stock:

(a)   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, except for shares of Company Common Stock owned by the Company or Acquiror (in each case other than shares of Company Common Stock held in any Company Benefit Plan or related trust accounts or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted), shall be cancelled and extinguished and automatically converted into the right to receive 1.25 (such ratio, as such number may be adjusted pursuant to the terms of this Agreement, the “Exchange Ratio”) fully paid and nonassessable shares of Acquiror Common Stock (the “Per Share Merger Consideration”).
(b)   Notwithstanding anything contained herein to the contrary, if, between the Agreement Date and the Effective Time, shares of Acquiror Common Stock or Company Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, stock split (including a reverse stock split), split-up, combination, exchange of shares or readjustment, or if a stock dividend on shares of Acquiror Common Stock shall be declared with a record date within such period, then the number of shares of Acquiror Common Stock issued to holders of Company Common Stock at the Effective Time pursuant to this Agreement will be appropriately and proportionally adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.
Section 2.2   Adjustment of Exchange Ratio.    If the Stockholders’ Equity is less than the Stockholders’ Equity Threshold, then the Exchange Ratio shall be adjusted to an amount equal to: (a) the difference of: (i) 5,578,194, plus 1.25 times the number of shares of Company Common Stock issued by the Company pursuant to the exercise of Company Stock Options between the Agreement Date and the Closing Date; less (ii) the Stockholders’ Equity Shortfall, divided by the Closing Acquiror Common Stock Price; divided by (b) 4,462,555, plus the number of shares of Company Common Stock issued by the Company pursuant to the exercise of Company Stock Options between the Agreement Date and the Closing Date. A sample calculation of the adjustment to the Exchange Ratio pursuant to this Section 2.2 is attached to this Agreement as Appendix A.
Section 2.3   Cancellation of Shares.    At the Effective Time, each share of Company Common Stock will no longer be outstanding and will automatically be cancelled and will cease to exist. Certificates (it being understood that any reference herein to a “certificate” be deemed to include reference to any book-entry account statement relating to the ownership of Company Common Stock) that represented Company Common Stock before the Effective Time will be deemed for all purposes to represent only the right to receive, upon proper surrender thereof, the Per Share Merger Consideration subject to the terms of this Agreement. Notwithstanding anything in Section 2.1 to the contrary, at the Effective Time and by virtue of the Merger, each share of Company Common Stock held in the Company’s treasury will be cancelled and no Per Share Merger Consideration will be issued or paid in exchange thereof.
Section 2.4   No Fractional Shares.    Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Acquiror Common Stock shall be issued as Per Share Merger Consideration in the Merger. Each holder of Company Common Stock who would otherwise be entitled to receive a fractional share of Acquiror Common Stock pursuant to this ARTICLE 2 (after aggregating all fractional shares of Acquiror Common Stock that otherwise would be received by such holder) shall instead be entitled to receive an amount in cash (without interest) rounded down to the nearest whole cent, determined by multiplying the Closing Acquiror Common Stock Price by the fractional share of Acquiror Common Stock to which such former holder would otherwise be entitled.
Section 2.5   Exchange of Certificates.
(a)   The parties to this Agreement agree: (i) that Equiniti Trust Company, LLC shall serve, pursuant to the terms of an exchange agent agreement, as the exchange agent for purposes of this Agreement (the “Exchange Agent”) and (ii) to execute and deliver the exchange agent agreement at or prior to the Effective Time. Acquiror shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.
(b)   At or prior to the Effective Time, Acquiror shall authorize the issuance of and shall make available to the Exchange Agent, for the benefit of the holders of Company Common Stock for exchange in accordance with this ARTICLE 2: (i) the aggregate number of shares of Acquiror Common Stock deliverable pursuant to Section 2.1 and (ii) sufficient cash for payment of cash in lieu of fractional shares of Acquiror Common Stock pursuant to Section 2.4. Such amount of cash and shares of Acquiror Common Stock, together with any dividends or distributions with respect thereto paid after the Effective Time, are referred to in this ARTICLE 2 as the “Conversion Fund”.
(c)   Within two (2) Business Days after the Closing Date, Acquiror shall cause the Exchange Agent to mail to each holder of record of one or more certificates representing shares of Company Common Stock (“Company Stock Certificates”) a letter of transmittal (“Letter of Transmittal”), in a form to be agreed by the parties, which specifies, among other things, that delivery shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such certificates to the Exchange Agent, together with instructions for use in effecting the proper surrender of Company Stock Certificates pursuant to this Agreement.
(d)   Upon proper surrender of a Company Stock Certificate for exchange to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor his, her or its Per Share Merger Consideration, plus cash in lieu of any fractional shares of Acquiror Common Stock in accordance with Section 2.4, deliverable in respect of the shares of Company Common Stock represented by such Company Stock Certificate; thereupon, such Company Stock Certificate shall be marked or recorded as cancelled. No interest will be paid or accrued on any portion of the Per Share Merger Consideration deliverable upon surrender of a Company Stock Certificate.
(e)   After the Effective Time, there shall be no transfers on the stock transfer books of the Company of Outstanding Company Shares.
(f)   No dividends or other distributions declared with respect to Acquiror Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate until the holder thereof shall properly surrender such Company Stock Certificate in accordance with this ARTICLE 2. Promptly after the surrender of a Company Stock Certificate in accordance with this ARTICLE 2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of Acquiror Common Stock into which the shares of Company Common Stock represented by such Company Stock Certificate were converted at the Effective Time pursuant to Section 2.1. No holder of an unsurrendered Company Stock Certificate shall be entitled, until the proper surrender of such Company Stock Certificate, to vote the shares of Acquiror Common Stock into which such holder’s Company Common Stock shall have been converted. After the proper surrender of a Company Stock Certificate in accordance with this ARTICLE 2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which became payable following the Effective Time with respect to the whole shares of Acquiror Common Stock which the shares of Company Common Stock represented by such Company Stock Certificate have been converted into the right to receive.
(g)   Any portion of the Conversion Fund that remains unclaimed by the stockholders of the Company twelve (12) months after the Effective Time shall be paid to the Surviving Entity, or its successors in interest. Any stockholders of the Company who have not theretofore complied with this ARTICLE 2 shall thereafter look only to the Surviving Entity, or its successors in interest, for issuance and payment of the Per Share Merger Consideration (including the payment of cash in lieu of any fractional shares deliverable in respect of such stockholders’ shares of Company Common Stock in accordance with Section 2.4), as well as any accrued and unpaid dividends or distributions on shares of such Acquiror Common Stock. Notwithstanding the foregoing, none of the Surviving Entity, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(h)   In the event that any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit with indemnity of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed in a form acceptable to the Exchange Agent and, if required by the Exchange Agent, the posting by such Person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate, and in accordance with this ARTICLE 2, the Per Share Merger Consideration (including cash in lieu of any fractional shares deliverable in respect of such stockholders’ shares of Company Common Stock in accordance with Section 2.4, as well as any accrued and unpaid dividends or distributions on shares of such Acquiror Common Stock).
Section 2.6   Dissenting Shares.    Notwithstanding any other provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded payment of the fair value for such shares in accordance with the DGCL (collectively, the “Dissenters’ Shares”) shall not be converted into or represent the right to receive the Per Share Merger Consideration. Such stockholders instead shall be entitled to receive payment of the fair value, plus accrued interest, of such shares of Company Common Stock held by them in accordance with the provisions of the DGCL, except that all Dissenters’ Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights as dissenting stockholders under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Per Share Merger Consideration upon proper surrender in the manner provided in Section 2.5 of the certificate(s) that, immediately prior to the Effective Time, evidenced such shares of Company Common Stock. The Company shall give Acquiror: (i) prompt notice of any written demands for payment of fair value of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ dissenters’ rights; and (ii) the right to direct all negotiations and Proceedings with respect to demands under the DGCL consistent with the obligations of the Company thereunder. The Company shall not, except with the prior written consent of Acquiror, (a) make any payment with respect to such demand; (b) offer to settle or settle any demand for payment of fair value; or (c) waive any failure to timely deliver a written demand for payment of fair value or timely take any other action to perfect payment of fair value rights in accordance with the DGCL.
Section 2.7   Withholding Rights.    The Exchange Agent or Acquiror will be entitled to deduct and withhold from the Per Share Merger Consideration or any other amounts payable pursuant to this Agreement or the Contemplated Transactions to any holder of Company Common Stock such amounts as the Exchange Agent or Acquiror are required to deduct and withhold with respect to the making of such payment under the Code or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by the Exchange Agent or Acquiror and paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding were made by the Exchange Agent or Acquiror.
Section 2.8   Company Restricted Stock and Company Stock Options.    Immediately prior to the Effective Time, each award of Company Common Stock that is subject to restrictions on transfer, risk of forfeiture or other service-based conditions (the “Company Restricted Stock”) and each option to purchase shares of Company Common Stock (each, a “Company Stock Option”) that is outstanding immediately prior to the Effective Time shall become fully vested and exercisable and any restrictions or risk of forfeiture shall lapse. Any Company Common Stock required to be issued to the holder of such Company Restricted Stock award following such acceleration of vesting, lapse of restrictions, settlement or delivery shall be deemed to be issued and outstanding as of immediately prior to the Effective Time and treated in accordance with this ARTICLE 2. Prior to the Effective Time, the Company shall take any and all actions necessary to ensure that, at the Effective Time, each Company Stock Option which is outstanding and unexercised immediately prior to the Effective Time shall be exercised (after giving effect to the first sentence of this Section 2.8) or cancelled as of the Effective Time. From and after the Effective Time, other than as expressly set forth in this Section 2.8, no holder of any Company Stock Option or Company Restricted Stock will have any other rights with respect thereto or any Company Stock Plan.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed (i) in the Company Disclosure Schedules, or (ii) in any Company SEC Report filed with or furnished to the SEC that is publicly available prior to the Agreement Date and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (but disregarding risk factor disclosures contained under the heading “Risk Factors” or disclosure of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), and except as may not be disclosed as a result of an applicable Legal Requirement, the Company hereby represents and warrants to Acquiror as follows:
Section 3.1   Company Organization.    The Company: (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company; (ii) is registered with the Federal Reserve as a savings and loan holding company under the Home Owners’ Loan Act, as amended; and (iii) has full power and authority, corporate and otherwise, to operate as a savings and loan holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The copies of the Company Certificate of Incorporation and the Company Bylaws and all amendments thereto set forth in the Company SEC Reports are true, complete and correct, and in full force and effect as of the Agreement Date, and the Company is not in violation of any provision of the Company Certificate of Incorporation or the Company Bylaws. The Company has no Subsidiaries other than the Subsidiaries listed on Exhibit 21 to the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2023, as filed with the SEC on March 19, 2024.
Section 3.2   Company Subsidiary Organization.    The Bank is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States. Each Subsidiary of the Company, including, without limitation, each of Osterud Insurance Agency, Inc. (d/b/a Home Federal Investment Services) (“HFIS”) and HFSB Property Holdings, LLC (“HFSB”), is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each Subsidiary of the Company has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The deposit accounts of the Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. The Company has delivered or made available to Acquiror copies of the charter (or similar organizational documents) and bylaws of each Subsidiary of the Company and all amendments thereto, each of which are true, complete and correct and in full force and effect as of the Agreement Date. No Subsidiary of the Company is in violation of any provision of its charter, certificate of incorporation or similar organizational document or bylaws.
Section 3.3   Authorization; Enforceability.    Subject to the receipt of the Company Stockholder Approval, this Agreement and the Contemplated Transactions hereby have been approved and authorized by all necessary corporate action of the Company on or prior to the Agreement Date. The Company Board has directed or will direct the Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to the Company’s stockholders for consideration at a duly held meeting of such stockholders and has resolved to recommend that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and the Contemplated Transactions. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action on or prior to the date hereof, subject to the Company Stockholder Approval, and, subject to the receipt of the Requisite Regulatory Approvals and assuming due authorization, execution, and delivery by Acquiror, this Agreement constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements relating to or affecting creditors’ rights generally and subject to general principles of equity, or by 12 U.S.C. Section 1818(b)(6)(D) (or any successor statute) and other applicable authority of any Regulatory Authority.
Section 3.4   No Conflict.    Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) assuming receipt of the Company Stockholder Approval, contravene, conflict with or result in a violation of any provision of the certificate of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the Agreement Date, or any currently effective resolution adopted by the board of directors, stockholders, manager or members of, the Company or any of its Subsidiaries; (ii) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which the Company or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals; or (iii) except as listed on Section 3.4 of the Company Disclosure Schedules, contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, or which would result in the creation of any material lien, charge or encumbrance upon or with respect to any of the assets owned or used by the Company or its Subsidiaries under any Company Material Contract. Except for: (a) the filing of applications, filings and notices, as applicable, with the Federal Reserve, if applicable, and approval of such applications, filings and notices; (b) the filing of any required applications, filings or notices with the OCC and approval of such applications, filings and notices; (c) the filing with the SEC of the Proxy Statement in definitive form and of the Registration Statement and declaration of effectiveness of the Registration Statement; (d) the filing of the Delaware Certificate of Merger with the Delaware Secretary of State pursuant to the DGCL; and (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Acquiror Common Stock pursuant to this Agreement and the listing of additional shares of Acquiror Common Stock on the Nasdaq Capital Market; no consents or approvals of or filings or registrations with any court, administrative agency or commission or other Regulatory Authority or instrumentality are necessary in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
Section 3.5   Company Capitalization.
(a)   The authorized capital stock of the Company currently consists exclusively of: (i) 16,000,000 shares of Company Common Stock, $0.01 par value per share, of which, as of March 31, 2024 (the “Company Capitalization Date”), 9,128,662 shares were issued and outstanding, including (A) 14,315 shares of Company Common Stock underlying Company Restricted Stock awards, (B) 482,007 shares of Company Common Stock held by the Company ESOP, and (C) 4,666,107 shares held in the treasury of the Company; and (ii) 500,000 shares of Company Preferred Stock, $0.01 par value per share (the “Company Preferred Stock”), of which no shares were issued and outstanding as of the Acquiror Capitalization Date. The Company does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the stockholders of the Company on any matter. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights. The Company’s securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange, other than the Nasdaq Capital Market and the Company satisfies in all material respects all of the continued listing criteria of the Nasdaq Capital Market. The Company has not received any notice of non-compliance or deficiency from the Nasdaq Capital Market that is outstanding or has not been cured as of the Agreement Date.
(b)   As of the Company Capitalization Date, no shares of Company Common Stock were reserved for issuance except for: (i) 34,229 shares of Company Common Stock reserved for issuance in connection with stock options, restricted stock units, or other equity awards under Company Stock Plans; and (ii) 313,357 shares of Company Common Stock reserved for issuance pursuant to future awards under Company Stock Plans.

(c)   Other than the Company Stock Options and Company Restricted Stock, no equity-based awards were outstanding as of the Company Capitalization Date. Since the Company Capitalization Date through the Agreement Date, the Company has not: (i) issued or repurchased any shares of Company Capital Stock or other equity securities of the Company or (ii) issued or awarded any stock options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Company Capital Stock or any other equity-based awards. From the Company Capitalization Date through the Agreement Date, neither the Company nor any of its Subsidiaries has: (A) accelerated the vesting of or lapsing of restrictions with respect to any award under any Company Stock Plan; (B) with respect to executive officers of the Company or its Subsidiaries, entered into or amended any employment, severance, change in control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code); or (C) adopted or materially amended any Company Benefit Plan.
(d)   Except as would not reasonably be expected to be material, none of the shares of Company Capital Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement. As of the Agreement Date there are: (i) no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating the Company or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of the Company or any of its Subsidiaries, other than the Company Stock Options; and (ii) no contractual obligations of the Capital or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or any equity security of the Company or its Subsidiaries, or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or its Subsidiaries. Except as permitted by this Agreement, since the Company Capitalization Date, no shares of Company Capital Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company or any of its Subsidiaries, and no dividends or other distributions payable on any equity securities of the Company or any of its Subsidiaries has been declared, set aside, made or paid to the stockholders of the Company. Other than its Subsidiaries, the Company does not own, nor has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.
Section 3.6   Company Subsidiary Capitalization.    All of the issued and outstanding shares of capital stock or other equity ownership interests of: (i) each Subsidiary, or (ii) any other company in which the Company holds an equity interest other than through the Company’s investment portfolio, are owned by the Company, directly or indirectly, free and clear of any material liens, pledges, charges, claims and security interests and similar encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. No Subsidiary of the Company owns, or has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.
Section 3.7   Company SEC Reports; Financial Statements and Reports; Regulatory Filings.
(a)   The Company has timely filed all Company SEC Reports, except where the failure to file any Company SEC Report, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, and all such Company SEC Reports complied as to form in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the published rules and regulations of the SEC thereunder which are applicable to the Company. The Company SEC Reports were prepared in accordance with applicable Legal Requirements in all material respects. As of their respective filing dates, none of the Company SEC Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the Agreement Date) is deemed to modify information as of an earlier date. As of the Agreement Date, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Company SEC Reports. No Subsidiary of the Company is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.
(b)   The financial statements presented (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements. Taken together, the financial statements presented in the Company SEC Reports (collectively, the “Company Financial Statements”) are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of the Company and each of its Subsidiaries at the respective dates of and for the periods referred to in the Company Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Company Financial Statements. As of the Agreement Date, Baker Tilly US, LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent registered public accountants of the Company.
(c)   The Company is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it or any of its Subsidiaries. The Company maintains a system of “disclosure controls and procedures” as defined in Rule 13a-15 and 15d-15 under the Exchange Act. As of the Agreement Date, to the Knowledge of the Company, the Company’s “disclosure controls and procedures” were effective, in all material respects.
(d)   The Company has established and maintained a system of ICFR applicable to the Company and its consolidated Subsidiaries. The Company’s certifying officers have evaluated the effectiveness of the Company’s ICFR as of the end of the period covered by the most recently filed annual report on Form 10-K of the Company under the Exchange Act (the “Company Evaluation Date”). The Company presented in such report the conclusions of the certifying officers about the effectiveness of the Company’s ICFR based on their evaluations as of the Company Evaluation Date. Since the Company Evaluation Date, there have been no changes in the Company’s ICFR that have materially affected, or are reasonably likely to materially affect, the Company’s ICFR.
(e)   The Company and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2022, with all applicable banking authorities except to the extent failure would not have a Material Adverse Effect on the Company and each of its Subsidiaries. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the Agreement Date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the Agreement Date) is deemed to modify information as of an earlier date.
(f)   To the Knowledge of the Company, there has not been any event or occurrence since January 1, 2022 that would result in a determination that the Bank is not an eligible depository institution as defined in 12 C.F.R. § 303.2(r).
Section 3.8   Books and Records.    The books of account, minute books, stock record books and other records of the Company and each of its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with the Company’s business practices and all applicable Legal Requirements, including the maintenance of an adequate system of internal controls required by such Legal Requirements. The minute books of the Company and each of its Subsidiaries fairly reflect the substance of events and transactions included therein.
Section 3.9   Properties.
(a)   Section 3.9(a) of the Company Disclosure Schedules lists or describes, as of the Agreement Date: (i) all interests in real property owned by the Company and each of its Subsidiaries; (ii) all OREO owned by the Company and each of its Subsidiaries; and (iii) each lease of real property to which the

Company or any of its Subsidiaries is a party, including in each case the address of such real property and the proper identification, if applicable, of each such property as a main office, branch office or other office and, in the case of each lease, the position of the Company as landlord or tenant under such lease.
(b)   The Company and each of its Subsidiaries has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, other than OREO, subject to no liens, mortgages, security interests, encumbrances or charges of any kind, except: (i) as noted in the most recent Company Financial Statements or incurred in the Ordinary Course of Business since the date of the most recent Company Financial Statements; (ii) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected in the Company Financial Statements; (iii) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, securing any discount with, borrowing from, or obligations to any Federal Reserve Bank or Federal Home Loan Bank, interbank credit facilities or any transaction by the Bank acting in a fiduciary capacity or otherwise incurred in the Ordinary Course of Business; (iv) easements, rights of way, and other similar encumbrances that do not materially affect the present use of the properties or assets subject thereto or affected thereby or otherwise materially impair the present business operations at such properties; (v) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held as of the Agreement Date; (vi) liens or deposits in connection with worker’s compensation, unemployment insurance, social security or other insurance; (vii) inchoate mechanic’s and materialmen’s liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carrier’s liens arising in the Ordinary Course of Business of the Company or the Bank consistent with past practice; (viii) liens existing on any asset of any Person at the time such Person is acquired by or is combined with the Company or any of the Company’s Subsidiaries, provided the lien was not created in contemplation of that event, and, provided further, that the lien does not materially impact the use or the value of the subject property or asset; (ix) liens on property required by Regulation W promulgated by the Federal Reserve; and (x) liens incidental to the conduct of business or ownership of property of the Company or any of its Subsidiaries which do not in the aggregate materially detract from the value of the property or materially impair the use thereof as of the Agreement Date (collectively, the “Company Permitted Exceptions”). The Company and each of its Subsidiaries as tenant has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it, and each such lease is valid, in full force and effect, and without default thereunder by the tenant or, to the Knowledge of the Company, the landlord. The Company has delivered to Acquiror full, complete and correct copies of all leases for leased real property, including any amendments or modifications thereto. To the Knowledge of the Company, all buildings and structures owned by the Company and each of its Subsidiaries lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person. There are no pending, or, to the Knowledge of the Company, threatened condemnation or similar proceedings against any owned or leased real property set forth on Section 3.9(a) of the Company Disclosure Schedules. No Person other than the Company and its Subsidiaries has any right to use, occupy or operate any portion of the owned or leased real property set forth on Section 3.9(a) of the Company Disclosure Schedules.
Section 3.10   Loans; Loan Loss Reserve.
(a)   Each loan, loan agreement, note, lease or other borrowing agreement by the Bank, any participation therein, and any guaranty, renewal or extension thereof (the “Company Loans”) reflected as an asset on any of the Company Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally or equitable principles or doctrines.
(b)   All Company Loans originated or purchased by the Bank were, at the time of such origination or purchase, made or purchased in accordance with the policies of the board of directors of the Bank

(including any customary policy exceptions thereto) and in the Ordinary Course of Business of the Bank. The Bank’s interest in all Company Loans is free and clear of any security interest, lien, encumbrance or other charge, and, the Bank has complied in all material respects with all Legal Requirements relating to such Company Loans. There has been no default on, or forgiveness or waiver of, in whole or in part, any Company Loan made to an executive officer or director of the Company or the Bank or an entity controlled by an executive officer or director of the Company or the Bank during the three (3) years immediately preceding the Agreement Date.
(c)   Section 3.10(c) of the Company Disclosure Schedules lists, as of March 31, 2024, each Company Loan: (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which the Bank has discontinued the accrual of interest; (ii) that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable classifications by the Bank; (iii) that has been listed on any “watch list” or similar internal report of the Bank; (iv) the collateral for which is the subject of any notice from any obligor, or about which the Bank otherwise has Knowledge, of adverse environmental conditions potentially affecting the value of such collateral; or (v) that represents an extension of credit to an executive officer or director of the Bank or an entity controlled by an executive officer or director of the Bank.
(d)   The Bank’s allowance for credit losses reflected in the Company Financial Statements (including footnotes thereto) was determined on the basis of the Bank’s continuing review and evaluation of the portfolio of Company Loans under the requirements of GAAP and Legal Requirements, was, as of the applicable dates thereof, established in a manner consistent with the Bank’s internal policies (including any customary policy exceptions thereto), and, in the reasonable judgment of the Bank, was adequate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to Company Loans previously charged-off, on outstanding Company Loans, provided, however, that the Company makes no guarantee regarding the financial ability or the sufficiency of any collateral of the borrower or guarantor.
(e)   To the Knowledge of the Company: (i) none of the Company Loans is subject to any material offset or claim of offset; and (ii) the aggregate loan balances in excess of the Bank’s allowance for credit losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.
(f)   To the Knowledge of the Company, all guarantees of indebtedness owed to the Bank, including guarantees made by the Small Business Administration (the “SBA”) or any other Regulatory Authority, are valid and enforceable and not subject to any defense of offset, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines.
Section 3.11   Taxes.
(a)   The Company and each of its Subsidiaries has duly and timely filed, or caused to be filed (taking into account all applicable extensions), all Tax Returns required to be filed by them, and each such Tax Return was true, correct and complete in all material respects when filed. The Company and each of its Subsidiaries has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or due to be filed) due and payable by the Company or any of its Subsidiaries, or claimed to be due and payable by any Taxing Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.
(b)   There is no claim or assessment pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries for any Taxes that they owe. No audit, examination or investigation related to Taxes paid or payable by the Company or any of its Subsidiaries is presently being conducted or, to the Knowledge of the Company, threatened by any Taxing Authority. Neither the Company nor its Subsidiaries is the beneficiary of any extension of time within which to file any Tax

Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the Company’s or its Subsidiaries’ assets. Neither the Company nor any of its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect. None of the Company or any of its Subsidiaries is a party to a Tax sharing, Tax allocation or similar agreement.
(c)   The Company and each of its Subsidiaries has delivered or made available to Acquiror true, correct and complete copies of all Tax Returns relating to income taxes, franchise taxes and all other material taxes owed by the Company and each of its Subsidiaries with respect to the last three (3) fiscal years.
(d)   To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in any transaction that could materially affect the Tax liability for any Tax Returns not closed by applicable statute of limitations: (i) which is a “reportable transaction” or a “listed transaction” or (ii) a “significant purpose of which is the avoidance or evasion of U.S. federal income tax” within the meaning of Sections 6662, 6662A, 6011, 6111 or 6707A of the Code or of the regulations of the U.S. Department of the Treasury promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).
(e)   No claim has been made in writing by any Taxing Authority in any jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries, as applicable, is, or may be, subject to Tax by that jurisdiction. No private letter rulings, technical advice memoranda or similar rulings have been requested by or with respect to the Company or any of its Subsidiaries, or entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries.
(f)   The Company and each of its Subsidiaries has complied in all material respects with all Legal Requirements relating to the payment and withholding of Taxes and has properly and timely withheld all material Taxes required to be withheld by the Company in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, stockholder, Affiliate, customer, supplier or other Person. To the extent required by Legal Requirements, the Company and each of its Subsidiaries has properly and timely paid all such withheld Taxes to the Taxing Authority or has properly set aside such withheld amounts in accounts for such purpose.
(g)   Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:
(i)   Any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;
(ii)   An open transaction occurring on or prior to the Closing Date;
(iii)   A prepaid amount or advance payments received on or before the Closing Date;
(iv)   Any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law entered into on or before the Closing Date;
(v)   Any election under Section 108(i) of the Code;
(vi)   A transaction entered into on or before the Closing Date reported under the installment method of accounting or the long-term contract method of accounting;
(vii)   The application of Section 263A of the Code; or
(viii)   Pursuant to any provision of local, state or foreign Tax law comparable to any of the foregoing.
(h)   Neither the Company nor any of its Subsidiaries has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than an affiliated group of which the Company is, or was, the common parent) or otherwise has liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.
(i)   Within the three (3) years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has distributed stock of another Person, nor has the stock of either the Company or any of its Subsidiaries been distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
Section 3.12   Employee Benefits.
(a)   Section 3.12(a) of the Company Disclosure Schedules includes a complete and correct list of each Company Benefit Plan, including, but not limited to, all Company Benefit Plans filed with the SEC. The Company has delivered or made available to Acquiror true and complete copies of the following with respect to each material Company Benefit Plan: (i) a copy of the Company’s current employee policy manual; (ii) copies of each Company Benefit Plan (or a written description where no formal plan document exists), and all related and current plan descriptions, summaries of material modifications, amendments, trusts or funding vehicles and other material written communications provided to participants of Company Benefit Plans; (iii) to the extent applicable, the last three (3) years’ annual reports on Form 5500, including all schedules thereto and the opinions of independent accountants; (iv) Forms 1094 and a representative sampling of the Forms 1095 for 2022, 2021 and 2021; (v) ERISA bonds; and (vi) other material ancillary documents including the following documents related to each Company Benefit Plan:
(i)   All material contracts with third party administrators, actuaries, investment managers, consultants, insurers and independent contractors;
(ii)   All notices and other material written communications that were given by the Company, any of its Subsidiaries or any Company Benefit Plan to the IRS, DOL or PBGC pursuant to applicable Legal Requirements within the six (6) years preceding the Agreement Date;
(iii)   All notices or other material written communications that were given by the IRS, the PBGC, or the DOL to the Company, any Subsidiary, or any Company Benefit Plan within the six (6) years preceding the Agreement Date; and
(iv)   With respect to any equity-based compensation plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (i) a complete and correct list of recipients of outstanding awards as of the Agreement Date; (ii) the number of outstanding awards held by each recipient as of the Agreement Date; and (iii) the form of award agreement pursuant to which each such outstanding award was issued or otherwise granted.
(b)   Except as set forth in Section 3.12(b) of the Company Disclosure Schedules or in connection with the termination of the Company ESOP, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions (including possible terminations of employment in connection therewith) will cause a payment, forgiveness, vesting, increase or acceleration of benefits or benefit entitlements, or funding of the benefits under any Company Benefit Plan or any other increase in the liabilities of the Company or any Subsidiary under any Company Benefit Plan as a result of the Contemplated Transactions. No Company Benefit Plan provides for payment or forgiveness of any amount which, considered in the aggregate with amounts payable pursuant to all other Company Benefit Plans, would result in any amount being non-deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code or could result in a gross-up or reimbursement of Taxes imposed under Section 4999 of the Code.
(c)   Except as set forth on Section 3.12(c) of the Company Disclosure Schedules, neither the Company, any of its Subsidiaries nor any Company ERISA Affiliate sponsors, maintains, administers or contributes to, or has sponsored, maintained, administered or contributed to, or has, has had or, could have any liability with respect to: (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); or (iii) any self-insured plan (including any plan pursuant to which a stop loss policy or contract applies). With respect to any Company Benefit Plan that is a “multiple employer plan” (as described in Section 413(c) of the Code) or is provided by or through a professional employer organization, such Company Benefit Plan complies in all respects with the requirements of the Code and ERISA and neither the Company nor any of the Company ERISA Affiliates has any liabilities other than the payment and/or remittance of premiums and/or required contributions on behalf of enrolled individuals. Except as set forth on Section 3.12(c) of the Company Disclosure Schedules, neither the Company nor any of the Company ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or could have any liability with respect to, any Company Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA). No Company Benefit Plan is underfunded and no other Company Benefit Plan is subject to funding requirements is underfunded.
(d)   Each Company Benefit Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter from the IRS to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or the Company and each of its Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor, and no subsequent amendment has been made to such plan that would prevent the Company from relying on such opinion letter), and, to the Knowledge of the Company, there are no facts or circumstances that would adversely affect the qualified status of any Company Benefit Plan or the tax-exempt status of any related trust. No Company Benefit Plan, other than the Company ESOP, owns or holds Company Common Stock.
(e)   Each Company Benefit Plan is and has been established, maintained, funded and administered in all material respects in compliance with its terms and with all applicable Legal Requirements.
(f)   Each Company Benefit Plan that is subject to Section 409A of the Code, in whole or in part, at all applicable times has been established and administered to comply in all respects with the requirements of Section 409A of the Code. No payment to be made under any Company Benefit Plan is or will be subject to penalties of Section 409A(a)(1) of the Code. Neither the Company nor any of its Subsidiaries has any obligations to any employee or other service provider to make any reimbursement or other payment with respect to any Tax imposed under Section 409A of the Code.
(g)   Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to the Knowledge of the Company, threatened by, on behalf of, or against any Company Benefit Plan or against the administrators or trustees or other fiduciaries of any Company Benefit Plan that alleges a violation of applicable state or federal law or violation of any Company Benefit Plan document or related agreement.
(h)   There are no pending or, to the Knowledge of the Company, threatened, audits or investigations by any Regulatory Authority involving any Company Benefit Plans.
(i)   To the Knowledge of the Company, no Company Benefit Plan fiduciary or any other Person has, or has had, any liability to any Company Benefit Plan participant, beneficiary or any other Person under any provisions of ERISA or any other applicable Legal Requirement by reason of any action or failure to act in connection with any Company Benefit Plan, including any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. To the Knowledge of the Company, no disqualified person (as defined in Section 4975(e)(2) of the Code) of any Company Benefit Plan has engaged in any nonexempt prohibited transaction (as described in Section 4975(c) of the Code or ERISA Section 406).
(j)   All accrued contributions and other payments to be made by the Company, any Subsidiary or Company ERISA Affiliate to any Company Benefit Plan (i) through the Agreement Date have been made or reserves adequate for such purposes have been set aside therefor and reflected in Company Financial Statements and (ii) through the Closing Date will have been made or reserves adequate for such purposes will have been set aside therefore and reflected in the Company Financial Statements.

(k)   There are no obligations under any Company Benefit Plans to provide health or other welfare benefits to retirees or other former employees, directors, consultants or their dependents (other than (i) rights under Section 4980B of the Code or Section 601 of ERISA or comparable state laws, (ii) until the end of the month following termination of employment, or (iii) life insurance payments pursuant upon a death).
(l)   No condition exists as a result of which the Company or any Subsidiary would have any material liability, whether absolute or contingent, under any Company Benefit Plan with respect to any misclassification of a Person performing services for the Company or any Subsidiary as an independent contractor rather than as an employee. All individuals participating in Company Benefit Plans are in fact eligible and authorized to participate in such Company Benefit Plan in all material respects.
(m)   Neither the Company nor any of its Subsidiaries has any liabilities for employee benefits to employees or former employees that are not reflected in the Company Benefit Plans.
(n)   No Company Benefit Plan, other than the Company ESOP, is funded with or allows for payments, investments or distributions in any employer security of the Company or any of its Subsidiaries.
(o)   No current or former employee of the Company, any of its Subsidiaries or any Company ERISA Affiliate participates or participated in any Company Benefit Plan pursuant to the terms of a collective bargaining agreement.
(p)   No Company Benefit Plan is subject to the laws of any jurisdiction outside of the U.S.
(q)   Neither the Company nor any of its Subsidiaries has announced any type of plan or binding commitment to create any additional Company Benefit Plan, to enter into any agreement with any current or former employees, officer, director or other individual or to amend or modify any existing Company Benefit Plan (other than the Company ESOP pursuant to the terms of this Agreement) or agreement with any current or former employee, officer, director or other individual.
(r)   With respect to the Company ESOP, and without limiting the provisions of this Section 3.12: (i) all “employer securities” (as defined in Section 407(d)(1) of ERISA) at any time held by the Company ESOP have at all times been “employer securities” as defined in Section 409(l) of the Code and “qualifying employer securities” as defined in Section 4975(e)(8) of the Code and Section 407(d)(5) of ERISA; (ii) the terms, provisions, use of the proceeds and repayment of any loan to the Company ESOP (each, a “Company ESOP Loan”) satisfied in all respects the applicable requirements for an “exempt loan” within the meaning of Section 4975(d) of the Code and the regulations thereunder or Prohibited Transaction Exemption 80-26; (iii) no event of default has occurred or presently exists with respect to any Company ESOP Loan; (iv) the Company has the right under each Company ESOP Loan document to prepay at any time the principal amount of the applicable note without penalty and subject only to payment of accrued interest through the date of prepayment; (v) all such loans have been (or will be upon the Closing) fully satisfied and there are (or will be upon the Closing) no outstanding amounts due by the Company ESOP with respect to any Company ESOP Loan; (vi) the Company ESOP has at all times been maintained in form and in operation in compliance in all material respects with Section 401(a) of the Code; (vii) to the Knowledge of the Company, any transaction to which the Company ESOP was at any time a party involving the purchase, sale or exchange of any employer security complied in all material respects with the applicable requirements of ERISA and the Code; and (viii) the Company has authority to take all actions and provide such direction as contemplated by this Agreement.
(s)   Each Company Benefit Plan may be amended, terminated or otherwise discontinued as of the Closing Date in accordance with its terms without any liability to Acquiror or to Acquiror ERISA Affiliates, except for the payment of all benefits payable in accordance with the terms and conditions of each Company Benefit Plan accrued through the date of each such plan’s termination, which accruals are reflected in the Company Financial Statements in accordance with GAAP.
(t)   Disclosure in any Company SEC Report shall not constitute disclosure for the purposes of this Section 3.12.

Section 3.13   Compliance with Legal Requirements.    The Company and each of its Subsidiaries holds all material licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses as presently conducted. The Company and each of its Subsidiaries is, and at all times since January 1, 2022, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets. Neither the Company nor any of its Subsidiaries has received, at any time since January 1, 2022, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement; or (ii) any actual, alleged, possible or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.
Section 3.14   Legal Proceedings; Orders.
(a)   Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of the Company, threatened, Proceedings against the Company or any of its Subsidiaries. There is no Order imposed on the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its Affiliates) that would reasonably be expected to be material to the Company and each of its Subsidiaries taken as a whole. No officer, director, employee or agent of the Company or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of the Company or any of its Subsidiaries as currently conducted. There are no pending or threatened Proceedings against any current or, to the Knowledge of the Company, former director or employee of the Company with respect to which the Company has, or is reasonably likely to have, an indemnification obligation.
(b)   Neither the Company nor any of its Subsidiaries: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any Order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of, any Regulatory Authority that currently restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits in any material manner its credit or risk management policies, its management or its business. To the Knowledge of the Company, since January 1, 2022, none of the foregoing has been threatened by any Regulatory Authority.
Section 3.15   Absence of Certain Changes and Events.    Since December 31, 2023, the Company and each of its Subsidiaries has conducted their respective businesses only in the Ordinary Course of Business, and without limiting the foregoing with respect to each, since December 31, 2023, there has not been any:
(a)   Change in their authorized or issued capital stock; grant of any stock option or right to purchase shares of their capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by them of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of their capital stock, except as reflected on the Company Financial Statements;
(b)   Amendment to their certificate of incorporation, charter or bylaws or adoption of any resolutions by their board of directors or stockholders with respect to the same;
(c)   Payment or increase of any bonus, salary or other compensation to any of their stockholders, directors, officers or employees, except for normal increases in the Ordinary Course of Business or in accordance with any then-existing Company Benefit Plan, or entry into any employment, consulting, non-competition, change in control, severance or similar Contract with any stockholder, director, officer or employee, except for the Contemplated Transactions and except for any employment, consulting or similar agreement or arrangement that is terminable at will or upon thirty (30) days’ notice or less, without penalty or premium;
(d)   Adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any Company Benefit Plan;
(e)   Adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any Company Stock Plan;
(f)   Damage to or destruction or loss of any of their assets or property, whether or not covered by insurance and where the resulting diminution in value individually or in the aggregate is greater than $500,000;
(g)   Entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement pursuant to any Contract or any similar transaction;
(h)   Except for this Agreement, entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing, lease, Contract or license that has a term of more than one year or that involves the payment by the Bank of more than $500,000 in the aggregate;
(i)   Company Loan or commitment to make, renew, extend the term or increase the amount of any Company Loan to any Person if such Company Loan or any other Company Loans to such Person or an Affiliate of such Person is on the “watch list” or similar internal report of the Bank, or has been classified by the Bank or any Regulatory Authority as “substandard,” “doubtful,” “loss,” “other loans specially mentioned” or listed as a “potential problem loan;”
(j)   Sale (other than any sale in the Ordinary Course of Business), lease or other disposition of any of their assets or properties, or mortgage, pledge or imposition of any lien or other encumbrance upon any of their material assets or properties, except: (i) Company Permitted Exceptions or (ii) as otherwise incurred in the Ordinary Course of Business;
(k)   To the Knowledge of the Company, cancellation or waiver by them of any claims or rights with a value in excess of $500,000;
(l)   Any investment by them of a capital nature (e.g., construction of a structure or an addition to an existing structure on property owned by the Company or any of its Subsidiaries) individually or in the aggregate exceeding $500,000;
(m)   Except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;
(n)   Transaction for the borrowing of monies, or any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;
(o)   Except as otherwise set forth on Section 3.15(o) of the Company Disclosure Schedules, filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch or relocation of operations from existing locations;
(p)   Discharge or satisfaction of any material lien or encumbrance on their assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business;
(q)   Entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets, including any investment securities, but excluding OREO, individually or in the aggregate in excess of $500,000, except for the pledging of collateral to secure public funds or entry into any repurchase agreements in the Ordinary Course of Business;

(r)   Purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements, or other similar interest rate management agreements;
(s)   Hiring of any employee with an annual salary or independent contractor with total compensation opportunities in excess of $100,000;
(t)   Agreement, whether oral or written, by it to do any of the foregoing; or
(u)   Event or events that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.
Section 3.16   Material Contracts.    Except for Contracts evidencing Company Loans made by the Bank in the Ordinary Course of Business, Section 3.16 of the Company Disclosure Schedules lists or describes the following with respect to the Company and each of its Subsidiaries (each such agreement or document, a “Company Material Contract”) as of the Agreement Date, true, complete and correct copies of each of which have been delivered or made available to Acquiror:
(a)   Each lease of real property to which the Company or any of its Subsidiaries is a party;
(b)   All loan and credit agreements, conditional sales Contracts or other title retention agreements or security agreements relating to money borrowed by it in excess of $2,500,000, exclusive of deposit agreements with customers of the Bank entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements and Federal Home Loan Bank of Des Moines advances;
(c)   Any agreement of guarantee, support or indemnification by the Company or any of its Subsidiaries, assumption or endorsement by the Company or any of its Subsidiaries of, or any similar commitment by the Company or any of its Subsidiaries with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the Ordinary Course of Business;
(d)   Each Contract that involves performance of services or delivery of goods or materials by it of an amount or value in excess of $500,000 (other than Contracts for the sale of loans);
(e)   Each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts by it in excess of $500,000;
(f)   Each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having aggregate remaining payments of less than $500,000);
(g)   Each material licensing agreement or other Contract with respect to patents, trademarks, copyrights or other intellectual property (other than shrink-wrap license agreements or other similar license agreements), including material agreements with current or former employees, consultants or contractors, regarding the appropriation or the nondisclosure of any of its intellectual property;
(h)   Any Contract or agreement that contains any: (i) exclusive dealing obligation; (ii) “clawback” or similar undertaking requiring the reimbursement or refund of any fees; (iii) “most favored nation” or similar provision granted by the Company or any of its Subsidiaries; or (iv) provision that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;
(i)   Any Contract under which the Company or any of its Subsidiaries will have a material obligation with respect to an “earn-out,” contingent purchase price or similar contingent payment obligation, or any other material liability after the Agreement Date;
(j)   Each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(k)   Each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by it with any other Person;
(l)   Each Contract containing covenants that in any way purport to restrict, in any material respect, the business activity of the Company or its Subsidiaries or limit, in any material respect, the ability of the Company or its Subsidiaries to engage in any line of business or to compete with any Person;
(m)   Each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods having an average annual amounts in excess of $500,000;
(n)   Each current material consulting or non-competition agreement to which the Company, any of its Subsidiaries or its employees is a party;
(o)   Any Contract or agreement that is a settlement agreement other than releases immaterial in nature or amount entered into in the ordinary course of business with the former employees of the Company or any of its Subsidiaries or independent contractors in connection with the routine cessation of such employee’s or independent contractor’s employment;
(p)   The name of each Person who is or would be entitled pursuant to any Contract, Company Stock Plan or Company Benefit Plan to receive any payment from the Company or its Subsidiaries as a result of the consummation of the Contemplated Transactions, including any CIC Payment (as defined in Section 5.12), and including any payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation, and the maximum amount of such payment;
(q)   Each Contract for capital expenditures for a single property, individually, or collectively with any other Contract for capital expenditures on such property, in excess of $250,000;
(r)   Each Contract entered into by the Company or any of its Subsidiaries with an Affiliate of the Company or any of its Subsidiaries;
(s)   Each material Contract or agreement which would require any consent or approval of, or notice to, a counterparty as a result of the consummation of the Contemplated Transactions;
(t)   Each Contract not referred to elsewhere in this Section 3.16 that: (i) relates to the future purchase of goods or services that materially exceeds the requirements of its business at current levels or for normal operating purposes; or (ii) has a Material Adverse Effect on the Company or its Subsidiaries;
(u)   Any Contract not listed above that is material to the financial condition, results of operations or business of the Company or any of its Subsidiaries, including any contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K); and
(v)   Each amendment, supplement and modification in respect of any of the foregoing.
Section 3.17   No Defaults.    Each Company Material Contract is in full force and effect and is valid and enforceable against the Company, and to the Knowledge of the Company, against such other party to such Company Material Contract, in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity. To the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give the Company, any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Company Material Contract, except as listed in Section 3.17 of the Company Disclosure Schedules. Except in the Ordinary Course of Business with respect to any Company Loan, neither the Company nor any of its Subsidiaries has given to or received from any other Person, at any time since January 1, 2022, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Company Material Contract, that has not been terminated or satisfied prior to the Agreement Date. Other than in the Ordinary Course of Business, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any material amounts paid or payable to the Company or any of its Subsidiaries under current or completed Company Material Contracts with any Person, and no such Person has made written demand for such renegotiation.
Section 3.18   Insurance.    Section 3.18 of the Company Disclosure Schedules lists all insurance policies and bonds (other than policies and bonds maintained in connection with Company Benefit Plans) owned or held as of the Agreement Date by the Company and each of its Subsidiaries with respect to their respective business, operations, properties or assets (including bankers’ blanket bond and insurance providing benefits for employees), true, complete and correct copies of each of which have been delivered or made available to Acquiror. The Company and each of its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with comparable entities engaged in the same business and industry. The Company and each of its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and each of its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Section 3.18 of the Company Disclosure Schedules lists and briefly describes all claims that have been filed under such insurance policies and bonds within the past two (2) years prior to the Agreement Date that individually or in the aggregate exceed $250,000 and the current status of such claims. None of the Company or any of its Subsidiaries has had any insurance policy or bond cancelled or nonrenewed by the issuer of the policy or bond within the past two (2) years.
Section 3.19   Compliance with Environmental Laws.
(a)   The Company and each of its Subsidiaries is, and for the past five (5) years has been, in material compliance with all Environmental Laws.
(b)   There are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving the Company or any of its Subsidiaries or any of their respective assets that are pending or, to the Knowledge of the Company, threatened in writing, nor, to the Knowledge of the Company, is there any reasonable factual basis for any of the foregoing, as a result of any asserted failure of the Company or any of its Subsidiaries of, or any predecessor thereof, to comply with any Environmental Law.
(c)   Neither the Company nor any of its Subsidiaries has received any written notice from any Regulatory Authority, or from any other Person, alleging that the Company or any of its Subsidiaries is or has been in violation of any Environmental Law, or alleging that the Company or any of its Subsidiaries is liable under any Environmental Law to conduct or pay for any investigation, cleanup, removal or remediation of any Hazardous Materials that is unresolved.
(d)   No permits or other governmental approvals are required for the conduct of the business of the Company or any of its Subsidiaries pursuant to Environmental Law that have not been obtained. No permits or other governmental approvals are required pursuant to any Environmental Law for the consummation of the Contemplated Transactions.
(e)   Neither the Company nor any of its Subsidiaries has released or caused to be released any Hazardous Materials at, on, to, from or under any real property in such a manner as would reasonably be expected to give rise to any liability or obligation under any Environmental Law.
(f)   To the Knowledge of the Company, no third party has released or caused to be released any Hazardous Materials at, on, to, from or under any real property currently or formerly owned or operated by the Company or any of its Subsidiaries during the period of such ownership or operation in such a manner as would reasonably be expected to give rise to any liability or obligation under any Environmental Law.
(g)   To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has transported or disposed of, or arranged for the transportation or disposal of, any Hazardous Materials to, at or on any property which has been placed on, or has been proposed for placement on, the U.S. Environmental Protection Agency’s Superfund Enterprise Management System database, the

Comprehensive Environmental Response, Compensation, and Liability Information System database, or any similar state or local list.
(h)   Neither the Company nor any of its Subsidiaries has assumed any liability for any actual or alleged violation of any Environmental Law, nor for the costs of any investigation, cleanup, or remediation of any real property pursuant to any Environmental Law, from or on behalf of any third party, or to indemnify any third party for any liabilities arising under any Environmental Law.
Section 3.20   Transactions with Affiliates.    All transactions required to be disclosed by the Company pursuant to Item 404 of Regulation S-K have been disclosed in the Company SEC Reports. No transaction, or series of related transactions, is currently proposed by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other Person, to which the Company or any of its Subsidiaries would be a participant that would be required to be disclosed under Item 404 of Regulation S-K if consummated.
Section 3.21   Brokerage Commissions.    Except for fees payable to D.A. Davidson & Co. (“D.A. Davidson”) pursuant to an engagement letter that has been delivered or made available to Acquiror, none of the Company or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
Section 3.22   Approval Delays.    To the Knowledge of the Company, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied. The Bank’s most recent CRA rating was “satisfactory” or better.
Section 3.23   Labor Matters.
(a)   Section 3.23(a) of the Company Disclosure Schedules sets forth a list of each employee and independent contractor providing services to the Company or any of its Subsidiaries, including the following information for each, as applicable, as of the Agreement Date: (i) identification of the entity or entities to which such employee or independent contractor provides services; (ii) title or position; (iii) date of hire or commencement of services; (iv) work location; (v) whether full-time or part-time; (vi) whether exempt or non-exempt; (vii) whether absent from active employment, and, if so, the date such absence commenced, the reason for such absence and the anticipated date of return to active employment; (viii) annual salary, hourly rate or fee arrangement and, if applicable, bonus target or other incentive compensation; and (ix) accrued but unused vacation or other paid time off.
(b)   Except as set forth on Section 3.23(b) of the Company Disclosure Schedules, all employees of the Company and each of its Subsidiaries are employed at will and can be terminated without incurring any liability for the payment of any severance, and without accelerating the vesting of any deferred compensation owed by the Company or any of its Subsidiaries.
(c)   There are no collective bargaining agreements or other labor union Contracts applicable to any employees of the Company or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage or lockout in the previous three (3) years. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made, or to the Knowledge of the Company, threatened, involving employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice.
(d)   The Company and each of its Subsidiaries is, and for the past five (5) years has been, in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages, payment of wages, withholding from wages, hours of work, discrimination (including but not limited to harassment and sexual harassment), retaliation, collective bargaining, paid and unpaid leaves of absence, immigration, work authorization verification (including but not limited to the preparation and maintenance of Form I-9s for current and former employees), workers’ compensation, unemployment compensation and occupational safety and health (collectively “Employment Laws”).

(e)   No Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Regulatory Authority.
(f)   Except as set forth on Section 3.23(f) of the Company Disclosure Schedules, there is no pending, or, to the Knowledge of the Company threatened, charge, claim or Proceeding against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries is liable for any violation of any Employment Laws or for the violation or breach of any Contract with any current or former employee, consultant, or independent contractor, and there have been no such Proceedings filed within the past five (5) years.
(g)   All independent contractors and consultants providing services to the Company or any of its Subsidiaries have been properly classified as independent contractors for all purposes and in accordance with all applicable Legal Requirements, including but not limited to Legal Requirements relating to employee benefits.
(h)   All employees of the Company and each of its Subsidiaries are and have been properly classified as exempt or non-exempt under the Fair Labor Standards Act and similar applicable state laws.
(i)   The Company and each of its Subsidiaries (i) has withheld and reported all amounts required by any Legal Requirement or any Contract to be withheld or reported with respect to wages, salaries and other payments to current and former employees, consultants, and independent contractors; (ii) is not liable for any arrearage of wages or Taxes or any interest, fine or penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Regulatory Authority with respect to unemployment compensation benefits, social security, or other benefits or obligations for current or former employees.
(j)   To the Knowledge of the Company, no executive officer or other key employee of the Company or any of its Subsidiaries is subject to any noncompete, nonsolicitation, nondisclosure, confidentiality, employment, consulting, or other similar Contract or agreement relating to, affecting, limiting, prohibiting, restricting, or otherwise conflicting with the present or proposed business activities of the Company or any of its Subsidiaries, or with such executive officer’s or key employee’s ability to perform their duties or anticipated duties for or on behalf of the Company or any of its Subsidiaries.
(k)   To the Knowledge of the Company, no executive officer or key employee of the Company or any of its Subsidiaries is planning to terminate his or her employment for any reason (or for no reason), including the consummation of the Contemplated Transactions.
(l)   The Company and each of its Subsidiaries is, and has been, in compliance with, to the extent applicable, Executive Order No. 11246 of 1965 (“EO 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”), and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all of their respective implementing regulations. To the extent required by any applicable Legal Requirement, the Company and each of its Subsidiaries maintains and complies with affirmative action plans in compliance with EO 11246, Section 503, and VEVRAA, including all of their respective implementing regulations. Within the past five (5) years, neither the Company nor any of its Subsidiaries has been the subject of any audit, investigation, or enforcement action by any Regulatory Authority arising out of or related to compliance with EO 11246, Section 503, or VEVRAA.
(m)   Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Regulatory Authority relating to employees or employment practices. None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any written notice of intent by any Regulatory Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.

(n)   Disclosure in any Company SEC Report shall not constitute disclosure for the purposes of this Section 3.23.
Section 3.24   Intellectual Property.
(a)   Each of the Company and each of its Subsidiaries has the unrestricted right and authority, and the Surviving Entity and each of its Subsidiaries will have the unrestricted right and authority from and after the Effective Time, to use all patents, trademarks, copyrights, service marks, trade names or other intellectual property owned by them as is necessary to enable them to conduct and to continue to conduct all material phases of the businesses of the Company and each of its Subsidiaries in the manner presently conducted by them, and, to the Knowledge of the Company, such use does not, and will not, conflict with, infringe on or violate any patent, trademark, copyright, service mark, trade name or any other intellectual property right of any Person.
(b)   To the extent the Company has designated any of its information, materials, or processes a trade secret, the Company and each of its Subsidiaries has taken commercially reasonable measures to protect the confidentiality of all such trade secrets that are owned, used, or held by them.
(c)   To the Knowledge of the Company, none of the software utilized by the Company: (i) contains any bug, defect or error that materially and adversely affects the use, functionality, or performance of such software (“Defective Code”) or any system containing or used in conjunction with such software that has not been patched and fixed by the software provider and installed and applied by the Company and each of its Subsidiaries, or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such software system.
(d)   To the Knowledge of the Company, no software utilized by the Company contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware,” “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding, in any manner, the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) compromising the privacy or data security of any user or damaging or destroying any data file without the user’s consent (“Malicious Code”), which in the case of (i) and (ii) has not been patched or fixed by the software provider and installed and applied by the Company and each of its Subsidiaries.
(e)   The computers, software utilized by the Company, computer programs, in source code and object code forms, servers, workstations, routers, hubs, switches, circuits, networks, data communication lines, repair and refurbishment equipment and all other information technology equipment, in each case, relating to the transmission, storage or processing of data, owned or controlled by the Company or any of its Subsidiaries (“IT Assets”) (i) operate and perform, in all material respects, as required for the conduct of the Company’s and each of its Subsidiaries’ businesses, and have not materially malfunctioned or failed within the past three (3) years, and (ii) to the Knowledge of the Company, do not contain any open source code which has a Material Adverse Effect on the Company. The Company and each of its Subsidiaries takes reasonable actions, consistent with industry standards to which it has expressly committed to adhere, to protect the security of the IT Assets against any unauthorized use, access, interruption, modification, or corruption. The Company has implemented reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a reasonable business continuity plan, in each case consistent with banking industry practices. To the Knowledge of the Company, no claims are pending or threatened in writing against the Company or any of its Subsidiaries alleging a violation of any the Company’s privacy rights or rights regarding the protection of personally identifiable information or other non-public information.
Section 3.25   Investments.
(a)   Section 3.25(a) of the Company Disclosure Schedules includes a complete and correct list and description as of March 31, 2024, of: (i) all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by the Company or its Subsidiaries, other than, with respect to the Bank, in a fiduciary or agency capacity (the “Company Investment Securities”); and (ii) any such Company Investment

Securities that are pledged as collateral to another Person. The Company and each Subsidiary has good and marketable title to all Company Investment Securities held by it, free and clear of any liens, mortgages, security interests, encumbrances or charges, except for Company Permitted Exceptions and except to the extent such Company Investment Securities are pledged in the Ordinary Course of Business consistent with prudent banking practices to secure obligations of the Company or the Bank. The Company Investment Securities are valued on the books of the Company and the Bank in accordance with GAAP.
(b)   Except as may be imposed by applicable securities laws and restrictions that may exist for securities that are classified as “held to maturity,” none of the Company Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of the Company or any of its Subsidiaries to dispose of such investment at any time. With respect to all material repurchase agreements to which the Company or any of its Subsidiaries is a party, the Company or such Subsidiary of the Company, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.
(c)   Neither the Company nor any of its Subsidiaries has sold or otherwise disposed of any Company Investment Securities in a transaction in which the acquiror of such Company Investment Securities or other Person has the right, either conditionally or absolutely, to require the Company or any of its Subsidiaries to repurchase or otherwise reacquire any such Company Investment Securities.
(d)   All Derivative Transactions, whether entered into for the account of the Company or any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries, were entered into in the Ordinary Course of Business and in accordance with prudent banking practice and applicable Legal Requirements of applicable Regulatory Authorities and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and each of its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. The Company and each of its Subsidiaries has duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.
Section 3.26   Fiduciary Accounts; Investment Management Activities.    Each of the Company, the Bank and their respective Subsidiaries has properly administered all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian or investment advisor, in accordance with the terms of the governing documents and applicable Legal Requirements. To the Knowledge of the Company, none of the Company, the Bank, nor any of their respective Subsidiaries or any of their directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all respects and accurately reflect the assets of such fiduciary account. To the Knowledge of the Company, none of the Company, the Bank, nor any of their Subsidiaries or the Company’s, the Bank’s or any of their Subsidiaries’ directors, officers or employees that is required to be registered, licensed or authorized as an investment adviser, a broker, dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Regulatory Authority is not so registered, licensed or authorized.
Section 3.27   Insurance Activities.
(a)   Section 3.27(a) of the Company Disclosure Schedules includes a complete and correct list of all jurisdictions in which the Company or any of its Subsidiaries is licensed to conduct the business of insurance or services related to the business of insurance, as well as the national producer number and lines of authority of HFIS in each such jurisdiction. The consummation of the Contemplated Transactions shall not give any Regulatory Authority the right to terminate any of certificates of authority, licenses or permits required to operate the Company and its Subsidiaries’ insurance business as presently conducted. No loss or expiration of any certificates of authority, license or permit to conduct the business of insurance or services related to the business of insurance is pending or overtly threatened against the Company or any of its Subsidiaries. The Company and each of its Subsidiaries has filed all mandatory reports, statements, documents, registrations, filings and submissions which are (i) required by any Regulatory Authority in connection with applicable Legal Requirements or (ii) related to the operation of such business of insurance in the Ordinary Course of Business; and all deficiencies or violations in all reports of examination by any Regulatory Authority (including market conduct examinations) related to the business of insurance have been resolved in all material respects.
(b)   Each of the agents or producers of HFIS that market, sell and issue insurance products, or provide insurance related services, is duly licensed and in material compliance with all Legal Requirements in all respects. Section 3.27(b) of the Company Disclosure Schedules includes a complete and correct list of the national producer numbers and lines of authority of each such agent or producer of HFIS, as well as a designation of which such agents or producers serve in the role of designated responsible licensed person or an equivalent role. All premiums or fees charged by HFIS to policyholders, brokers or insurers with respect to its insurance products and services are consistent with rates filed with and approved by an applicable Regulatory Authority, in each case to the extent required by Legal Requirements at the time such product or service was issued, written or provided.
Section 3.28   Cybersecurity.    (i) To the Knowledge of the Company, there has not been any security breach or other compromise relating to the Company’s or its Subsidiaries’ information technology and computer systems, networks, hardware, software, data and databases (including the data and information of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment or technology (collectively, “IT Systems and Data”); (ii) neither the Company nor any of its Subsidiaries has been notified of, and has no Knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to their IT Systems and Data; and (iii) the Company and each of its Subsidiaries has implemented appropriate controls, policies, procedures and technological safeguards to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems and Data reasonably consistent with industry standards and practices, or as required by applicable regulatory standards. The Company and each of its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements relating to the privacy and security of IT Systems and Data and to the reasonable protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification.
Section 3.29   Fairness Opinion.    Prior to the Agreement Date, the Company Board shall have received the opinion of D.A. Davidson (a copy of which will be provided to Acquiror after receipt thereof solely for information purposes) to the effect that, as of the date of such opinion and based upon and subject to the qualifications and assumptions set forth therein, the exchange ratio (as defined in such opinion) in the Merger is fair, from a financial point of view, to the holders of Company Common Stock, and such opinion has not been withdrawn, revoked or modified.
Section 3.30   Full Disclosure.    No representation or warranty by the Company in this Agreement and no statement contained in the Company Disclosure Schedules or any certificate or other document furnished or to be furnished to Acquiror pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. To the Knowledge of the Company, there is no event or circumstance which the Company has not disclosed to Acquiror which could reasonably be expected to have a Material Adverse Effect on the Company.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF ACQUIROR
Except as disclosed (i) in the Acquiror Disclosure Schedules, or (ii) in any Acquiror SEC Report filed with or furnished to the SEC that is publicly available prior to the Agreement Date and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (but disregarding risk factor disclosures contained under the heading “Risk Factors” or disclosure of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature) (the “Acquiror Previous Disclosure”), and except as may not be disclosed as a result of an applicable Legal Requirement, Acquiror hereby represents and warrants to the Company as follows:
Section 4.1   Acquiror Organization.    Acquiror: (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Acquiror; (ii) is registered with the Federal Reserve as a financial holding company under the BHCA; and (iii) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The copies of the Acquiror Certificate of Incorporation and Acquiror Bylaws and all amendments thereto set forth in the Acquiror SEC Reports are true, complete and correct, and in full force and effect as of the Agreement Date. Acquiror has no Subsidiaries other than the Subsidiaries listed on Exhibit 21.1 to Acquiror’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC on March 8, 2024.
Section 4.2   Acquiror Subsidiary Organization.    Acquiror Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States. Each Subsidiary of Acquiror is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Acquiror. Each Subsidiary of Acquiror has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The deposit accounts of Acquiror Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due.
Section 4.3   Authorization; Enforceability.    Subject to the receipt of the Acquiror Stockholder Approval, this Agreement and the Contemplated Transactions hereby have been approved and authorized by all necessary corporate action of Acquiror on or prior to the Agreement Date. The Acquiror Board has directed or will direct the Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to Acquiror’s stockholders for consideration at a duly held meeting of such stockholders and has resolved to recommend that Acquiror’s stockholders vote in favor of the adoption and approval of this Agreement and the Contemplated Transactions. The execution, delivery and performance of this Agreement by Acquiror, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action on or prior to the date hereof, subject to the Acquiror Stockholder Approval, and, subject to the receipt of the Requisite Regulatory Approvals and assuming due authorization, execution, and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of Acquiror enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements relating to or affecting creditors’ rights generally and subject to general principles of equity, or by 12 U.S.C. Section 1818(b)(6)(D) (or any successor statute) and other applicable authority of any Regulatory Authority.
Section 4.4   No Conflict.    Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) assuming receipt of the Acquiror Stockholder Approval, contravene, conflict with or result in a violation of any provision of the certificate of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the Agreement Date, or any currently effective resolution adopted by the board of directors, stockholders, manager or members of, Acquiror or any of its Subsidiaries; or (ii) assuming receipt of the Requisite Regulatory

Approvals, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Acquiror or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals. Except for: (a) the filing of applications, filings and notices, as applicable, with the Federal Reserve, if applicable, and approval of such applications, filings and notices; (b) the filing of any required applications, filings or notices with the OCC and approval of such applications, filings and notices; (c) the filing with the SEC of the Proxy Statement in definitive form and of the Registration Statement and declaration of effectiveness of the Registration Statement; (d) the filing of the Delaware Certificate of Merger with the Delaware Secretary of State pursuant to the DGCL; and (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Acquiror Common Stock pursuant to this Agreement and the listing of additional shares of Acquiror Common Stock on the Nasdaq Capital Market; no consents or approvals of or filings or registrations with any court, administrative agency or commission or other Regulatory Authority or instrumentality are necessary in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
Section 4.5   Acquiror Capitalization.
(a)   The authorized capital stock of Acquiror currently consists exclusively of: (i) 30,000,000 shares of Acquiror Common Stock, $1.00 par value per share, of which, as of March 31, 2024 (the “Acquiror Capitalization Date”), 19,776,786 shares were issued and outstanding, and no shares were held in the treasury of Acquiror; and (ii) 2,000,000 shares of Acquiror’s preferred stock, $1.00 par value per share (the “Acquiror Preferred Stock”), of which no shares were issued and outstanding as of the Acquiror Capitalization Date. Acquiror does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the stockholders of Acquiror on any matter. All of the issued and outstanding shares of Acquiror Capital Stock have been, and those shares of Acquiror Common Stock to be issued pursuant to the Merger will be, duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights. Acquiror’s securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange, other than the Nasdaq Capital Market and Acquiror satisfies in all material respects all of the continued listing criteria of the Nasdaq Capital Market. Acquiror has not received any notice of non-compliance or deficiency from the Nasdaq Capital Market that is outstanding or has not been cured as of the Agreement Date.
(b)   As of the Acquiror Capitalization Date, no shares of Acquiror Capital Stock were reserved for issuance except for: (i) 254,484 shares of Acquiror Common Stock reserved for issuance in connection with stock options, restricted stock units, or other equity awards under Acquiror Stock Plans; and (ii) 716,917 shares of Acquiror Common Stock reserved for issuance pursuant to future awards under Acquiror Stock Plans.
(c)   Other than awards under Acquiror Stock Plans that are outstanding as of the Agreement Date, no equity-based awards were outstanding as of the Acquiror Capitalization Date. Since the Acquiror Capitalization Date, other than pursuant to Acquiror Stock Plans that are outstanding as of the Agreement Date, through the Agreement Date, Acquiror has not: (i) issued or repurchased any shares of Acquiror Capital Stock or other equity securities of Acquiror, other than in connection with the exercise of Acquiror Equity Awards that were outstanding on the Acquiror Capitalization Date or settlement thereof, in each case in accordance with the terms of the relevant Acquiror Stock Plan; or (ii) issued or awarded any material options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Acquiror Capital Stock or any other equity-based awards.
(d)   Except as would not reasonably be expected to be material, none of the shares of Acquiror Capital Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement. As of the Agreement Date there are: (i) other than outstanding Acquiror Equity Awards, no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating Acquiror or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Acquiror or any of its Subsidiaries; and (ii) no contractual obligations of Acquiror or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Acquiror Capital Stock or any equity security of Acquiror or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Acquiror or its Subsidiaries.
Section 4.6   Acquiror Subsidiary Capitalization.    All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Acquiror are owned by Acquiror, directly or indirectly, free and clear of any material liens, pledges, charges, claims and security interests and similar encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of Acquiror has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. No Subsidiary of Acquiror owns, or has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.
Section 4.7   Acquiror SEC Reports; Financial Statements and Reports; Regulatory Filings.
(a)   Acquiror has timely filed all Acquiror SEC Reports, except where the failure to file any Acquiror SEC Report, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror, and all such Acquiror SEC Reports complied as to form in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the published rules and regulations of the SEC thereunder which are applicable to Acquiror. The Acquiror SEC Reports were prepared in accordance with applicable Legal Requirements in all material respects. As of their respective filing dates, none of the Acquiror SEC Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the Agreement Date) is deemed to modify information as of an earlier date. As of the Agreement Date, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Acquiror SEC Reports. No Subsidiary of Acquiror is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.
(b)   The financial statements presented (or incorporated by reference) in the Acquiror SEC Reports (including the related notes, where applicable) have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements. Taken together, the financial statements presented in the Acquiror SEC Reports (collectively, the “Acquiror Financial Statements”) are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of Acquiror and each of its Subsidiaries at the respective dates of and for the periods referred to in the Acquiror Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Acquiror Financial Statements. As of the Agreement Date, RSM US LLP has not resigned (or informed Acquiror that it intends to resign) or been dismissed as independent registered public accountants of Acquiror.
(c)   Acquiror is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it or any of its Subsidiaries. Acquiror maintains a system of “disclosure controls and procedures” as defined in Rule 13a-15 and 15d-15 under the Exchange Act. As of the Agreement Date, to the Knowledge of Acquiror, Acquiror’s “disclosure controls and procedures” were effective, in all material respects.
(d)   Acquiror has established and maintained a system of ICFR applicable to Acquiror and its consolidated Subsidiaries. Acquiror’s certifying officers have evaluated the effectiveness of Acquiror’s ICFR as of the end of the period covered by the most recently filed annual report on Form 10-K of Acquiror under the Exchange Act (the “Acquiror Evaluation Date”). Acquiror presented in such report the conclusions of the certifying officers about the effectiveness of Acquiror’s ICFR based on their evaluations as of the Acquiror Evaluation Date. Since the Acquiror Evaluation Date, there have been no changes in Acquiror’s ICFR that have materially affected, or are reasonably likely to materially affect, Acquiror’s ICFR.
(e)   Acquiror and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2022, with all applicable banking authorities except to the extent failure would not have a Material Adverse Effect on Acquiror and each of its Subsidiaries. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the Agreement Date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the Agreement Date) is deemed to modify information as of an earlier date.
(f)   To the Knowledge of Acquiror, there has not been any event or occurrence since January 1, 2022 that would result in a determination that Acquiror Bank is not an eligible depository institution as defined in 12 C.F.R. § 303.2(r).
Section 4.8   Books and Records.    The books of account, minute books, stock record books and other records of Acquiror and each of its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with Acquiror’s business practices and all applicable Legal Requirements, including the maintenance of an adequate system of internal controls required by such Legal Requirements. The minute books of Acquiror and each of its Subsidiaries fairly reflect the substance of events and transactions included therein.
Section 4.9   Taxes.
(a)   Acquiror and each of its Subsidiaries has duly and timely filed, or caused to be filed (taking into account all applicable extensions) all Tax Returns required to be filed by them, and each such Tax Return was true, correct and complete in all material respects when filed. Acquiror and each of its Subsidiaries has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by Acquiror or any of its Subsidiaries, or claimed to be due and payable by any Taxing Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.
(b)   There is no claim or assessment pending or, to the Knowledge of Acquiror, threatened against Acquiror or any of its Subsidiaries for any Taxes that they owe. No audit, examination or investigation related to Taxes paid or payable by Acquiror or any of its Subsidiaries is presently being conducted or, to the Knowledge of Acquiror, threatened by any Taxing Authority. Neither Acquiror nor its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of Acquiror’s or its Subsidiaries’ assets. Neither Acquiror nor any of its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect.
(c)   Except for Tax Returns that are not yet due and have not yet been filed, Acquiror and Acquiror Bank have delivered or made available to the Company true, correct and complete copies of all Tax Returns relating to income taxes and franchise taxes owed by Acquiror and Acquiror Bank with respect to the last three (3) fiscal years.
(d)   To the Knowledge of Acquiror, neither Acquiror nor any of its Subsidiaries has engaged in any transaction that could materially affect the Tax liability for any Tax Returns not closed by applicable statute of limitations: (i) which is a “reportable transaction” or a “listed transaction” or (ii) a “significant purpose of which is the avoidance or evasion of U.S. federal income tax” within the meaning of Sections 6662, 6662A, 6011, 6111 or 6707A of the Code or of the regulations of the U.S. Department of the Treasury promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).

Section 4.10   Employee Benefits.
(a)   Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions (including possible terminations of employment in connection therewith) will cause a payment, vesting, increase or acceleration of benefits or benefit entitlements under any Acquiror Benefit Plan or any other increase in the liabilities of Acquiror or any Subsidiary under any Acquiror Benefit Plan as a result of the Contemplated Transactions.
(b)   With respect to any Acquiror Benefit Plan that is a “multiple employer plan” (as described in Section 413(c) of the Code) or is provided by or through a professional employer organization, such Acquiror Benefit Plan complies in all respects with the requirements of the Code and ERISA and neither Acquiror nor any of Acquiror ERISA Affiliates has any liabilities other than the payment and/or remittance of premiums and/or required contributions on behalf of enrolled individuals. Neither Acquiror nor any of Acquiror ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or could have any liability with respect to any Acquiror Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA). No Acquiror Benefit Plan is underfunded when comparing the present value of accrued liabilities under such plan to the market value of plan assets.
(c)   Each Acquiror Benefit Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter, or, in the case of a volume submitter or prototype plan, an advisory or sponsor letter, from the IRS to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or Acquiror and each of its Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor), and, to the Knowledge of Acquiror, there are no facts or circumstances that would adversely affect the qualified status of any Acquiror Benefit Plan or the tax-exempt status of any related trust.
(d)   Each Acquiror Benefit Plan is and has been administered in all material respects in compliance with its terms and with all applicable Legal Requirements.
(e)   Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to the Knowledge of Acquiror, threatened by, on behalf of, or against any Acquiror Benefit Plan or against the administrators or trustees or other fiduciaries of any Acquiror Benefit Plan that alleges a violation of applicable state or federal law or violation of any Acquiror Benefit Plan document or related agreement.
(f)   No Acquiror Benefit Plan fiduciary has, or has had, any liability to any Acquiror Benefit Plan participant, beneficiary or any other Person under any provisions of ERISA or any other applicable Legal Requirement by reason of any action or failure to act in connection with any Acquiror Benefit Plan, including any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. To the Knowledge of Acquiror, no disqualified person (as defined in Section 4975(e)(2) of the Code) of any Acquiror Benefit Plan has engaged in any nonexempt prohibited transaction (as described in Section 4975(c) of the Code or ERISA Section 406).
(g)   All accrued contributions and other payments to be made by Acquiror or any Subsidiary to any Acquiror Benefit Plan have been made or reserves adequate for such purposes will have been set aside therefore and reflected in the Acquiror Financial Statements.
(h)   No condition exists as a result of which Acquiror or any Subsidiary would have any material liability, whether absolute or contingent, under any Acquiror Benefit Plan with respect to any misclassification of a Person performing services for Acquiror or any Subsidiary as an independent contractor rather than as an employee. All individuals participating in Acquiror Benefit Plans are in fact eligible and authorized to participate in such Acquiror Benefit Plan in all material respects.
(i)   Neither Acquiror nor any of any of its Subsidiaries has any material liabilities to employees or former employees that are not reflected in the Acquiror Benefit Plans.

Section 4.11   Compliance with Legal Requirements.    Acquiror and each of its Subsidiaries holds all material licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses as presently conducted. Acquiror and each of its Subsidiaries is, and at all times since January 1, 2022, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquiror. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Acquiror or as set forth on Section 4.11 of the Acquiror Disclosure Schedules, neither Acquiror nor any of its Subsidiaries has received, at any time since January 1, 2022, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement; or (ii) any actual, alleged, possible or potential obligation on the part of Acquiror or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.
Section 4.12   Legal Proceedings; Orders.
(a)   Except as set forth on Section 4.12(a) of the Acquiror Disclosure Schedules, or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Acquiror, neither Acquiror nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Acquiror, threatened, Proceedings against Acquiror or any of its Subsidiaries. There is no Order imposed on Acquiror or any of its Subsidiaries that would reasonably be expected to be material to Acquiror and each of its Subsidiaries taken as a whole. No officer, director, employee or agent of Acquiror or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of Acquiror or any of its Subsidiaries as currently conducted.
(b)   Neither Acquiror nor any of its Subsidiaries: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of, any Regulatory Authority that currently restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits in any material manner its credit or risk management policies, its management or its business. To the Knowledge of Acquiror, since January 1, 2022, none of the foregoing has been threatened by any Regulatory Authority.
Section 4.13   Absence of Certain Changes and Events.    Since December 31, 2023, no event or events have occurred that had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Acquiror.
Section 4.14   No Defaults.    To the Knowledge of Acquiror, each Acquiror Material Contract is in full force and effect and is valid and enforceable against Acquiror, and against such other party to such Acquiror Material Contract, in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity. To the Knowledge of Acquiror, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give Acquiror, any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Acquiror Material Contract. Neither Acquiror nor any of its Subsidiaries has given to or received from any other Person, at any time since January 1, 2022, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Acquiror Material Contract, that has not been terminated or satisfied prior to the Agreement Date. Other than in the Ordinary Course of Business, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any material amounts paid or payable to

Acquiror or any of its Subsidiaries under current or completed Acquiror Material Contracts with any Person, and no such Person has made written demand for such renegotiation.
Section 4.15   Compliance with Environmental Laws.
(a)   To the Knowledge of Acquiror, there are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving Acquiror or any of its Subsidiaries or any of their respective assets that are pending or threatened, nor is there any factual basis for any of the foregoing, as a result of any asserted failure of Acquiror or any of its Subsidiaries of, or any predecessor thereof, to comply with any Environmental Law.
(b)   Neither Acquiror nor any of its Subsidiaries has received any written notice from any Regulatory Authority, or from any other Person, alleging that Acquiror or any of its Subsidiaries is or has been in violation of any Environmental Law, or alleging that Acquiror or any of its Subsidiaries is liable under any Environmental Law to conduct or pay for any investigation, cleanup, removal or remediation of any Hazardous Materials.
(c)   No environmental permits or other governmental approvals are required for the conduct of the business of Acquiror or any of its Subsidiaries, nor for the consummation of the Contemplated Transactions.
(d)   To the Knowledge of Acquiror, no third party has released or caused to be released any Hazardous Materials at, on, to, from or under any real property currently or formerly owned or operated by Acquiror or any of its Subsidiaries during the period of such ownership or operation.
(e)   Neither Acquiror nor any of its Subsidiaries has assumed any liability for any actual or alleged violation of any Environmental Law, nor for the costs of any investigation, cleanup or remediation of any real property pursuant to any Environmental Law, from or on behalf of any third-party, or to indemnify any third party for any liabilities arising under any Environmental Law.
Section 4.16   Labor Matters.
(a)   There are no collective bargaining agreements or other labor union Contracts applicable to any employees of Acquiror or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of Acquiror, threat thereof, by or with respect to any employees of Acquiror or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage or lockout in the previous three (3) years. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made, or to the Knowledge of Acquiror, threatened, involving employees of Acquiror or any of its Subsidiaries. Neither Acquiror nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice.
(b)   To the Knowledge of Acquiror, Acquiror and each of its Subsidiaries is, and for the past five (5) years has been, in compliance in all material respects with all applicable Legal Requirements respecting Employment Laws.
(c)   No Proceeding asserting that Acquiror or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel Acquiror or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of Acquiror, threatened with respect to Acquiror or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Regulatory Authority.
Section 4.17   Transactions with Affiliates.    Since January 1, 2021, all transactions required to be disclosed by Acquiror pursuant to Item 404 of Regulation S-K have been disclosed in the Acquiror SEC Reports. No transaction, or series of related transactions, is currently proposed by Acquiror or any of its Subsidiaries or, to the Knowledge of Acquiror, by any other Person, to which Acquiror or any of its Subsidiaries would be a participant that would be required to be disclosed under Item 404 of Regulation S-K if consummated.

Section 4.18   Brokerage Commissions.    Except for fees payable to Raymond James & Associates, Inc. (“Raymond James”) pursuant to an engagement letter that has been delivered or made available to the Company, none of Acquiror or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
Section 4.19   Approval Delays.    To the Knowledge of Acquiror, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied. Acquiror Bank’s most recent CRA rating was “satisfactory” or better.
Section 4.20   Fairness Opinion.    Prior to the Agreement Date, the Acquiror Board shall have received the opinion of Raymond James (a copy of which will be provided to the Company after receipt thereof solely for information purposes) to the effect that, as of the date of such opinion and based upon and subject to the qualifications and assumptions set forth therein, the exchange ratio (as defined in such opinion) in the Merger is fair, from a financial point of view, to the holders of Acquiror Common Stock, and such opinion has not been withdrawn, revoked or modified.
Section 4.21   Full Disclosure.    No representation or warranty by Acquiror in this Agreement and no statement contained in the Acquiror Disclosure Schedules or any certificate or other document furnished or to be furnished to the Company pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. To the Knowledge of Acquiror, there is no event or circumstance which Acquiror has not disclosed to the Company which could reasonably be expected to have a Material Adverse Effect on Acquiror.
ARTICLE 5
THE COMPANY’S COVENANTS
Section 5.1   Access and Investigation.
(a)   Subject to any applicable Legal Requirement, Acquiror and its Representatives shall, at all times during normal business hours and with reasonable advance notice, have such reasonable access to the facilities, operations, records and properties of the Company and each of its Subsidiaries in accordance with the provisions of this Section 5.1(a), as shall be necessary for the purpose of determining the Company’s continued compliance with the terms and conditions of this Agreement and preparing for the integration of the Company and Acquiror following the Effective Time. Acquiror and its Representatives may, during such period, make or cause to be made such reasonable investigation of the operations, records and properties of the Company and each of its Subsidiaries and of their respective financial and legal conditions as Acquiror shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere materially with the normal operations of the Company or any of its Subsidiaries. Upon request, the Company and each of its Subsidiaries will furnish Acquiror or its Representatives attorneys’ responses to auditors’ requests for information regarding the Company or such Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by Acquiror (provided, such disclosure would not result in the waiver by the Company or any of its Subsidiaries of any claim of attorney-client privilege). No investigation by Acquiror or any of its Representatives shall affect the representations and warranties made by the Company in this Agreement. This Section 5.1(a) shall not require the disclosure of any information to Acquiror the disclosure of which, in the Company’s reasonable judgment: (i) would be prohibited by any applicable Legal Requirement; (ii) would result in the breach of any agreement with any third party in effect on the Agreement Date; or (iii) relate to pending or threatened litigation or investigations, if disclosure might affect the confidential nature of, or any privilege relating to, the matters being discussed. If any of the restrictions in the preceding sentence shall apply, the Company and Acquiror will make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.
(b)   From the Agreement Date until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall promptly furnish to Acquiror: (i) a copy of each report, schedule and other document filed, furnished or received by it during such period pursuant to the requirements of federal and state banking laws or federal or state securities laws; and (ii) a copy of each report filed by it or any of its Subsidiaries with any Regulatory Authority, in each case other than portions of such documents relating to confidential supervisory or examination materials or the disclosure of which would violate any applicable Legal Requirement.
(c)   The Company shall provide, and cause each of its Subsidiaries to provide, to Acquiror all information provided to the directors on all such boards or members of such committees in connection with all meetings of the board of directors and committees of the board of directors of the Company or otherwise provided to the directors or members, and to provide any other financial reports or other analysis prepared for senior management of the Company or its Subsidiaries, in each case other than portions of such documents: (i) relating to confidential supervisory or examination materials; (ii) the disclosure of which would violate any applicable Legal Requirement; (iii) the disclosure of which would, in the reasonable judgment of the Company’s outside counsel, result in the waiver of the attorney-client privilege; or (iv) related to an Acquisition Proposal (disclosure of which shall be governed solely by Section 5.10).
(d)   All information obtained by Acquiror in accordance with this Section 5.1 shall be treated in confidence as provided in that certain Mutual Confidentiality Agreement, dated March 29, 2024, between the Company and Acquiror (as amended, the “Confidentiality Agreement”).
Section 5.2   Operation of the Company and its Subsidiaries.
(a)   Except as expressly contemplated by or permitted by this Agreement, as described in Section 5.2(b) of the Company Disclosure Schedules, as required by applicable Legal Requirements, or with the prior written consent of Acquiror, which shall not be unreasonably withheld, conditioned or delayed, during the period from the Agreement Date to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company shall, and shall cause each of its Subsidiaries to: (i) conduct its business in the Ordinary Course of Business; (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships; and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company or Acquiror to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.
(b)   Except as set forth in the applicable subsection of Section 5.2(b) of the Company Disclosure Schedules, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirements, or with the prior written consent of Acquiror, which shall not be unreasonably withheld, conditioned or delayed, during the period from the Agreement Date to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company will not, and will cause each of its Subsidiaries not to:
(i)   Other than pursuant to the terms of any Contract to which the Company is a party that is outstanding on the Agreement Date (and, for the avoidance of doubt, in connection with any Company Stock Options issued prior to the Agreement Date under the Company Stock Plans): (A) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of Company Common Stock or any security convertible into Company Capital Stock; (B) permit any additional shares of Company Capital Stock to become subject to new grants, including issuances under Company Benefit Plans; or (C) grant any registration rights with respect to shares of Company Capital Stock;
(ii)   Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Company Capital Stock, other than: (A) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries, (B) dividends contemplated by this Agreement and (C) quarterly dividends to the holders of Company Common Stock made in the Ordinary Course of Business (the “Company Quarterly Dividend”); provided, however that during the fiscal quarter in which the Closing Date occurs, the Company Quarterly Dividend shall not be paid by the Company if payment of such Company Quarterly Dividend would result in the stockholders of the Company receiving more than one quarterly dividend from the Company and Acquiror during such fiscal quarter. Each of the Company and Acquiror shall coordinate with the other regarding the declaration of any dividends in respect of Company Common Stock and Acquiror Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Company Common Stock and any shares of Acquiror Common Stock any such holder receives in exchange therefor in connection with the Merger;
(iii)   Directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Company Capital Stock (except for redemptions, purchases or other acquisitions of Company Capital Stock in connection with the acquisition or withholding of Company Capital Stock to pay for the exercise price of, or a holder’s payment of Tax obligations with respect to, Company Restricted Stock or Company Stock Options);
(iv)   Amend the Company Certificate of Incorporation or the Company Bylaws, or the certificate of incorporation (or similar organizational documents) or bylaws of any of its Subsidiaries;
(v)   Amend the terms of, waive any rights under, terminate (other than at its stated expiration date), violate the terms of or enter into: (A) any Company Material Contract; (B) any material restriction on the ability of the Company or its Subsidiaries to conduct its business as it is presently being conducted; or (C) any Contract or other binding obligation relating to any class of Company Capital Stock or rights associated therewith or any outstanding instrument of indebtedness;
(vi)   Enter into loan transactions not in accordance with, or consistent with, past practices of the Bank or that are on terms and conditions that, to the Knowledge of the Company, are materially more favorable than those available to the borrower from competitive sources in arm’s-length transactions;
(vii)   (A) Enter into any new credit relationship or new Company Loan greater than $5,000,000; provided, however, that with respect to any new credit relationship or new Company Loan made pursuant to a policy exception, such threshold shall be $2,500,000; (B) renew any credit relationship or Company Loan greater than $7,000,000; provided, however, that with respect to any new credit relationship or new Company Loan made pursuant to a policy exception, such threshold shall be $3,500,000; (C) enter into any new non-real estate SBA credit or Company Loan greater than $250,000; or (D) other than incident to a reasonable loan restructuring, extend additional credit to any Person and any director or officer of, or any owner of a material interest in, such Person (any of the foregoing with respect to a Person being referred to as a “Borrowing Affiliate”) if such Person or such Borrowing Affiliate is the obligor under any indebtedness to the Company or any of its Subsidiaries which constitutes a nonperforming loan or against any part of such indebtedness the Company or any of its Subsidiaries has established loss reserves or any part of which has been charged-off by the Company or any of its Subsidiaries;
(viii)   Except with respect to Contracts relating to loan participations, enter into any new Company Loan in an amount that exceeds the Bank’s lending limit;
(ix)   Commit to make, renew, extend the term of or increase the amount of any Company Loan to any Person if such Company Loan or any other Company Loan to such Person or an Affiliate of such Person is on the “watch list” or similar internal report of the Bank, or has been classified by the Bank or a Regulatory Authority as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” or listed as a “potential problem loan;”
(x)   Maintain an allowance for credit losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to Company Loans previously charged off, on Company Loans and leases outstanding (including accrued interest receivable), provided, however, that the Company makes no guarantee regarding the financial ability or the sufficiency of any collateral of the borrower or guarantor;

(xi)   Reduce the allowance for credit losses through a negative provision for credit losses unless required to do so by any Regulatory Authority or in accordance with GAAP as required by the Company’s auditors;
(xii)   Fail to: (A) charge-off any Company Loans or leases that would be deemed uncollectible in accordance with GAAP or any applicable Legal Requirement; or (B) place on non-accrual any Company Loans or leases that are past due greater than ninety (90) days;
(xiii)   Sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances (A) in the Ordinary Course of Business, including SBA and United States Department of Agriculture loans originated by the Company or (B) of obsolete or unused equipment, fixtures or assets and in a transaction that, together with other such transactions, is not material to the Company and each of its Subsidiaries, taken as a whole;
(xiv)   Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business), or contract to acquire, all or any portion of the assets, business, deposits or properties of any other entity except in the Ordinary Course of Business and in a transaction that, together with other such transactions, is not material to the Company and each of its Subsidiaries, taken as a whole, and does not present a material risk that the Closing Date will be materially delayed or that any approvals necessary to complete the Merger or the other Contemplated Transactions will be more difficult to obtain;
(xv)   Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;
(xvi)   Except as permitted by this Agreement or as required by any applicable Legal Requirement or the terms of any Company Benefit Plan existing as of the Agreement Date: (A) increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the Company or its Subsidiaries (collectively, the “Company Employees”), other than increases in the Ordinary Course of Business consistent with past practices in timing, metrics and amount; (B) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, consulting, non-competition, change in control, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Company Employee (or newly hired employees), director or stockholder; (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans; (D) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan; or (E) materially change any actuarial assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable Legal Requirements to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any applicable Legal Requirement;
(xvii)   Incur or guarantee any indebtedness for borrowed money, including any increase in outstanding indebtedness in excess of $1,000,000, other than in the Ordinary Course of Business;
(xviii)   Enter into any new line of business or materially change its deposit, lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Legal Requirements or requested by any Regulatory Authority;
(xix)   Materially change its deposits or increase rates paid on deposits, other than in the Ordinary Course of Business;

(xx)   Settle any action, suit, claim or Proceeding against it or any of its Subsidiaries, except for an action, suit, claim or Proceeding that is settled in an amount and for consideration not in excess of $250,000 and that would not: (A) impose any material restriction on the business of the Company or its Subsidiaries; or (B) create precedent for claims that is reasonably likely to be material to it or its Subsidiaries;
(xxi)   Except as disclosed on Section 5.2(b)(xxi) of the Company Disclosure Schedules, permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility of the Company or any of its Subsidiaries, or make any application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;
(xxii)   Make or change any material Tax elections, change or consent to any material change in it or its Subsidiaries’ method of accounting for Tax purposes (except as required by a change in GAAP or applicable Tax law), take any material position on any material Tax Return filed on or after the Agreement Date, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, file any material amended Tax Return or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;
(xxiii)   Hire any employee with an annual salary or an independent contractor with annual compensation opportunities in excess of $100,000; provided, however, that Acquiror shall not enforce or attempt to enforce its rights pursuant to this Section 5.2(b)(xxiii) to exercise “prior control” (as defined in section 2(a)(2) of the BHCA) over the management or policies of the Company or the Bank;
(xxiv)   Purchase, sell, transfer or pledge (except, in the case of pledges, for Company Permitted Exceptions consistent with prudent banking practices) any Company Investment Securities, other than in the Ordinary Course of Business;
(xxv)   Take any action not in the Ordinary Course of Business, including, without limitation, for the purpose of increasing the Stockholders’ Equity prior to the Closing Date; or
(xxvi)   Agree to take, make any commitment to take, or adopt any resolutions of the Company Board, or to allow the board of directors of any of the Company’s Subsidiaries to take or adopt any resolutions of such board of directors of such Subsidiary, in support of, any of the actions prohibited by this Section 5.2(b).
(c)   For purposes of Section 5.2(b)(vii), Acquiror’s consent shall be deemed to have been given if the Company has made a written request to the Chief Credit Officer of Acquiror for permission to take any action otherwise prohibited by Section 5.2(b)(vii), and has provided Acquiror with information sufficient for Acquiror to make an informed decision with respect to such request, and Acquiror has consented in writing or failed to respond to such request within five (5) Business Days after Acquiror’s receipt of such request.
Section 5.3   Notice of Changes.   The Company will give prompt notice to Acquiror of any fact, event or circumstance known to it that: (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Material Adverse Effect on the Company; or (ii) would cause or constitute a material breach of any of the Company’s representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in ARTICLE 8.
Section 5.4   Company Stockholders’ Meeting.   Subject to the other provisions of this Agreement and unless there has been a Company Adverse Recommendation, the Company shall, as promptly as reasonably practicable after the date the Registration Statement is declared effective, take all action necessary, including as required by and in accordance with the DGCL, Company Certificate of Incorporation and Company Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment or postponement, the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval. The Company and Company Board will use their commercially reasonable efforts to obtain from its stockholders the votes in favor of the adoption of this Agreement required by the DGCL, including by recommending that its stockholders vote in favor of this Agreement, and the Company and Company Board will not withhold, withdraw, qualify or adversely modify (or publicly propose or resolve to withhold, withdraw, qualify or adversely modify) the Company Board’s recommendation to the Company’s stockholders that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and the Contemplated Transactions, including the Merger (a “Company Adverse Recommendation”). However, if, prior to the time the Company Stockholder Approval is obtained, the Company Board, after consultation with outside counsel, determines in good faith it is reasonably likely that to, or to continue to, recommend this Agreement to its stockholders would result in a violation of its fiduciary duties under applicable Legal Requirements, then the Company Board may make a Company Adverse Recommendation or publicly propose or resolve to make a Company Adverse Recommendation.
Section 5.5   Information Provided to Acquiror.   The Company agrees that the information concerning the Company or any of its Subsidiaries that is provided or to be provided by the Company to Acquiror for inclusion or that is included in the Registration Statement or Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (i) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (ii) in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Company Stockholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, the Company shall have no responsibility for the truth or accuracy of any information with respect to Acquiror or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or the Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.
Section 5.6   Operating Functions.   The Company and the Bank shall cooperate with Acquiror and Acquiror Bank in connection with planning for the efficient and orderly combination of the parties and the operations of the Bank and Acquiror Bank, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective at the Effective Time or such later date as the parties may mutually agree; including, to the extent necessary, by providing notices and other documentation to all insurance carriers, which will confirm to such carriers that Acquiror is the owner of all insurance accounts after the Effective Time and that Acquiror is the agent of record for all policies relating to such insurance accounts after the Effective Time.
Section 5.7   Company Benefit Plans.
(a)   At the request of Acquiror, the Company will take all appropriate action to amend or terminate, prior to the Effective Time, any Company Benefit Plan; provided, however, that no action taken by the Company with respect to the termination of a Company Benefit Plan shall be required to be irrevocable until one day prior to the Effective Time.
(b)   Prior to the Effective Time, the Company shall accrue the costs associated with any payments due under any Company Benefit Plan, including without limitation any change of control or severance agreements, or other similar arrangements, consistent with GAAP.
(c)   The Company shall take all appropriate action to terminate any Company Benefit Plan which provides for a “cash or deferred arrangement” pursuant to Section 401(k) of the Code as of at least one day prior to the Closing Date; provided, however, that Acquiror agrees that nothing in this Section 5.7(c) will require the Company to cause the final dissolution and liquidation of any such plan prior to the Closing Date.
Section 5.8   Company ESOP Matters.
(a)   On or before the Effective Time, the Company shall direct the Company ESOP trustee (the “Company ESOP Trustee”) to: (i) provide to the Company ESOP participants similar notices and materials provided to other Company stockholders with respect to those matters requiring a vote or election of the stockholders under this Agreement; (ii) obtain direction from the Company ESOP participants as to how to vote those shares of Company Common Stock allocated to the accounts of the Company ESOP participants with respect to those matters for which a stockholder vote is required, and elections permitted, under this Agreement; (iii) vote, and make elections as to, such shares of Company Common Stock in accordance with the direction of the Company ESOP participants and in accordance with the Company ESOP; and (iv) vote, and make elections as to, the shares of Company Common Stock for which no voting or election direction has been timely received.
(b)   Prior to the Closing Date, the Company shall take or cause to be taken any and all actions and adopt such necessary resolutions to terminate the Company ESOP effective as of the date immediately preceding the Closing Date (the “Company ESOP Termination Date”) and adopt such amendments to the Company ESOP to terminate the Company ESOP and effectuate the provisions of this Section 5.8. Such amendments to the Company ESOP shall provide that: (i) the Company ESOP shall be terminated as of the Company ESOP Termination Date, each account thereunder shall be fully vested and the assets distributed to the Company ESOP participants and beneficiaries; (ii) all Company ESOP participant accounts shall be fully vested; (iii) no new participants will be admitted to the Company ESOP on or after the Company ESOP Termination Date; (iv) no additional benefits shall accrue to any Company ESOP participant with respect to services performed on or after the Closing Date; (v) the respective accounts of each Company ESOP participant or beneficiary shall be credited with the Merger Consideration for each share of Company Common Stock allocated to such account, and references to “Company Stock” shall be references to Acquiror Common Stock; (vi) no further acquisitions of Company Common Stock or other employer securities shall be made by the Company; and (vii) distributions of accounts to participants or beneficiaries of the Company ESOP shall be made in a single lump sum, consisting of the number of shares of Acquiror Company Stock allocated to the account plus cash for the remainder of the amounts allocated to the account. Prior to the Closing Date, the Company shall take or cause to be taken any and all actions necessary or advisable to prepare for submission to the IRS a Form 5310 (Application for Determination upon Termination) with respect to the termination of the Company ESOP. The form and substance of all such resolutions and amendments and forms shall be subject to the review and approval of Acquiror, which approval shall not be unreasonably withheld, and the Company shall deliver to Acquiror an executed copy of the resolutions and amendments as soon as practicable following their adoption by the Company Board and shall fully comply with such resolutions and amendments.
(c)   In connection with the termination of the Company ESOP and the Merger, the Company shall cause all outstanding indebtedness of the Company ESOP (including any Company ESOP Loan) to be satisfied in full at least five (5) Business Days prior to the Closing Date. The Company shall cancel or offset each Company ESOP Loan (including accrued interest thereon) in exchange for unallocated shares attributable to the relevant Company ESOP Loan having an aggregate fair market value that is not more than the outstanding amount of such Company ESOP Loan plus accrued interest. This will result in the cancellation of both the loan receivable and payable on the books of the Company. Any remaining shares of Company Common Stock held by the Company ESOP trust after repayment of each Company ESOP Loan shall be converted into shares of Acquiror Common Stock in accordance with Section 2.1, and the balance of the unallocated shares and any other unallocated assets remaining in the Company ESOP’s suspense account after satisfaction of each Company ESOP Loan and conversion of the shares of Company Common Stock into Acquiror Common Stock shall be allocated as earnings to the accounts of the Company ESOP participants who are employed as of the Company ESOP Termination Date based on their account balances under the Company ESOP as of such date. For the avoidance of doubt, the immediately preceding sentence shall have no effect if there are no such unallocated shares or any other unallocated assets remaining in the Company ESOP’s suspense account. Prior to the Closing Date, the Company shall provide Acquiror documentary evidence sufficient to show that all outstanding indebtedness of the Company ESOP (including each Company ESOP Loan) has been satisfied in full.
Section 5.9   Company Pension Plan.
(a)   Prior to the Closing Date, the Company shall take or cause to be taken any and all actions, and adopt such necessary resolutions, to terminate the Company’s participation in the Pentegra Defined

Benefit Plan for Financial Institutions (the “Company Pension Plan”), effective as of a date no later than the date immediately preceding the Closing Date, and adopt such amendments to the Company Pension Plan to terminate the Company Pension Plan and effectuate the provisions of this Section 5.9.
(b)   Prior to the Closing Date, the Company shall take or cause to be taken any and all actions, and adopt such necessary resolutions, to annuitize or otherwise settle, all obligations with respect to its liabilities, or potential liabilities, under the Company Pension Plan.
Section 5.10   Acquisition Proposals.
(a)   The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the Agreement Date with any Persons other than Acquiror with respect to any Acquisition Proposal. The Company will within two (2) Business Days advise Acquiror following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep Acquiror apprised of any related developments, discussions and negotiations (including the material terms and conditions of the Acquisition Proposal) on a reasonably current basis.
(b)   The Company agrees that it will not, and will not authorize or permit its respective Subsidiaries and its and each of its Subsidiaries’ officers, directors, agents, advisors and controlled Affiliates to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any Acquisition Proposal (other than contacting a Person for the sole purpose of seeking clarification of the terms and conditions of such Acquisition Proposal); provided, that, in the event the Company receives an unsolicited bona fide Acquisition Proposal from a Person other than Acquiror after the Agreement Date, and the Company Board concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal and, after considering the advice of outside counsel, that failure to take such actions would be reasonably likely to result in a violation of the directors’ fiduciary duties under applicable Legal Requirements, the Company may: (i) furnish information with respect to it to such Person making such Acquisition Proposal pursuant to a customary confidentiality agreement (subject to the requirement that any such information not previously provided to Acquiror shall be promptly furnished to Acquiror); (ii) participate in discussions or negotiations regarding such Acquisition Proposal; and (iii) terminate this Agreement in order to concurrently enter into an agreement with respect to such Acquisition Proposal, subject to Section 10.3; provided, however, that the Company may not terminate this Agreement pursuant to this Section 5.10 unless and until (x) five (5) Business Days have elapsed following the delivery to Acquiror of a written notice of such determination by the Company Board and, during such five (5) Business Day period, to the extent that Acquiror so requests, the Company and Acquiror cooperate with one another with the intent of enabling the parties to engage in good faith negotiations so that the Contemplated Transactions may be completed, and (y) at the end of such five (5) Business Day period, the Company continues, in good faith and after consultation with outside legal counsel and financial advisor, to believe that a Superior Proposal continues to exist.
Section 5.11   Company Voting Agreement.   Concurrently with the execution and delivery of this Agreement, the Company shall deliver to Acquiror the Company Voting Agreement, signed by all of the directors and executive officers of the Company as of the Agreement Date who own or control the voting of any shares of Company Common Stock.
Section 5.12   Retention Bonus Pool.   Prior to the Closing, the Company shall establish a program of discretionary retention bonuses up to $300,000 in the aggregate to be granted to certain key employees, and with such other terms as it may designate, in each case, in mutual agreement with Acquiror, pursuant to a retention bonus plan and/or retention bonus agreements (the “Retention Program”). At least thirty (30) days prior to the Closing, the Company shall provide Acquiror with copies of all retention bonus plans, retention bonus agreements, a schedule of each outstanding retention bonus granted under the Retention Program and all relevant vesting and payment terms. Notwithstanding the foregoing, no Person eligible to receive severance benefits or other payment triggered by the Merger under an employment, change in control, severance, salary continuation agreement or other agreement (a “CIC Payment”) shall be entitled to participate in the Retention Program described in this Section 5.12.

Section 5.13   Termination of Customer Accounts.   After the receipt of all Requisite Regulatory Approvals, the Company shall use its reasonable efforts to terminate and close all of the customer accounts set forth on Section 5.13 of the Company Disclosure Schedules pursuant to binding termination agreements.
Section 5.14   Title to Real Estate.
(a)   As soon as practical after the Agreement Date, but in any event no later than forty-five (45) days after the Agreement Date, the Company shall obtain and deliver to Acquiror, with respect to all interests in real property owned by the Company and any of its Subsidiaries, other than property carried as OREO, (i) a commitment for an owner’s title insurance policy and (ii) with respect to all interests in property leased by the Company and any of its Subsidiaries, a leasehold title insurance policy (collectively, the “Title Commitments”), issued by a title company selected by the Company and reasonably acceptable to Acquiror (the “Title Company”), showing fee simple title or a valid leasehold interest, as applicable, in the Company or one of its Subsidiaries in such real property with coverage over all standard exceptions and subject to no liens, mortgages, security interests, encumbrances or charges of any kind except for any Company Permitted Exceptions. The cost of obtaining any preliminary report of title discussed in this Section 5.14(a) shall be borne by the Company. With respect to property carried as OREO, the Company shall provide reasonably acceptable written proof of ownership by the Company and each of its Subsidiaries of such OREO property.
(b)   At the Closing, the Company shall obtain at its own expense and deliver to Acquiror, with respect to all interests in real property owned by the Company and each of its Subsidiaries, an owner’s title insurance policy or leasehold title insurance policy, as applicable (collectively, the “Title Insurance Policies”), or an irrevocable commitment to issue such a policy to Acquiror at no expense to Acquiror, dated as of the later of the Closing Date and the actual date of recording of the deed for such property, on ALTA Policy Form 2006, if available (if not available, then on Form B-1992), with respect to all interests in real property owned or leased, as applicable, by the Company and each of its Subsidiaries, other than property carried as OREO, issued by the Title Company, subject to only such exceptions as are Company Permitted Exceptions or have been otherwise accepted by Acquiror, containing any endorsements reasonably required by Acquiror, insuring the fee simple estate of the Company or one of its Subsidiaries in the such properties in the amount not less than the greater of (i) the appraised value of the property and (ii) the value at which the Company or its applicable Subsidiary currently carries the property on its books, subject only to the Company Permitted Exceptions.
(c)   Except for Company Permitted Exceptions, neither the Company nor any of its Subsidiaries shall voluntarily encumber any real property prior to the Closing Date. In the event that the Company cannot obtain any of the Title Insurance Policies, and Acquiror has not, prior to the Closing Date, given notice to the Company that Acquiror is willing to waive objection to each title exception which is not set forth in the applicable Title Commitment (each, a “New Encumbrance”), the Company shall discharge or remove each such New Encumbrance that can be discharged or removed by the payment of a liquidated sum of money. The Company shall use commercially reasonable efforts to discharge any New Encumbrance that cannot be discharged solely by the payment of a liquidated sum of money, unless such New Encumbrance is a Company Permitted Exception. The Company shall be entitled to postpone the Closing Date for up to thirty (30) days in the aggregate, in order to discharge any New Encumbrance which is not a Company Permitted Exception. If the Company has not discharged any New Encumbrance that is not a Company Permitted Exception and which cannot be discharged solely by the payment of a liquidated sum of money on or prior to the Closing Date (subject to any postponement in accordance with the preceding sentence), and if such New Encumbrance, in the sole determination of Acquiror, would reasonably be expected to (i) materially interfere with the use or operation of such real property, or (ii) materially affect the fair market value of such real property, then Acquiror shall have the right to terminate this Agreement.
(d)   If the consent of any landlord is required for transfer or assignment of any lease by virtue of the Contemplated Transactions, the Company shall obtain such required consents as soon as reasonably practicable after the Agreement Date, but in no event later than five (5) Business Days before the Closing.

Section 5.15   Surveys.   Acquiror may, in its discretion, within forty-five (45) days after the Agreement Date, require the Company to provide, at the Company’s expense and as soon as practicable, but in no event later than fifteen (15) Business Days prior to the Closing, a current American Land Title Association survey, including any Table A items reasonably requested by Acquiror, of any or all parcels of real property owned by the Company and any of its Subsidiaries, other than property carried as OREO, disclosing no survey defects that would impair the use thereof for the purposes for which it is held or materially impair the value of such property.
Section 5.16   Environmental Investigation.
(a)   Acquiror may, in its discretion, within forty-five (45) days after the Agreement Date, require the Company to order, at the Company’s expense, a Phase I environmental site assessment to be conducted in accordance with ASTM Standard E1527-21, Standard Practice for Environmental Site Assessments (the “ASTM Standard”) to be delivered to Company and Acquiror for each parcel of real property in which the Company or any of its Subsidiaries holds an interest, including property carried as OREO (each, a “Phase I Report”), conducted by an independent professional consultant selected by the Company and reasonably acceptable to Acquiror to determine if any real property in which the Company or any of its Subsidiaries holds any interest contains or gives evidence of any “Recognized Environmental Conditions,” as that term is defined in the ASTM Standard. If a Phase I Report discloses any “Recognized Environmental Conditions” under the ASTM Standard, then Acquiror may, upon receipt of written permission from the Company, which permission shall not be unreasonably withheld, promptly obtain a Phase II subsurface investigation with respect to any Recognized Environmental Condition identified in a Phase I, which report shall, to the extent feasible, contain an estimate of the approximate cost of any remediation or other follow-up work recommended to address those conditions in accordance with applicable Legal Requirements (each, a “Phase II Report,” and, together with the associated Phase I Report, an “Environmental Report”), the cost of each such Phase II Report shall be borne by the Company and shall be provided to both the Company and Acquiror. Acquiror shall have no duty to act upon any information produced by an Environmental Report. All Environmental Reports shall be the property of the Company and shall be held in confidence as provided in the Confidentiality Agreement.
(b)   In the event that the results of any Phase II report are not to Acquiror’s reasonable satisfaction, or disclose any environmental condition or conditions which, either in accordance with Environmental Laws or reasonable commercial practices, would reasonably be expected to require further investigation, cleanup and/or remediation the cost of which, either individually or in the aggregate, would reasonably be expected to exceed $2,000,000, then Acquiror may, at its sole option, terminate this Agreement upon ten (10) days prior written notice to the Company.
Section 5.17   Landlord Estoppel Certificates.   The Company shall use reasonable efforts to obtain and deliver to Acquiror, no later than ten (10) Business Days prior to Closing, an executed landlord estoppel letter in substantially the form attached hereto as Exhibit D, from each landlord under each lease where the Company or the Bank is a tenant, as such leases are listed in Section 3.9(a) of the Company Disclosure Schedules; provided, however, that neither the Company nor any of its Affiliates shall be obligated to (a) pay any consideration to the Person from whom any landlord estoppel certificate is requested or (b) reimburse Acquiror for any consideration paid to such Person. Notwithstanding anything herein to the contrary, the Company shall not be in default hereunder for the failure to obtain any such landlord estoppel certificate and the receipt of such landlord estoppel certificates shall not be a condition to the Closing.
Section 5.18   Third-Party Consents.   The Company shall have received the consents and approvals, and shall have delivered the notices, required pursuant to the Contracts listed in Section 3.16(s) of the Company Disclosure Schedules.
Section 5.19   Treatment of Company Subsidiaries.   The Company shall use commercially reasonable efforts and cooperate with Acquiror to, prior to the Effective Time, wind up and dissolve, or merge with and into the Bank, as requested by Acquiror, both of HFSB and HFIS.

ARTICLE 6
ACQUIROR’S COVENANTS
Section 6.1   Access and Investigation.
(a)   Subject to any applicable Legal Requirement, the Company and its Representatives shall, at all times during normal business hours and with reasonable advance notice, have such reasonable access to the facilities, operations, records and properties of Acquiror and each of its Subsidiaries in accordance with the provisions of this Section 6.1(a), as shall be necessary for the purpose of determining Acquiror’s continued compliance with the terms and conditions of this Agreement. The Company and its Representatives may, during such period, make or cause to be made such reasonable investigation of the operations, records and properties of Acquiror and each of its Subsidiaries and of their respective financial and legal conditions as Company shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere materially with the normal operations of Acquiror or any of its Subsidiaries. Upon request, Acquiror and each of its Subsidiaries will furnish the Company or its Representatives attorneys’ responses to auditors’ requests for information regarding Acquiror or such Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by the Company (provided, such disclosure would not result in the waiver by Acquiror or any of its Subsidiaries of any claim of attorney-client privilege). No investigation by the Company or any of its Representatives shall affect the representations and warranties made by Acquiror in this Agreement. This Section 6.1(a) shall not require the disclosure of any information to the Company the disclosure of which, in Acquiror’s reasonable judgment: (i) would be prohibited by any applicable Legal Requirement; (ii) would result in the breach of any agreement with any third party in effect on the Agreement Date; or (iii) relate to pending or threatened litigation or investigations, if disclosure might affect the confidential nature of, or any privilege relating to, the matters being discussed. If any of the restrictions in the preceding sentence shall apply, the Company and Acquiror will make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.
(b)   From the Agreement Date until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Acquiror shall promptly furnish to the Company: (i) a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal and state banking laws or federal or state securities laws, which is not available on the SEC’s EDGAR internet database; and (ii) a copy of each report filed by it or any of its Subsidiaries with any Regulatory Authority; in each case other than portions of such documents relating to confidential supervisory or examination materials or the disclosure of which would violate any applicable Legal Requirement.
(c)   All information obtained by the Company in accordance with this Section 6.1 shall be treated in confidence as provided in the Confidentiality Agreement.
Section 6.2   Operation of Acquiror and Acquiror Subsidiaries.
(a)   Except as previously disclosed in the Acquiror Previous Disclosure, as required by applicable Legal Requirements, or with the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, during the period from the Agreement Date to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, Acquiror shall, and shall cause each of its Subsidiaries to: (i) conduct its business in the Ordinary Course of Business; (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships; and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company or Acquiror to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.
(b)   Except as previously disclosed in the Acquiror Previous Disclosure, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirements or with the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, during the period from the Agreement Date to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, Acquiror shall not, and shall cause each of its Subsidiaries not to: (i) take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Acquiror or the Company to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions; (ii) amend the Acquiror Certificate of Incorporation or the Acquiror Bylaws, or similar governing documents of any of its Subsidiaries, in a manner that would materially and adversely affect the benefits of the Merger to the stockholders of the Company; (iii) directly or indirectly adjust, split, combine, redeem or reclassify any shares of Acquiror Common Stock; (iv) amend the terms of, waive any rights under, terminate (other than at its stated expiration date), violate the terms of or enter into any Contract or other binding obligation relating to Acquiror Common Stock or rights associated therewith; or (v) agree to take, make any commitment to take, or adopt any resolutions of the Acquiror Board in support of, any of the actions prohibited by this Section 6.2.
Section 6.3   Acquiror Voting Agreement.   Concurrently with the execution and delivery of this Agreement, Acquiror shall deliver to the Company the Acquiror Voting Agreement, signed by all of the directors and executive officers of Acquiror as of the Agreement Date who own or control the voting of any shares of Acquiror Common Stock.
Section 6.4   Acquiror Stockholders’ Meeting.
(a)   Subject to the other provisions of this Agreement, Acquiror shall, as promptly as reasonably practicable after the date the Registration Statement is declared effective, take all action necessary, including as required by and in accordance with the DGCL, Acquiror Certificate of Incorporation and Acquiror Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment or postponement, the “Acquiror Stockholders’ Meeting”) for the purpose of obtaining the Acquiror Stockholder Approval. Acquiror and the Acquiror Board will use their commercially reasonable efforts to obtain from its stockholders the Acquiror Stockholder Approval, including by recommending that its stockholders vote in favor of any proposal for the Acquiror Stockholder Approval, and Acquiror and the Acquiror Board will not withhold, withdraw, qualify or adversely modify (or publicly propose or resolve to withhold, withdraw, qualify or adversely modify) the Acquiror Board’s recommendation to Acquiror’s stockholders that Acquiror’s stockholders vote in favor of any proposal for the Acquiror Stockholder Approval (an “Acquiror Adverse Recommendation”).
(b)   Notwithstanding the foregoing, prior to the time the Acquiror Stockholder Approval is obtained, the Acquiror Board may make an Acquiror Adverse Recommendation or publicly propose or resolve to make an Acquiror Adverse Recommendation if, after consultation with outside counsel, the Acquiror Board determines in good faith it is reasonably likely that to, or to continue to, recommend this Agreement to its stockholders would result in a violation of its fiduciary duties under applicable Legal Requirements, subject to Section 10.3.
Section 6.5   Information Provided to the Company.   Acquiror agrees that the information concerning Acquiror or any of its Subsidiaries that is provided or to be provided by Acquiror to the Company for inclusion or that is included in the Registration Statement or Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (i) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (ii) in the case of the Proxy Statement or any amendment thereof or supplement thereto, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, Acquiror shall have no responsibility for the truth or accuracy of any information with respect to the Company or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or in any document submitted to, or other communication with, any Regulatory Authority.

Section 6.6   Operating Functions.   Acquiror and Acquiror Bank shall cooperate with the Company and the Bank in connection with planning for the efficient and orderly combination of the parties and the operation of the Bank and Acquiror Bank, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective at the Effective Time or such later date as the parties may mutually agree.
Section 6.7   Indemnification.
(a)   Acquiror agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the Agreement Date or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries (each, an “Indemnified Party”) as provided in the Company Certificate of Incorporation or the Charter or other organizational documents of any of the Company’s Subsidiaries, as appropriate, in each case as in effect on the Agreement Date, or pursuant to any other Contracts in effect as of the Agreement Date and as set forth on Section 6.7(a) of the Company Disclosure Schedules, shall be assumed by the Surviving Entity, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms. For a period of six (6) years after the Effective Time, the Surviving Entity shall, and Acquiror shall cause the Surviving Entity to, cause the Certificate of Incorporation of the Surviving Entity to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable to the Indemnified Parties as the indemnification, advancement of expenses and exculpation provisions set forth in the Company Certificate of Incorporation or the Charter or other organizational documents of any of the Company’s Subsidiaries, as appropriate as of the Agreement Date. During such six (6)-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Legal Requirements.
(b)   Prior to the Effective Time, the Company shall obtain or cause its Subsidiaries to obtain and Acquiror shall fully pay the premium for the extension of the Company’s and each of its Subsidiaries’ directors’ and officers’ liability insurance policies set forth on Section 6.7(b) of the Company Disclosure Schedules (complete and accurate copies of which have been heretofore made available to Acquiror) (the “Existing D&O Policy”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each Person currently covered by the Existing D&O Policy for a period of up to six (6) years after the Effective Time; provided, that, Acquiror shall not be required to pay in the aggregate more than 250% of the amount of the aggregate annual premium paid by the Company, or its Subsidiaries, as applicable, for the current policy term for such policy, which annual premium is set forth on Section 6.7(b) of the Company Disclosure Schedules. It is understood and agreed that if the aggregate premiums for the coverage set forth in this Section 6.7(b) would exceed such 250% amount, Acquiror shall be obligated to pay for the maximum available coverage as may be obtained by the Company, or its Subsidiaries, as applicable, for such 250% amount.
(c)   If Acquiror or any of its successors or assigns shall: (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfer all or substantially all its properties and assets to any Person; then, and in each such case, Acquiror shall cause proper provision to be made so that the successor and assign of Acquiror assumes the obligations set forth in this Section 6.7.
(d)   The provisions of this Section 6.7 shall survive consummation of the Merger and the Bank Merger and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives.
Section 6.8   Authorization and Reservation of Acquiror Common Stock.   The Acquiror Board shall authorize and reserve the maximum number of shares of Acquiror Common Stock to be issued pursuant to this Agreement.
Section 6.9   Stock Exchange Listing.   Acquiror shall use its reasonable best efforts to cause all shares of Acquiror Common Stock issuable or to be reserved for issuance under this Agreement to be approved for listing on the Nasdaq Capital Market prior to the Closing Date.

Section 6.10   Board Representation.   Subject to any necessary approval by the appropriate Regulatory Authorities, Acquiror shall take all appropriate action, subject to and in accordance with the Acquiror Certificate of Incorporation and the Acquiror Bylaws, to appoint one individual serving on the Company Board and mutually agreeable to the Company and Acquiror, to the Acquiror Board, effective immediately upon the Effective Time.
Section 6.11   Eligibility Period.   Acquiror will, from the Effective Time and for at least three (3) months thereafter, cause Acquiror’s Employee Stock Ownership Plan, as amended (the “Acquiror ESOP”), to maintain a three (3) month eligibility period for new participants, including but not limited to employees of the Company and its Subsidiaries.
Section 6.12   Acquiror ESOP Matters.   On or before the Effective Time, Acquiror may, in its sole discretion, engage a special, independent trustee and if one is engaged, Acquiror shall direct such trustee (the “Acquiror ESOP Trustee”) to: (i) provide to the Acquiror ESOP participants similar notices and materials provided to other Acquiror stockholders with respect to those matters requiring a vote or election of the Acquiror stockholders under this Agreement; (ii) obtain direction from the Acquiror ESOP participants as to how to vote those shares of Acquiror Common Stock allocated to the accounts of the Acquiror ESOP participants with respect to those matters for which a stockholder vote is required, and elections permitted, under this Agreement; (iii) vote, and make elections as to, such shares of Acquiror Common Stock in accordance with the direction of the Acquiror ESOP participants and in accordance with the Acquiror ESOP; and (iv) vote, and make elections as to, the shares of Acquiror Common Stock for which no voting or election direction has been timely received. If requested by the Acquiror ESOP Trustee, the Company and Acquiror shall use commercially reasonable efforts and cooperate with the Acquiror ESOP Trustee to enable the Acquiror ESOP Trustee, in its capacity as independent discretionary trustee of the Acquiror ESOP, to obtain a fairness opinion dated as of the Effective Date from an independent financial advisor in form and substance reasonably satisfactory to the Company and Acquiror.
ARTICLE 7
COVENANTS OF ALL PARTIES
Section 7.1   Regulatory Approvals.   As soon as practicable following the Agreement Date, but in no event more than forty-five (45) days after the Agreement Date, Acquiror shall prepare and file with the applicable Regulatory Authorities appropriate applications, notices or filings to obtain all Requisite Regulatory Approvals, and the Company and each of its Subsidiaries will cooperate with Acquiror as reasonably requested by Acquiror, and the Company will comply with the terms of such Requisite Regulatory Approvals. Acquiror shall provide the Company with copies of the non-confidential portions of all applications, notices or filings filed with any Regulatory Authorities for the Requisite Regulatory Approvals, and Acquiror shall keep the Company informed as to the progress of such applications and provide the Company with copies of all non-confidential correspondence or orders evidencing the Requisite Regulatory Approvals. The Company will, upon request, furnish Acquiror with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any application, notices or filing made by or on behalf of Acquiror with or to any Regulatory Authority in connection with the Contemplated Transactions.
Section 7.2   SEC Registration.   As soon as practicable following the Agreement Date, the Company and Acquiror shall prepare and file with the SEC the Proxy Statement and Acquiror shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included. Acquiror shall use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the Contemplated Transactions. Prior to the filing of the Registration Statement, Acquiror shall consult with the Company with respect to such filing and shall afford the Company and its representatives reasonable opportunity to review and comment thereon. The Registration Statement and the Proxy Statement shall include all information reasonably requested by the Company to be included. The Company will use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company’s stockholders, and Acquiror will use its commercially reasonable efforts to cause the Proxy Statement to be mailed to Acquiror’s stockholders, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Acquiror shall also take any action required to be taken under any applicable Legal Requirement in connection with the Acquiror Stock Issuance, and each party shall furnish all information concerning itself and its stockholders as may be reasonably requested in connection with any such action. Acquiror will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Acquiror Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC to amend the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. The parties shall use commercially reasonable efforts to respond (with the assistance of the other party) as promptly as practicable to any comments of the SEC with respect thereto. If prior to the Effective Time any event occurs with respect to the Company, Acquiror or any Subsidiary of the Company or Acquiror, respectively, or any change occurs with respect to information supplied by or on behalf of the Company or Acquiror, respectively, for inclusion in the Proxy Statement or the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, the Company or Acquiror, as applicable, shall promptly notify the other of such event (including, prior to entering into any agreement providing for any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction involving Acquiror or any of its Subsidiaries), and the Company or Acquiror, as applicable, shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and the Registration Statement and, as required by applicable Legal Requirements, in disseminating the information contained in such amendment or supplement to the Company’s stockholders and to Acquiror’s stockholders. Acquiror shall take all action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “Blue Sky” Legal Requirements and the rules and regulations thereunder in connection with the Merger and the issuance of Acquiror Common Stock as consideration hereunder. Except as otherwise set forth in this Agreement, no amendment or supplement (including by incorporation by reference) to the Registration Statement or the Proxy Statement shall be made without the approval of the Company or Acquiror, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that the Company, in connection with a Company Adverse Recommendation, may amend or supplement the Proxy Statement or the Registration Statement (including by incorporation by reference) pursuant to an amendment to effect such change, and in such event, Acquiror’s approval right in this Section 7.2 shall apply only with respect to such information relating to Acquiror or its business, financial condition or results of operations, and shall be subject to the right of Acquiror to have the Acquiror Board’s deliberations and conclusions be accurately described therein, and, provided further, that Acquiror, in connection with an Acquiror Adverse Recommendation, may amend or supplement the Proxy Statement or the Registration Statement (including by incorporation by reference) pursuant to an amendment to effect such change, and in such event, the Company’s approval right in this Section 7.2 shall apply only with respect to such information relating to the Company or its business, financial condition or results of operations, and shall be subject to the right of the Company to have the Company Board’s deliberations and conclusions be accurately described therein.
Section 7.3   Publicity.   Neither the Company nor Acquiror shall, and neither the Company nor Acquiror shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning the Contemplated Transactions without the prior consent (which shall not be unreasonably withheld or delayed) of Acquiror, in the case of a proposed announcement, statement or disclosure by the Company, or the Company, in the case of a proposed announcement, statement or disclosure by Acquiror; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances), issue or cause the publication of any press release or other public announcement to the extent required by applicable Legal Requirements or by the Nasdaq Rules.
Section 7.4   Commercially Reasonable Efforts; Cooperation.   Each of the Company and Acquiror agrees to exercise good faith and use its commercially reasonable efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the Contemplated Transactions as promptly as practicable. Neither the Company nor Acquiror will intentionally take or intentionally permit to be taken any action that would be a breach of the terms or provisions of this Agreement. The Company agrees to use its commercially reasonable efforts to obtain all consents or approvals necessary to consummate the Contemplated Transactions, including all applicable consents under the Contracts listed (or required to be listed) on Section 3.4 and Section 3.16 of the Company Disclosure Schedules. Between the Agreement Date and the Closing Date, each of the Company and Acquiror will, and will cause each of its respective Subsidiaries, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by any applicable Legal Requirements to make in connection with the Contemplated Transactions. Subject to applicable Legal Requirements and the instructions of any Regulatory Authority, each party shall keep the other party reasonably apprised of the status of matters relating to the completion of the Contemplated Transactions, including promptly furnishing the other party with copies of non-confidential notices or other written communications received by it or any of its Subsidiaries from any Regulatory Authority with respect to such transactions.
Section 7.5   Tax Free Reorganization.
(a)   The parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) and related sections of the Code and that this Agreement constitutes a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code (the “Intended Tax Consequences”). From and after the Agreement Date and until the Effective Time, each of the Company and Acquiror shall use its commercially reasonable efforts, and shall cause their Subsidiaries to use commercially reasonable efforts, to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Following the Effective Time, neither Acquiror nor any Affiliate of Acquiror knowingly shall take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Within forty-five (45) days following the Effective Time, the Surviving Entity shall comply with the reporting requirements of Section 1.6045B-1(a)(2) of the Treasury Regulations. Each of the Company and Acquiror shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code on its United States federal income Tax Return, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
(b)   As of the Agreement Date, to the Knowledge of the Company, there is no reason: (i) why the Company would not be able to deliver to counsel to the Company and counsel to Acquiror, at the date of the legal opinions referred to in Section 8.8 and Section 9.8, certificates substantially in compliance with IRS published advance ruling guidelines, with reasonable or customary exceptions and modifications thereto (the “IRS Guidelines”), to enable counsel to the Company and counsel to Acquiror to deliver the legal opinions contemplated Section 8.8 and Section 9.8, respectively, and the Company hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to the Company would not be able to deliver the opinion required by Section 9.8. The Company will deliver such certificates to counsel to the Company and counsel to Acquiror.
(c)   As of the Agreement Date, to the Knowledge of Acquiror, there is no reason: (i) why Acquiror would not be able to deliver to counsel to Acquiror and counsel to the Company, at the date of the legal opinions referred to in Section 8.8 and Section 9.8, certificates substantially in compliance with IRS Guidelines, to enable counsel to Acquiror and counsel to the Company to deliver the legal opinions contemplated Section 8.8 and Section 9.8, respectively, and Acquiror hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to Acquiror would not be able to deliver the opinion required by Section 8.8. Acquiror will deliver such certificates to counsel to Acquiror and counsel to the Company.
Section 7.6   Employees and Employee Benefits.
(a)   All individuals employed by the Company or any of its Subsidiaries immediately prior to the Closing (“Covered Employees”) shall automatically become employees of Acquiror as of the Closing. Following the Closing, Acquiror shall initially provide employee benefit plans and compensation opportunities for the benefit of Covered Employees that provide employee benefits and compensation opportunities that, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available to similarly-situated employees of Acquiror under the Acquiror Benefit Plans; provided, however, that: (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen Acquiror Benefit Plan; and (ii) until such time as Acquiror shall cause Covered Employees to participate in the Acquiror Benefit Plans, a Covered Employee’s continued participation in Company Benefit Plans shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Acquiror Benefit Plans may commence at different times with respect to each Acquiror Benefit Plan). For the avoidance of doubt, nothing in this Section 7.6 is intended to, or shall be interpreted to, provide any rights to continued employment for any Covered Employee for any period of time following the Closing.
(b)   Except for the Acquiror ESOP, for the purpose of satisfying eligibility requirements and vesting periods (but not for the purpose of benefit accruals) under the Acquiror Benefit Plans providing benefits to the Covered Employees (the “New Plans”), each Covered Employee shall be credited with his or her years of service with the Company and each of its Subsidiaries and their respective predecessors to the same extent as such Covered Employee was entitled to credit for such service under any applicable Company Benefit Plan in which such Covered Employee participated or was eligible to participate immediately prior to the Transition Date; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.
(c)   In addition, and without limiting the generality of the foregoing, as of the Transition Date, Acquiror shall use commercially reasonable efforts to provide that: (i) each Covered Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is similar in type to an applicable Company Benefit Plan in which such Covered Employee was participating immediately prior to the Transition Date (such Company Benefit Plans prior to the Transition Date collectively, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or similar benefits to any Covered Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan shall be waived for such Covered Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan in which such Covered Employee, as applicable, participated or was eligible to participate immediately prior to the Transition Date; and (iii) any eligible expenses incurred by such Covered Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the Transition Date shall be taken into account under such New Plan to the extent such eligible expenses were incurred during the plan year of the New Plan in which the Transition Date occurs for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Covered Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(d)   The Company and each of its Subsidiaries shall take all actions necessary to terminate the Company’s severance policies immediately prior to the Effective Time. Subject to the provisions of Section 7.6(e), following the Effective Time, Acquiror or Acquiror’s Subsidiary will cause any eligible Covered Employee (exempt and non-exempt) to be covered by a severance policy under which employees who incur a qualifying involuntary termination of employment will be eligible to receive severance pay in accordance with the severance pay schedule set forth on Exhibit E. Notwithstanding the foregoing, no Covered Employee eligible to receive a CIC Payment shall be entitled to participate in the severance policy described in this Section 7.6(d) or to otherwise receive severance benefits; provided, however, that a Covered Employee who becomes an employee of Acquiror or one of Acquiror’s Subsidiaries after the Closing shall be entitled to be covered by the severance policy under which employees who incur a qualifying involuntary termination of employment and be eligible to receive severance pay in accordance with the severance policy of Acquiror or the Bank, whichever is applicable. Any Covered Employee who waives and relinquishes his or her right to a CIC Payment will be eligible for a severance payment as provided in this Section 7.6(d).
(e)   Any Company employee who has or is party to any employment agreement, severance agreement, change in control agreement, salary continuation agreement or any other agreement or arrangement that provides for a CIC Payment shall not receive any severance benefits as provided in Section 7.6(d), but will receive the CIC Payment to the extent it is required to be paid under such agreement; provided, that, on or before the Closing Date, the Company will take all steps necessary to ensure that in the event that the amounts of the CIC Payment, either individually or in conjunction with a payment or benefit under any other plan, agreement or arrangement that is aggregated for purposes of Section 280G of the Code (in the aggregate “Total Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of the Code, then the amounts of the CIC Payment shall be reduced such that the value of the Total Payments that each counterparty is entitled to receive shall be $1.00 less than the maximum amount which the counterparty may receive without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code.
Section 7.7   Takeover Laws.   If any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover Legal Requirement is or may become applicable to the Merger, the parties shall use their respective commercially reasonable efforts to (i) take such actions as are reasonably necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and (ii) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such Legal Requirement on the Merger and the Contemplated Transactions.
Section 7.8   Section 16 Matters.   Prior to the Effective Time, the parties will each take such steps as may be necessary or appropriate to cause any dispositions of Company Common Stock or acquisitions of Acquiror Common Stock resulting from the Merger and the Contemplated Transactions by each individual who is or may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 7.9   Stockholder Litigation.   Each of Acquiror and the Company shall promptly advise the other party in writing after becoming aware of any Legal Action commenced, or to the Knowledge of such party, threatened, against such party or any of its officers or directors by any stockholder of such party (on their own behalf or on behalf of such party) or by any Regulatory Authority relating to this Agreement or the Contemplated Transactions (the “Transaction Litigation”) and shall keep the other party reasonably informed regarding any Transaction Litigation. Each party shall: (i) give the other party the opportunity to participate in the defense and settlement of any such Transaction Litigation; (ii) keep the other party reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any Transaction Litigation, and provide the other party with the opportunity to consult with such party regarding the defense of any such litigation, which advice such party shall consider in good faith; and (iii) not settle any Transaction Litigation without the prior written consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned).
Section 7.10   Company ESOP Fairness Opinion.   If requested by the Company ESOP Trustee, the Company and Acquiror shall use commercially reasonable efforts and cooperate with the Company ESOP Trustee to enable the Company ESOP Trustee, in its capacity as independent discretionary trustee of the Company ESOP, to obtain an opinion dated as of the Effective Date from an independent financial advisor meeting the requirements of Section 401(a)(28)(C) of the Code, in form and substance reasonably satisfactory to the Company and Acquiror, that after review of the terms of the Contemplated Transactions: (i) the consideration to be paid to the Company ESOP for the Company Common Stock held by the Company ESOP in connection with the Contemplated Transactions is not less than the fair market value (as such term is used in determining “adequate consideration” under Section 3(18) of ERISA) of the Company Common Stock owned by the Company ESOP; and (ii) that the terms of the Contemplated Transactions, including, without limitation, the consideration to be received by the Company ESOP in connection with the Contemplated Transactions, are fair to the ESOP from a financial point of view.
ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR
The obligations of Acquiror to consummate the Contemplated Transactions and to take the other actions required to be taken by Acquiror at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Acquiror in whole or in part):

Section 8.1   Accuracy of Representations and Warranties.   Other than the representations and warranties of the Company contained in Section 3.1, Section 3.2, Section 3.3, Section 3.5, Section 3.6, Section 3.7 and Section 3.21, the representations and warranties of the Company contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Agreement Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Company contained in Section 3.1, Section 3.2, Section 3.3, Section 3.5, Section 3.6, Section 3.7 and Section 3.21 shall be true and correct in all respects on and as of the Agreement Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
Section 8.2   Performance by the Company.   The Company shall have performed and complied in all material respects with all of the agreements, covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.
Section 8.3   Stockholder Approvals.   The Company Stockholder Approval and the Acquiror Stockholder Approval shall have been obtained.
Section 8.4   No Proceedings, Injunctions or Restraints; Illegality.   Since the Agreement Date, there must not have been commenced or threatened any Proceeding: (i) other than the stockholder litigation contemplated by Section 7.9, involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (ii) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected by the Acquiror Board to have a Material Adverse Effect on the Surviving Entity. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Contemplated Transactions shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Regulatory Authority which prohibits or makes illegal consummation of the Merger.
Section 8.5   Regulatory Approvals.   All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and no such Requisite Regulatory Approval shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected by the Acquiror Board to materially restrict or burden the Surviving Entity.
Section 8.6   Registration Statement.   The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.
Section 8.7   Officers’ Certificate.   Acquiror shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying as to the matters set forth in Section 8.1 and Section 8.2.
Section 8.8   Tax Opinion.   Acquiror shall have received a written opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP, tax counsel to Acquiror, in form and substance reasonably satisfactory to the Company and Acquiror, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) the Company and Acquiror will each be a party to such reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss will be recognized by holders of Company Common Stock upon the receipt of shares of Acquiror Common Stock in exchange for their shares of Company Common Stock, except to the extent of any cash received in lieu of fractional shares of Acquiror Common Stock pursuant to Section 2.4. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Acquiror and the Company, reasonably satisfactory in form and substance to such counsel.
Section 8.9   FIRPTA Certificate.   The Company shall have delivered to Acquiror a properly executed statement from the Company that meets the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h)(1), dated as of the Closing Date in a form and substance acceptable to Acquiror.
Section 8.10   Stock Exchange Listing.   Acquiror shall have filed with the Nasdaq Capital Market a notification form for the listing of all shares of Acquiror Common Stock to be delivered in the Merger, and the Nasdaq Capital Market shall not have objected to the listing of such shares of Acquiror Common Stock.
Section 8.11   Company Subsidiaries.   The Company shall have effected the dissolution or merger of HFSB and HFIS requested by Acquiror pursuant to Section 5.19.
Section 8.12   Termination of Customer Accounts.   The Company shall have terminated and closed all of the customer accounts set forth on Section 5.13 of the Company Disclosure Schedules pursuant to binding termination agreements.
Section 8.13   Company Transaction Expenses.   All Company Transaction Expenses shall have been paid or accrued by the Company or the Bank on or prior to the Closing Date, and all Company Transaction Expenses paid or accrued by the Company or the Bank shall have been reflected in the calculation of Stockholders’ Equity pursuant to Section 12.1(uuu).
Section 8.14   No Material Adverse Effect.   From the Agreement Date to the Closing, there shall be and have been no change in the financial condition, assets or business of the Company or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on the Company.
ARTICLE 9
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY
The obligations of the Company to consummate the Contemplated Transactions and to take the other actions required to be taken by the Company at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):
Section 9.1   Accuracy of Representations and Warranties.   Other than the representations and warranties of Acquiror contained in Section 4.1, Section 4.2, Section 4.3, Section 4.5, Section 4.6, Section 4.7 and Section 4.18, the representations and warranties of Acquiror contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Agreement Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Acquiror contained in Section 4.1, Section 4.2, Section 4.3, Section 4.5, Section 4.6, Section 4.7 and Section 4.18 shall be true and correct in all respects on and as of the Agreement Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
Section 9.2   Performance by Acquiror.   Acquiror shall have performed and complied in all material respects with all of the agreements, covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.
Section 9.3   Stockholder Approvals.   The Company Stockholder Approval and the Acquiror Stockholder Approval shall have been obtained.
Section 9.4   No Proceedings; No Injunctions or Restraints; Illegality.   Since the Agreement Date, there must not have been commenced or threatened any Proceeding: (i) other than the stockholder litigation contemplated by Section 7.9, involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (ii) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected by the Company Board to have a Material Adverse Effect on the Surviving Entity. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Contemplated Transactions shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Regulatory Authority which prohibits or makes illegal consummation of the Merger.
Section 9.5   Regulatory Approvals.   All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and no such Requisite Regulatory Approval shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected by the Company Board to materially restrict or burden the Surviving Entity.
Section 9.6   Registration Statement.   The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.
Section 9.7   Officers’ Certificate.   The Company shall have received a certificate signed on behalf of Acquiror by an executive officer of Acquiror certifying as to the matters set forth in Section 9.1 and Section 9.2.
Section 9.8   Tax Opinion.   The Company shall have received a written opinion of Ballard Spahr LLP, tax counsel to the Company, in form and substance reasonably satisfactory to the Company and Acquiror, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) the Company and Acquiror will each be a party to such reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss will be recognized by holders of Company Common Stock upon the receipt of shares of Acquiror Common Stock in exchange for their shares of Company Common Stock, except to the extent of any cash received in lieu of fractional shares of Acquiror Common Stock pursuant to Section 2.4. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Acquiror and the Company, reasonably satisfactory in form and substance to such counsel.
Section 9.9   Stock Exchange Listing.   Acquiror shall have filed with the Nasdaq Capital Market a notification form for the listing of all shares of Acquiror Common Stock to be delivered in the Merger, and the Nasdaq Capital Market shall not have objected to the listing of such shares of Acquiror Common Stock.
Section 9.10   No Material Adverse Effect.   From the Agreement Date to the Closing, there shall be and have been no change in the financial condition, assets or business of Acquiror or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on Acquiror.
ARTICLE 10
TERMINATION
Section 10.1   Termination of Agreement.   This Agreement may be terminated only as set forth below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Acquiror, by:
(a)   Mutual consent of the Acquiror Board and Company Board, each evidenced by appropriate written resolutions;
(b)   Acquiror, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (except for breaches of Section 5.4 or Section 5.10, which are separately addressed in Section 10.1(g)), which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in ARTICLE 8 and such breach or failure to perform has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach, making such untrue representation and warranty or failing to perform; provided, however, that such breach or failure is not a result of the failure by Acquiror or any of its Subsidiaries to perform and comply in all material respects with any of their obligations under this Agreement that are to be performed or complied with by them prior to or on the date required hereunder;
(c)   The Company, if Acquiror shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in ARTICLE 9 and such breach or failure to perform has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach, making such untrue representation and warranty or failing to perform; provided, however, that such breach or failure is not a result of the failure by the Company or any of its Subsidiaries to perform and comply in all material respects with any of their obligations under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder;
(d)   Acquiror or the Company if: (i) any Regulatory Authority that must grant a Requisite Regulatory Approval has denied approval of any of the Contemplated Transactions and such denial has become final and nonappealable; (ii) any application, filing or notice for a Requisite Regulatory Approval has been withdrawn at the request or recommendation of the applicable Regulatory Authority; (iii) if the Company Stockholder Approval is not obtained following the Company Stockholders’ Meeting; or (iv) the Acquiror Stockholder Approval is not obtained following the Acquiror Stockholders’ meeting; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to a party whose failure (or the failure of any of its Affiliates) to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the occurrence of any event described in clauses (i) and (ii) above;
(e)   Acquiror or the Company, if the Effective Time shall not have occurred at or before the twelve (12) month anniversary of the Agreement Date (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date;
(f)   Acquiror or the Company, if any court of competent jurisdiction or other Regulatory Authority shall have issued a judgment, Order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the Contemplated Transactions and such judgment, Order, injunction, rule, decree or other action shall have become final and nonappealable;
(g)   Acquiror, if the Company materially breaches any of its obligations under Section 5.4 or Section 5.10;
(h)   The Company, pursuant to Section 5.10;
(i)   Acquiror, pursuant to Section 5.14(c);
(j)   Acquiror, if the Company makes or publicly proposes to make a Company Adverse Recommendation; or
(k)   The Company, if Acquiror materially breaches any of its obligations under Section 6.4 or Acquiror makes or publicly proposes to make an Acquiror Adverse Recommendation.
Section 10.2   Effect of Termination or Abandonment.   In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 10.1, this Agreement shall become null and void, and there shall be no liability of one party to the other or any restrictions on the future activities on the part of any party to this Agreement, or its respective directors, officers or stockholders, except that: (i) the Confidentiality Agreement, this Section 10.2, Section 10.3 and ARTICLE 11 shall survive such termination and abandonment; and (ii) no such termination shall relieve the breaching party from liability resulting from a breach by that party of this Agreement.
Section 10.3   Fees and Expenses.
(a)   Except as otherwise provided in this Section 10.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other Contemplated Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
(b)   If this Agreement is terminated by Acquiror pursuant to Section 10.1(g) or Section 10.1(j) or by the Company pursuant to Section 10.1(h), then the Company shall pay to Acquiror, within two (2) Business Days after such termination, an amount equal to $4,600,000 (the “Company Termination Fee”) by wire transfer of immediately available funds to such account as Acquiror shall designate.
(c)   If this Agreement is terminated by the Company pursuant to Section 10.1(k), then Acquiror shall pay to the Company, within two (2) Business Days after such termination, an amount equal to $4,600,000 (the “Acquiror Termination Fee”) by wire transfer of immediately available funds to such account as the Company shall designate.
(d)   If, after the Agreement Date and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management of the Company or has been made directly to its stockholders generally or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to the Company and (i) thereafter this Agreement is terminated by Acquiror pursuant to Section 10.1(b) as a result of a material breach; and (ii) within twelve (12) months after such termination the Company shall enter into a definitive written agreement with respect to such Acquisition Proposal, the Company shall pay to Acquiror, within two (2) Business Days after the consummation of such definitive written agreement, the Company Termination Fee by wire transfer of immediately available funds to such account as Acquiror shall designate; provided, however, that for purposes of this paragraph, Acquisition Proposal has the meaning ascribed thereto in Section 12.1(n).
(e)   Notwithstanding anything to the contrary in this Agreement, in the circumstances in which the Company Termination Fee is or becomes payable pursuant to Section 10.3(b), Acquiror’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company or any of its Affiliates with respect to the facts and circumstances giving rise to such payment obligation shall be payment of the Company Termination Fee pursuant to Section 10.3(b), and except in the case of fraud or willful and material breach of this Agreement, upon payment in full of such amount, none of Acquiror or any of its Affiliates nor any other Person shall have any rights or claims against the Company or any of its Affiliates (whether at law, in equity, in contract, in tort or otherwise) under or relating to this Agreement or the Contemplated Transactions. The Company shall not be required to pay the Company Termination Fee on more than one occasion.
(f)   Notwithstanding anything to the contrary in this Agreement, in the circumstances in which the Acquiror Termination Fee is or becomes payable pursuant to Section 10.3(c), the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Acquiror or any of its Affiliates with respect to the facts and circumstances giving rise to such payment obligation shall be payment of the Acquiror Termination Fee pursuant to Section 10.3(c), and except in the case of fraud or willful and material breach of this Agreement, upon payment in full of such amount, none of the Company nor any of its Affiliates nor any other Person shall have any rights or claims against Acquiror or any of its Affiliates (whether at law, in equity, in contract, in tort or otherwise) under or relating to this Agreement or the Contemplated Transactions. Acquiror shall not be required to pay the Acquiror Termination Fee on more than one occasion.
ARTICLE 11
MISCELLANEOUS
Section 11.1   Survival.   Except for covenants that are expressly to be performed after the Closing, none of the representations, warranties and covenants contained herein shall survive beyond the Closing.

Section 11.2   Governing Law.   All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Delaware applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Contemplated Transactions, and hereby waives, and agrees not to assert, as a defense in any action, suit or Proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or Proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the parties hereto irrevocably agree that all claims with respect to such action or Proceeding shall be heard and determined in such court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and agree that mailing of process or other papers in connection with any such action or Proceeding in the manner provided under Section 11.6 or in such other manner as may be permitted by Legal Requirements shall be valid and sufficient service thereof. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH HEREIN.
Section 11.3   Assignments, Successors and No Third Party Rights.   Neither party to this Agreement may assign any of its rights under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except for Section 6.7, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 11.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the Agreement Date or as of any other date.
Section 11.4   Modification.   This Agreement may be amended, modified or supplemented by the parties at any time before or after the Company Stockholder Approval is obtained; provided, however, that after the Company Stockholder Approval is obtained, there may not be, without further approval of the Company’s stockholders, any amendment of this Agreement that requires further approval under applicable Legal Requirements. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the parties.
Section 11.5   Extension of Time; Waiver.   At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Legal Requirements: (i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (iii) waive compliance with or amend, modify or supplement any of the agreements or conditions contained in this Agreement which are for the benefit of the waiving party. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. Except as provided in ARTICLE 10, the rights and remedies of the parties to this Agreement are cumulative and not alternative. To the maximum extent permitted by applicable Legal Requirements: (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
Section 11.6   Notices.   All notices, consents, waivers and other communications under this Agreement shall be in writing (which shall include electronic mail) and shall be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or sent by electronic mail (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to Acquiror, to:
Alerus Financial Corporation
401 Demers Avenue
Grand Forks, North Dakota 58201
Telephone: (701) 795-3200
Attention: Katie Lorenson (katie.lorenson@alerus.com)
Alerus Financial Corporation
401 Demers Avenue
Grand Forks, North Dakota 58201
Telephone: (952) 417-8494
Attention: Nicholas Brenckman (nick.brenckman@alerus.com)
with copies, which shall not constitute notice, to:
Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 W. Madison Street, Suite 3900
Chicago, Illinois 60606
Telephone: (312) 629-5143
Attention: Joseph Ceithaml (joseph.ceithaml@bfkn.com)
If to the Company, to:
HMN Financial, Inc.
1016 Civic Center Dr. NW
Rochester, Minnesota 55901
Telephone: (507) 535-1309
Attention: Bradley Krehbiel (bradk@hfsb.com)

with copies, which shall not constitute notice, to:
Ballard Spahr LLP
2000 IDS Center
80 South 8th Street
Minneapolis, Minnesota 55402
Telephone: (612) 371-2428
Attention: Scott A. Coleman (colemansa@ballardspahr.com)
or to such other Person or place as the Company shall furnish to Acquiror or Acquiror shall furnish to the Company in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (i) if delivered by hand, when delivered; (ii) if delivered by overnight delivery service, on the next Business Day after deposit with such service; (iii) if mailed in the manner provided in this Section 11.6, five (5) Business Days after deposit with the U.S. Postal Service; and (iv) if by e-mail, when sent.
Section 11.7   Entire Agreement.   This Agreement, the Schedules and any documents executed by the parties pursuant to this Agreement and referred to herein, together with the Confidentiality Agreement, constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.
Section 11.8   Severability.   Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Legal Requirements, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.
Section 11.9   Further Assurances.   The parties agree: (i) to furnish upon request to each other such further information; (ii) to execute and deliver to each other such other documents; and (iii) to do such other acts and things; all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
Section 11.10   Counterparts.   This Agreement and any amendments thereto may be executed in any number of counterparts (including by facsimile or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.
ARTICLE 12
DEFINITIONS
Section 12.1   Definitions.   In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings:
(a)   ”Acquiror Certificate of Incorporation” means the Third Amended and Restated Certificate of Incorporation of Alerus Financial Corporation, as amended.
(b)   ”Acquiror Bank” means Alerus Financial, National Association, a national banking association headquartered in Grand Forks, North Dakota, and a wholly-owned subsidiary of Acquiror.
(c)   ”Acquiror Benefit Plan” means any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other compensation, severance, bonus, profit-sharing or incentive plan or arrangement; or (vi) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vi) of this definition, that are maintained by, sponsored by, contributed to, or required to be contributed to, by Acquiror or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Acquiror or any of its Subsidiaries, or any beneficiary thereof.
(d)   ”Acquiror Board” means the board of directors of Acquiror.
(e)   ”Acquiror Bylaws” means the Alerus Financial Corporation Second Amended and Restated Bylaws, as amended.
(f)   ”Acquiror Capital Stock” means the Acquiror Common Stock and the Acquiror Preferred Stock, collectively.
(g)   ”Acquiror Common Stock” means the common stock, $1.00 par value per share, of Acquiror.
(h)   ”Acquiror Equity Award” means any outstanding stock option, stock appreciation right, restricted stock award, restricted stock unit, or other equity award granted under an Acquiror Stock Plan.
(i)   ”Acquiror ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that, at any relevant time, would be treated as a single employer with Acquiror or any of its Subsidiaries for purposes of Section 414 of the Code.
(j)   ”Acquiror Material Contract” means each Contract filed or incorporated by reference as an exhibit to an Acquiror SEC Report.
(k)   ”Acquiror SEC Reports” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed or furnished by Acquiror with the SEC under the Securities Act, the Exchange Act, or the regulations thereunder.
(l)   ”Acquiror Stock Issuance” means the issuance of the Acquiror Common Stock pursuant to this Agreement.
(m)   ”Acquiror Stock Plans” means collectively the following:
(i)   Alerus Financial Corporation 2009 Stock Plan;
(ii)   Alerus Financial Corporation Employee Stock Ownership Plan, as amended; and
(iii)   Alerus Financial Corporation 2019 Equity Incentive Plan, as amended.
(n)   ”Acquiror Stockholder Approval” means (i) the adoption and approval of this Agreement by the stockholders of Acquiror, in accordance with Section 251 of the DGCL, by the affirmative vote of holders of a majority of the outstanding shares of Acquiror Common Stock at the Acquiror Stockholders’ Meeting and (ii) the approval of the Acquiror Stock Issuance, as required by Rule 5635(a) of the Nasdaq Rules, by the affirmative vote of the holders of a majority of the votes cast on the matter assuming that a quorum is present.
(o)   ”Acquisition Proposal” means a tender or exchange offer to acquire more than 25% of the voting power in the Company or any of its Subsidiaries, a proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any other proposal or offer to acquire in any manner more than 25% of the voting power in, or more than 25% of the business, assets or deposits of, the Company or any of its Subsidiaries, other than the Contemplated Transactions and other than any sale of whole loans and securitizations in the Ordinary Course of Business.
(p)   ”Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, such specified Person.
(q)   ”Bank” means Home Federal Savings Bank, a federal savings bank headquartered in Rochester, Minnesota, and a wholly-owned subsidiary of the Company.

(r)   ”Bank Merger” means the merger of the Bank with and into, and under the charter of, Acquiror Bank.
(s)   ”BHCA” means the Bank Holding Company Act of 1956, as amended.
(t)   ”Business Day” means any day except Saturday, Sunday and any day on which banks in Grand Forks, North Dakota, or Rochester, Minnesota, are authorized or required by law or other government action to close.
(u)   ”Closing Acquiror Common Stock Price” means the weighted average of the daily closing sales prices of a share of Acquiror Common Stock as reported on the Nasdaq Capital Market for the fifteen (15) consecutive trading days immediately preceding the Closing Date.
(v)   ”Code” means the Internal Revenue Code of 1986, as amended, and any rules, regulations and guidance promulgated thereunder.
(w)   ”Company Benefit Plan” means any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA), whether or not subject to ERISA, or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), whether or not subject to ERISA, or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; (iv) equity-based compensation plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other compensation, deferred compensation, severance, bonus, profit-sharing or incentive plan or arrangement; or (vi) change in control agreement, retention agreement or employment or severance agreement, in each case with respect to clauses (i) through (vi) of this definition, that are maintained by, sponsored by, contributed to, or required to be contributed to, by the Company, any of its Subsidiaries or any Company ERISA Affiliate, for the benefit of any current or former employee, officer or director of the Company, any of its Subsidiaries or any Company ERISA Affiliate, or any beneficiary thereof. For the avoidance of doubt, each Company Stock Plan constitutes a Company Benefit Plan.
(x)   ”Company Board” means the board of directors of the Company.
(y)   ”Company Bylaws” means the Bylaws of the Company, as amended and restated.
(z)   ”Company Capital Stock” means the Company Common Stock and the Company Preferred Stock, collectively.
(aa)   ”Company Certificate of Incorporation” means the Certificate of Incorporation of the Company, as amended.
(bb)   ”Company Common Stock” means the common stock, $10.00 par value per share, of the Company.
(cc)   ”Company ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with the Company or any of its Subsidiaries for purposes of Section 414(b), (c), (m) or (o) of the Code.
(dd)   ”Company ESOP” means the HMN Financial, Inc. Employee Stock Ownership Plan.
(ee)   ”Company SEC Reports” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed or furnished by the Company with the SEC under the Securities Act, the Exchange Act, or the regulations thereunder.
(ff)   ”Company Stock Plans” means collectively the following:
(i)   Directors Deferred Compensation Plan;
(ii)   Non-Employee Director Stock Purchase Plan;

(iii)   Company ESOP;
(iv)   HMN Financial, Inc. 2009 Equity and Incentive Plan;
(v)   Executive Management Incentive Plan; and
(vi)   HMN Financial, Inc. 2017 Equity Incentive Plan.
(gg)   ”Company Stockholder Approval” means the adoption and approval of this Agreement by the stockholders of the Company, in accordance with Section 251 of the DGCL and Company Certificate of Incorporation, by the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders’ Meeting.
(hh)   ”Company Transaction Expenses” means all transaction costs of the Company, the Bank and each other Subsidiary of the Company necessary to consummate, or incurred or accrued (or required to be accrued in accordance with GAAP) in connection with, the Contemplated Transactions, including: (i) the aggregate fees and expenses of attorneys, accountants, consultants, brokers, finders, financial advisors and other professional advisors incurred by the Company, the Bank or any other Subsidiary of the Company in connection with this Agreement and the Contemplated Transactions; (ii) the aggregate costs, fees, expenses and Taxes required to be paid by the Company pursuant to this Agreement or in connection with this Agreement and the Contemplated Transactions; (iii) all costs and expenses (other than those described in clause (i) above) incurred in connection with obtaining the Company Stockholder Approval; (iv) any amounts paid or payable to any director, officer or employee of the Company, the Bank or any other Subsidiary of the Company under any Contract, benefit plan or employment practice, or otherwise in connection with or as a result of the Contemplated Transactions, including any CIC Payments but excluding any severance payments pursuant to Section 7.6(d); (v) all Contract termination or similar fees that are reasonably expected to become payable in connection with the termination of Contracts that Acquiror intends to terminate following the Effective Time; (vi) all Contract termination or similar fees that are reasonably expected to be actually incurred and to become payable prior to, at or following the Effective Time in connection with the termination of all Company Material Contracts that were not listed on Section 3.16 of the Company Disclosure Schedules; (vii) costs associated with the annuitization of the Company Pension Plan pursuant to Section 5.9; and (viii) except as expressly provided herein, all other payroll and non-payroll related costs and expenses; in each case of the clauses (i) through (vii), incurred or accrued, or to be incurred or accrued, by the Company, the Bank or any other Subsidiary of the Company in connection with this Agreement and the Contemplated Transactions. Notwithstanding any other provision hereof, all employee benefits of the Company, the Bank or other Subsidiaries of the Company shall be accrued as of and through the Closing Date, with the Company paying any and all such employee benefits accrued on or prior to the Closing Date, and Acquiror paying the cost of any and all such employee benefits accruing thereafter.
(ii)   ”Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (i) the Merger; (ii) the performance by the Company and Acquiror of their respective covenants and obligations under this Agreement; (iii) Acquiror’s issuance of shares of Acquiror Common Stock pursuant to the Registration Statement and payment of cash in lieu of fractional shares of Acquiror Common Stock pursuant to Section 2.4 in connection with the Merger; and (iv) the Bank Merger.
(jj)   ”Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding: (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.
(kk)   ”Control,” “Controlling” or “Controlled” when used with respect to any specified Person, means the power to vote twenty-five percent (25%) or more of any class of voting securities of a Person, the power to control in any manner the election of a majority of the directors or partners of such Person, or the power to exercise a controlling influence over the management or policies of such Person.

(ll)   ”CRA” means the Community Reinvestment Act, as amended.
(mm)   ”Deposit Insurance Fund” means the fund that is maintained by the FDIC to allow it to make up for any shortfalls from a failed depository institution’s assets.
(nn)   ”Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
(oo)   ”DGCL” means the General Corporation Law of the State of Delaware, as amended.
(pp)   ”DOL” means the U.S. Department of Labor.
(qq)   ”Environmental Laws” means, collectively, any Legal Requirement, judgment or permit relating to pollution or the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of) any hazardous or toxic materials, substances or wastes or (b) that regulates, imposes liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage) or establishes standards of care with respect to any of the foregoing.
(rr)   ”ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(ss)   ”Exchange Act” means the Securities Exchange Act of 1934, as amended.
(tt)   ”FDIC” means the Federal Deposit Insurance Corporation.
(uu)   ”Federal Reserve” means the Board of Governors of the Federal Reserve System or the appropriate Federal Reserve Bank acting under delegated authority.
(vv)   ”GAAP” means generally accepted accounting principles in the U.S., consistently applied.
(ww)   ”Hazardous Materials” means any substance, waste, contaminant, pollutant, gas or other material that is regulated by, subject to control or remediation pursuant to, or the use, handling, storage, disposal or release of which is subject to or may result in liability under, any Environmental Laws or is otherwise regulated under Environmental Laws. For the avoidance of doubt, Hazardous Materials includes, but is not limited to, polychlorinated biphenyls, asbestos in any form or condition, petroleum or petroleum products and any per- or poly-fluoroalkyl substances.
(xx)   ”ICFR” means internal control over financial reporting.
(yy)   ”IRS” means the U.S. Internal Revenue Service.
(zz)   ”Knowledge” means, assuming due inquiry under the facts or circumstances, the actual knowledge of (i) for the Company, its Chief Executive Officer, President, Chief Financial Officer or Chief Operating Officer, and (ii) for Acquiror, its Chief Executive Officer and President, Chief Financial Officer or Chief Risk Officer, in each case as the context requires.
(aaa)   ”Legal Action” means any legal, administrative, arbitral or other Proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations or examinations.
(bbb)   ”Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.

(ccc)   ”Material Adverse Effect” as used with respect to a party, means an event, circumstance, change, effect or occurrence which, individually or together with any other event, circumstance, change, effect or occurrence: (i) is materially adverse to the business, financial condition, assets, liabilities or results of operations of such party and each of its Subsidiaries, taken as a whole; or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other Contemplated Transactions on a timely basis; provided, that, in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent attributable to or resulting from: (A) changes in Legal Requirements and the interpretation of such Legal Requirements by courts or Regulatory Authorities; (B) changes in GAAP or regulatory accounting requirements; (C) changes or events generally affecting banks, savings and loan holding companies, bank holding companies or financial holding companies, or the economy or the financial, securities or credit markets, including changes in prevailing interest rates, liquidity and quality, currency exchange rates, price levels or trading volumes in the U.S. or foreign securities markets; (D) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States; (E) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the Contemplated Transactions, including the costs and expenses associated therewith and the response or reaction of customers, vendors, licensors, investors or employees; (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or other financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred); and (G) changes after the Agreement Date resulting from any hurricanes, earthquakes, tornados, floods or other natural disasters, man-made disasters or any outbreak of any epidemic, pandemic or other public health event or emergencies (including any law, directive or guideline issued by a Regulatory Authority in response thereto); except, with respect to clauses (A), (B), (C) and (D), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and each of its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and each of its Subsidiaries operate.
(ddd)   ”Nasdaq Rules” means the listing rules of the Nasdaq Stock Market.
(eee)   ”OCC” means the Office of the Comptroller of the Currency.
(fff)   ”Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.
(ggg)   ”Ordinary Course of Business” shall include any action taken by a Person only if such action is consistent with the past practices of such Person and is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of such Person.
(hhh)   ”OREO” means real estate owned by a Person and designated as “other real estate owned.”
(iii)   ”Outstanding Company Shares” means the shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time.
(jjj)   ”PBGC” means the U.S. Pension Benefit Guaranty Corporation.
(kkk)   ”Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, foundation, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.
(lll)   ”Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

(mmm)   ”Proxy Statement” means a proxy statement prepared by the Company or Acquiror for use in connection with the Company Stockholders’ Meeting and the Acquiror Stockholders’ Meeting, respectively, all in accordance with the DGCL, the rules and regulations of the SEC, and other Legal Requirements.
(nnn)   ”Registration Statement” means a registration statement on Form S-4 or other applicable form under the Securities Act covering the shares of Acquiror Common Stock to be issued pursuant to this Agreement, which shall include the Proxy Statement.
(ooo)   ”Regulation S-K” means Regulation S-K promulgated under the Securities Act.
(ppp)   ”Regulatory Authority” means any federal, state or local governmental body, agency, court or authority that, under applicable Legal Requirements: (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over the Company, Acquiror, or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to, the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith.
(qqq)   ”Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
(rrr)   ”Requisite Regulatory Approvals” means all necessary permits, consents, approvals and authorizations from all applicable Regulatory Authorities for approval of the Contemplated Transactions, other than the Bank Merger.
(sss)   ”SEC” means the Securities and Exchange Commission.
(ttt)   ”Securities Act” means the Securities Act of 1933, as amended.
(uuu)   ”Stockholders’ Equity” means the total stockholders’ equity of the Company as of the Closing Date, as reflected on the Company’s balance sheet as of the Closing Date, calculated on a consolidated basis and in accordance with GAAP; provided, however, that the following amounts shall be excluded from the calculation of Stockholders’ Equity: (i) the net unrealized loss or gain on securities classified as available for sale recorded under the provisions of Accounting Standard Codification Topic 320, “Investments — Debt and Equity Securities,” (ii) the after-tax accrual of any Company Transaction Expenses up to $12,066,000 on a pre-tax basis, and (iii) the aggregate fees and expenses of attorneys actually incurred, following the Agreement Date, in connection with any Transaction Litigation, up to $50,000.
(vvv)   ”Stockholders’ Equity Threshold” means an amount equal to: (a) $124,163,656; (b)(i) minus $590,000 per month for every calendar month by which the Closing Date precedes September 30, 2024 or (ii) plus an additional $645,000 per month for every calendar month by which the Closing Date follows September 30, 2024; plus (c) the amount of Stockholders’ Equity attributable to the exercise of Company Stock Options after March 31, 2024.
(www)   ”Stockholders’ Equity Shortfall” means the positive difference between Stockholders’ Equity Threshold and the Stockholders’ Equity.
(xxx)   ”Subsidiary” with respect to any Person means an affiliate controlled by such Person directly or indirectly through one or more intermediaries.
(yyy)   ”Superior Proposal” means a bona fide written Acquisition Proposal (with all references to “25%” in the definition of Acquisition Proposal being treated as references to “51%” for these purposes) which the Company Board concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the Contemplated Transactions, (i) after receiving the advice of its financial advisor; (ii) after taking into account the likelihood and timing of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein); and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable Legal Requirements.
(zzz)   ”Tax” or “Taxes” means any U.S. federal, state, local, non-U.S., income tax or non-income tax, gross receipts, net receipts, license tax, lease tax, service tax, service use tax, alternative or add-on minimum tax, franchise tax, capital gains tax, value-added tax, sales tax, use tax, excise tax, property (real or personal) tax, escheat tax, production tax, ad valorem tax, payroll tax, withholding tax, employment tax, unemployment tax, severance tax, social security or similar tax, gift tax or estate tax, transfer tax, recording tax, documentary tax, levy, assessment, tariff, duty (including any customs duty), deficiency or other fee and any other taxes of any kind, together with any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Taxing Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.
(aaaa)   ”Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.
(bbbb)   ”Taxing Authority” means any Regulatory Authority which imposes federal, state, local or foreign Taxes.
(cccc)   ”Transition Date” means, with respect to any Covered Employee, the date Acquiror commences providing benefits to such employee with respect to each New Plan.
(dddd)   ”U.S.” means the United States of America.
Section 12.2   Principles of Construction.
(a)   In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding;” (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Central Time; (vi) “including” means “including, but not limited to;” (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.
(b)   The schedules of each of the Company and Acquiror referred to in this Agreement (the “Company Disclosure Schedules” and the “Acquiror Disclosure Schedules,” respectively, and collectively the “Schedules”) shall consist of items, the disclosure of which with respect to a specific party is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained herein or to one or more covenants contained herein, which Schedules were delivered by each of the Company and Acquiror to the other before the Agreement Date; provided, that: (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect; (ii) the mere inclusion of an item in the Company Disclosure Schedules or Acquiror Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by the Company or Acquiror, as applicable, that such item represents a material exception or fact, event or circumstance, including as the term “material” is defined in applicable laws and regulations promulgated by the SEC, or that such item is reasonably likely to result in a Material Adverse Effect; and (iii) any disclosures made with respect to a section of the Agreement shall be deemed to qualify (A) any other section of the Agreement specifically referenced or cross-referenced and (B) other sections of the Agreement to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.
(c)   All accounting terms not specifically defined herein shall be construed in accordance with GAAP.
(d)   With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.
[Remainder of Page Intentionally Left Blank]
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.
ACQUIROR:	COMPANY:
Alerus Financial Corporation	HMN Financial, Inc.
By: /s/ Katie Lorenson Name: Katie Lorenson Title: President and Chief Executive Officer	By: /s/ Bradley Krehbiel Name: Bradley Krehbiel Title: President and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

Appendix A
Sample Adjusted Exchange Ratio
If the Stockholders’ Equity Shortfall is equal to $1,000,000 and the Closing Acquiror Common Stock price is $20.44, then the adjusted Exchange Ratio would be calculated as follows:
(a)   the difference of: (i) 5,578,194, plus 1.25 times the number of shares of Company Common Stock issued by the Company pursuant to the exercise of Company Stock Options between the Agreement Date and the Closing Date); less (ii) $1,000,000, divided by $20.44; divided by (b) 4,462,555, plus the number of Company Stock Options exercised between the Agreement Date and the Closing Date) = 1.239

Exhibit A
Form of Company Voting and Support Agreement
See attached.

Voting and Support Agreement
This Voting and Support Agreement (this “Agreement”) is entered into as of May 14, 2024, among Alerus Financial Corporation, a Delaware corporation (“Acquiror”), and those directors and/or officers of HMN Financial, Inc., a Delaware corporation (the “Company”) whose names appear on the signature page of this Agreement and who own or control the voting of any shares of common stock of the Company (such stockholders collectively referred to in this Agreement as the “Principal Stockholders,” and individually as a “Principal Stockholder”).
Recitals
A.   As of the date hereof, each Principal Stockholder is the owner or controls the vote of certain shares of the Company’s common stock, $0.01 par value per share (“Company Stock”).
B.   Acquiror is contemplating the acquisition of the Company by means of a merger (the “Merger”) of the Company with and into Acquiror, all pursuant to an Agreement and Plan of Merger, dated as of May 14, 2024 (the “Merger Agreement”), between Acquiror and the Company.
C.   As a condition and inducement for Acquiror to enter into the Merger Agreement, each Principal Stockholder is entering into this Agreement.
Agreements
In consideration of the foregoing premises, which are incorporated herein by this reference, and the covenants and agreements of the parties herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:
Section 1.   Definitions; Construction.   All terms that are capitalized and used herein (and are not otherwise specifically defined herein) shall be used in this Agreement as defined in the Merger Agreement. The parties hereby incorporate by this reference the principles of construction set forth in Section 12.2 of the Merger Agreement.
Section 2.   Representations and Warranties.   Each Principal Stockholder, as to himself or herself and not jointly, represents and warrants that as of the date hereof, he or she:
(a)   owns beneficially and of record each of his or her shares of Company Stock;
(b)   has the sole, or joint with such Principal Stockholder’s spouse or any other Principal Stockholder, voting power with respect to such shares of Company Stock; and
(c)   has all necessary power and authority to enter into this Agreement and further represents and warrants that this Agreement is the legal, valid and binding agreement of such Principal Stockholder, and is enforceable against such Principal Stockholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.
Notwithstanding anything herein to the contrary, the parties acknowledge and agree that the provisions of this Agreement shall not be applicable to any shares of Company Stock allocated to the account of a Principal Stockholder under the Company ESOP.
Section 3.   Voting Agreement.   Each Principal Stockholder hereby agrees that at any meeting of the Company’s stockholders however called, and in any action by written consent of the Company’s stockholders, such Principal Stockholder shall vote, or cause to be voted, all shares of Company Stock now or at any time hereafter owned or controlled by him or her at the time of such meeting of the Company’s stockholders or action by written consent:
(a)   for the approval and adoption of the Merger Agreement and in favor of the Merger and the other Contemplated Transactions as described in the Merger Agreement;
(b)   against any Acquisition Proposal involving any party other than Acquiror or an Affiliate of Acquiror; and

(c)   against any action or agreement that would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement.
Additionally, each Principal Stockholder hereby agrees that such Principal Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with this Section 3.
Section 4.   Additional Covenants.   Except as required by law, each Principal Stockholder agrees that he or she will:
(a)   not, and will not permit any of his or her Affiliates (which shall not include any other Principal Stockholder or the Company) to, sell, assign, transfer or otherwise dispose of, or permit to be sold, assigned, transferred or otherwise disposed of, any Company Stock owned of record or beneficially by such Principal Stockholder, whether such shares of Company Stock are owned of record or beneficially by such Principal Stockholder on the date of this Agreement or are subsequently acquired by any method, except: (i) for transfers by will or by operation of law (in which case this Agreement shall bind the transferee); (ii) a transfer for estate and tax planning purposes, subject in each case to the transferee agreeing in writing to be bound by the terms of this Agreement; (iii) with the prior written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed), for any sales, assignments, transfers or other dispositions necessitated by hardship; (iv) net settlement of a Principal Stockholder’s Company Stock Option to pay the exercise price thereof and satisfy any tax withholding obligations; (v) withholding of Company Stock in connection with vesting of any Company Restricted Stock to satisfy tax withholding obligations; and (vi) as Acquiror may otherwise agree in writing;
(b)   not vote or execute any action by written consent to rescind or amend in any manner any prior vote or action by written consent to approve or adopt the Merger Agreement or any of the other Contemplated Transactions except in compliance with Section 3; and
(c)   execute and deliver such additional instruments and documents and take such further action as may be reasonably necessary to comply with his or her respective obligations under this Agreement.
Section 5.   No Economic Benefit.   Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to any of the Company Stock. All rights, ownership and economic benefits of and relating to the Company Stock shall remain and belong to the applicable stockholder and Acquiror shall have no power or authority to direct any stockholder in the voting of any of the Company Stock or the performance by any stockholder of its duties or responsibilities as a stockholder of the Company, except as otherwise provided herein. For the avoidance of doubt, this is a voting and support agreement only, and is not to be interpreted as a written consent to the Merger or as granting Acquiror a proxy to vote the Company Stock subject to this Agreement.
Section 6.   Termination.   Notwithstanding any other provision of this Agreement, this Agreement shall automatically terminate on the earlier of: (a) the date of termination of the Merger Agreement as set forth in Article 10 thereof, as such termination provisions may be amended by Acquiror and the Company from time to time; (b) the date of the Company Stockholder Approval; (c) the date, if any, on which the Company publicly discloses that the Company Board has made a Company Adverse Recommendation; or (d) the date, if any, on which Acquiror discloses that the Acquiror Board has made an Acquiror Adverse Recommendation.
Section 7.   Amendment and Modification.   This Agreement may be amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by the Company, Acquiror and each of the Principal Stockholders.
Section 8.   Entire Agreement.   This Agreement evidences the entire agreement among the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein and in the Merger Agreement and any written agreements related thereto. Except for the Merger Agreement, this Agreement

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supersedes any agreements among any of the Company, its stockholders or Acquiror concerning the acquisition, disposition or control of any Company Stock.
Section 9.   Absence of Control.   Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that Acquiror by reason of this Agreement shall not be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, the Company and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of the Company.
Section 10.   Informed Action.   Each Principal Stockholder acknowledges that he or she has had an opportunity to be advised by counsel of his or her choosing with regard to this Agreement and the transactions and consequences contemplated hereby. Each Principal Stockholder further acknowledges that he or she has received a copy of the Merger Agreement and is familiar with its terms.
Section 11.   Severability.   The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.
Section 12.   Counterparts; PDF Signatures.   This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and accepted by portable data file (pdf) signature and any such signature shall be of the same force and effect as an original signature.
Section 13.   Governing Law.   All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Delaware applicable to agreements made and wholly to be performed in such state without regard to conflicts of laws.
Section 14.   Successors; Assignment.   This Agreement shall be binding upon and inure to the benefit of the Company and Acquiror, and their successors and permitted assigns, and the Principal Stockholders and their respective spouses, executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives. This Agreement shall survive the death or incapacity of any Principal Stockholder. This Agreement may be assigned only by Acquiror, and then only to an Affiliate of Acquiror.
Section 15.   Directors’ Duties.   The parties hereto acknowledge that each Principal Stockholder is entering into this Agreement solely in his or her capacity as a stockholder of the Company and, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to (a) require any Principal Stockholder, in his or her capacity as a director and/or officer of the Company and/or the Bank, as applicable, to act or fail to act in accordance with his or her fiduciary duties in such director and/or officer capacity or (b) prohibit or otherwise impair the right or ability of any Principal Stockholder to exercise his or her fiduciary duties in his or her capacity as a director or officer of the Company, including by voting in his or her capacity as a director to effectuate a Company Adverse Recommendation, in each case, in accordance with the terms of the Merger Agreement. Furthermore, no Principal Stockholder makes any agreement or understanding herein in his or her capacity as a director and/or officer of the Company and/or the Bank. For the avoidance of doubt, nothing in this Section shall in any way limit, modify or abrogate any of the obligations of the Principal Stockholders hereunder to vote the shares of Company Stock owned by him or her in accordance with the terms of the Agreement and not to transfer any shares except as permitted by this Agreement.
Section 16.   WAIVER OF JURY TRIAL.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF

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LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION.
[Remainder of Page Intentionally Left Blank]
[Signature Page Follows]

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In Witness Whereof, the parties hereto have executed this Agreement individually, or have caused this Agreement to be executed by its officer, on the day and year first written above.
ACQUIROR:
Alerus Financial Corporation
By:

Name:   Katie Lorenson
Title:     President and Chief Executive Officer
[Signature Page to Company Voting and Support Agreement]

Principal Stockholders
Name: Pamela K. Bishop
Name: Jeffrey W. Bolton
Name: Sequoya S. Borgman
Name: David R. Oeth
Name: Wendy S. Shannon
Name: Mark E. Utz
Name: Barbara Butts Williams
Name: Hans K. Zietlow
Name: Bradley C. Krehbiel
Name: Jon J. Eberle
Name: Lawrence D. McGraw

Exhibit B
Form of Acquiror Voting and Support Agreement
See attached.

Voting and Support Agreement
This Voting and Support Agreement (this “Agreement”) is entered into as of May 14, 2024, among HMN Financial, Inc., a Delaware corporation (the “Company”), and those directors and/or officers of Alerus Financial Corporation, a Delaware corporation (“Acquiror”), whose names appear on the signature page of this Agreement and who own or control the voting of any shares of common stock of Acquiror (such stockholders collectively referred to in this Agreement as the “Principal Stockholders,” and individually as a “Principal Stockholder”).
Recitals
A.   As of the date hereof, each Principal Stockholder is the owner or controls the vote of certain shares of Acquiror’s common stock, $1.00 par value per share (“Acquiror Stock”).
B.   Acquiror is contemplating the acquisition of the Company by means of a merger (the “Merger”) of the Company with and into Acquiror, all pursuant to an Agreement and Plan of Merger dated as of May 14, 2024 (the “Merger Agreement”), between Acquiror and the Company.
C.   As a condition and inducement for the Company to enter into the Merger Agreement, each Principal Stockholder is entering into this Agreement.
Agreements
In consideration of the foregoing premises, which are incorporated herein by this reference, and the covenants and agreements of the parties herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:
Section 1.   Definitions; Construction.   All terms that are capitalized and used herein (and are not otherwise specifically defined herein) shall be used in this Agreement as defined in the Merger Agreement. The parties hereby incorporate by this reference the principles of construction set forth in Section 12.2 of the Merger Agreement.
Section 2.   Representations and Warranties.   Each Principal Stockholder, as to himself or herself and not jointly, represents and warrants that as of the date hereof, he or she:
(a)   owns beneficially and of record each of his or her shares of Acquiror Stock;
(b)   has the sole, or joint with such Principal Stockholder’s spouse or any other Principal Stockholder, voting power with respect to such shares of Acquiror Stock; and
(c)   has all necessary power and authority to enter into this Agreement and further represents and warrants that this Agreement is the legal, valid and binding agreement of such Principal Stockholder, and is enforceable against such Principal Stockholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.
Notwithstanding anything herein to the contrary, the parties acknowledge and agree that the provisions of this Agreement shall not be applicable to any shares of Acquiror Stock allocated to the account of a Principal Stockholder under the Acquiror ESOP.
Section 3.   Voting Agreement.   Each Principal Stockholder hereby agrees that at any meeting of Acquiror’s stockholders however called, and in any action by written consent of Acquiror’s stockholders, such Principal Stockholder shall vote, or cause to be voted, all shares of Acquiror Stock now or at any time hereafter owned or controlled by him or her at the time of such meeting of Acquiror’s stockholders or action by written consent:
(a)   for the approval and adoption of the Merger Agreement and in favor of the Merger and the other Contemplated Transactions as described in the Merger Agreement;
(b)   for the approval of the Acquiror Stock Issuance; and

(c)   against any action or agreement that would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation of Acquiror under the Merger Agreement.
Additionally, each Principal Stockholder hereby agrees that such Principal Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with this Section 3.
Section 4.   Additional Covenants.   Except as required by law, each Principal Stockholder agrees that he or she will:
(a)   not, and will not permit any of his or her Affiliates (which shall not include any other Principal Stockholder or Acquiror) to, sell, assign, transfer or otherwise dispose of, or permit to be sold, assigned, transferred or otherwise disposed of, any Acquiror Stock owned of record or beneficially by such Principal Stockholder, whether such shares of Acquiror Stock are owned of record or beneficially by such Principal Stockholder on the date of this Agreement or are subsequently acquired by any method, except: (i) for transfers by will or by operation of law (in which case this Agreement shall bind the transferee); (ii) a transfer for estate and tax planning purposes, subject in each case to the transferee agreeing in writing to be bound by the terms of this Agreement; (iii) with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), for any sales, assignments, transfers or other dispositions necessitated by hardship; (iv) net settlement of a Principal Stockholders’ stock options, restricted stock units, or other equity awards under Acquiror Stock Plans to pay the exercise price thereof and satisfy any tax withholding obligations; (v) withholding of Acquiror Stock in connection with vesting of any stock options, restricted stock units, or other equity awards under Acquiror Stock Plans to satisfy tax withholding obligations; and (vi) as the Company may otherwise agree in writing;
(b)   not vote or execute any action by written consent to rescind or amend in any manner any prior vote or action by written consent to (i) approve or adopt the Merger Agreement or any of the other Contemplated Transactions, or (ii) approve the Acquiror Stock Issuance, in each case except in compliance with Section 3; and
(c)   execute and deliver such additional instruments and documents and take such further action as may be reasonably necessary to comply with his or her respective obligations under this Agreement.
Section 5.   No Economic Benefit.   Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any of the Acquiror Stock. All rights, ownership and economic benefits of and relating to the Acquiror Stock shall remain and belong to the applicable stockholder and the Company shall have no power or authority to direct any stockholder in the voting of any of the Acquiror Stock or the performance by any stockholder of its duties or responsibilities as a stockholder of Acquiror, except as otherwise provided herein. For the avoidance of doubt, this is a voting and support agreement only, and is not to be interpreted as a written consent to the Merger or as granting the Company a proxy to vote the Acquiror Stock subject to this Agreement.
Section 6.   Termination.   Notwithstanding any other provision of this Agreement, this Agreement shall automatically terminate on the earlier of: (a) the date of termination of the Merger Agreement as set forth in Article 10 thereof, as such termination provisions may be amended by Acquiror and the Company from time to time; (b) the date of the Acquiror Stockholder Approval; (c) the date, if any, on which Acquiror publicly discloses that the Acquiror Board has made an Acquiror Adverse Recommendation; or (d) the date, if any, on which the Company discloses that the Company Board has made a Company Adverse Recommendation.
Section 7.   Amendment and Modification.   This Agreement may be amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by the Company, Acquiror and each of the Principal Stockholders.
Section 8.   Entire Agreement.   This Agreement evidences the entire agreement among the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein and in the Merger

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Agreement and any written agreements related thereto. Except for the Merger Agreement, this Agreement supersedes any agreements among any of Acquiror, its stockholders or the Company concerning the acquisition, disposition or control of any Acquiror Stock.
Section 9.   Absence of Control.   Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that the Company by reason of this Agreement shall not be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, Acquiror and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of Acquiror.
Section 10.   Informed Action.   Each Principal Stockholder acknowledges that he or she has had an opportunity to be advised by counsel of his or her choosing with regard to this Agreement and the transactions and consequences contemplated hereby. Each Principal Stockholder further acknowledges that he or she has received a copy of the Merger Agreement and is familiar with its terms.
Section 11.   Severability.   The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.
Section 12.   Counterparts; PDF Signatures.   This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and accepted by portable data file (pdf) signature and any such signature shall be of the same force and effect as an original signature.
Section 13.   Governing Law.   All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Delaware applicable to agreements made and wholly to be performed in such state without regard to conflicts of laws.
Section 14.   Successors; Assignment.   This Agreement shall be binding upon and inure to the benefit of the Company and Acquiror, and their successors and permitted assigns, and the Principal Stockholders and their respective spouses, executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives. This Agreement shall survive the death or incapacity of any Principal Stockholder. This Agreement may be assigned only by the Company, and then only to an Affiliate of the Company.
Section 15.   Directors’ Duties.   The parties hereto acknowledge that each Principal Stockholder is entering into this Agreement solely in his or her capacity as a stockholder of Acquiror and, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to (a) require any Principal Stockholder, in his or her capacity as a director and/or officer of Acquiror and/or Acquiror Bank, as applicable, to act or fail to act in accordance with his or her fiduciary duties in such director and/or officer capacity or (b) prohibit or otherwise impair the right or ability of any Principal Stockholder to exercise his or her fiduciary duties in his or her capacity as a director or officer of Acquiror, including by voting in his or her capacity as a director to effectuate an Acquiror Adverse Recommendation, in each case, in accordance with the terms of the Merger Agreement. Furthermore, no Principal Stockholder makes any agreement or understanding herein in his or her capacity as a director and/or officer of Acquiror and/or Acquiror Bank. For the avoidance of doubt, nothing in this Section shall in any way limit, modify or abrogate any of the obligations of the Principal Stockholders hereunder to vote the shares of Acquiror Stock owned by him or her in accordance with the terms of the Agreement and not to transfer any shares except as permitted by this Agreement.
Section 16.   WAIVER OF JURY TRIAL.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT:

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(A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION.
[Remainder of Page Intentionally Left Blank]
[Signature Page Follows]

4

In Witness Whereof, the parties hereto have executed this Agreement individually, or have caused this Agreement to be executed by its officer, on the day and year first written above.
COMPANY:
HMN Financial, Inc.
By:

Name:   Bradley Krehbiel
Title:     President and Chief Executive Officer
[Signature Page to Acquiror Voting and Support Agreement]

Principal Stockholders
Name: Katie A. Lorenson
Name: Randy L. Newman
Name: Jim R. Collins
Name: Daniel E. Coughlin
Name: Galen G. Vetter
Name: Karin M. Taylor
Name: Janet O. Estep
Name: Mary E. Zimmer
Name: John Uribe
Name: Nikki L. Sorum
Name: Alan A. Villalon
Name: Forrest R. Wilson
Name: Missy S. Keney
Name: Jon N. Hendry

Exhibit C
Form of Bank Merger Agreement
See attached.

PLAN OF MERGER AND MERGER AGREEMENT
HOME FEDERAL SAVINGS BANK
with and into
ALERUS FINANCIAL, NATIONAL ASSOCIATION
under the charter of
ALERUS FINANCIAL, NATIONAL ASSOCIATION
under the title of
“ALERUS FINANCIAL, NATIONAL ASSOCIATION”
(“Resulting Bank”)
THIS PLAN OF MERGER AND MERGER AGREEMENT (this “Agreement”) is made and entered into as of May 14, 2024, by and between Alerus Financial, National Association (“Alerus”), a national banking association, with its main office located at 401 Demers Avenue, Grand Forks, North Dakota 58201, and Home Federal Savings Bank, a federal savings bank, with its main office located at 1016 Civic Center Drive NW, Rochester, Minnesota 55901 (“HFSB” and, together with Alerus, the “Banks”).
WHEREAS, at least a majority of the entire Board of Directors of Alerus has approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of the National Bank Act and the Bank Merger Act (together, the “Acts”);
WHEREAS, at least a majority of the entire Board of Directors of HFSB has approved this Agreement and authorized its execution in accordance with the provisions of the Acts;
WHEREAS, Alerus Financial Corporation (“AFC”), which owns all of the outstanding shares of capital stock of Alerus, and HMN Financial, Inc. (“HMNF”), which owns all of the outstanding shares of capital stock of HFSB, have entered into an Agreement and Plan of Merger (the “Holding Company Agreement”) which, among other things, contemplates the merger of HMNF with and into AFC, all subject to the terms and conditions of such Holding Company Agreement (the “Holding Company Merger”)
WHEREAS, AFC, as the sole shareholder of Alerus, and HMNF, as the sole shareholder of HFSB, have approved this Agreement; and
WHEREAS, each of the Banks is entering into this Agreement to provide for the merger of HFSB with and into Alerus, with Alerus being the surviving bank (“Resulting Bank”) of such merger transaction (the “Bank Merger”) subject to, and as soon as practicable following, the closing of the Holding Company Merger.
NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:
SECTION 1
Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below) and pursuant to the Acts and Section 18(c) of the Federal Deposit Insurance Act (12 U.S.C. §1828(c)), HFSB shall be merged with and into Alerus. Alerus shall continue its existence as the Resulting Bank under the charter of the Resulting Bank and the separate corporate existence of HFSB shall cease. The closing of the Bank Merger shall become effective at the time specified in the certificate of merger issued by the Office of the Comptroller of the Currency (the “OCC”) in connection with the Bank Merger (such date and time when the Bank Merger becomes effective, the “Effective Time”).
SECTION 2
The name of the Resulting Bank shall be “Alerus Financial, National Association” or such other name as such bank may adopt prior to the Effective Time. The Resulting Bank will exercise trust powers.
SECTION 3
The business of the Resulting Bank from and after the Effective Time shall be that of a national banking association. The business of the Resulting Bank shall be conducted from its main office, which shall be located at 401 Demers Avenue, Grand Forks, North Dakota 58201, as well as at its legally established branches and at the banking offices of HFSB acquired in the Bank Merger (which such banking offices are set forth on Exhibit A to this Agreement), which shall continue to conduct operations after the closing of the Bank Merger as a branch office of Alerus.
SECTION 4
At the Effective Time, the amount of issued and outstanding capital stock of the Resulting Bank shall be the amount of capital stock of Alerus issued and outstanding immediately prior to Effective Time.
SECTION 5
All assets of HFSB and Alerus, as they exist at the Effective Time, shall pass to and vest in the Resulting Bank without any conveyance or other transfer; and the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and the Resulting Bank shall be responsible for all the liabilities of every kind and description of each of HFSB and Alerus existing as of the Effective Time, all in accordance with the provisions of the Act.
SECTION 6
The Banks shall contribute to the Resulting Bank acceptable assets having a book value over and above liability to its creditors, in such amounts as set forth on the books of Alerus and HFSB at the Effective Time.
SECTION 7
At the Effective Time, each outstanding share of common stock of HFSB shall be cancelled with no consideration being paid therefor. Outstanding certificates representing shares of the common stock of HFSB shall, at the Effective Time, be cancelled.
SECTION 8
Upon the Effective Time, the then outstanding shares of Alerus’s common stock shall continue to remain outstanding shares of Alerus’s common stock, all of which shall continue to be owned by AFC.
SECTION 9
The directors of the Resulting Bank following the Effective Time shall consist of those directors of Alerus as of the Effective Time, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The executive officers of the Resulting Bank following the Effective Time shall consist of those executive officers of Alerus as of the Effective Time, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.
SECTION 10
This Agreement and consummation of the Bank Merger in accordance with the terms hereof is also subject to the following terms and conditions:
a)   The Holding Company Merger shall have closed and become effective.
b)   The OCC shall have approved this Agreement and the Bank Merger and shall have issued all other necessary authorizations and approvals for the Bank Merger, and any statutory waiting period shall have expired.
c)   The Bank Merger may be abandoned at the election of Alerus at any time, whether before or after filings are made for regulatory approval of the Bank Merger.
SECTION 11
Each of the Banks hereby invites and authorizes the OCC to examine each of the Bank’s records in connection with the Bank Merger.
SECTION 12
Effective as of the Effective Time, the articles of association and bylaws of the Resulting Bank shall consist of the articles of association and bylaws of Alerus as in effect immediately prior to the Effective Time.

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SECTION 13
This Agreement shall terminate if and at the time of any termination of the Holding Company Agreement with no liability on the part of any party hereto or their respective officers, directors, or shareholders with respect to this Agreement.
SECTION 14
This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.
The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.
No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.
Except to the extent federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of North Dakota without regard to principles of conflicts of laws.
This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns. Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.
This Agreement may be executed in counterparts (including by facsimile or optically-scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.
[Remainder of Page Intentionally Left Blank]
[Signature Page Follows]

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IN WITNESS WHEREOF, HFSB and Alerus have entered into this Agreement as of the date first set forth above.
ALERUS FINANCIAL, NATIONAL ASSOCIATION
By:

Name:

Title:

HOME FEDERAL SAVINGS BANK
By:

Name:

Title:

[Signature Page to Bank Plan of Merger and Merger Agreement]

Exhibit A
Banking Offices of the Resulting Bank
Branch Name	Branch Address
Main Office	401 Demers Ave. Grand Forks, ND 58201
Grand Forks – Downtown Hugo’s Branch	500 Demers Ave. Grand Forks, ND 58201
South Branch	2300 S Columbia Rd. Grand Forks, ND 58201
Northwood Branch	503 Washington Ave. Northwood, ND 58267
West Fargo Branch (6567)	901 13th Ave. E West Fargo, ND 58078
West Fargo Branch (222033)	110 Sheyenne St. West Fargo, ND 58078
Broadway Branch	15 Broadway N Fargo, ND 58102
Fargo Branch	3137 32nd Ave. SW Fargo, ND 58103
Alerus National Association Branch	11100 Wayzata Blvd. Minnetonka, MN 55305
Prosperan Bank Branch	990 Helena Ave. N Oakdale, MN 55128
Private Bank of Minnesota Branch	Canadian Pacific Plaza, 120 S 6th St., Ste. 200 Minneapolis, MN 55402
Shorewood Branch(1)	19765 Highway 7 Shorewood, MN 55331
Excelsior Branch	409 2nd St. Excelsior, MN 55331
Beacon Bank, Eden Prairie Office	7890 Mitchell Rd. Eden Prairie, MN 55344
Shoreview Branch(2)	4100 Lexington Ave. N Suite 400 Shoreview, MN 55126
Scottsdale Road Branch	17045 N Scottsdale Rd. Scottsdale, AZ 85255
Phoenix Branch	4686 E Van Buren St., Ste. 150 Phoenix, AZ 85008
Home Federal Savings Bank	1016 Civic Center Dr. NW Rochester, MN 55901
Austin Branch	201 W Oakland Ave. Austin, MN 55912
La Crescent Branch	208 S Walnut St. La Crescent, MN 55947
Albert Lea Branch	143 W Clark St. Albert Lea, MN 56007
Spring Valley Branch	715 N Broadway St. Spring Valley, MN 55975

Branch Name	Branch Address
Rochester – 1st Ave Branch	100 1st Ave. SW, Ste. 200 Rochester, MN 55902
Rochester – S Broadway Branch	1201 Broadway Ave. S Rochester, MN 55904
Winona Branch	175 Center St. Winona, MN 55987
Eagan Branch	2805 Dodd Rd., Ste. 160 Eagan, MN 55121
Rochester – Superior Dr Branch	2048 Superior Dr. NW, Ste. 400 Rochester, MN 55901
Kasson Branch	502 S Mantorville Ave. Kasson, MN 55944
Owatonna Branch	1015 W Frontage Rd. Owatonna, MN 55060
Marshalltown Branch	303 W Main St. Marshalltown, IA 50158
Pewaukee Branch	1870 Meadow Ln. Pewaukee, WI 53072

(1)
An application to close this branch was filed with the OCC, with the closure to become effective June 21, 2024.

(2)
An application to open this branch was filed with the OCC, with the opening to become effective June 15, 2024.

Exhibit D
Form of Landlord Estoppel Certificate
See attached.

LANDLORD ESTOPPEL CERTIFICATE
THIS LANDLORD ESTOPPEL CERTIFICATE (this “Estoppel”) is made this [      ] day of [                 ], 2024, by [                 ], a [                 ] (“Landlord”).
WITNESSETH:
WHEREAS, by that certain [Lease Agreement] dated [                 ], [as amended by that certain                   dated                  ] ([collectively,] the “Lease”), a copy of which is attached hereto and incorporated herein by reference as Exhibit A, [Home Federal Savings Bank, a federal savings bank headquartered in Rochester, Minnesota / HMN Financial, Inc., a Delaware corporation] (“Tenant”), leased from Landlord certain premises (the “Premises”) situated in the building located at [                 ] (the “Building”), as more particularly described in the Lease;
WHEREAS, Tenant is merging with, and assigning its rights under the Lease to, Alerus Financial Corporation, a Delaware corporation, or one of its affiliates (together, “Assignee”), pursuant to that certain Agreement and Plan of Merger, dated [                 , 2024] by and between Alerus Financial Corporation and HMN Financial, Inc. (the “Transaction”);
WHEREAS, Assignee has requested Landlord to execute and deliver this Estoppel in connection with said transfer; and
WHEREAS, Landlord understands that Assignee will rely upon information contained in this Estoppel in connection with the Transaction and the assumption of the Lease.
Accordingly, Landlord hereby certifies and agrees as follows:
1.   The Lease, attached hereto as Exhibit A, and incorporated herein by this reference, is a true, complete and accurate copy of the Lease, including, without limitation, all amendments, renewals and assignments thereto.
2.   The Lease constitutes the entire agreement and the only written agreement between Landlord and Tenant with respect to the Premises.
3.   The Lease is in full force and effect (and has not been further modified or amended in any way except as shown in Exhibit A).
4.   To Landlord’s actual knowledge, Tenant has no claim against Landlord for any security deposit or prepaid rent. Landlord has no claim against Tenant for any security deposit or prepaid rent. Landlord has not received any rent under the Lease that has been paid more than one month in advance of its due date under the Lease.
5.   The Lease term commenced on [                 ], and expires on [                 ].
6.   Tenant has no renewal options, extension options, rights of first offer or refusal (to lease or purchase), or expansion options under the Lease, except as set forth in the Lease.
7.   The security deposit provided by the Tenant and held by the Landlord is $[           ], and the monthly base rent payable during the term of the Lease as of the date of this Estoppel and throughout the remainder of the term is as follows:
Period	Base Rent per Month
[ – ]	$
[ – ]	$
8.   As of the date of this Estoppel, to the knowledge of Landlord, Tenant is not in default in the performance of the Lease, and has not committed any breach of the Lease, and no notice of default has been given to Tenant.
9.   To Landlord’s actual knowledge, Landlord has not received any written notices from Tenant alleging that Landlord is in default of its obligations under the Lease that have not been previously cured or waived.

10.   This Estoppel shall be binding upon Landlord and its successor and assigns and Assignee may rely on the statements contained herein.
11.   The undersigned is authorized to execute this Estoppel on behalf of Landlord.
12.   This Estoppel is not intended to, and does not, amend or modify the Lease in any manner. To the extent of any conflict between the terms of this Estoppel and the terms of the Lease, the terms of the Lease shall in all cases govern and control.
[THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK, SIGNATURE PAGE APPEAR ON THE FOLLOWING PAGES]

2

IN WITNESS WHEREOF, Landlord has executed this Estoppel as of the day and year first above written.
LANDLORD:
[               , a
                 ]
By:

Name:

Its:

EXHIBIT A
Lease
[To be attached]

Exhibit E
Severance Terms
Subject to the provisions of Section 7.6(e), following the Effective Time, Acquiror or Acquiror’s Subsidiary will cause any eligible Covered Employee (exempt and non-exempt) to be covered by a severance policy under which employees who incur a qualifying involuntary termination of employment will be eligible to receive severance pay in the amount of two (2) weeks of base compensation for each full year of service with the Company or any of its Subsidiaries, subject to a minimum of four (4) weeks and a maximum of twenty-six (26) weeks of base compensation.

Appendix B
May 14, 2024
Board of Directors
Alerus Financial Corporation
401 Demers Avenue
Grand Forks, ND 58201
Members of the Board of Directors:
We understand that HMN Financial, Inc. (the “Target”) and Alerus Financial Corporation (the “Company”), propose to enter into the Agreement (defined below) pursuant to which, among other things, the Target will be merged with and into the Company, and the Company will be the surviving entity followed by the merger of the Target’s banking subsidiary, Home Federal Savings Bank with and into Alerus Financial, National Association and Alerus Financial, National Association will be the surviving entity (the “Merger”) and that, in connection with the Merger, each outstanding share of common stock, par value $0.01 per share, of the Target (the “Common Shares”), except for Common Shares owned by the Target, the Company or any of their respective subsidiaries (in each case other than shares of Common Shares held in any Target benefit plan or related trust accounts or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted) shall be converted into the right to receive 1.25 fully paid and nonassessable shares of common stock, par value $1.00 per share, of the Company (the “Exchange Ratio”). The Board of Directors of the Company (the “Board”, or “you”) has requested that Raymond James & Associates, Inc. (“Raymond James”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Exchange Ratio to be paid by the Company in the Merger pursuant to the Agreement is fair from a financial point of view to the Company. For purposes of this Opinion, and with your consent, we have assumed that as of the date of this Opinion there are approximately 4.5 million Common Shares and approximately 20.0 million shares of common stock, par value $1.00 per share, of the Company, both on a fully diluted basis.
In connection with our review of the proposed Merger and the preparation of this Opinion, we have, among other things:
1.
reviewed the financial terms and conditions as stated in the draft of the Agreement and Plan of Merger by and between the Company and the Target dated as of May 10, 2024 (the “Agreement”);

2.
reviewed certain information related to the historical condition and prospects of the Target and the Company, as made available to Raymond James by or on behalf of the Company, including, but not limited to, (a) financial projections for the Target for the periods ending December 31, 2024 through 2028 prepared by the management of the Target (as adjusted and approved by the Company’s management) (the “Target Projections”) and (b) financial projections for the Company for the periods ended December 31, 2024 through 2028 as approved by the Company’s management based on the Company’s management-approved (i) analyst consensus estimates and (ii) long-term growth rates (together with the Target Projections, the “Projections”) and (c) certain forecasts and estimates of potential cost savings, operating efficiencies, revenue effects, discount rates, purchase accounting adjustments, transaction expenses and other pro forma financial adjustments expected to result from the Merger, as prepared by management of the Company for use by Raymond James (the “Merger Adjustments”);

Board of Directors Alerus Financial Corporation May 14, 2024
3.
the Target’s and the Company’s audited financial statements for the years ended December 31, 2023, 2022 and 2021 and unaudited financial statements for the quarterly periods ended March 31, 2024, September 30, 2023, June 30, 2023 and March 31, 2023, as they appear in their respective filings with the Securities and Exchange Commission;

4.
reviewed the Target’s and the Company’s recent public filings and certain other publicly available information regarding the Target and the Company;

5.
reviewed the financial and operating performance of the Target and the Company and those of other selected public companies that we deem to be relevant;

6.
considered certain publicly available financial terms of certain transactions we deem to be relevant;

7.
reviewed the current and historical market prices for the Common Shares and the Company’s common stock, and the current market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

8.
conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate;

9.
received a certificate addressed to Raymond James from a member of senior management of the Company regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of the Company;

10.
discussed with members of the senior management of the Company and Target certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry including, but not limited to, the past and current business operations of the Target and the Company and the financial condition and future prospects and operations of the Target and the Company; and

11.
reviewed certain potential pro forma financial effects of the Merger on the Company.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company or the Target or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. Furthermore, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or the Target is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or the Target is a party or may be subject. With your consent, this Opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertions. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Target. We are not experts in generally accepted accounting principles in the Unites States (GAAP) in general and also specifically regarding the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowance for loan and lease losses or any other reserves; accordingly, we have assumed that such allowances and reserves are in the aggregate adequate to cover such losses. With respect to the Projections, Merger Adjustments and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections, Merger Adjustments and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of each of the Company and the Target, and we have relied upon the Company to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We express no opinion with respect to the Projections or Merger Adjustments, or the assumptions on which they are based. We have assumed that the final form of the Agreement will be substantially similar to the draft dated May 10, 2024, and that the Merger will be

Board of Directors Alerus Financial Corporation May 14, 2024
consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereto. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived. We have relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Merger, the Target or the Company that would be material to our analyses or this Opinion.
As contemplated by the Agreement, we have assumed that the Merger will qualify as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations and formal guidance issued thereunder.
This opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of May 13, 2024. The credit, financial and stock markets have been experiencing unusual volatility (arising from factors related to, among other things, general economic conditions, geopolitical and economic uncertainty, inflation and the recovery from the COVID-19 pandemic, including the effect of evolving governmental actions and non-actions) and Raymond James expresses no opinion or view as to any potential effects of such volatility on the Merger, the Company, or the Target. Although subsequent developments may develop, Raymond James is under no obligation to update, revise or reaffirm its analyses or this Opinion. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Target since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.
We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Merger or the availability or advisability of any alternatives to the Merger. We provided advice to the Company with respect to the proposed Merger. We did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Merger. We did not solicit indications of interest with respect to a transaction involving the Company nor did we advise the Company with respect to its strategic alternatives. This letter does not express any opinion as to the likely trading range of the Company’s stock following the Merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of the Company at that time. Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to be paid by the Company in the Merger pursuant to the Agreement.
We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board to approve or consummate the Merger. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Company, on the fact that the Company has been assisted by legal, accounting and tax advisors and we have, with the consent of the Company, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, accounting and tax matters with respect to the Company, the Target and the Merger, including, without limitation, that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Board of Directors Alerus Financial Corporation May 14, 2024
In formulating our opinion, we have considered only what we understand to be the Exchange Ratio to be paid by the Company as is described above and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any person or entity (including any of the Target’s officers, directors or employees) or class of any persons and/or entities, whether relative to the consideration to be paid by the Company or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the Merger to the holders of any class of securities, creditors, or other constituencies of the Company or the Target, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion or (2) the fairness of the Merger to any one class or group of the Company’s, the Target’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of the Company’s, the Target’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Merger amongst or within such classes or groups of security holders or other constituents). We are not expressing any opinion as to the impact of the Merger on the solvency or viability of the Company or the Target or the ability of the Company or the Target to pay their respective obligations when they come due.
The delivery of this opinion was approved by an opinion committee of Raymond James.
Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Merger and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Merger. Raymond James will also receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Merger or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.
In the ordinary course of our business, Raymond James may trade in the securities of the Company and the Target for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In the two years preceding the date of this Opinion, Raymond James has not received material compensation from the Company. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to the Company and/or the Target or other participants in the Merger in the future, for which Raymond James may receive compensation.
It is understood that this letter is solely for the information of the Board of Directors of the Company (solely in each director’s capacity as such) in evaluating the proposed Merger and does not constitute a recommendation to the Board of Directors or any shareholder of the Company or the Target regarding how said shareholder should act or vote with respect to the proposed Merger or any other matter. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This Opinion may not be disclosed, reproduced, quoted, summarized, referred to at any time, in any manner, or used for any other purpose, nor shall any references to Raymond James or any of its affiliates be made, without our prior written consent, except that this Opinion may be disclosed in and filed with a proxy statement/prospectus used in connection with the Merger that is required to be filed with the Securities and Exchange Commission, provided that this Opinion is quoted in full in such proxy statement/prospectus.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio to be paid by the Company in the Merger pursuant to the Agreement is fair, from a financial point of view, to the Company.
Very truly yours,
RAYMOND JAMES & ASSOCIATES, INC.

Appendix C
May 14, 2024
Board of Directors
HMN Financial, Inc.
1016 Civic Center Drive Northwest
Rochester, MN 55901
Members of the Board:
We understand that HMNF Financial, Inc., a Delaware corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger (the “Agreement”) with Alerus Financial Corporation, a Delaware corporation (“Acquiror”), pursuant to which, among other things, the Company will merge with and into Acquiror (the “Merger”), with Acquiror as the surviving entity in the Merger. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, except for shares of Company Common Stock owned by the Company or Acquiror (in each case other than shares of Company Common Stock held in any Company Benefit Plan or related trust accounts or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted), shall be cancelled and extinguished and automatically converted into the right to receive 1.25 (the “Exchange Ratio”) fully paid and nonassessable shares of Acquiror Common Stock (the “Per Share Merger Consideration”). The Exchange Ratio is subject to adjustments pursuant to Section 2.2 of the Agreement, as to which adjustments we express no opinion. The terms and conditions of the Merger are more fully set forth in the Agreement.
Capitalized terms used herein without definition have the respective meanings ascribed to them in the Agreement.
You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio to be paid to such holders in the proposed Merger.
In connection with preparing our opinion, we have reviewed, among other things:
(i)
a draft of the Agreement, dated May 9, 2024;

(ii)
certain publicly available business and financial information about the Company and the Acquiror and the industry in which each operates, public filings by the Acquiror including 10-K, 10-Q, press releases and certain publicly available research analysts’ reports for the Acquiror, in each case as we deemed relevant;

(iii)
certain internal projections and other financial and operating data concerning the business, operations, and prospects of the Company and Acquiror prepared by or at the direction of management of the Company and Acquiror, respectively, as approved for our use by the Company;

(iv)
information relating to certain strategic, financial, tax, and operational benefits, including the estimated amount and timing of the cost savings and related expenses and synergies, expected to result from the Merger, prepared by or at the direction of management of the Company and Acquiror, as approved for our use by the Company;

(v)
the past and current business, operations, financial condition, and prospects of the Company and Acquiror, and other matters we deemed relevant, as approved for our use by the Company;

(vi)
the market, trading and operating characteristics of selected public companies and selected public bank holding companies in particular, in each case as we deemed relevant;

(vii)
the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available and that we deemed relevant;

(viii)
the current and historical market prices and trading activity of the Company Common Stock and the Acquiror Common Stock with that of certain other publicly-traded companies that we deemed relevant;

(ix)
the pro forma financial effects of the Merger, taking into consideration the amounts and timing of Merger costs, earnings estimates, potential cost savings, and other financial and accounting considerations in connection with the Merger, as provided by or at the direction of the senior management of Acquiror and approved for our use by the Company;

(x)
the valuation derived by discounting future cash flows and a terminal value of the Company and the Acquiror’s businesses based upon financial forecasts prepared by or at the direction of management of the Company and Acquiror, as approved for our use by the Company, at discount rates that we deemed appropriate; and,

(xi)
other such financial studies, analyses, investigations, economic and market information that we considered relevant including discussions with management and other representatives and advisors of the Company concerning the business, financial condition, results of operations and prospects of the Company and the Acquiror.

In arriving at our opinion, we have, with your consent, assumed and relied upon the accuracy and completeness of all information that was publicly available or supplied or otherwise made available to, discussed with or reviewed by or for us. We have not independently verified (nor have we assumed responsibility for independently verifying) such information or its accuracy or completeness. We have relied on the assurances of management of the Company that they are not aware of any facts or circumstances that would make any of such information, forecasts or estimates inaccurate or misleading. We have not undertaken or been provided with any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company, and have not been provided with any reports of such physical inspections. We have assumed that there has been no material change in the Company’s business, assets, financial condition, results of operations, cash flows or prospects since the date of the most recent financial statements provided to us.
With respect to the financial projections and estimates (including information relating to the amounts and timing of the merger costs, cost savings, and revenue enhancements) provided to or otherwise reviewed by or for or discussed with us, we have been advised by management of the Company, and have assumed with your consent, that such projections and estimates were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the other matters covered thereby, and that the financial results reflected in such projections and estimates will be realized in the amounts and at the times projected. We assume no responsibility for and express no opinion as to these projections and estimates or the assumptions on which they were based. We have relied on the assurances of management of the Company that they are not aware of any facts or circumstances that would make any of such information, projections or estimates inaccurate or misleading.
We are not experts in the evaluation of loan and lease portfolios, classified loans or other real estate owned or in assessing the adequacy of the allowance for loan losses with respect thereto, and we did not make an independent evaluation or appraisal thereof, or of any other specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company or Acquiror or any of their respective subsidiaries. We have not reviewed any individual loan or credit files relating to the Company or Acquiror. We have assumed, with your consent, that the respective allowances for loan and lease losses for both the Company and Acquiror are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We did not make an independent evaluation of the quality of the Company’s or

Acquiror’s deposit base, nor have we independently evaluated potential deposit concentrations or the deposit composition of the Company or Acquiror. We did not make an independent evaluation of the quality of the Company’s or Acquiror’s investment securities portfolio, nor have we independently evaluated potential concentrations in the investment securities portfolio of the Company or Acquiror.
We have assumed that all of the representations and warranties contained in the Agreement and all related agreements are true and correct in all respects material to our analysis, and that the Merger will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to our analysis. We also have assumed that all material governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the Merger will be obtained without any material adverse effect on the Company or the contemplated benefits of the Merger. Further, we have assumed that the executed Agreement will not differ in any material respect from the draft Agreement, dated May 14, 2024, reviewed by us.
We have assumed in all respects material to our analysis that the Company and Acquiror will remain as a going concern for all periods relevant to our analysis. We express no opinion regarding the liquidation value of the Company and Acquiror or any other entity.
Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to be paid to the holders of the Company Common Stock in the proposed Merger. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Merger (including, without limitation, the form or structure of the Merger) or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into in connection with the Merger, or as to the underlying business decision by the Company to engage in the Merger. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company or Acquiror, or any class of such persons, relative to the Exchange Ratio to be paid to the holders of the Company Common Stock in the Merger, or with respect to the fairness of any such compensation. Our opinion does not take into account individual circumstances of specific holders with respect to control, voting or other rights which may distinguish such holders.
We express no view as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business Mergers or strategies, or whether such alternative Mergers or strategies could be achieved or are available. In addition, our opinion does not address any legal, regulatory, tax or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals.
We express no opinion as to the actual value of Acquiror Common Stock when issued in the Merger or the prices at which the Acquiror Common Stock will trade following announcement of the Merger or at any future time.
We have not evaluated the solvency or fair value of the Company or Acquiror under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Company or Acquiror. We are not expressing any opinion as to the impact of the Merger on the solvency or viability of the Company or Acquiror or the ability of the Company or Acquiror to pay their respective obligations when they come due.
We have acted as the Company’s financial advisor in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to reimburse our reasonable expenses and indemnify us against certain liabilities arising out of our engagement.
Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company but have provided investment banking and other financial services to the Acquiror for which we have received customary compensation.
In the ordinary course of our business, D.A. Davidson & Co. and its affiliates may actively trade or hold securities of the Company or Acquiror for our own accounts or for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities. We may seek to provide investment banking or other financial services to the Company or Acquiror in the future for which we would expect to receive compensation.
This fairness opinion was reviewed and approved by a D.A. Davidson & Co. Fairness Opinion Committee.
This opinion is solely for the information of the Board of Directors of the Company (solely in its capacity as such) in connection with its consideration of the merger and shall not be relied upon by any other party or disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written consent.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio to be paid to the holders of the Company Common Stock in the Merger is fair, from a financial point of view, to such holders.
Very truly yours,
/s/ D.A. Davidson & Co.
D.A. Davidson & Co.

PART II
Information Not Required in Prospectus
Item 20.
Indemnification of Directors and Officers.

Delaware Law.   Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. Alerus’ Certificate of Incorporation provides for such limitation of liability.
Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of such person’s service as a director, officer, employee or agent of the corporation, or such person’s service, at the corporation’s request, as a director, officer, employee or agent of another corporation, partnership joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such director or officer acted in good faith and in a manner such director or officer reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.
Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper.
Section 145(c) provides that to the extent a present or former director or officer of a corporation has been successful on the merits or in the defense of any action, suit or proceeding referred to above, or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.
Certificate of Incorporation and Bylaws.   Article VII of Alerus’ certificate of incorporation and Section 6.2 of Alerus’ bylaws provide that, subject to the limits of applicable federal banking laws and regulations, the present and former directors and officers of Alerus shall be indemnified by Alerus to the fullest extent permitted by the DGCL. Section 6.4 of Alerus’ bylaws provides that, subject to the limits of applicable federal banking laws and regulations, Alerus is required to advance certain expenses (including attorneys’ fees) to its current and former directors and officers arising from any pending or threatened action, suit or proceeding related to such officer’s or director’s service to Alerus.
The foregoing description of Alerus’ certificate of incorporation and bylaws is qualified in its entirety by reference to each such document, which are listed as Exhibits 3.1 and 3.2 respectively, hereto.
Liability Insurance.   Alerus maintains directors’ and officers’ liability insurance which covers certain liabilities and expenses of its directors and officers and covers it for reimbursement of payments to its directors and officers in respect of such liabilities and expenses, in each case subject to certain limits and exceptions.

Item 21.
Exhibits and Financial Statement Schedules.

(a)
Exhibits:

Exhibit Number	Description of Exhibit
2.1	Agreement and Plan of Merger, between Alerus Financial Corporation and HMN Financial, Inc. dated as of May 14, 2024 (included as Appendix A to this joint proxy statement/prospectus).†
3.1	Third Amended and Restated Certificate of Incorporation of Alerus Financial Corporation (incorporated herein by reference to Exhibit 3.1 on Form S-1 filed on August 16, 2019).
3.2	Second Amended and Restated Bylaws of Alerus Financial Corporation (incorporated herein by reference to Exhibit 3.2 on Form S-1 filed on August 16, 2019).
4.1	Description of Capital Stock of Alerus Financial Corporation (incorporated herein by reference to Exhibit 4.1 on Form 10-K filed on March 26, 2020).
5.1*	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP as to the validity of the securities being registered.
8.1**	Tax Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP.
8.2**	Tax Opinion of Ballard Spahr LLP.
16.1	Letter of CliftonLarsonAllen LLP, dated December 6, 2022 (incorporated herein by reference to Exhibit 16.1 on Form 8-K filed on December 6, 2022).
21.1	Subsidiaries of Alerus Financial Corporation (incorporated herein by reference to Exhibit 21.1 on Form 10-K filed on March 8, 2024).
23.1*	Consent of CliftonLarsonAllen LLP (Alerus Financial Corporation financial statements).
23.2*	Consent of RSM US LLP (Alerus Financial Corporation financial statements).
23.3*	Consent of CliftonLarsonAllen LLP (HMN Financial, Inc. financial statements).
23.4*	Consent of Baker Tilly US LLP (HMN Financial, Inc. financial statements).
23.5*	Consent of Raymond James & Associates, Inc.
23.6*	Consent of D.A. Davidson & Co.
23.7*	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in Exhibit 5.1).
23.8**	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in Exhibit 8.1).
23.9**	Consent of Ballard Spahr LLP (included in Exhibit 8.2).
24.1*	Powers of Attorney (contained in signature page to this Registration Statement).
99.1*	Form of proxy card of Alerus Financial Corporation.
99.2*	Form of proxy card of HMN Financial, Inc.
99.3*	Consent of Jeffrey Bolton to be named as a director of Alerus Financial Corporation.
99.4	Voting and Support Agreement, by and among Alerus Financial Corporation and the directors and officers of HMN Financial, Inc. identified therein, dated May 14, 2024 (incorporated herein by reference to Exhibit 10.1 on Form 8-K filed on May 15, 2024).
99.5	Voting and Support Agreement, by and among HMN Financial, Inc. and the directors and officers of Alerus Financial Corporation identified therein, dated May 14, 2024 (incorporated herein by reference to Exhibit 10.2 on Form 8-K filed on May 15, 2024).
107*	Filing Fee Table.

†
Certain schedules and attachments to the merger agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. Alerus Financial Corporation agrees to furnish a supplemental copy of any omitted schedule or attachment to the SEC upon request.

*
Filed herewith.

**
To be filed by amendment.

Item 22:
Undertakings.

(a)   The undersigned registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)   (1)   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer/registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)   The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(d)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(e)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(f)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Forks, State of North Dakota, on this 15th day of July, 2024.
ALERUS FINANCIAL CORPORATION
By:
/s/ Katie A. Lorenson

Katie A. Lorenson
President and Chief Executive Officer
POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Katie A. Lorenson, his or her true and lawful attorney-in-fact and agent, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents as his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.
Name	Title	Date
/s/ Katie A. Lorenson Katie A. Lorenson	Director, President and Chief Executive Officer (principal executive officer)	July 15, 2024
/s/ Alan A. Villalon Alan A. Villalon	Executive Vice President and Chief Financial Officer (principal financial officer)	July 15, 2024
/s/ Kari A. Koob Kari A. Koob	Director of Accounting (principal accounting officer)	July 15, 2024
/s/ Daniel E. Coughlin Daniel E. Coughlin	Director	July 15, 2024
/s/ Janet O. Estep Janet O. Estep	Director	July 15, 2024
/s/ Randy L. Newman Randy L. Newman	Director	July 15, 2024
/s/ Nikki Sorum Nikki Sorum	Director	July 15, 2024
/s/ Galen G. Vetter Galen G. Vetter	Director	July 15, 2024

Name	Title	Date
/s/ Mary E. Zimmer Mary E. Zimmer	Director	July 15, 2024
/s/ John Uribe John Uribe	Director	July 15, 2024